As filed with the Securities and Exchange Commission on December 4, 2015

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERIS BANCORP

(Exact name of Registrant as specified in its charter)

Georgia	6022	58-1456434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ameris Bancorp 310 First St., S.E. Moultrie, Georgia 31768 (229) 890-1111	Mr. Edwin W. Hortman, Jr. Chief Executive Officer Ameris Bancorp 310 First St., S.E. Moultrie, Georgia 31768 (229) 890-1111
(Address, including ZIP code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPIES TO:

Lori A. Gelchion, Esq. Jody L. Spencer, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, NE Atlanta, Georgia 30303 (404) 522-4700 (404) 525-2224 (facsimile)	John P. Greeley, Esq. Smith Mackinnon, PA 255 South Orange Avenue Suite 1200 Orlando, Florida 32801 (407) 843-7300 (407) 843-2448 (facsimile)	Hannah T. Frank, Esq. Nova D. Harb, Esq. McGuireWoods LLP 50 North Laura Street Suite 3300 Jacksonville, Florida 32202 (904) 798-2639 (904) 798-3260 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer   ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $1.00 par value	2,605,940	N/A	$62,976,891.32	$6,341.77

(1)	The number of shares of the Registrant’s common stock being registered hereunder is based upon the anticipated number of such shares required to consummate the proposed merger of Jacksonville Bancorp, Inc. (“JAXB”) into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)	Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(f)(1), 457(f)(2) and 457(c) of the Securities Act, based on the sum of: (i) the market value of the shares of JAXB’s voting common stock expected to be exchanged for the Registrant’s common stock in connection with the merger, as established by the average of the high and low sales prices of JAXB’s voting common stock on the NASDAQ Capital Market on November 27, 2015 of $18.55; plus (ii) the book value of the shares of JAXB’s nonvoting common stock expected to be exchanged for the Registrant’s common stock in connection with the merger.

(3)	Computed pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) of the Securities Act, based on a rate of $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Ameris Bancorp may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Ameris Bancorp is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION DATED DECEMBER 4, 2015

Dear Shareholder of Jacksonville Bancorp, Inc.:

These materials are a proxy statement of Jacksonville Bancorp, Inc. (“JAXB”) and a prospectus of Ameris Bancorp (“ABCB”). They are being furnished to you in connection with the notice of special meeting of JAXB shareholders to be held on [        ]. At the special meeting of JAXB shareholders, you will be asked to vote on the following matters:

(i) a proposal to approve the merger agreement between ABCB and JAXB, and the transactions contemplated in the merger agreement including, among other things, the merger of JAXB with and into ABCB with ABCB surviving the merger (the “merger proposal”);

(ii) a proposal to approve the amendment of JAXB’s articles of incorporation as described in this proxy statement/prospectus (the “charter amendment”);

(iii) a proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of JAXB may receive under existing agreements or arrangements with JAXB in connection with the merger (the “merger-related compensation proposal”); and

(iv) a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger proposal or the charter amendment (the “adjournment proposal”).

As of [        ], the record date for the special meeting, there were [        ] shares of JAXB voting common stock, and [        ] shares of JAXB nonvoting common stock (which we refer to together as the “JAXB common stock”), outstanding and entitled to vote at the special meeting.

Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, each voting as a separate class. Approval of the charter amendment requires that: (i) the votes cast for the proposal by the holders of JAXB voting common stock exceed the votes cast against such proposal by the holders of JAXB voting common stock; and (ii) the votes cast for the proposal by the holders of JAXB nonvoting common stock exceed the votes cast against such proposal by the holders of JAXB nonvoting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal by the holders of JAXB voting common stock exceeds the number of votes cast against the proposal by the holders of the JAXB voting common stock. The adjournment proposal will be approved if the votes cast for that proposal by the holders of JAXB voting common stock and the holders of JAXB nonvoting common stock, voting together as a single group, exceed the votes cast against such proposal by the holders of JAXB voting common stock and the holders of the JAXB nonvoting common stock. In addition, approval of the merger proposal is cross-conditioned upon approval of the charter amendment. In other words, if JAXB shareholders do not approve the merger proposal, the charter amendment will fail; likewise, if JAXB shareholders do not approve the charter amendment, the merger proposal will also fail.

Subject to the election and adjustment procedures described in this proxy statement/prospectus, if the merger proposal and the charter amendment are approved, and the merger is completed, then holders of JAXB common stock will be entitled to receive, in exchange for each share of JAXB common stock, per share merger consideration equal to either: (i) 0.5861 shares of ABCB common stock, or (ii) $16.50 in cash, without interest; provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock. The completion of the merger is subject to a price floor which, if reached prior to the completion of the merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the merger being terminated. As of December 2, 2015, the most recent practicable date prior to the filing of this proxy statement/prospectus, and assuming no exercise or settlement of JAXB equity awards prior to the merger and no adjustment to the merger consideration paid by ABCB, the value of the aggregate merger consideration is approximately $111.05 million and 2,547,901 shares of ABCB common stock would be issued to JAXB shareholders upon completion of the merger.

The ABCB common stock trades on the NASDAQ Global Select Market under the ticker symbol “ABCB”. The JAXB voting common stock trades on the NASDAQ Capital Market under the ticker symbol “JAXB”. On December 2, 2015, the closing price of the ABCB common stock and the JAXB voting common stock was $34.20 per share and $18.80 per share, respectively. The JAXB nonvoting common stock is not listed or traded on any established securities exchange or quotation system.

The accompanying materials contain information regarding the merger proposal and the charter amendment as well as the other matters to be acted upon. We encourage you to read the entire document carefully, including “Risk Factors” section beginning on page 33, for a discussion of the risks related to the proposed merger and charter amendment.

Sincerely,

Donald F. Glisson, Jr.

Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THIS PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [                    ] and is first being mailed to JAXB shareholders on or about [        ].

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder of Jacksonville Bancorp, Inc.:

You are cordially invited to attend a special meeting of shareholders of Jacksonville Bancorp, Inc., a Florida corporation (“JAXB”). The special meeting will be held on [                    ], at [        ] local time, at [        ], to consider and vote upon the following matters:

1.	A proposal for holders of JAXB common stock, $0.01 par value per share (the “JAXB voting common stock”), and JAXB nonvoting common stock, $0.01 par value per share (the “JAXB nonvoting common stock”), to approve the Agreement and Plan of Merger, dated as of September 30, 2015, as it may be amended from time to time, by and between Ameris Bancorp, a Georgia corporation (“ABCB”), and JAXB (the “merger agreement”), and the transactions contemplated in the merger agreement including, among other things, the merger of JAXB with and into ABCB with ABCB surviving the merger (the “merger”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We sometimes call this proposal the “merger proposal”.

2.	A proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve an amendment to JAXB’s articles of incorporation to eliminate the right, as it relates to the merger, of holders of JAXB nonvoting common stock to elect to receive nonvoting securities of ABCB (the “charter amendment”). A copy of the charter amendment is attached to this proxy statement/prospectus as Annex B.

3	A proposal for holders of JAXB voting common stock to approve, on a non-binding advisory basis, the compensation that certain executive officers of JAXB may receive under existing agreements or arrangements with JAXB in connection with the merger (the “merger-related compensation proposal”).

4.	A proposal for holders of JAXB voting common stock and JAXB nonvoting common stock (voting together as a group) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment (the “adjournment proposal”).

In this proxy statement/prospectus, we refer to the JAXB voting common stock and the JAXB nonvoting common stock together as the “JAXB common stock.”

The record date for the special meeting is [        ] (the “record date”). Only shareholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting in person. Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, each voting as a separate class. The charter amendment will be approved if: (i) the votes cast for the proposal by the holders of JAXB voting common stock exceed the votes cast against such proposal by the holders of JAXB voting common stock; and (ii) the votes cast for the proposal by the holders of JAXB nonvoting common stock exceed the votes cast against such proposal by the holders of JAXB nonvoting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal by the holders of JAXB voting common stock exceeds the number of votes cast against the proposal by the holders of JAXB voting common stock. The adjournment proposal will be approved if the votes cast for the proposal by the holders of JAXB voting common stock and the holders JAXB nonvoting common stock, voting together as a single group, exceed the votes cast against such proposal by the holders of JAXB voting common stock and the holders of the JAXB nonvoting common stock. In addition, approval of the merger proposal is cross-conditioned upon approval of the charter amendment. In other words, if JAXB shareholders do not approve the merger proposal, the charter amendment will fail; likewise, if JAXB shareholders do not approve the charter amendment, the merger proposal will also fail.

Holders of JAXB common stock are entitled to appraisal rights in connection with the merger and to obtain payment in cash of the appraised fair value of their shares of JAXB common stock under applicable provisions of the Florida Business Corporation Act (the “FBCA”). In order for a holder of JAXB common stock to exercise his, her or its appraisal rights, such holder must carefully follow the procedure set forth in the FBCA. A copy of the applicable statutory provisions of the FBCA is included as Annex E to the accompanying proxy statement/prospectus, and a summary of these provisions can be found under the section entitled “Appraisal Rights of JAXB Shareholders” beginning on page 187 of this proxy statement/prospectus.

JAXB’s board of directors has unanimously approved each of the merger proposal, the charter amendment, the merger-related compensation proposal and the adjournment proposal, and has determined that the merger agreement and the transactions contemplated thereby, including the merger and the merger consideration, and the charter amendment are in the best interests of JAXB and its shareholders. JAXB’s board of directors unanimously recommends that JAXB shareholders vote “FOR” the merger proposal, “FOR” the proposal to approve the charter amendment, “FOR” the non-binding proposal to approve the merger related compensation and “FOR” the adjournment proposal. In considering the recommendation of JAXB’s board of directors, you should be aware that certain directors and executive officers of JAXB will have interests in the merger that may be different from, or in addition to, the interests of JAXB shareholders generally. See the section entitled “Interests of JAXB’s Directors and Executive Officers in the Merger” beginning on page 95 of this proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of JAXB common stock that you own. We cannot complete the merger unless JAXB’s shareholders approve the merger proposal and the charter amendment.

Even if you plan to attend the special meeting in person, JAXB requests that you vote your shares promptly by telephone, by Internet or by mail prior to the special meeting to ensure that your shares of JAXB common stock will be represented at the special meeting if you are unable to attend. If you vote by mail, please complete, sign, date and return the enclosed proxy card(s) in the accompanying prepaid reply envelope as promptly as possible. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, then your shares of JAXB common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger proposal but will have no effect on the outcome of the vote on the charter amendment, the merger-related compensation proposal or the adjournment proposal.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES IMMEDIATELY BY TELEPHONE, BY INTERNET OR BY MAIL. IF YOU VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD(S) IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Kendall L. Spencer
President & Chief Executive Officer

Jacksonville, Florida

Dated: [                    ]

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

WHERE YOU CAN FIND MORE INFORMATION

Both ABCB and JAXB are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that either ABCB or JAXB files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. ABCB’s filings are also available free of charge at ABCB’s website at https://www.amerisbank.com/ under the heading “Investor Relations” and then under the heading “SEC Filings”, and JAXB’s filings are also available free of charge at JAXB’s website at https://www.jaxbank.com/ under the heading “Investor Relations” and then under the heading “SEC Filings”. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites or filed with the SEC is not part of this proxy statement/prospectus.

ABCB has filed a registration statement on Form S-4 (which we refer to as the “registration statement”) of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference documents that ABCB has previously filed, and that ABCB may file through the date of the special meeting, with the SEC. They contain important information about ABCB and its financial condition. For further information, see the section entitled “Incorporation of Certain ABCB Documents by Reference” beginning on page 191 of this proxy statement/prospectus. These documents are available without charge to you upon written or oral request directed to:

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

Attn: Corporate Secretary, Ameris Bancorp

Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
Telephone: (904) 421-3040
Attn: Corporate Secretary, Jacksonville Bancorp, Inc.

In order for you to receive timely delivery of the documents in advance of the special meeting of JAXB shareholders to be held on [                    ], you must request the information no later than five (5) business days prior to the date of the special meeting, by [        ].

i

Annex A	Agreement and Plan of Merger, dated as of September 30, 2015, by and between Ameris Bancorp and Jacksonville Bancorp, Inc.

Annex B	Articles of Amendment to Amended and Restated Articles of Incorporation of Jacksonville Bancorp, Inc.

Annex C	Voting and Support Agreement executed by certain JAXB shareholders

Annex D	Opinion of Hovde Group, LLC

Annex E	Florida Business Corporations Act, Sections 607.1301 through 607.1333

QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL, THE CHARTER AMENDMENT, THE MERGER-RELATED COMPENSATION PROPOSAL AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger proposal, the charter amendment, the merger-related compensation proposal and the special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

General

Q:	Why am I receiving this proxy statement/prospectus and proxy card(s)?

A:	ABCB and JAXB have entered into a merger agreement that provides for the merger of JAXB with and into ABCB with ABCB being the surviving entity. The terms of the merger and the merger agreement are described in this proxy statement/prospectus. Immediately following the merger, The Jacksonville Bank, JAXB’s banking subsidiary, will merge with and into ABCB’s banking subsidiary, Ameris Bank, with Ameris Bank being the surviving entity (which we refer to as the “bank merger”). In order for us to complete the transactions contemplated by the merger agreement, we need approvals by the banking regulators of ABCB and Ameris Bank and the approval of the merger proposal and the charter amendment by JAXB shareholders.

This proxy statement/prospectus includes important information about the merger proposal, the merger and the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, the charter amendment, a copy of which is attached as Annex B to this proxy statement/prospectus, the merger-related compensation proposal and the special meeting. JAXB shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q:	What am I being asked to vote on at the special meeting?

A:	JAXB is holding the special meeting to ask its shareholders to consider and vote upon four matters:

(i)

the merger proposal to approve the merger agreement and the transactions contemplated in the merger agreement including, among other things, the merger of JAXB with and into ABCB with ABCB remaining as the surviving entity,

(ii)	a proposal to approve the charter amendment,

(iii)

the merger-related compensation proposal to approve, on a non-binding advisory basis, compensation that certain executive officers of JAXB may receive under existing agreements or arrangements with JAXB in connection with the merger, and

(iv)	the adjournment proposal to grant authority to proxy holders to vote in favor of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment.

Q:	What is the vote required to approve each proposal at the JAXB special meeting?

A:	The following is the required vote to approve each proposal:

•	The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, each voting as a separate class.

•	The charter amendment will be approved if: (i) the votes cast for the proposal by the holders of JAXB voting common stock exceed the votes cast against such proposal by the holders of JAXB voting common stock; and (ii) the votes cast for the proposal by the holders of JAXB nonvoting common stock exceed the votes cast against such proposal by the holders of JAXB nonvoting common stock.

•	Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal by the holders of JAXB voting common stock exceeds the number of votes cast against the proposal by the holders of JAXB voting common stock.

•	The adjournment proposal will be approved if the votes cast for the proposal by the holders of JAXB voting common stock and the holders JAXB nonvoting common stock, voting together as a single group, exceed the votes cast against such proposal by the holders of JAXB voting common stock and the holders of the JAXB nonvoting common stock.

In addition, approval of the merger proposal is cross-conditioned upon approval of the charter amendment. In other words, if JAXB shareholders do not approve the merger proposal, the charter amendment will fail; likewise, if JAXB shareholders do not approve the charter amendment, the merger proposal will also fail.

Shareholders holding approximately [   ]% of the outstanding shares of JAXB voting common stock and [   ]% of the outstanding shares of JAXB nonvoting common stock as of the record date have agreed to vote for approval of the merger proposal, the charter amendment and the adjournment proposal, subject to certain exceptions. See the section entitled “The Merger Agreement—Voting and Support Agreement” which begins on page 93 of this proxy statement/prospectus.

Q.	Does my vote matter?

A.	Yes. Because the affirmative vote required to approve the merger proposal is based upon the total number of outstanding shares of JAXB voting common stock and JAXB nonvoting common stock, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, then this will have the same effect as a vote “AGAINST” the approval of the merger proposal.

As to the charter amendment proposal, the merger-related compensation proposal or the adjournment proposal, if your shares of JAXB voting common stock or JAXB nonvoting common stock are present at the special meeting but are not voted on a proposal, or if you vote to abstain on a proposal, then there will be no effect on the outcome of the vote on that proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of JAXB voting common stock or JAXB nonvoting common stock in favor of the proposal, then your shares of JAXB voting common stock or JAXB nonvoting common stock, as applicable, will not be voted, but this will not have an effect on the outcome of the vote on the charter amendment proposal, the merger-related compensation proposal or the adjournment proposal, except to the extent it results in there being insufficient shares present at the special meeting to establish a quorum.

See the section entitled “Information About the Special Meeting – Record Date and Quorum” beginning on page 48 of this proxy statement/prospectus.

Q:	How does JAXB’s board of directors recommend that I vote at the special meeting?

A:	JAXB’s board of directors unanimously recommends that JAXB shareholders vote:

•	“FOR” the approval of the merger proposal,
•	“FOR” the approval of the charter amendment,
•	“FOR” the approval, on a non-binding basis, of the merger-related compensation, and
•	“FOR” the approval of the adjournment proposal.

See the section entitled “Proposal 1—The Merger Proposal—JAXB’s Reasons for the Merger; Recommendation of JAXB’s Board of Directors” beginning on page 58 of this proxy statement/prospectus.

Q:	Are there any voting agreements in place with JAXB shareholders?

A:	Yes. In connection with the merger agreement, ABCB and JAXB entered into a Voting and Support Agreement with certain JAXB shareholders (which we refer to as the “Voting and Support Agreement”) under which these shareholders have agreed to vote their shares of JAXB common stock in favor of the merger proposal, the charter amendment and the adjournment proposal and against any action or agreement that would be reasonably likely to impair the ability of ABCB or JAXB to complete the merger, or that would otherwise prevent, impede or delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal without regard to the terms of such proposal, in each case subject to the terms and conditions of the Voting and Support Agreement. As of the record date, the Voting and Support Agreement covered approximately [ ] shares of JAXB voting common stock and [ ] shares of JAXB nonvoting common stock, or approximately [ ]% of the outstanding shares of JAXB voting common stock and [ ]% of the outstanding shares of JAXB nonvoting common stock, respectively. A copy of the Voting and Support Agreement is attached as Annex C to this proxy statement/prospectus.

Merger Proposal

Q:	What will I receive if the merger is completed?

A:	Unless adjusted pursuant to the terms of the merger agreement, each share of JAXB common stock issued and outstanding immediately prior to the completion of the merger (other than shares held in treasury by JAXB and shares held by ABCB or by any wholly-owned subsidiary of ABCB or JAXB (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, JAXB or any wholly owned subsidiary of ABCB or JAXB in respect of a debt previously contracted), which we refer to as “excluded shares”, and shares held by JAXB shareholders who properly demand appraisal rights under Sections 607.1301 to 607.1333 of the FBCA) will be converted into the right to receive either:

•	0.5861 shares (which we refer to as the “exchange ratio”) of ABCB common stock (which we refer to as the “per share stock consideration”), or

•	$16.50 in cash, without interest (which we refer to as the “per share cash consideration”).

Notwithstanding the foregoing, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock. Cash will be paid in lieu of fractional shares. We refer to the per share cash consideration, together with the per share stock consideration and any cash in lieu of fractional shares issuable in respect of outstanding JAXB common stock, collectively, as the “merger consideration.” See “What happens if I am eligible to receive a fraction of a share of ABCB common stock as part of the per share merger consideration?” below and the section entitled “The Merger Agreement—Effective Time, Effects of the Merger; Organizational Documents of the Surviving Corporation; Directors and Officers—Effects of the Merger on JAXB Common Stock” beginning on page 73 of this proxy statement/prospectus.

Q:	May the merger consideration be adjusted?

A:	The completion of the merger is subject to a price floor which, if reached prior to the completion of the merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the merger being terminated. See the section entitled “The Merger Agreement—Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 90 of this proxy statement/prospectus.

Also, if after the date of the merger agreement and at or prior to the effective time of the merger (the “effective time”), the outstanding shares of ABCB common stock or JAXB common stock are changed into a different number of shares or type of securities by reason of any reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of ABCB common stock or JAXB common stock with a record date during such period, or if any similar event occurs, then the per share stock consideration and the per share cash consideration will be adjusted to provide the holders thereof the same economic effect as contemplated by the merger agreement.

Q:	What is the value of the per share merger consideration?

A:	Because the per share stock consideration consists of ABCB common stock payable at a fixed exchange ratio for JAXB common stock (assuming no adjustment to the merger consideration as described above) and the market value of the ABCB common stock changes daily, the value of the per share stock consideration will fluctuate. Accordingly, it is not possible to determine the price of ABCB common stock or the value of the per share stock consideration when the merger becomes effective or when shares ABCB common stock are delivered to the former shareholders of JAXB entitled to receive the per share stock consideration for their shares of JAXB common stock. As an illustration, assuming the merger had been completed on September 30, 2015, the date the merger agreement was executed, and assuming an exchange ratio of 0.5861, the per share stock consideration would be valued at approximately $16.85, based on the closing price of ABCB common stock of $28.75 on that date. However, assuming the merger had been completed on [ ], 2015, the most recent date available before these materials were mailed, the per share stock consideration would be valued at approximately $[ ], based on the closing price of ABCB common stock of $[ ] on that date. The value of the per share cash consideration is fixed at $16.50 in cash, without interest.

Q:	What happens if I am eligible to receive a fraction of a share of ABCB common stock as part of the per share merger consideration?

A:	If the aggregate number of shares of ABCB common stock that you are entitled to receive as part of the per share merger consideration includes a fraction of a share of ABCB common stock, then you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Effective Time, Effects of the Merger; Organizational Documents of the Surviving Corporation; Directors and Officers—Effects of the Merger on JAXB Common Stock” beginning on page 74 of this proxy statement/prospectus.

Q:	What will holders of outstanding JAXB equity awards receive in the merger?

A:	Immediately prior to the effective time, any outstanding JAXB equity awards will fully vest and be cancelled and converted into the right to receive cash, as described below.

Stock Options. Immediately prior to the effective time, each option to purchase shares of JAXB voting common stock granted under the JAXB equity incentive plan that is outstanding (a “JAXB stock option”) will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, an amount in cash, without interest, equal to the product of: (i) the total number of shares of JAXB voting common stock subject to such JAXB stock option multiplied by (ii) the excess, if any, of the (A) “per share equity award consideration” over (B) the per share exercise price for the applicable JAXB stock option, less applicable withholding taxes. Any JAXB stock option that has a per share exercise price that is greater than or equal to the per share equity award consideration will be cancelled for no consideration.

In this proxy statement/prospectus, we refer to:

•	the product of (i) the exchange ratio multiplied by (ii) the average ABCB stock price during the determination period, as the “per share equity consideration”; and

•	the average closing sales price of ABCB common stock during the twenty (20) consecutive full trading days (we refer to such twenty (20) consecutive full trading days as the “determination period”) preceding the later to occur of (we refer to such later date as the “determination date”) (i) the effective date of the last required regulatory approval approving or exempting the merger and (ii) the date of the receipt of the approval of JAXB’s shareholders, as the “average ABCB stock price during the determination period.”

Restricted Stock Unit Awards. Immediately prior to the effective time, each outstanding JAXB restricted stock unit award granted under the JAXB equity incentive plan (a “JAXB restricted stock unit award”) will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the product of: (i) the total number of shares of JAXB voting common stock subject to such JAXB restricted stock unit award (prorated, in the case of any JAXB restricted stock unit award subject to performance-based vesting conditions held by an individual whose employment with JAXB or its subsidiaries has terminated prior to the closing of the merger under circumstances not resulting in forfeiture of the applicable award, based on the number of days such employee was employed by JAXB or its subsidiaries during the applicable performance period) multiplied by (ii) the per share equity award consideration, less applicable withholding taxes.

Q:	What will happen to JAXB as a result of the merger?

A:	If the merger is completed, then JAXB will be merged with and into ABCB, with ABCB surviving the merger as the surviving corporation. As a result of the merger, JAXB will cease to exist, and The Jacksonville Bank, currently a wholly owned subsidiary of JAXB, will become a wholly owned subsidiary of ABCB. In addition, JAXB voting common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act. Immediately following the completion of the merger, The Jacksonville Bank will be merged with and into Ameris Bank, a wholly owned subsidiary of ABCB, with Ameris Bank surviving the bank merger as the surviving bank.

Q:	What equity stake will JAXB shareholders hold in ABCB immediately following the merger?

A:	Based on the number of issued and outstanding shares of ABCB common stock and JAXB common stock as of [ ], and based on an exchange ratio of 0.5861, and giving effect to the proration requirement, holders of shares of JAXB common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately [ ]% of the issued and outstanding shares of ABCB common stock immediately following the closing of the merger.

Q:	When do you expect the merger to be completed?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus, including the approval of the merger proposal and the charter amendment, by JAXB shareholders at the special meeting, ABCB and JAXB expect that the merger will be completed during the first quarter of 2016. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Q:	What are the material United States federal income tax consequences of the merger to JAXB shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the respective obligations of ABCB and JAXB to complete the merger that each of ABCB and JAXB receives a legal opinion to that effect. Accordingly, a JAXB common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the JAXB common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of JAXB common stock surrendered) and (ii) the amount of cash received pursuant to the merger. Further, a JAXB common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of ABCB common stock that the JAXB common shareholder would otherwise be entitled to receive. For further information, see the section entitled “Material United States Federal Income Tax Consequences” beginning on page 161.

The United States federal income tax consequences described above may not apply to all holders of JAXB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	How can I elect to receive either the per share stock consideration or the per share cash consideration?

A:	An “election statement” is being mailed to you with this proxy statement/prospectus. You may indicate a preference to receive the per share stock consideration (which we refer to as a “stock election”) or the per share cash consideration (which we refer to as a “cash election”) for each share of JAXB common stock you own as of the effective time by completing and returning the election statement mailed with this proxy statement/prospectus; provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash (which we refer to as the “cash election maximum”) and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock (which we refer to as the “stock election maximum”). Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the stock election maximum. If your election statement is not received by the exchange agent by the date of the special meeting (or such other time and date as ABCB and JAXB may mutually agree), ABCB will determine whether you will receive the per share stock consideration or the per share cash consideration in completing the prorations necessary to achieve both the cash election maximum and the stock election maximum. JAXB’s board of directors makes no recommendation as to whether you should choose to receive the per share stock consideration or the per share cash consideration for your shares of JAXB common stock. You should consult with your own financial advisor on that decision.

Q:	How will I receive the merger consideration to which I am entitled?

A:	Following the effective time of the merger, if you are a shareholder of record, you will receive a letter of transmittal that will provide instructions on what actions you need to take to receive the merger consideration payable on JAXB shares that you owned prior to the merger. If you hold your shares beneficially through a bank, brokerage firm or other nominee, following the effective time, your bank, brokerage firm or other nominee will receive the ABCB common stock or cash to which you are entitled from the exchange agent. For further information, see the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 76 of this proxy statement/prospectus.

Q:	Will shares of ABCB common stock acquired in the merger receive a dividend?

A:	If you receive the per share stock consideration in the merger, then, after the closing of the merger, as a holder of ABCB common stock you will receive the same dividends on shares of ABCB common stock that all other holders of shares of ABCB common stock will receive with any dividend record date that occurs after the merger is completed.

Former JAXB shareholders who hold JAXB stock certificates or book entry shares will not be entitled to be paid dividends with a record date after the closing of the merger otherwise payable on the shares of ABCB common stock into which their shares of JAXB common stock are exchangeable until they surrender their JAXB stock certificates or book entry shares according to the instructions provided to them.

Any such payment of dividends by ABCB would require approval by ABCB’s board of directors, and ABCB’s board of directors may change ABCB’s dividend policy at any time. See the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 30 for a comparison of the historical dividend practices of ABCB and JAXB.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the per share merger consideration for my shares of JAXB common stock?

A:	Yes. JAXB shareholders have the right to assert appraisal rights and to obtain payment in cash of the fair value of their shares of JAXB common stock instead of receiving the per share merger consideration if they strictly comply with the requirements and procedures set forth in Sections 607.1301 through 607.1333 of the FBCA, a copy of which is included as Annex E to this proxy statement/prospectus. Failure to strictly comply with the requirements and procedures set forth in those sections of the FBCA will result in the loss, termination or waiver of appraisal rights and of the right to obtain payment of the fair value of the shareholders’ JAXB common stock. See the section entitled “Appraisal Rights of JAXB Shareholders” beginning on page 187. This proxy statement/prospectus constitutes notice of appraisal rights pursuant to Section 607.1320 of the FBCA.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of ABCB contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the merger proposal by JAXB shareholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals and expiration or termination of the applicable and all statutory waiting periods in respect thereof, approval of the listing on the NASDAQ of the ABCB common stock to be issued in the merger, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), each party’s readiness to complete the bank merger, ABCB’s and JAXB’s performance of their respective obligations under the merger agreement in all material respects, the approval and effectiveness of the charter amendment, and each of ABCB’s and JAXB’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, ABCB is not obligated to complete the merger if, among other things, appraisal rights are properly demanded for 10% or more of the issued and outstanding shares of JAXB common stock. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, then JAXB shareholders will not receive the merger consideration for their shares of JAXB common stock. Instead, JAXB will remain an independent public company and the JAXB voting common stock will continue to be listed and traded on the NASDAQ Capital Market. Under specified circumstances, JAXB may be required to pay ABCB a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 90 of this proxy statement/prospectus.

Charter Amendment and Merger-Related Compensation Proposal

Q:	Do any of JAXB’s directors or executive officers have interests in the merger that may differ from those of JAXB shareholders?

A:	JAXB’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as JAXB shareholders. The members of JAXB’s board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that JAXB shareholders approve the merger proposal. For a description of these interests, refer to the section entitled “Interests of JAXB’s Directors and Executive Officers in the Merger” beginning on page 95 of this proxy statement/prospectus.

Q:	Why am I being asked to consider and vote on a proposal to amend the charter?

A:	JAXB’s current articles of incorporation provide that, in connection with any merger transaction, the holders of shares of JAXB nonvoting common stock can elect to receive the same consideration received by holders of JAXB voting common stock in the merger transaction or, in lieu of receiving voting securities of the resulting institution, holders of JAXB nonvoting common stock may elect to receive nonvoting shares of the resulting institution. ABCB desires that all shares of ABCB capital stock issued in the merger consist of shares of ABCB common stock having voting rights. Accordingly, the charter amendment eliminates the right of holders of JAXB nonvoting common stock to elect to receive nonvoting securities solely with respect to the merger transaction with ABCB.

Q:	What will happen if JAXB shareholders do not approve the charter amendment?

A:	Approval of the charter amendment is a condition to the closing of the merger. Accordingly, if JAXB shareholders do not approve the charter amendment, then ABCB has the right to terminate the merger agreement and the merger will not be completed. Additionally, because approval of the merger proposal is cross-conditioned upon approval of the charter amendment, if JAXB shareholders do not approve the charter amendment, the merger proposal will also fail.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain JAXB named executive officers in connection with the merger?

A:	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require JAXB to seek an advisory (non-binding) vote with respect to certain payments that may be made to JAXB’s named executive officers in connection with the merger.

Q:	What will happen if JAXB shareholders do not approve the merger-related compensation proposal?

A:	Approval of the compensation payable to the named executive officers of JAXB in connection with the merger is not a prerequisite to completion of the merger. The vote with respect to the compensation payable to named executive officers in the merger is advisory and will not be binding on JAXB (or the combined company that results from the merger) regardless of whether the merger is approved. Accordingly, because the compensation to be paid to the JAXB named executive officers in connection with the merger is contractual, the compensation will be payable if the merger is completed regardless of the outcome of the non-binding, advisory vote.

The Special Meeting

Q:	Who can vote at the special meeting?

A:	All holders of record of JAXB voting common stock and JAXB nonvoting common stock as of the close of business on [ ], the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting as described in this proxy statement/prospectus. Each holder of JAXB voting common stock and JAXB nonvoting common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of JAXB voting common stock and JAXB nonvoting common stock that such holder owned of record as of the record date and on which matter such share is entitled to vote.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], at [ ] local time, at [ ]. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page 48 of this proxy statement/prospectus. If you would like to attend and need directions, please call JAXB at (904) 421-3040.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares of JAXB common stock are registered directly in your name with the transfer agent of JAXB, Broadridge Financial Solutions, Inc., you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote as described in this proxy statement/prospectus, or to grant a proxy for your vote directly to JAXB or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, then you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of JAXB common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of JAXB common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of JAXB common stock. In accordance with the rules of the NASDAQ, banks, brokerage firms and other nominees who hold shares of JAXB common stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the merger proposal, the proposal to approve the charter amendment, the merger-related compensation proposal and the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the approval of the merger proposal, and will not have an effect on the outcome of the vote with respect to the proposal to approve the charter amendment, the merger-related compensation proposal or the adjournment proposal.

Q:	How many votes do I have?

A:	Each JAXB shareholder is entitled to one vote for each share of JAXB voting common stock and JAXB nonvoting common stock held of record as of the record date for each matter on which such share is entitled to vote. As of the close of business on the record date, there were [ ] outstanding shares of JAXB voting common stock and [ ] outstanding shares of JAXB nonvoting common stock.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting. Please also complete and return the election statement mailed with this proxy statement/prospectus according to the instructions provided on such election statement.

Q:	How do I vote?

A:	Shareholder of Record. If you were a shareholder of record on the record date for the special meeting, you may vote your shares of JAXB common stock on the matters to be presented at the special meeting in the following ways:

•	By Telephone— using the toll-free number listed on your proxy card(s);

•	By Internet—at the address provided on your proxy card(s);

•	By Mail— by completing, signing, dating and returning the enclosed proxy card(s) in the accompanying prepaid reply envelope; or

•	In Person—you may attend the special meeting and cast your vote there.

Beneficial Owner. If you were a beneficial owner on the record date for the special meeting, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you were a beneficial owner on the record date for the special meeting and wish to vote in person at the special meeting, then you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	How can I change or revoke my vote?

A:	You have the right to revoke a proxy at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the special meeting and voting in person, or by giving written notice of revocation to JAXB prior to the time the special meeting begins. Written notice of revocation should be mailed to: Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida, 32202, Attention: Corporate Secretary.

Q:	If a shareholder gives a proxy, how are the shares of JAXB common stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card(s) will vote your shares of JAXB common stock in the way that you indicate. When completing your proxy card(s), you may specify whether your shares of JAXB common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card(s) but do not mark the boxes showing how your shares should be voted on a matter, the shares of JAXB common stock represented by your properly signed proxy will be voted “FOR” proposals described in this proxy statement/prospectus on which such shares are entitled to vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you (i) hold shares of JAXB common stock in “street name” and also directly as a record holder or otherwise (ii) hold shares of JAXB common stock in more than one brokerage account or (iii) if you hold shares of both JAXB common stock and JAXB nonvoting common stock, then you may receive more than one set of voting materials relating to the special meeting. Please vote your shares represented by each proxy card by telephone, by Internet or by completing, signing, dating and returning each proxy card, or otherwise following the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of JAXB common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	What happens if I sell my shares of JAXB common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of JAXB common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration for each of your shares of JAXB common stock, you must hold your shares at the effective time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	JAXB’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. JAXB also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of JAXB common stock.

Q:	Should I send in my stock certificates now?

A:	No, please do NOT return your stock certificate(s) with your proxy or election statement. If the merger proposal and the charter amendment are approved by JAXB shareholders and the merger is completed, and you are a record holder of JAXB common stock as of the effective time, then you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange each of your shares of JAXB common stock for the per share merger consideration. If your shares of JAXB common stock are held in “street name” through a bank, brokerage firm or other nominee, then you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of JAXB common stock in exchange for the per share merger consideration.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four (4) business days following certification of the final voting results, JAXB will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of JAXB common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card(s), please contact JAXB at:

Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
Telephone: (904) 421-3040
Attention: Valerie A. Kendall

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a JAXB shareholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Incorporation of Certain ABCB Documents by Reference” beginning on page 191 of this proxy statement/prospectus.

The Parties to the Merger (Page 52)

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

Telephone: (904) 421-3040

JAXB, a Florida corporation, is a bank holding company whose business is conducted primarily through The Jacksonville Bank, a Florida-state chartered bank and a wholly-owned subsidiary of JAXB. Through The Jacksonville Bank, JAXB provides a variety of commercial and retail banking services through eight offices in the Jacksonville, Florida metropolitan area, as well as online banking through its virtual branch. JAXB’s product lines include personal and online banking and sweep accounts that may be invested in Goldman Sachs mutual funds, in addition to traditional banking products. JAXB’s loan portfolio includes commercial loans, real estate mortgage loans and consumer and other types of loans, with a particular emphasis on commercial real estate loans. JAXB has specialized in providing services to small business owners, with a particular focus on professional services, wholesalers, distributors and other service industries. Through Fountain Financial, Inc., a subsidiary of The Jacksonville Bank, JAXB serves the investment and insurance needs of bank customers.

JAXB was incorporated on October 24, 1997 as a Florida corporation. At September 30, 2015, JAXB had approximately $505.3 million in total assets, $386.9 million in total loans (net of allowance for loan losses), $433.0 million in total deposits and shareholders’ equity of $42.1 million. Deposits with The Jacksonville Bank are insured, up to applicable limits, by the Federal Deposit Insurance Corporation (the “FDIC”).

The JAXB voting common stock is currently listed on the NASDAQ Capital Market under the symbol “JAXB.” The JAXB nonvoting common stock is not listed or traded on any established securities exchange or quotation system.

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

ABCB, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly-owned subsidiary of ABCB. As a bank holding company, ABCB performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

ABCB is headquartered in Moultrie, Georgia, and, through Ameris Bank, provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in ABCB’s business areas with autonomy but do so as one bank, leveraging ABCB’s favorable geographic footprint in an effort to acquire more customers.

ABCB was incorporated on December 18, 1980 as a Georgia corporation. ABCB operates 117 domestic banking offices with no foreign activities. At September 30, 2015, ABCB had approximately $5.2 billion in total assets, $3.6 billion in total loans (net of allowance for loan losses), $4.5 billion in total deposits and stockholders’ equity of $502.3 million. Deposits with Ameris Bank are insured, up to applicable limits, by the FDIC.

The ABCB common stock is listed on the NASDAQ Global Select Market under the symbol “ABCB.”

The Merger and the Merger Agreement

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Pursuant to the merger agreement, JAXB will merge with and into ABCB with ABCB surviving the merger as the surviving corporation. Immediately thereafter, The Jacksonville Bank, JAXB’s banking subsidiary, will merge with and into ABCB’s banking subsidiary, Ameris Bank, with Ameris Bank continuing as the surviving entity.

Per Share Merger Consideration; Merger Consideration Adjustment (Pages 75 and 90)

Unless adjusted pursuant to the terms of the merger agreement, each share of JAXB common stock issued and outstanding immediately prior to the completion of the merger (other than excluded shares and shares held by shareholders who properly demand appraisal rights under Sections 607.1301 to 607.1333 of the FBCA) will be converted into the right to receive either:

•	0.5861 shares of ABCB common stock, or

•	$16.50 in cash, without interest.

Notwithstanding the foregoing, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock. Cash will be paid in lieu of fractional shares.

The completion of the merger is subject to a price floor which, if reached prior to the completion of the merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the merger being terminated.

Also, if after the date of the merger agreement and at or prior to the effective time, the outstanding shares of ABCB common stock or JAXB common stock are changed into a different number of shares or type of securities by reason of any reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of ABCB common stock or JAXB common stock with a record date during such period, or if any similar event occurs, then the per share stock consideration and the per share cash consideration will be adjusted to provide the holders thereof the same economic effect as contemplated by the merger agreement.

Treatment of JAXB Outstanding Equity Awards (Page 77)

Treatment of JAXB Stock Options

Immediately prior to the effective time, each JAXB stock option that is outstanding will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the product of: (i) the total number of shares of JAXB voting common stock subject to such JAXB stock option multiplied by (ii) the excess, if any, of (A) the per share equity award consideration over (B) the per share exercise price for the applicable JAXB stock option, less applicable withholding taxes. Any JAXB stock option that has a per share exercise price that is greater than or equal to the per share equity award consideration will be cancelled for no consideration.

Treatment of JAXB Restricted Stock Unit Awards

Immediately prior to the effective time, each outstanding JAXB restricted stock unit award will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the product of: (i) the total number of shares of JAXB voting common stock subject to such JAXB restricted stock unit award (prorated, in the case of any JAXB restricted stock unit award subject to performance-based vesting conditions held by an individual whose employment with JAXB or its subsidiaries has terminated prior to the closing of the merger under circumstances not resulting in forfeiture of the applicable award, based on the number of days such employee was employed by JAXB or its subsidiaries during the applicable performance period) multiplied by (ii) the per share equity award consideration, less applicable withholding taxes.

JAXB’s Reasons for the Merger; Recommendation of JAXB’s Board of Directors (Page 58)

JAXB’s board of directors unanimously recommends that JAXB shareholders vote “FOR” the merger proposal, “FOR” the approval of the charter amendment, “FOR” the proposal to approve (on a non-binding, advisory basis) the merger-related consideration and “FOR” approval of the adjournment proposal.

Opinion of JAXB’s Financial Advisor (Page 62)

On September 30, 2015, Hovde Group, LLC, which we refer to as “Hovde,” JAXB’s financial advisor in connection with the merger, rendered a written opinion to JAXB’s board of directors to the effect that, as of such date and subject to and based on the qualifications and assumptions set forth in its written opinion, the merger consideration to be paid in connection with the merger is fair, from a financial point of view, to JAXB shareholders.

The full text of Hovde’s opinion, dated September 30, 2015, is attached as Annex D to this proxy statement/prospectus. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde in rendering its opinion.

Hovde’s opinion is addressed to JAXB’s board of directors and the opinion is not a recommendation as to how any JAXB shareholder should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.

The opinion addresses only the fairness, from a financial point of view, of the merger consideration to be paid in connection with the merger to JAXB shareholders, and does not address the underlying business decision of JAXB to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to JAXB.

Information About the Special Meeting (Page 48)

Time, Place and Purpose of the Special Meeting (Page 48)

The special meeting will be held on [                ], at [        ] local time, at [        ]. At the special meeting, JAXB shareholders will be asked to consider and vote upon: (i) a proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve the merger agreement and the transactions contemplated in the merger agreement including, among other things, the merger of JAXB with and into ABCB with ABCB surviving the merger; (ii) a proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve the charter amendment; (iii) a proposal for holders of JAXB voting common stock to approve, on a non-binding advisory basis, the compensation that certain executive officers of JAXB may receive under existing agreements or arrangements with JAXB in connection with the merger; and (iv) a proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment.

Record Date and Quorum (Page 48)

You are entitled to receive notice of, and to vote at, the special meeting if you were an owner of record of shares of JAXB voting common stock or JAXB nonvoting common stock as of the close of business on [                    ], the record date. On the record date, there were [        ] shares of JAXB voting common stock outstanding and entitled to vote and [                    ] shares of JAXB nonvoting common stock outstanding and entitled to vote. You will have one vote on each matter properly brought before the special meeting for each share of JAXB voting common stock and JAXB nonvoting common stock that you owned on the record date and on which matter such share is entitled to vote.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of JAXB voting common stock and a majority of all of the outstanding shares of JAXB nonvoting common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Vote Required (Page 48)

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, each voting as a separate class. The charter amendment will be approved if: (i) the votes cast for the proposal by the holders of JAXB voting common stock exceed the votes cast against such proposal by the holders of JAXB voting common stock; and (ii) the votes cast for the proposal by the holders of JAXB nonvoting common stock exceed the votes cast against such proposal by the holders of JAXB nonvoting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal by the holders of JAXB voting common stock exceeds the number of votes cast against the proposal by the holders of JAXB voting common stock. The adjournment proposal will be approved if the votes cast for the proposal by the holders of JAXB voting common stock and the holders of JAXB nonvoting common stock, voting together as a single group, exceed the votes cast against such proposal by the holders of JAXB voting common stock and the holders of the JAXB nonvoting common stock. In addition, approval of the merger proposal is cross-conditioned upon approval of the charter amendment. In other words, if JAXB shareholders do not approve the merger proposal, the charter amendment will fail; likewise, if JAXB shareholders do not approve the charter amendment, the merger proposal will also fail. Votes to abstain will not be counted as votes cast in favor of the approval of the merger proposal, the charter amendment, the merger-related compensation or adjournment, but will count for the purpose of determining whether a quorum is present.

If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, then your shares of JAXB common stock will not be voted on the approval of the merger proposal, which will have the same effect as a vote “AGAINST” the approval of the merger proposal, and your shares of JAXB common stock will not be voted on the approval of the charter amendment, the merger-related compensation or the adjournment proposal, but will not affect the outcome of the vote on these proposals.

As of the record date, the directors and executive officers of JAXB and their affiliates beneficially owned and were entitled to vote approximately [        ] shares of JAXB voting common stock representing approximately [        ]% of the shares of JAXB voting common stock outstanding on that date and [        ] shares of JAXB nonvoting common stock representing approximately [        ]% of the shares of JAXB nonvoting common stock outstanding on that date. JAXB and ABCB have entered into a Voting and Support Agreement with certain shareholders of JAXB pursuant to which these shareholders have agreed, solely in their capacity as shareholders of JAXB, to vote their shares of JAXB voting common stock and JAXB nonvoting common stock in favor of the merger proposal, in favor of the charter amendment, and in favor of the adjournment proposal, subject to certain exceptions and among other things. A copy of the Voting and Support Agreement is attached as Annex C to this proxy statement/prospectus.

Proxies and Revocations (Page 50)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, by Internet or by returning the enclosed proxy card(s) in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of JAXB common stock are beneficially held in “street name” through a bank, brokerage firm or other nominee, then you should instruct your bank, brokerage firm or other nominee on how to vote your shares of JAXB common stock using the instructions provided by your bank, brokerage firm or other nominee.

If you are a shareholder of record, you have the right to revoke a proxy at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the special meeting and voting in person, or by giving written notice of revocation to JAXB prior to the time the special meeting begins. Written notice of revocation should be mailed to: Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida, 32202, Attention: Corporate Secretary. If your shares of JAXB common stock are beneficially held in “street name” through a bank, brokerage firm or other nominee, then you must follow the instructions of your bank, brokerage firm or other nominee to revoke or change your prior voting instructions.

Interests of JAXB’s Directors and Executive Officers in the Merger (Page 95)

Directors and executive officers of JAXB have interests in the merger that are different from, or in addition to, their interests as JAXB shareholders. These interests include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, change in control severance benefits and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. JAXB’s board of directors was aware of and considered those interests, among other matters, in reaching its decisions to: (i) approve the merger proposal; (ii) adopt the charter amendment; and (iii) resolve to recommend the approval of the merger proposal and the charter amendment to JAXB shareholders.

Regulatory Approvals (Page 70)

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the bank merger must be approved by the FDIC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. In addition, the Georgia Department of Banking and Finance must also approve the merger and the bank merger.

Once the Federal Reserve approves the merger, we must wait for up to thirty (30) days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, then the merger may be completed on or after the 15th day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the FDIC, we must wait for up to thirty (30) days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the FDIC to do so, the bank merger may be completed on or after the 15th day after approval from the FDIC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. We make no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. We make no assurance that the regulatory approvals can be obtained without taking any action or agreeing to any condition or restriction that would: (i) reasonably be expected to result in ABCB or Ameris Bank becoming subject to any cease-and-desist order, regulatory agreement or formal or informal enforcement action by any governmental authority; or (ii) reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. It is a condition to ABCB’s obligation to complete the merger that no such regulatory condition be imposed.

Appraisal Rights of JAXB Shareholders (Page 187)

Holders of shares of JAXB common stock have the right to assert appraisal rights and to obtain payment in cash of the fair value of their shares of JAXB common stock instead of receiving the per share merger consideration, if they comply with all of the requirements and procedures set forth in Sections 607.1301 through 607.1333 of the FBCA, including:

•	filing with JAXB, within the time period prescribed in Section 607.1321 of the FBCA and prior to the date of the special meeting, a written notice of the shareholder’s intent to demand payment if the merger is completed, and

•	not voting, or causing or permitting to be voted, in favor of the merger any of the shares of the class or series for which such shareholder is seeking appraisal rights.

Failure by a JAXB shareholder to adhere strictly to the requirements of the appraisal rights provisions of the FBCA may result in the loss, termination or waiver of such shareholder’s appraisal rights. Fair value may be more or less than the value of the merger consideration payable in connection with the merger as provided in the merger agreement. A copy of Sections 607.1301 through 607.1333 of the FBCA is included as Annex E to this proxy statement/prospectus, and a summary of these provisions can be found under “Appraisal Rights of JAXB Shareholders.” This proxy statement/prospectus constitutes notice of appraisal rights pursuant to Section 607.1320 of the FBCA.

If you hold your shares of JAXB common stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, then you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal through your nominee.

In view of the complexity of the procedures specified under the FBCA, JAXB shareholders who wish to pursue appraisal rights should promptly consult their legal, financial and tax advisors.

Conditions to Completion of the Merger (Page 88)

In addition to the approval of the merger proposal and the charter amendment by JAXB shareholders and the receipt of all required regulatory approvals and expiration or termination of the applicable and all statutory waiting periods in respect thereof, each as described above, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions including the effectiveness of the registration statement containing this proxy statement/prospectus, approval of the listing on the NASDAQ of the ABCB common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions, each party’s readiness to complete the bank merger, the filing of articles of amendment effecting the charter amendment with the Department of State of the State of Florida and each of ABCB’s and JAXB’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, ABCB is not obligated to complete the merger if, among other things, appraisal rights are properly demanded for 10% or more of the issued and outstanding shares of JAXB common stock.

Neither JAXB nor ABCB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (Page 84)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, JAXB has agreed not to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expression of interest with respect to, or engage or participate in any discussions or negotiations concerning an alternative acquisition proposal, to furnish a third party with nonpublic information regarding JAXB, or approve, endorse or recommend, or enter into any agreement or arrangement, with respect to any alternative acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that JAXB may participate in discussions or negotiations regarding an alternative acquisition proposal or furnish nonpublic information regarding JAXB in response to an unsolicited bona fide written acquisition proposal, and under specific circumstances, including JAXB’s board of directors’ determination in good faith (in accordance with the merger agreement and after consultation with JAXB’s outside legal counsel and independent financial advisor) that such acquisition proposal is or is reasonably likely to result in a superior proposal, and JAXB’s board of directors’ determination in good faith that its failure to do so would violate its fiduciary duties to JAXB and its shareholders.

No Change in Recommendation or Entry into Acquisition Agreement (Page 85)

The merger agreement requires JAXB’s board of directors to use reasonable best efforts to solicit from JAXB shareholders proxies in favor of approval of the merger agreement and the charter amendment, including by communicating to JAXB shareholders the recommendation of JAXB’s board of directors that they approve the merger agreement and the charter amendment, and to take all other action necessary or advisable to secure the vote or consent of JAXB shareholders required by applicable law to obtain such approvals, but JAXB’s board of directors may withdraw its recommendation for shareholders’ approval of the merger if, and only if: (i) JAXB’s board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited bona fide acquisition proposal that is a superior proposal (and such superior proposal has not been withdrawn); (ii) JAXB’s board of directors determines, in good faith, after consultation with such outside legal counsel, that a failure to accept such superior proposal would, or would be reasonably likely to, result in JAXB’s board of directors breaching its fiduciary duties to JAXB and JAXB shareholders under applicable law; (iii) JAXB’s board of directors provides written notice to ABCB of its receipt of a superior proposal and its intent to withdraw its recommendation, such notice to specify in reasonable detail the material terms and conditions of the superior proposal; (iv) after providing such notice, JAXB negotiates in good faith with ABCB (if requested by ABCB) and provides ABCB a reasonable opportunity to adjust the terms and conditions of the merger agreement as would enable JAXB’s board of directors to proceed without withdrawing its recommendation; and (v) after such period, JAXB’s board of directors again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to withdraw its recommendation would violate its fiduciary duties to JAXB and JAXB shareholders under applicable law. The term “superior proposal” is defined in the section entitled “The Merger Agreement—No Change in Recommendation or Entry into Acquisition Agreement” beginning on page 85 of this proxy statement/prospectus.

Termination Rights and Merger Consideration Adjustment; Termination Fee (Page 90)

Termination Rights; Merger Consideration Adjustment

ABCB and JAXB may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated as follows:

•	by either party if the merger is not completed by June 30, 2016;

•	by either party in the event of a material breach by the other party of its representations and warranties or obligations contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;

•	by either party if final action has been taken by a regulatory agency whose approval is required for the merger or bank merger, which final action has become final and nonappealable and does not approve the merger or bank merger or a governmental authority enacts a law or judgment which would make the merger or the bank merger illegal;

•	by ABCB if JAXB’s board of directors fails to make recommendation to JAXB shareholders to approve the merger agreement and the charter amendment, or JAXB has materially breached its covenant not to solicit acquisition proposals; or

•	if the JAXB shareholders, including the holders of JAXB voting common stock and holders of JAXB nonvoting common stock each acting as a separate voting group, fail to approve the merger agreement or the charter amendment.

In addition, if the average closing price of one share of ABCB common stock during the determination period has declined by more than 15% from its price on September 28, 2015 of $28.11 per share, and ABCB common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then JAXB may terminate the merger agreement unless ABCB increases the exchange ratio or contributes sufficient additional cash consideration (provided that doing so would not prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code) for payment to JAXB shareholders electing to receive ABCB common stock to offset any reduction in the value of the stock consideration attributable to such decline.

Termination Fee

JAXB will be required to pay ABCB a termination fee of approximately $3.8 million, which we refer to as the “termination fee,” if the merger agreement is terminated by ABCB because: (i) JAXB fails to make its recommendation at the special meeting (as it may be adjourned or postponed) in favor of the approval of the merger agreement or has made an adverse JAXB recommendation change (as defined in the section entitled “The Merger Agreement—No Change in Recommendation or Entry into Acquisition Agreement”); (ii) JAXB has materially breached any of the provisions of the merger agreement with respect to obtaining shareholder approval of the merger or non-solicitation of alternative acquisition proposals; or (iii) if the merger or the merger agreement is terminated in certain circumstances following the making of an alternative acquisition proposal and JAXB completes, or enters into an agreement providing for, an alternative transaction within twelve (12) months after the date of termination.

Voting and Support Agreement (Page 93)

In connection with the merger agreement, ABCB and JAXB entered into a Voting and Support Agreement with certain JAXB shareholders under which such shareholders have agreed to, among other things, vote their shares of JAXB stock in favor of the approval of the merger proposal, the charter amendment and the adjournment proposal and against any action or agreement that would be reasonably likely to impair the ability of ABCB or JAXB to complete the merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the merger agreement and against any proposal that relates to an alternative acquisition without regard to the terms of such proposal, in each case subject to the terms and conditions of the Voting and Support Agreement. As of the record date, the Voting and Support Agreement covered [        ] shares of JAXB voting common stock and [ ] shares of JAXB nonvoting common stock, or approximately [        ]% of the outstanding shares of JAXB voting common stock and [ ]% of the outstanding shares of JAXB nonvoting common stock, respectively. A copy of the Voting and Support Agreement is attached as Annex C to this proxy statement/prospectus.

Litigation Related to the Merger (Page 71)

Since the announcement of the merger, two putative shareholder class action lawsuits have been filed against JAXB, the directors of JAXB and ABCB, in the Circuit Court of Duval County, Florida, which together we refer to as the “Florida Actions.”  In the Florida Actions, plaintiffs allege that the individual director defendants breached their fiduciary duties to JAXB shareholders in negotiating and approving the merger agreement through an unfair process, that the merger consideration does not adequately value JAXB, that JAXB shareholders will not receive fair value for their shares of JAXB common stock in the merger and that the terms of the merger agreement impose improper deal-protection devices that purportedly preclude competing offers. The complaints in the Florida Actions further allege that JAXB and ABCB aided and abetted the alleged breaches of fiduciary duty by JAXB’s directors. In the Florida Actions, plaintiffs seek preliminary and permanent injunctive relief, including enjoining or rescinding the merger, an award of unspecified damages, attorneys’ fees and other relief.

The outcome of the Florida Actions cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.  Additional lawsuits arising out of or relating to the merger agreement or the merger transaction may be filed in the future. JAXB, JAXB’s directors and ABCB believe that the claims asserted in the Florida Actions are without merit and intend to vigorously defend against these lawsuits.

Accounting Treatment (Page 71)

ABCB prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as “GAAP.” The merger will be accounted for using the acquisition method of accounting. ABCB will be treated as the acquirer for accounting purposes.

Material United States Federal Income Tax Consequences (Page 161)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of ABCB and JAXB to complete the merger that each of ABCB and JAXB receives a legal opinion to that effect. Accordingly, a JAXB common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the ABCB common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of JAXB common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a JAXB common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of ABCB common stock that the JAXB common shareholder would otherwise be entitled to receive. For further information, see the section entitled “Material United States Federal Income Tax Consequences” beginning on page 161.

The United States federal income tax consequences described above may not apply to all holders of JAXB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholders’ Rights (Page 174)

The rights of JAXB shareholders are governed by JAXB’s articles of incorporation, as amended and restated, which we refer to as “JAXB’s articles of incorporation,” its bylaws, as amended and restated, which we refer to as “JAXB’s bylaws,” and by Florida corporate law. Your rights as a shareholder of ABCB will be governed by ABCB’s articles of incorporation, as amended, which we refer to as “ABCB’s articles of incorporation,” its bylaws, as amended and restated, which we refer to as “ABCB’s bylaws,” and by Georgia corporate law. Your rights under ABCB’s articles of incorporation, ABCB’s bylaws and Georgia corporate law will differ in some respects from your rights under JAXB’s articles of incorporation, JAXB’s bylaws and Florida corporate law.

Risk Factors (Page 33)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ABCB

The following table summarizes selected historical consolidated financial data of ABCB for the periods and as of the dates indicated. This information has been derived from ABCB’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine (9) months ended September 30, 2015 and September 30, 2014, are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of ABCB. You should not assume the results of operations for past periods and for the nine (9) months ended September 30, 2015 and September 30, 2014, indicate results for any future period.

You should read this information in conjunction with ABCB’s consolidated financial statements and related notes thereto included in ABCB’s Annual Report on Form 10-K for the year ended December 31, 2014, and in ABCB’s Quarterly Report on Form 10-Q for the nine (9) months ended September 30, 2015, which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Incorporation of Certain ABCB Documents by Reference” beginning on page 191 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$5,216,300	$3,999,408	$4,037,511	$3,667,649	$3,019,052	$2,994,307	$2,972,168
Total Legacy loans, gross	2,290,649	1,848,759	1,889,880	1,618,454	1,450,635	1,332,086	1,374,757
Purchased, non-covered loans (excluding loan pools)	767,494	673,724	674,239	448,753	-	-	-
Purchased, non-covered loan pools	410,072	-	-	-	-	-	-
Covered assets (loans and OREO)	203,224	342,472	291,186	436,130	595,985	650,106	609,922
Investment securities available for sale	811,385	529,509	541,805	486,235	346,909	339,967	322,581
FDIC loss-share receivable	4,506	38,233	31,351	65,441	159,724	242,394	177,187
Total deposits	4,530,523	3,373,119	3,431,149	2,999,231	2,624,663	2,591,566	2,535,426
Stockholders’ equity	502,300	353,830	366,028	316,699	279,017	293,770	273,407

Selected Income Statement Data:
Interest income	$137,792	$119,666	$164,566	$126,322	$129,479	$141,071	$119,071
Interest expense	10,873	10,786	14,680	10,137	15,074	27,547	29,794
Net interest income	126,919	108,880	149,886	116,185	114,405	113,524	89,277
Provision for loan losses	4,711	4,760	5,648	11,486	31,089	32,729	50,521
Other income	63,179	46,474	62,836	46,549	57,874	52,807	35,248
Other expenses	146,087	109,136	150,869	121,945	119,470	101,953	81,188
Income (loss) before tax	39,300	41,458	56,205	29,303	21,720	31,649	(7,184)
Income tax expense (benefit)	12,601	13,315	17,482	9,285	7,285	10,556	(3,195)
Net income (loss)	$26,699	$28,143	$38,723	$20,018	$14,435	$21,093	$(3,989)
Preferred stock dividends	-	286	286	1,738	3,577	3,241	3,213
Net income (loss) available to common stockholders	$26,699	$27,857	$38,437	$18,280	$10,858	$17,852	$(7,202)

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except per share data and ratios)
Per Share Data:
Earnings (loss) per share available to common shareholders:
Basic	$0.84	$1.08	$1.48	$0.76	$0.46	$0.76	$(0.35)
Diluted	0.84	1.07	1.46	0.75	0.46	0.76	(0.35)
Common book value per share (period end)	15.60	13.22	13.67	11.50	10.56	10.23	9.44
Cash Dividends per share	0.15	0.10	0.15	-	-	-	-
Stock Dividends	-	-	-	-	-	-	3 for 157

Profitability Ratios:
Net income/(loss) to average total assets	0.74%	1.01%	1.08%	0.70%	0.49%	0.60%	(0.37)%
Net income/(loss) to average stockholders equity	7.21%	10.73%	12.40%	8.06%	5.99%	7.21%	(4.44)%
Net interest margin (TE)	4.18%	4.57%	4.59%	4.74%	4.60%	4.57%	4.11%
Efficiency ratio	76.85%	70.25%	70.92%	74.94%	69.35%	61.30%	65.20%

Loan Quality Ratios:
Net charge-offs to average loans*	0.15%	0.31%	0.31%	0.69%	2.76%	2.23%	3.33%
Allowance for loan losses to total loans*	0.98%	1.20%	1.12%	1.38%	1.63%	2.64%	2.52%
Non-performing assets to total loans and OREO*	1.83%	3.45%	3.40%	3.49%	5.28%	8.76%	8.38%

Liquidity Ratios:
Loans to total deposits	80.77%	84.08%	82.64%	81.94%	74.61%	73.45%	76.11%
Average loans to average earning assets	75.25%	80.47%	80.22%	78.08%	77.83%	76.72%	76.50%
Noninterest-bearing deposits to total deposits	28.16%	24.21%	24.46%	22.29%	19.46%	15.26%	11.91%

Capital Adequacy Ratios:
Stockholders’ equity to total assets	9.63%	8.85%	9.07%	8.63%	9.24%	9.81%	9.20%
Common stock dividend payout ratio	17.86%	9.35%	10.27%	NM	NM	NM	NM

*Excludes covered assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JAXB

The following table summarizes selected historical consolidated financial data of JAXB for the periods and as of the dates indicated. This information has been derived from JAXB’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine (9) months ended September 30, 2015 and September 30, 2014, are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of JAXB. You should not assume the results of operations for past periods and for the nine (9) months ended September 30, 2015 and September 30, 2014, indicate results for any future period.

You should read this information in conjunction with JAXB’s consolidated financial statements and related notes thereto for the years ended December 31, 2014, 2013. 2012, 2011 and 2010 for the nine (9) months ended September 30, 2015 and September 30, 2014, which are included in this proxy statement/prospectus. See the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$505,254	$510,484	$488,584	$507,289	$565,057	$561,425	$651,833
Total legacy loans, gross	399,511	360,662	374,656	370,352	398,031	462,607	512,765
Purchased, non-covered loans (excluding loan pools)	-	-	-	-	-	-	-
Purchased, non-covered loan pools	-	-	-	-	-	-	-
Covered assets (loans and OREO)	-	-	-	-	-	-	-
Investment securities available for sale	67,375	82,425	77,633	84,771	83,985	63,140	62,356
FDIC loss-share receivable	-	-	-	-	-	-	-
Total deposits	433,032	438,365	415,756	434,966	490,021	473,907	562,187
Shareholders’ equity	42,120	36,294	37,112	33,932	33,576	29,344	51,859

Selected Income Statement Data:
Interest income	15,577	15,902	21,128	22,933	26,252	30,744	23,962
Interest expense	2,210	2,474	3,259	4,202	5,256	7,016	8,282
Net interest income	13,367	13,428	17,869	18,731	20,996	23,728	15,680
Provision for loan losses	(2,011)	287	287	815	37,994	12,392	16,988
Other income	1,117	1,623	2,002	1,760	1,503	1,531	1,174
Other expenses	11,462	13,403	17,655	20,636	27,726	30,152	17,124
Income (loss) before tax	5,033	1,361	1,929	(960)	(43,221)	(17,285)	(17,258)
Income tax expense (benefit)	18	20	-	-	(173)	6,774	(5,816)
Net income (loss)	5,015	1,341	1,929	(960)	(43,048)	(24,059)	(11,442)
Preferred stock dividends	-	-	-	(31,464)	-	-	-
Net income (loss) available to common shareholders	5,015	1,341	1,929	(32,424)	(43,048)	(24,059)	(11,442)

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except per share data and ratios)
Per Share Data:
Earnings (loss) per share available to common shareholders:
Basic	$0.87	$0.23	$0.33	$(6.83)	$(7.31)	$(4.09)	$(5.07)
Diluted	$0.86	$0.23	$0.33	$(6.83)	$(7.31)	$(4.09)	$(5.07)
Common book value per share (period end)	$7.27	$6.26	$6.40	$5.86	$2.55	$4.98	$8.81
Cash Dividends per share	$-	$-	$-	$-	$-	$-	$-
Stock dividend	-	-	-	-	-	-	-

Profitability Ratios:
Net income (loss) to average total assets	1.36%	0.36%	0.39%	(0.18)%	(7.55)%	(3.93)%	(2.42)%
Net income (loss) to average shareholders’ equity	17.09%	5.14%	5.46%	(2.86)%	(188.47)%	(44.53)%	(37.52)%
Net interest margin (TE)	3.81%	3.77%	3.75%	3.74%	3.86%	4.19%	3.52%
Efficiency ratio	80.46%	84.46%	88.85%	100.71%	123.23%	119.37%	101.60%

Loan Quality Ratios:
Net charge-offs to average loans*	(0.07)%	0.32%	0.45%	1.37%	6.89%	2.53%	2.67%
Allowance for loan losses to total loans*	3.15%	4.20%	3.84%	4.26%	5.07%	2.82%	2.55%
Non performing assets to total loans and OREO*	2.68%	5.13%	3.50%	5.38%	7.34%	11.66%	7.86%

Liquidity Ratios:
Loans to total deposits	92.26%	82.27%	90.11%	85.15%	81.23%	97.62%	91.21%
Average loans to average earning assets	81.12%	77.98%	77.96%	76.45%	82.15%	86.99%	90.68%
Noninterest-bearing deposits to total deposits	28.29%	25.88%	25.94%	23.17%	19.30%	17.48%	12.88%

Capital Adequacy Ratios:
Shareholders’ equity to total assets	8.34%	7.11%	7.60%	6.69%	5.94%	5.23%	7.96%
Common stock dividend payout ratio	-	-	-	-	-	-	-

*Excludes covered assets

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following table presents selected unaudited pro forma condensed financial data about the financial condition and results of operations of ABCB giving effect to the merger. See the section entitled “Proposal 1 — The Merger Proposal — Accounting Treatment” beginning on page 71 of this proxy statement/prospectus.

The following table presents the information as if the merger had become effective on September 30, 2015, with respect to financial condition data, and on January 1, 2015, with respect to the results of operations data. The selected unaudited pro forma condensed financial data have been derived from, and should be read in conjunction with, the historical financial information that ABCB and JAXB have incorporated by reference into, or included, in this proxy statement/prospectus as of and for the indicated periods. See the sections entitled “Unaudited Pro Forma Combined Condensed Financial Information,” “Incorporation of Certain ABCB Documents by Reference” and “Index to JAXB’s Consolidated Financial Statements” on pages 165, 191, and F-1 of this proxy statement/prospectus.

The selected unaudited pro forma condensed financial data are presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	For the Nine Months Ended September 30, 2015	For the Year Ended December 31, 2014
	(In thousands, except per share data and ratios)
Pro Forma Condensed Income Statement Data:
Net interest income	$141,634	$169,552
Provision for loan losses	2,700	5,935
Income before tax	45,459	59,635
Net income	32,446	41,628
Preferred stock dividends	-	286
Net income available to common stockholders	32,446	41,342

Per Share Data:
Earnings (loss) per share available to common shareholders:
Basic	$0.95	$1.45
Diluted	$0.94	$1.44
Cash Dividends per share	$0.15	$0.15

Pro Forma Condensed Balance Sheet Data:
Total loans	$4,015,776
Total assets	5,761,507
Total deposits	4,963,555
Other Borrowings	50,860
Stockholders' equity	589,442

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. This information was derived from the 2014 annual reports and September 30, 2015 quarterly reports and other documents that have been filed with the SEC, which should be read in conjunction with this information. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain ABCB Documents by Reference” beginning on pages i and 191, respectively.

The pro forma information gives effect to the merger accounted for as a purchase. The pro forma calculations reflect that 25% of the outstanding shares of JAXB common stock will be converted into the right to receive the per share cash consideration and 75% of the outstanding shares of JAXB common stock will be converted into the right to receive the per share stock consideration (assuming no adjustment to the merger consideration as provided in the merger agreement). We assume that the merger occurred as of the beginning of the fiscal year presented (or in the case of book value, as of the date specified). You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger.

	As of and for the Nine Months Ended September 30, 2015				As of and for the Twelve Months Ended December 31, 2014
	(In thousands, except per share data and ratios)
	ABCB Historical	JAXB Historical	Pro Forma Combined	Per Equivalent JAXB Share (1)	ABCB Historical	JAXB Historical	Pro Forma Combined	Per Equivalent JAXB Share (1)

Net Income Per Common Share - Basic	$0.84	$0.87	$0.95	$0.56	$1.48	$0.33	$1.45	$0.85
Net Income Per Common Share - Diluted	$0.84	$0.86	$0.94	$0.55	$1.46	$0.33	$1.44	$0.84
Cash Dividends Per Common Share	$0.15	$-	$0.15	$0.09	$0.15	$-	$0.15	$0.09
Book Value Per Common Share	$15.60	$7.27	$16.97	$9.94	$13.67	$6.40	$15.45	$9.06

(1)	The equivalent share information in the above table is computed using 2,548,000 additional shares of ABCB common stock issued to JAXB shareholders at a price of $34.20 per share at an exchange rate of 0.5861 shares of ABCB common stock for each share of JAXB common stock.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The JAXB voting common stock trades on the NASDAQ Capital Market under the symbol “JAXB,” and the ABCB common stock trades on the NASDAQ Global Select Market under the symbol “ABCB.” The JAXB nonvoting common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public or private trading market for the JAXB nonvoting common stock. The following table sets forth the high and low reported trading prices per share of the JAXB voting common stock and the ABCB common stock, and the cash dividends declared per share of the JAXB voting common stock and the ABCB common stock for the periods indicated. During the periods indicated in the table, no dividends were paid with respect to the JAXB nonvoting common stock.

ABCB COMMON STOCK

Quarter Data	High	Low	Dividend Paid
First Quarter 2013 Fiscal Year	$14.78	$12.57	$-
Second Quarter 2013 Fiscal Year	17.23	13.03	-
Third Quarter 2013 Fiscal Year	19.84	16.77	-
Fourth Quarter 2013 Fiscal Year	22.48	17.52	-

First Quarter 2014 Fiscal Year	$24.22	$19.42	$-
Second Quarter 2014 Fiscal Year	24.05	19.45	0.05
Third Quarter 2014 Fiscal Year	24.25	20.85	0.05
Fourth Quarter 2014 Fiscal Year	26.74	21.76	0.05

First Quarter 2015 Fiscal Year	$26.89	$22.71	$0.05
Second Quarter 2015 Fiscal Year	27.01	24.01	0.05
Third Quarter 2015 Fiscal Year	28.99	24.67	0.05
Fourth Quarter 2015 Fiscal Year through December 2, 2015	34.64	27.30	0.05

JAXB VOTING COMMON STOCK(1)

Quarter Data	High	Low	Dividend Paid
First Quarter 2013 Fiscal Year	$72.00	$16.20	$-
Second Quarter 2013 Fiscal Year	31.80	8.60	-
Third Quarter 2013 Fiscal Year	10.60	9.60	-
Fourth Quarter 2013 Fiscal Year	13.25	9.80	-

First Quarter 2014 Fiscal Year	$12.53	$10.40	$-
Second Quarter 2014 Fiscal Year	11.78	7.45	-
Third Quarter 2014 Fiscal Year	11.01	9.90	-
Fourth Quarter 2014 Fiscal Year	12.50	8.85	-

First Quarter 2015 Fiscal Year	$12.28	$10.40	$-
Second Quarter 2015 Fiscal Year	14.89	10.61	-
Third Quarter 2015 Fiscal Year	15.00	11.73	-
Fourth Quarter 2015 Fiscal Year through December 2, 2015	19.52	15.44	-

(1)	JAXB’s board of directors implemented a 1-for-20 reverse stock split of the outstanding shares of JAXB voting common stock and JAXB nonvoting common stock effective October 24, 2013. As a result of the reverse stock split, each 20 shares of issued and outstanding JAXB voting common stock and JAXB nonvoting common stock, respectively, were automatically and without any action on the part of the respective holders, combined and reconstituted as one share of the respective class of common equity as of the effective date. Fractional shares resulting from the reverse stock split were rounded up. All share and per share information in this section has been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split. For additional information related to the reverse stock split, see Note 14 – Shareholders’ Equity in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

On September 30, 2015, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of JAXB voting common stock was $14.94. On [                    ], the last practicable trading day before the mailing of this proxy statement/prospectus, the closing sale price of shares of JAXB voting common stock was $[        ].

On September 30, 2015, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of ABCB common stock was $28.75. On [                    ], the last practicable trading day before the mailing of this proxy statement/prospectus, the closing sale price of shares of ABCB common stock was $[        ].

As of [            ], the last date prior to mailing this proxy statement/prospectus for which it was practicable to obtain this information for JAXB and ABCB, respectively, there were approximately [        ] registered holders of JAXB voting common stock, approximately [ ] registered holders of JAXB nonvoting common stock and approximately [        ] registered holders of ABCB common stock.

The following table presents the closing prices of JAXB voting common stock and ABCB common stock on September 30, 2015, the last trading day before the public announcement of the merger agreement, and [                    ], the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration on the relevant date for holders of JAXB common stock who will receive in the merger the per share stock consideration for their shares of JAXB common stock.

Date	JAXB Closing Price	ABCB Closing Price	Exchange Ratio	Estimated Equivalent Per share Value (1)
September 30, 2015	$14.94	$28.75	0.5861	$16.85
[ ]	[ ]	[ ]	0.5861	[ ]

(1)	The implied value of the per share merger consideration represents the product of the exchange ratio of 0.5861 and the closing price of ABCB common stock as of the applicable date.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to JAXB shareholders in determining whether to approve the merger agreement. JAXB shareholders are urged to obtain current market quotations for shares of ABCB common stock and JAXB voting common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger proposal. The market prices of ABCB common stock and JAXB voting common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of JAXB voting common stock or ABCB common stock before or after the effective date of the merger. Changes in the market price of ABCB common stock prior to the completion of the merger will affect the market value of the merger consideration to be received by JAXB shareholders who will receive in the merger the per share stock consideration for their shares of JAXB common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving ABCB’s and JAXB’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in ABCB’s and JAXB’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by JAXB shareholders of the merger proposal and the charter amendment on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the JAXB business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of ABCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of legislative and regulatory authorities.

Consequently, all of the forward-looking statements made by ABCB or JAXB contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including those set forth under the headings titled “Risk Factors” beginning on page 33 of this proxy statement/prospectus and those set forth under the heading “Risk Factors” in ABCB’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Incorporation of Certain ABCB Documents by Reference” beginning on page 191 of this proxy statement/prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ABCB and JAXB undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of ABCB or JAXB could be materially adversely affected.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 32, you should consider the following risk factors carefully in deciding whether to vote to approve the merger proposal, the charter amendment, the merger-related compensation and the adjournment proposal. Additional risks and uncertainties not presently known to ABCB or JAXB or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and ABCB as the surviving corporation.

In addition, JAXB’s and ABCB’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of JAXB, below, and in the case of ABCB, in its Annual Report on Form 10-K for the year ended December 31, 2014, and its subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain ABCB Documents by Reference” beginning on pages i and 191, respectively.

RISK FACTORS RELATING TO THE MERGER

Because the market price of ABCB common stock may fluctuate, JAXB shareholders who receive the per share stock consideration cannot be sure of the value of the merger consideration they receive.

At the time the merger is completed, each issued and outstanding share of JAXB common stock (other than shares owned by JAXB, ABCB or any of their subsidiaries and shares of JAXB common stock in respect of which appraisal rights have been properly exercised and perfected) will be converted into the right to receive either the per share stock consideration or the per share cash consideration.

There will be a time lapse between the date on which JAXB shareholders vote to approve the merger proposal at the special meeting, and the date on which JAXB shareholders entitled to receive shares of ABCB common stock actually receive such shares. The market value of ABCB common stock may fluctuate during these periods. Consequently, at the time JAXB shareholders must decide whether to approve the merger proposal, they will not know the actual market value of the shares of ABCB common stock they will receive (if they receive the per share stock consideration) when the merger is completed. The actual value of the shares of ABCB common stock received by the JAXB shareholders who receive the per share stock consideration will depend on the market value of shares of ABCB common stock on that date. This market value may be less or more than the value used to determine the exchange ratio.

JAXB shareholders may receive a form of consideration different from what they elect.

Although each JAXB shareholder may indicate a preference to receive the per share stock consideration or the per share cash consideration for each of his, her or its shares of JAXB common stock, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock. Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the stock election maximum. At the time you vote with respect to the merger proposal, you will not know how much cash or the number of shares of ABCB common stock you will receive as a result of the merger.

The market price for ABCB common stock may be affected by factors different from those that historically have affected JAXB.

Upon completion of the merger, holders of JAXB common stock who receive the per share stock consideration in the merger will become holders of ABCB common stock. ABCB’s business differs from that of JAXB, and accordingly the results of operations of ABCB will be affected by some factors that are different from those currently affecting the results of operations of JAXB. For a discussion of the businesses of ABCB and JAXB and of some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” beginning on page 52 of this proxy statement/prospectus, the section entitled “Business of JAXB” beginning on page 100 and the documents incorporated by reference referred to under the section entitled “Incorporation of Certain ABCB Documents by Reference” beginning on page 191.

JAXB’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Currently, JAXB’s shareholders have the power to approve or reject any matters requiring shareholder approval under Florida law and JAXB’s articles of incorporation and bylaws. After the merger, absent any adjustment made to the exchange ratio, JAXB shareholders are expected to become owners of less than 7.4% of the outstanding shares of ABCB common stock (assuming 2,547,901 shares of ABCB common stock are issued in the merger (excluding the exercise or settlement of any JAXB equity awards prior to the effective time of the merger) and based upon 32,196,117 shares of ABCB common stock outstanding as of September 29, 2015). Even if all former JAXB shareholders voted together on all matters presented to ABCB’s shareholders, from time to time, the former JAXB shareholders most likely would not have a significant impact on the approval or rejection of future ABCB proposals submitted to a shareholder vote.

ABCB may be unable to successfully integrate JAXB’s operations and may not realize the anticipated benefits of acquiring JAXB.

ABCB and JAXB entered into the merger agreement with the expectation that ABCB would be able to successfully integrate JAXB’s operations and that the merger would result in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether ABCB is able to integrate and operate JAXB in an efficient and effective manner, and general competitive factors in the market place. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the surviving corporation’s businesses or the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of JAXB’s operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving corporation after the merger. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of ABCB and JAXB in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We give no assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

The merger agreement contains provisions that may discourage other companies from trying to acquire JAXB for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to JAXB that might result in greater value to JAXB shareholders than the merger. These provisions include a general prohibition on JAXB from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Certain shareholders of JAXB have entered into a Voting and Support Agreement and have agreed to vote their shares of JAXB common stock in favor of the proposal to approve the merger, the charter amendment and the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies, and against any alternative transaction. JAXB also has an unqualified obligation to submit the proposal to approve the merger to a vote by its shareholders, even if JAXB receives a proposal that JAXB’s board of directors believes is superior to the merger. The shareholders that are party to the Voting and Support Agreement described in this paragraph beneficially own in the aggregate approximately [        ]% of the outstanding shares of JAXB voting common stock and [        ]% of the outstanding shares of JAXB nonvoting common stock as of the record date. In addition, JAXB may be required to pay ABCB a termination fee in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled “The Merger Agreement—Voting and Support Agreement” beginning on page 93 and “The Merger Agreement—Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 90.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: the approval of the merger proposal and the charter amendment by JAXB shareholders, the receipt of all required regulatory approvals and expiration or termination of the applicable and all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), each party’s readiness to complete the bank merger, ABCB’s and JAXB’s performance of their respective obligations under the merger agreement in all material respects and each of ABCB’s and JAXB’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed.

In addition, if the merger is not completed by June 30, 2016, either ABCB or JAXB may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, ABCB and JAXB may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, JAXB may be required to pay a termination fee to ABCB. See the section entitled “The Merger Agreement—Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 90 for a fuller description of these circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of JAXB.

If the merger is not completed for any reason, including as a result of JAXB shareholders declining to approve the merger proposal, then the ongoing business of JAXB may be adversely affected and, without realizing any of the benefits of having completed the merger, JAXB would be subject to a number of risks, including the following:

•	JAXB may experience negative reactions from its customers, vendors and employees;

•	JAXB will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of JAXB’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of ABCB (not to be unreasonably withheld or delayed), may prevent JAXB from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Businesses of JAXB and ABCB Prior to Completion of the Merger” beginning on page 80 of this proxy statement/prospectus for a description of the restrictive covenants applicable to JAXB); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by JAXB management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to JAXB as an independent company.

In addition to the above risks, if the merger agreement is terminated and JAXB’s board of directors seeks another merger or business combination, then JAXB shareholders cannot be certain that JAXB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration ABCB has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, then JAXB may be required to pay a termination fee to ABCB. See the section entitled “The Merger Agreement— Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 90.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on ABCB following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met.

JAXB will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on JAXB, and, consequently, the surviving corporation. These uncertainties may impair JAXB’s ability to attract, retain and motivate key personnel until the merger is complete, and could cause customers and others that deal with JAXB to seek to change their existing business relationships with JAXB. Employee retention at JAXB may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving corporation following the merger.

Directors and executive officers of JAXB have interests and arrangements that could have affected their respective decision to support or approve the merger.

Directors and executive officers of JAXB have interests in the merger that are different from, or in addition to, their interests as JAXB shareholders generally and could have affected their decision to support or approve the merger. These interests include:

•	each executive officer will be provided with change in control severance benefits in accordance with the terms of his or her employment agreement with JAXB or its subsidiaries in existence as of the date of the merger agreement, which agreement is being terminated in connection with the merger;

•	each executive officer who, in ABCB’s sole discretion, continues employment with the surviving corporation or its subsidiaries will be provided wages or salaries and employee benefits (excluding equity plans) that in the aggregate are substantially comparable to what he or she receives at JAXB immediately prior to the closing date, subject to certain restrictions;

•	immediately prior to the effective time, all rights with respect to JAXB stock options, whether or not then vested or exercisable, will be converted into the right to receive cash (based on the value of ABCB common stock near the time of closing);

•	ABCB’s agreement to provide directors, officers, and employees of JAXB with continuing indemnification rights for six (6) years following the merger; and

•	ABCB’s agreement to provide directors’ and officers’ insurance to the officers and directors of JAXB for six (6) years following the merger.

In addition, certain shareholders of JAXB have entered into a Voting and Support Agreement that requires them to vote all of their shares of JAXB common stock in favor of the approval of the merger proposal and the charter amendment at the special meeting. The Voting and Support Agreement covers approximately [        ]% of the outstanding shares of JAXB voting common stock and [        ]% of the outstanding shares of JAXB nonvoting common stock as of the record date. As a result, these directors of JAXB may have been more likely to recommend to JAXB’s shareholders the approval of the merger proposal than if they did not have these interests.

Shares of ABCB common stock to be received by JAXB shareholders receiving the per share stock consideration as a result of the merger will have rights different from the shares of JAXB common stock.

Upon completion of the merger, the rights of former JAXB shareholders who receive the per share stock consideration will be governed by ABCB’s articles of incorporation and bylaws and by Georgia corporate law. The rights associated with ABCB common stock and the terms of Georgia corporate law are different from the rights associated with JAXB common stock and the terms of Florida corporate law, which currently govern the rights of JAXB shareholders. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 174 for a discussion of the different rights associated with ABCB common stock.

ABCB has various provisions in its articles of incorporation that could impede a takeover of ABCB.

ABCB’s articles of incorporation contain provisions providing for, among other things, a classified board of directors and the ability to issue ABCB preferred stock without shareholder approval. Although these provisions were not adopted with the express purpose of preventing or impeding a takeover of ABCB without the approval of ABCB’s board of directors, such provisions may have that effect. Such provisions may prevent former JAXB shareholders who receive the per share stock consideration from taking part in a transaction in which ABCB shareholders could realize a premium over the current market price of ABCB common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 174 for further information.

Future issuances of ABCB common stock in connection with acquisitions or otherwise could dilute the ownership interest in ABCB of former shareholders of JAXB who receive the per share stock consideration.

ABCB may use ABCB common stock to acquire other companies or to make investments in banks and other complementary businesses in the future. It may also issue ABCB common stock, or securities convertible into ABCB common stock, through public or private offerings, in order to raise additional capital in connection with future acquisitions, to satisfy regulatory capital requirements or for general corporate purposes. Any such stock issuances would dilute the ownership interest in ABCB of former shareholders of JAXB who receive the per share stock consideration and may dilute the per share value of the ABCB common stock.

The opinion that JAXB’s board of directors has obtained from Hovde has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The opinion delivered to JAXB’s board of directors by Hovde, financial advisor to JAXB, with respect to the fairness of the merger consideration to be paid in connection with the merger, speaks only as of September 30, 2015, the date of such opinion. Changes in the operations and prospects of ABCB or JAXB, general market and economic conditions and other factors which may be beyond the control of ABCB and JAXB may have altered the value of ABCB or JAXB or the sale prices of shares of ABCB common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Hovde does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because JAXB does not currently anticipate asking Hovde to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. JAXB’s board of directors’ recommendation that JAXB shareholders vote “FOR” approval of the merger proposal, however, is made as of the date of this proxy statement/prospectus. See the section entitled “Proposal 1—The Merger Proposal—Opinion of JAXB’s Financial Advisor” beginning on page 62 and Annex D to this proxy statement/prospectus.

The Florida Actions are pending, and seek, among other things, to enjoin the merger, and an adverse judgment in these lawsuits may prevent the merger from becoming effective within the expected time frame (if at all).

Plaintiffs in the Florida Actions allege that JAXB’s directors breached their fiduciary duties to JAXB’s shareholders in negotiating and approving the merger agreement through an unfair process, that the merger consideration does not adequately value JAXB, that JAXB’s shareholders will not receive fair value for their shares of JAXB common stock in the merger, and that the terms of the merger agreement impose improper deal-protection devices that purportedly preclude competing offers. The complaints in the Florida Actions further allege that JAXB and ABCB aided and abetted the alleged breaches of fiduciary duty by JAXB’s directors. In the Florida Actions, plaintiffs seek preliminary and permanent injunctive relief, including enjoining or rescinding the merger, an award of unspecified damages, attorneys’ fees, and other relief.

While JAXB, JAXB’s directors and ABCB believe that the claims asserted in the Florida Actions are without merit and intend to vigorously contest such claims, the outcome of the Florida Actions cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. Furthermore, the defense or settlement of the Florida Actions may adversely affect ABCB’s business, financial condition, results of operations and cash flows following the completion of the merger.  Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. For more information, see the section entitled “Proposal 1—The Merger Proposal—Litigation Related to the Merger” beginning on page 71 of this proxy statement/prospectus.

RISK FACTORS RELATING TO JAXB’S BUSINESS AND COMMON STOCK

The following are risks related to JAXB’s business and ownership of its common stock. Unless the context requires otherwise, references in this subsection of this proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis. References to “Bancorp” denote Jacksonville Bancorp, Inc., and The Jacksonville Bank is referred to as the “Bank.”

We operate in a heavily regulated environment.

The Company and its subsidiaries are subject to extensive regulation and supervision by federal, state and local governmental authorities, including the Federal Reserve, the FDIC, and the Florida Office of Financial Regulation. Banking regulations govern the activities in which we may engage and are primarily intended to protect depositors and the banking system as a whole, not the interests of shareholders. These regulations impact our lending and investment practices, capital structure and dividend policy, among other things. The financial services industry is subject to frequent legislative and regulatory changes and proposed changes, including sweeping changes resulting from the Dodd-Frank Act, the full-impact of which cannot be predicted. Changes to such regulations may have a materially adverse effect on our operations by subjecting the Company to additional compliance costs, restrictions on our operations, and other enforcement actions in the event of noncompliance.

We are also required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the SEC, the Public Company Accounting Oversight Board and NASDAQ. In particular, we are required to include management reports on internal controls as part of our Annual Report on Form 10-K pursuant to Section 404 of the Sarbanes-Oxley Act. The SEC also has proposed a number of new rules or regulations requiring additional disclosure, including compensation rules under the Dodd-Frank Act. We expect to continue to spend significant amounts of time and money on compliance with these rules. Any failure to track and comply with the various rules may have a materially adverse effect on our reputation, our ability to obtain the necessary certifications to financial statements, and the value of our securities.

Recent legislation, regulatory initiatives and government actions in response to market and economic conditions may significantly affect our business, capital requirements, financial condition and results of operations.

The Dodd-Frank Act restructured the regulation of depository institutions and the financial services industry. The Consumer Financial Protection Bureau was created largely to administer and enforce consumer and fair lending laws, a function that has historically been performed by the depository institution regulators. The full impact of the Dodd-Frank Act on our business and operations will not be fully known until all regulations implementing the Act are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased compliance costs resulting from possible changes to future consumer and fair lending regulations. The Dodd-Frank Act also permanently increased the limits on federal deposit insurance to $250 thousand.

On July 2, 2013, the Federal Reserve approved the final rules to implement the Basel III capital guidelines creating changes to the regulatory capital framework including, but not limited to, revised definitions of “capital” for regulatory purposes, the types and minimum levels of capital required under the prompt corrective action rules and for other regulatory purposes, and the risk-weighting of various assets. Various provisions have been included in the final rules to provide relief to banking organizations under $50.0 billion in assets, such as community banks like ours. Compliance with the final Basel III rules was mandatory as of January 1, 2015 for banking organizations with total assets less than $250.0 billion. The Company has adopted these new rules and does not feel they will have a material impact.

In addition to U.S. based regulatory initiatives, the federal government is also coordinating reform activities with other countries. There can be no assurance that these various initiatives or any other future legislative or regulatory initiatives will be successful at improving economic conditions globally, nationally or in our markets, or that the measures adopted will not adversely affect our operations, financial condition and earnings.

We are required to maintain capital to meet regulatory requirements. If we fail to maintain sufficient capital, our financial condition, liquidity and results of operations, as well as our regulatory requirements, could be adversely affected.

Both Bancorp and the Bank must meet regulatory capital requirements and maintain sufficient capital and liquidity and our regulators may modify and adjust such requirements in the future. As of September 30, 2015 and December 31, 2014, the Bank was well capitalized for regulatory purposes. If noncompliance or other events cause the Bank to become subject to formal enforcement action, the FDIC could determine that the Bank is no longer “adequately capitalized” for regulatory purposes. Failure to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, could affect customer confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to make distributions on our trust preferred securities, and our business, results of operation, liquidity and financial condition, generally.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems, losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could also experience increases in deposits and assets as a result of other banks’ difficulties or failure, which would increase the capital we need to support such growth.

As a member institution of the FDIC, we are assessed a quarterly deposit insurance premium. Bank failures have significantly depleted the FDIC’s Deposit Insurance Fund and reduced its ratio of reserves to insured deposits. As a result, the FDIC has adopted a revised risk-based deposit insurance assessment schedule which raised deposit insurance premiums, and the FDIC has also implemented a special assessment on all depository institutions, which may be imposed in future periods if needed. Regulatory assessments were $0.5 million for each of the nine month periods ended September 30, 2015 and 2014. These assessments are included in noninterest expense and may continue to adversely affect our results of operations in future periods.

Difficult market conditions have adversely affected and may continue to affect us and the financial services industry.

We are exposed to downturns in the U.S. economy and, particularly, in the local markets in which we operate in Florida. Declines in the housing markets, including falling home prices and low sales volumes, as well as foreclosures, have negatively affected the credit performance of mortgage and commercial real estate loans and resulted in significant write-downs of asset values by the Bank and financial institutions in general, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and the tightening of credit have led to increased levels of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility, reduced real estate values and sales volumes, reduced credit availability for real estate borrowers and reductions in general business activities. The resulting economic pressure on consumers and borrowers and reduced confidence in the financial markets have historically adversely affected our business, financial condition and results of operations.

Although the difficult conditions in the financial markets appear to be stabilizing or improving, a continuation or worsening of present conditions would likely have adverse effects on us and other financial institutions, including the following:

•	Reduced ability to assess the creditworthiness of customers or to estimate the value of assets, especially in regards to collateral securing existing loans. We estimate losses inherent in our credit exposure, the adequacy of our allowance for loan losses and the values of certain assets by using estimates based on difficult, subjective, and complex judgments, including estimates as to the effects of economic conditions and how these economic conditions might affect the value of assets or the ability of our borrowers to repay their loans. If the models and approaches we use become less predictive of future behaviors, valuations, assumptions or estimates, the value of collateral, especially real estate, associated with existing loans may be reduced and consequently increase our credit risk exposure;

•	Reduced ability to raise capital or borrow funds from other financial institutions on favorable terms, or at all. The availability of capital or borrowed funds may also experience adverse effects from continued disruptions in the capital markets, or other events, including, among other things, changes in investor expectations; and

•	Failures of other depository institutions in our markets and increasing consolidation of financial services companies as a result of current market conditions could increase our deposits and assets, necessitating additional capital, and may have unexpected adverse effects upon our ability to compete effectively or attract capital as needed.

Our results are significantly impacted by the economic conditions of our principal market areas.

The success of our operations depends on the general economic conditions of the State of Florida and the specific markets we serve. Unlike larger organizations that are more geographically diverse, our operations are concentrated in Jacksonville, Duval County, Florida and the surrounding areas. As a result of our geographic concentration, the economic conditions in our primary market areas have a significant impact on our financial results, including the demand for the Bank’s products and services, the ability of our customers to repay loans, the value of collateral securing existing loans, and the stability of our funding sources. This is particularly true because a number of our borrowers are small businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, their ability to repay loans may be especially adversely affected during economic downturns which could lead to higher rates of loss and loan payment delinquencies. Moreover, the value of the real estate or other collateral that may secure our loans could be adversely affected if local economic conditions experience further deterioration. If a borrower is unable to repay its loan and the value of the underlying real estate collateral declines to a point that is below the amount of the loan, then we will suffer a loss.

Weaknesses in the real estate markets, including the secondary market for residential mortgage loans, have adversely affected us and may continue to adversely affect us.

Financial institutions continue to be affected by ongoing challenges in real estate markets and secondary mortgage markets. Increased volatility in housing markets, combined with the correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values and continue to adversely affect the liquidity and value of collateral securing our real estate-related loans. This is especially true for collateral securing commercial loans for residential land acquisition, construction and development, as well as residential mortgage loans and residential property securing loans currently outstanding. Additional consequences of continued deterioration of the housing markets include reduced mortgage loan originations and reduced gains on the sale of mortgage loans.

Declining real estate prices have caused higher delinquencies and losses on certain mortgage loans in general, and particularly with regard to second lien mortgages and home equity lines of credit. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for, and liquidity of, most residential mortgage loans other than conforming Fannie Mae and Freddie Mac loans. These trends could continue despite various government programs to boost the residential mortgage markets and stabilize the housing markets.

Our financial condition, including capital and liquidity, and results of operations have been, and may continue to be, adversely affected by declines in real estate values and home sales volumes, financial stress on borrowers as a result of unemployment, interest rate resets on adjustable rate mortgage loans or other factors that result in higher delinquencies and increased charge-offs related to credit losses. Furthermore, in the event that our allowance for loan losses is insufficient to cover such losses, our earnings, capital and liquidity could be adversely affected.

Our concentration of real estate mortgage loans and loans secured by real estate may continue to adversely affect our financial condition and results of operations.

As of September 30, 2015 and December 31, 2014, approximately 83.5% and 84.2% of the Company’s loan portfolio consisted of real estate mortgage loans, respectively. Commercial real estate (“CRE”) loans are especially cyclical and pose risks of loss to us due to concentration levels and similar risks of the asset. CRE loans represented 64.7% and 65.3%of our loan portfolio as of September 30, 2015 and December 31, 2014, respectively. Banking regulators continue to give CRE lending greater scrutiny and banks with higher levels of CRE loans are expected to implement improved underwriting, internal controls, risk management policies and portfolio stress testing. In addition, an increased concentration of CRE loans requires higher levels of allowances for possible losses and capital levels as a result of CRE lending growth and exposures. The downturn in the real estate market, the continued deterioration in the value of collateral, and the local and national economic recessions have adversely affected our customers’ ability to sell or refinance real estate and repay their loans. If these conditions persist, or worsen, our customers’ ability to repay their loans will be further eroded. In the event we are required to foreclose on a property securing one of our mortgage loans, or otherwise pursue remedies in order to protect our investment, we may be unable to recover enough value from the collateral to prevent a loss.

The amount that we, as a mortgagee, may realize after a default and foreclosure is dependent upon factors outside of our control, including, but not limited to:

•	general or local economic conditions;

•	environmental clean-up liability;

•	neighborhood values;

•	real estate tax rates;

•	operating expenses of the foreclosed properties;

•	ability to obtain and maintain adequate occupancy of the properties;

•	zoning laws, governmental rules, regulations and fiscal policies; and

•	natural disasters.

Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. In the event that the cost of operating real property exceeds the rental income earned from such property, we may be required to advance funds in order to protect our investment or dispose of the real property at a loss.

Current levels of market volatility are significant, and negative conditions and new developments in the financial services industry and the credit markets have and may continue to adversely affect our operations, financial performance and stock price.

The capital and credit markets have been experiencing volatility and disruption for the past several years. The markets have placed downward pressure on stock prices and the availability of capital, credit and liquidity has been adversely affected for many issuers, in some cases, without regard to those issuers’ underlying financial condition or performance. If current levels of market disruption and volatility continue or worsen, we may experience adverse effects, which may be material, on our ability to maintain or access capital and credit, and on our business, financial condition (including liquidity) and results of operations.

The financial markets are experiencing adverse effects due to economic uncertainties, including its direction and growth, as well as high unemployment rates. As a result of a weaker economy and a historical decline in the value of collateral supporting loans, especially with respect to the State of Florida, many financial institutions have seen deterioration in loan portfolio performance. In addition, stock prices of bank holding companies, like us, have been negatively affected by the recent and current conditions in the financial markets, as has our ability to raise capital as needed, compared to the period preceding the latest economic recession.

We operate in a highly competitive market.

We face competition for deposits, loans and other financial services from other community banks, regional banks, out-of-state and in-state national banks, savings banks, thrifts, credit unions and other financial institutions. The Company also faces competition from other entities that provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and alternative investment providers. Some of these financial institutions and financial services organizations are not subject to the same degree of regulation as we are and may have lower cost structures. Many of our competitors offer products and services different from us, and have substantially greater resources, name recognition and market presence than we do, which benefit them in attracting business. Larger competitors may be able to price loans and deposits more aggressively than we can, and have broader customer and geographic bases to draw upon. Failure to compete effectively to attract new and retain current customers could adversely affect our growth and profitability, which could have a materially adverse effect on our financial condition and results of operations.

The banking industry is also subject to increased competition as a result of rapid technological changes with the frequent introduction of new technology-driven products and services. In addition to providing better service to customers, the effective use of technology increases efficiency and may enable us to reduce costs. Our future success depends in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional operating efficiencies. Many of our competitors, especially large national and regional banks, have substantially greater resources to invest in technological improvements, which may permit them to perform certain functions at a lower cost than we can. There is no assurance that we will be able to implement new technology-driven products and services effectively or efficiently or be successful in marketing these to our customers, which may reduce our ability to compete effectively in the industry.

We could be negatively impacted by changes in interest rates.

Our results of operations and financial condition may be materially and adversely affected by changes in interest rates or the yield curve, and the monetary and fiscal policies of the federal government. Our profitability is largely a function of the spread between the interest rates earned on investments and loans and those paid on deposits and other liabilities. Changes in interest rates may negatively affect our earnings and the value of our assets as well as our levels of interest income, interest expense and net interest spread and margin. If our assets reprice more slowly than our deposits and other liabilities, our earnings will be adversely affected if interest rates rise, but will benefit if the interest rates on our earning assets rise more quickly than the interest rates we pay on our deposits and other liabilities. Most banks, including us, have experienced compression and reduced interest spreads and margins as a result of current historically low interest rates. Our interest spreads and net interest margins are also affected by the shape of the yield curve, which is affected especially by monetary policy, including the Federal Reserve’s actions to keep interest rates low in recent years. While we seek to manage our interest-rate risk, these measures are based on estimates and assumptions that may not be realized.

We have incurred losses in recent years and there is no assurance that current income will be sustained or that additional losses will not occur in future periods.

For the year ended December 31, 2013, we incurred a net loss of $960 thousand. In response to recent losses, management raised additional capital and implemented a strategy to accelerate the disposal of substandard assets in order to strengthen the Company’s balance sheet, increase tangible common equity and improve capital adequacy ratios applicable to Bancorp and the Bank. These initiatives have resulted in general improvements to the Company’s financial condition, asset quality and results of operations as evidenced by the continued reduction in substandard assets and net income of $5.0 million for the nine months ended September 30, 2015 and $1.9 million for the year ended December 31, 2014. While management believes that these strategies will continue to improve our financial condition and results of operations going forward, there is no assurance that such efforts will be successful or that additional losses will not occur in future periods.

Changes in accounting and tax rules applicable to banks and bank holding companies could adversely affect our financial conditions and results of operations.

From time to time, the Financial Accounting Standards Board (“FASB”) and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements.

The Company’s exposure to operational risk may have a materially adverse effect on our business, financial condition and results of operations.

Similar to other financial institutions, the Company and its subsidiaries are exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, the risk that sensitive customer or Company data may be compromised, and the risk of operational errors, including clerical or record-keeping errors. The Company seeks to mitigate operational risks through a system of internal controls; however, there can be no assurance that these efforts will be successful or result in a reduction of the intended risk exposure. Failure to do so may result in losses incurred by the Company, including explicit charges, increased operational costs in the form of noninterest expenses, litigation costs, harm to the Company’s reputation, and forgone opportunities with regards to future growth. Such losses may have a materially adverse effect on the business, our financial condition and results of operations.

Reputational risk and social factors may impact our results of operations.

Our ability to originate and maintain accounts is highly dependent upon customer and other external perceptions of our business practices and financial health. Adverse perceptions regarding our business practices or financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or the financial services industry as a whole, may also adversely impact our reputation. Negative public opinion surrounding our Company or our industry may also result in greater regulatory or legislative scrutiny, which may lead to laws, regulations or regulatory actions that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk.

The loss of key personnel may adversely affect our operating results.

Our success is, and is expected to remain, highly dependent on our senior management team. We rely heavily on our senior management because, as a community bank, our management’s extensive knowledge of, and relationships in, the community generates business for us. Successful execution of our business strategies will continue to place significant demands on our management and the loss of any such persons’ services may adversely affect our ability to resolve these problems, recapitalize the Company, grow and remain profitable.

On December 4, 2013, the Company appointed Kendall L. Spencer as President and Chief Executive Officer to provide advanced leadership and commercial banking management expertise as well as additional proficiencies in strategic financial planning and execution of operational initiatives. On September 2, 2014, the Company appointed Joseph W. Amy as Executive Vice President and Chief Credit Officer to replace Margaret A. Incandela who resigned from that position effective August 29, 2014. We also continue to rely upon the services of Scott M. Hall, Executive Vice President and the Bank’s President, and Valerie A. Kendall, Executive Vice President and Chief Financial Officer. If the services of these individuals were to become unavailable for any reason, or if we were unable to hire highly qualified and experienced personnel to replace them, our results and financial condition and prospects could be adversely affected.

We are exposed to environmental liability risk with respect to other real estate owned.

A significant portion of our loan portfolio is secured by real property. In the ordinary course of business, the Company may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We have been aggressively managing problem assets and, as a result, have taken title to the underlying collateral for a number of underperforming loans. As of September 30, 2015, we had approximately $3.8 million in other real estate owned. We may be held liable to a governmental entity or to third persons for property damage, personal injury, investigation and clean-up costs incurred in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Our lending limit restricts our ability to compete with larger financial institutions and may limit our growth.

As of September 30, 2015, our per customer lending limit was approximately $14.5 million, subject to further reduction based on regulatory criteria relevant to any particular loan. Accordingly, the size of loans which we can offer to potential customers is less than the size that many of our competitors with larger lending limits are able to offer. This limit has affected and will continue to affect our ability to seek relationships with larger businesses in the market. We seek to accommodate loans in excess of our lending limit through the sale of portions of such loans to other banks although this market has been disrupted from time to time in recent years, as other banks have exited the market or failed, and we may lose loans to competitors. Our lending limit also impacts the efficiency of our lending activities because it lowers our average loan size, which means we have to generate an increased number of transactions in order to achieve the same portfolio volume as other institutions with higher lending limits.

The Company is exposed to credit risk as a result of reliance on the accuracy and completeness of information about clients and counterparties.

The Company often relies on information furnished by or on behalf of customers and counterparties when deciding whether to extend credit or enter into other transactions. Financial statements, credit reports, and related financial information are considered in conjunction with certain representations of those customers, counterparties or other third parties for which there are limited opportunities for management to independently verify. For example, management may assume that a customer’s audited financial statements conform to U.S. generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Reliance on materially misleading information with regards to lending arrangements could have a materially adverse effect on the quality of our loan portfolio and may result in additional losses in the event of borrower default. Such effects may adversely impact the Company’s overall asset quality, financial condition and results of operations.

The allowance for loan losses may not be adequate to cover actual losses.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, anticipated experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for probable loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. Our regulators may also require us to add to our provision for loan losses in the ordinary course of their review of the Bank.

As of September 30, 2015, our allowance for loan losses was $12.6 million which represented 3.15% of our gross loan portfolio as of the same date. Nonperforming assets consisted of approximately $7.0 million in nonperforming loans and $3.8 million in other real estate owned. Management monitors our asset quality and seeks to maintain an adequate loan loss allowance; however, the allowance may not prove sufficient to cover future loan losses. Furthermore, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our nonperforming or performing loans. Accordingly, the allowance for loan losses may not be adequate to cover loan losses, or significant increases to the allowance may be required in the future if economic conditions should worsen. Among other adverse consequences, significant additions to our allowance for loan losses could have a material impact on our financial performance and reduce our net income and capital.

Nonperforming assets take significant time to resolve and expose us to increased risk of loss.

As of September 30, 2015, our nonperforming loans were $7.0 million, or 1.8% of our gross loan portfolio, and our nonperforming assets (which include nonperforming loans) were $10.8 million, or 2.1% of total assets. In addition, we had approximately $2.7 million in loans past due 30-89 days and still accruing interest as of September 30, 2015. The Company experienced a decrease in nonperforming assets of approximately $2.4 million from the prior year ended December 31, 2014. As of December 31, 2014, our nonperforming loans were $9.2 million, or 2.5% of our gross loan portfolio, and our nonperforming assets (which include nonperforming loans) were $13.2 million, or 2.7% of total assets. In addition, we had approximately $6.8 million in accruing loans that were 30-89 days delinquent as of December 31, 2014.

We do not record interest income on nonperforming loans or other real estate owned, thereby adversely affecting our income and increasing our loan administration costs. We also incur the costs of funding problem assets and other real estate owned. When we take collateral in foreclosures and similar proceedings, we are required to mark the collateral to its then fair value less our expected selling costs, which, when compared to the principal amount of the loan, may result in a loss. In addition, given the increased levels of mortgage foreclosures in our market areas, the foreclosure process is now taking longer than it has in recent years; this has served to increase the cost of foreclosures and the time needed to take title to the underlying property. Once we take possession of foreclosed real estate, the costs of maintenance, taxes, security and potential environmental liability can be significant and serve to decrease the amount of recovery we may realize upon a sale of the property.

As described above, our nonperforming assets can adversely affect our net income in a variety of ways, which negatively affects our results of operations and financial condition. While we have used loan sales, workouts, restructurings and other activities to improve our level of problem assets, decreases in the value of these assets, or the underlying collateral, or in the related borrowers’ performance or financial condition may adversely affect our business, results of operations and financial condition, whether or not due to economic and market conditions beyond our control. In addition, the resolution of nonperforming assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. Until economic and market conditions significantly improve, there can be no assurance that we will not experience an increase in nonperforming assets in future periods. As a result, we may continue to incur additional losses related to nonperforming assets, including losses on the potential disposition of loans and foreclosed assets.

We have had to adjust the valuation allowance against our deferred tax assets and reduce our deferred tax asset to zero.

We evaluate deferred tax assets for recoverability based on all available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between future projected operating performance and actual results. As of the end of 2011, the Company established a valuation allowance for all our deferred tax assets, based on available evidence at the time, that it was more-likely-than-not that all of the deferred tax assets would not be realized. In determining the more-likely-than-not criterion, management evaluates all positive and negative evidence as of the end of each reporting period. As of September 30, 2015 and December 31, 2014, respectively, the Company determined that the need for a full valuation allowance still existed. Future adjustments, either increases or decreases, to the deferred tax asset valuation allowance will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income in either the carry-back or carry-forward periods under the tax law.

Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, we may or may not be able to recapture these deferred tax assets in future periods.

Our location on the east coast of Florida makes us susceptible to disruptions in operations due to weather-related problems.

Our Bank branches and corporate headquarters are located in the Jacksonville and Jacksonville Beach, Duval County, Florida area and are vulnerable to tropical storms, hurricanes, tornadoes and flood and wind damage. We cannot predict whether or to what extent damage that may be caused by future weather events will affect our operations or the economies in our current or future market areas. Such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in payment delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of future weather events. Many of our customers have incurred significantly higher property and casualty insurance premiums on their properties located in our markets, which may adversely affect real estate sales and values in our markets.

System failures, interruptions or breaches of security could adversely impact our business and results of operations.

Technology and information systems are essential to our daily business operations, such as systems to manage accounting activities, customer deposits and loan operations. In addition, the Bank provides its customers the ability to bank online. While the Company has established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do occur. In addition, the secure transmission of confidential information over the Internet is a critical element of online banking. The Bank’s network or those of its customers could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. In order to mitigate these risks, the Bank may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. Any inability to prevent security breaches or computer viruses could expose the Bank to litigation or other liabilities and also cause existing customers to lose confidence in the Bank’s systems which could adversely affect our reputation and the ability to generate deposits, and, in turn, adversely affect our financial condition and results of operations.

The Company relies on other companies to provide key components of the Company's business infrastructure.

Third parties provide key components of the Company's business operations such as data processing, recording and monitoring transactions, online banking interfaces and services, Internet connections and network access. While the Company has selected these third party vendors carefully, it does not control their actions. Any problem caused by these third parties, including those resulting from disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, failures of a vendor to provide services for any reason or poor performance of services, could adversely affect the Company's ability to deliver products and services to its customers and otherwise conduct its business. Financial or operational difficulties of a third party vendor could also hurt the Company's operations if those difficulties interface with the vendor's ability to serve the Company. Replacing these third party vendors could also create significant delay and expense. Accordingly, use of such third parties creates an unavoidable inherent risk to the Company's business operations.

We are dependent on the operating performance of the Bank to provide us with operating funds in the form of cash dividends, and the Bank is subject to regulatory limitations regarding the payment of dividends.

We are a bank holding company and, in the ordinary course of business, are dependent upon dividends from the Bank for funds to pay expenses and, if declared, cash dividends to shareholders. A Florida state-chartered commercial bank may not pay cash dividends that would cause the bank’s capital to fall below the minimum amount required by federal or state law. Accordingly, commercial banks may only pay dividends out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except no bank may pay a dividend at any time that the total of net income for the current year when combined with retained net income from the preceding two years, produces a loss. In addition, banks may not pay a dividend if the dividend would result in the bank being “undercapitalized” for prompt corrective action purposes, or would violate any minimum capital requirement specified by law or the Bank’s regulators. The Bank cannot currently pay dividends without prior regulatory approval. Therefore, the Bank may not be able to provide Bancorp with adequate funds to conduct ongoing operations, which would adversely affect our liquidity, financial condition and results of operations.

More specifically, reduced liquidity may adversely affect Bancorp’s ability to pay interest on material company debt in the form of junior subordinated debt related to its trust preferred securities. As of September 30, 2015, Bancorp had approximately $16.3 million of junior subordinated debentures issued incident to trust preferred securities and another $1.2 million of borrowings and other liabilities. Bancorp has depended on the revolving loan agreements with its directors, cash on hand, and net proceeds from capital raise transactions to pay its operating expenses and interest expenses related to its material debt obligations. As of September 30, 2015, Bancorp had approximately $0.9 million of cash on hand and $1.3 million in funds available under its revolving loan agreements. There is no assurance that these sources of liquidity will be sufficient to meet Bancorp’s expenses going forward.

Our business may face significant risks with respect to future expansion.

To supplement our current growth strategy, we may continue to acquire other financial institutions or parts of financial institutions in the future and we may engage in additional de novo branch expansion. Acquisitions and mergers involve a number of risks, including but not limited to the following:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners, and negotiations and consummation of any such transactions;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible dilution to our existing shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill and other intangible assets associated with an acquisition and possible adverse effects on our results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to expand and can give no assurance that such expansion will result in the levels of profits we would expect. We may issue equity securities, including common stock, in connection with future acquisitions, which could cause ownership and economic dilution to our shareholders. There is no assurance that, following any future mergers or acquisitions, our integration efforts will be successful or, after giving effect to the acquisition, that we will achieve profits comparable to, or better than, our historical experience.

Future liquidity needs may exceed our available liquidity sources.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could limit our asset growth and have a materially adverse effect on our liquidity, financial condition and results of operations. Our funding sources include federal funds purchases, non-core deposits, and short- and long-term debt. The Bank is a member of the Federal Home Loan Bank of Atlanta, where we can obtain advances collateralized with eligible assets. The Bank can also use eligible collateral to borrow from the Federal Reserve Bank of Atlanta. We maintain a portfolio of securities that can be used as a secondary source of liquidity.

Other sources of liquidity may be available to us on an as-needed basis, including additional non-core deposits (subject to applicable regulatory restrictions, if any), the sale of debt securities, and the issuance and sale of preferred or common securities in public or private transactions. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms which are acceptable to us, could be impaired by factors that affect us specifically or the financial services industry or economy in general. Our ability to borrow could also be impaired by factors that are not specific to us, such as further disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and elevated levels of volatility and disruption in the credit markets.

Additional capital may not be available when needed and, if available, could result in dilution of our shareholders’ ownership interests.

Any capital that is generated by our operations over the next several years is expected to be needed to support our operations. Additionally, our Board may determine from time to time that we need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances likely would dilute the ownership interest of our then-current shareholders, including the per share book value of our common stock and nonvoting common stock and would only require shareholder approval under certain circumstances. The terms of security issuances by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants, which may have a further dilutive effect on current ownership interests. Also, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs, whether or not an offering is completed successfully. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We are currently authorized to issue up to 20.0 million shares of common stock, 5.0 million shares of nonvoting common stock, and 10.0 million shares of preferred stock, of which 3,480,961 shares, 2,315,321 shares and no shares, respectively, were issued and outstanding as of September 30, 2015. Our Board has the authority, and in certain circumstances without shareholder approval, to issue all or part of the authorized but unissued common stock or nonvoting common stock, and to establish the terms of any series of preferred stock. Any authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other shareholders, including the book value of each share of our common stock and nonvoting common stock.

Shares of capital stock are not an insured deposit.

Shares of our common stock and nonvoting common stock are not a bank deposit and are not insured or guaranteed by the FDIC or any other government agency. Investment in our capital stock is subject to investment risk, which could result in a loss of the entire investment.

Our common stock is thinly traded and, therefore, shareholders and investors may have difficulty selling shares.

Our common stock is thinly traded, which can be more volatile than stock trading in an active public market. We cannot predict whether, or the extent to which, an active public market for our common stock will develop or be sustained. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, and our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire, or at all.

Sales of substantial amounts of our common stock in the open market could depress the stock price of our common stock and the value of our other securities.

Through multiple capital raise transactions completed during 2012 and 2013, the Company registered an additional 5.5 million shares of its common stock and nonvoting common stock. Each share of nonvoting common stock will automatically convert into one share of common stock in the event of a “permitted transfer” to a transferee. Shares of the Company’s common stock and nonvoting common stock issued in the capital raise transactions have been registered for resale with the SEC and are freely tradable without restrictions or further registration under the Securities Act of 1933, as amended. Sales of substantial amounts of these shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock or other securities. Also, these sales might make it more difficult for us to sell equity or equity-related securities at a time and price that we otherwise would deem appropriate.

We do not anticipate paying dividends for the foreseeable future.

We do not anticipate that dividends will be paid on our common stock or nonvoting common stock for the foreseeable future and intend to retain all earnings, if any, to support our business. Future dividend payments will depend on Bancorp’s internal dividend policy, earnings, capital and regulatory requirements, financial condition, and other factors considered relevant by the Board.

A Florida state-chartered commercial bank may not pay cash dividends that would cause the bank’s capital to fall below the minimum amount required by federal or state law. Accordingly, commercial banks may only pay dividends out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as follows: No bank may pay a dividend at any time that the total of net income for the current year, when combined with retained net income from the preceding two years, produces a loss. The Bank met this restriction as of September 30, 2015 as our net income for the year combined with retained earnings from the preceding two years produced a loss. The future ability of the Bank to pay dividends to Bancorp will also depend in part on the FDIC capital requirements in effect at such time and our ability to comply with such requirements.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to JAXB shareholders as part of the solicitation of proxies by JAXB’s board of directors for use at the special meeting to be held on [                    ], at [        ] local time, at [        ], or at any postponement or adjournment thereof.

At the special meeting, JAXB shareholders will be asked to consider and vote upon: (i) a proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve the merger agreement and the transactions contemplated in the merger agreement including, among other things, the merger of JAXB with and into ABCB with ABCB surviving the merger; (ii) a proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve an amendment of JAXB’s articles of incorporation to delete the right, as it relates to the merger, of holders of JAXB nonvoting common stock to elect to receive nonvoting securities of ABCB; (iii) a proposal for holders of JAXB voting common stock to approve, on a non-binding advisory basis, the compensation that certain executive officers of JAXB may receive under existing agreements or arrangements with JAXB in connection with the merger and (iv) a proposal for holders of JAXB voting common stock and JAXB nonvoting common stock to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment.

JAXB shareholders must approve the merger proposal and the charter amendment in order for the merger to occur. If JAXB shareholders fail to approve the merger proposal and the charter amendment, then the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

JAXB has set the close of business on [        ] as the record date for the special meeting, and only holders of record of JAXB voting common stock and JAXB nonvoting common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of JAXB voting common stock or JAXB nonvoting common stock as of the close of business on the record date. On the record date, there were [        ] shares of JAXB voting common stock and [        ] shares of JAXB nonvoting common stock outstanding and entitled to vote and, accordingly, [        ] shares of JAXB voting common stock and [        ] shares of JAXB nonvoting common stock must vote to approve each of the merger proposal and the charter amendment for the merger to occur. You will have one vote on each matter properly brought before the special meeting for each share of JAXB voting common stock and JAXB nonvoting common stock that you owned on the record date and on which matter such share is entitled to vote.

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of JAXB voting common stock and a majority of all of the outstanding shares of JAXB nonvoting common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Vote Required

Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, each voting as a separate class. The charter amendment will be approved if: (i) the votes cast for the proposal by the holders of JAXB voting common stock exceed the votes cast against such proposal by the holders of JAXB voting common stock; and (ii) the votes cast for the proposal by the holders of JAXB nonvoting common stock exceed the votes cast against such proposal by the holders of JAXB nonvoting common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal by the holders of JAXB voting common stock exceeds the number of votes cast against the proposal by the holders of JAXB voting common stock. The adjournment proposal will be approved if the votes cast for the proposal by the holders of JAXB voting common stock and the holders of JAXB nonvoting common stock, voting together as a single group, exceed the votes cast against such proposal by the holders of JAXB voting common stock and the holders of the JAXB nonvoting common stock. In addition, approval of the merger proposal is cross-conditioned upon approval of the charter amendment proposal. In other words, if JAXB shareholders do not approve the merger proposal, the charter amendment proposal will fail; likewise, if JAXB shareholders do not approve the charter amendment, the merger proposal will also fail. Votes to abstain will not be counted as votes cast in favor of the approval of the merger proposal, the approval of the charter amendment, the approval of the merger-related compensation or the approval of the adjournment proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, then it will have the same effect as a vote “AGAINST” the approval of the merger proposal.

If your shares of JAXB common stock are registered directly in your name with the transfer agent of JAXB, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares of JAXB common stock, the shareholder of record. If you are a shareholder of record, this proxy statement/prospectus and the enclosed proxy card(s) have been sent directly to you by JAXB.

If your shares of JAXB common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of JAXB common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of JAXB common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NASDAQ, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger proposal, the charter amendment, the merger-related compensation and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment. As a result, absent specific instructions from the beneficial owner of such shares of JAXB common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of JAXB common stock on any of the proposals at the special meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

Approval of the merger proposal requires the affirmative vote of the holders of the majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, voting as separate classes. Because the required vote to approve the merger proposal is based on the number of JAXB shares outstanding, a failure to vote, an abstention or broker non-vote will have the same effect as a vote AGAINST the merger proposal. If you fail to submit a proxy and fail to attend the special meeting or if your shares of JAXB common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of JAXB common stock, your shares of JAXB common stock will not be voted, but this will not have an effect on the outcome of the vote on the charter amendment, the merger-related compensation proposal or the adjournment proposal.

As of the record date, the directors and executive officers of JAXB and their affiliates beneficially owned and were entitled to vote approximately [        ] shares of JAXB voting common stock representing approximately [        ]% of the shares of JAXB voting common stock outstanding on that date and also owned and were entitled to vote approximately [ ] shares of JAXB nonvoting common stock representing approximately [ ] % of the shares of JAXB nonvoting common stock outstanding on that date. ABCB has entered into a Voting and Support Agreement with JAXB and certain JAXB shareholders, pursuant to which these shareholders have agreed, solely in their capacity as shareholders of JAXB, to vote their shares of JAXB voting common stock and JAXB nonvoting common stock in favor of the approval of the merger proposal, the charter amendment and the adjournment proposal, subject to certain exceptions. For further information, see the section entitled “Proposal 1—The Merger Proposal—Voting and Support Agreement” beginning on page 93 of this proxy statement/prospectus. A copy of the Voting and Support Agreement is attached as Annex C to this proxy statement/prospectus.

Proxies and Revocations

If you are a shareholder of record, you may have your shares of JAXB common stock voted on matters presented at the special meeting in the following ways:

•	By Telephone— using the toll-free number listed on your proxy card(s);

•	By Internet—at the address provided on your proxy card(s);

•	By Mail— by completing, signing, dating and returning the enclosed proxy card(s) in the accompanying prepaid reply envelope; or

•	In Person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of JAXB common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Office of the Corporate Secretary of JAXB by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card(s) (each of them, with full power of substitution) will vote your shares of JAXB voting common stock and JAXB nonvoting common stock in the way that you indicate. When completing the proxy card(s), you may specify whether your shares of JAXB common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of JAXB common stock should be voted on a matter, the shares of JAXB common stock represented by your properly signed proxy will be voted “FOR” the proposals described in this proxy statement/prospectus on which such shares are entitled to vote.

If you are a shareholder of record, you have the right to revoke a proxy at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the special meeting and voting in person, or by giving written notice of revocation to JAXB prior to the time the special meeting begins. Written notice of revocation should be mailed to: Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202, Attention: Corporate Secretary. If your shares of JAXB common stock are beneficially held in “street name” through a bank, brokerage firm or other nominee, then you must follow the instructions of your bank, brokerage firm or other nominee to revoke or change your prior voting instructions.

If you have any questions or need assistance voting your shares, please contact JAXB at:

Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
Telephone: (904) 421-3040
Attention: Valerie A. Kendall

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF JAXB VOTING COMMON STOCK AND NONVOTING COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES IMMEDIATELY BY TELEPHONE, BY INTERNET OR BY MAIL. IF YOU VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD(S) IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Anticipated Date of Completion of the Merger

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus, including the approval of the merger proposal and the charter amendment by JAXB shareholders at the special meeting, ABCB and JAXB expect that the merger will be completed during the first quarter of 2016. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

JAXB’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. JAXB may also reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of JAXB common stock.

THE PARTIES TO THE MERGER

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

Telephone: (904) 421-3040

JAXB, a Florida corporation, is a bank holding company whose business is conducted primarily through The Jacksonville Bank, a Florida-state chartered bank and a wholly-owned subsidiary of JAXB. Through The Jacksonville Bank, JAXB provides a variety of commercial and retail banking services through eight offices in the Jacksonville, Florida metropolitan area, as well as online banking through its virtual branch. JAXB’s product lines include personal and online banking and sweep accounts that may be invested in Goldman Sachs mutual funds, in addition to traditional banking products. JAXB’s loan portfolio includes commercial loans, real estate mortgage loans and consumer and other types of loans, with a particular emphasis on commercial real estate loans. JAXB has specialized in providing services to small business owners, with a particular focus on professional services, wholesalers, distributors and other service industries. Through Fountain Financial, Inc., a subsidiary of The Jacksonville Bank, JAXB serves the investment and insurance needs of bank customers.

JAXB was incorporated on October 24, 1997 as a Florida corporation. At September 30, 2015, JAXB had approximately $505.3 million in total assets, $386.9 million in total loans (net of allowance for loan losses), $433.0 million in total deposits and shareholders’ equity of $42.1 million. Deposits with The Jacksonville Bank are insured, up to applicable limits, by the Federal Deposit Insurance Corporation (the “FDIC”).

The JAXB voting common stock is currently listed on the NASDAQ Capital Market under the symbol “JAXB.” The JAXB nonvoting common stock is not listed or traded on any established securities exchange or quotation system.

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

ABCB, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly-owned subsidiary of ABCB. As a bank holding company, ABCB performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

ABCB is headquartered in Moultrie, Georgia, and, through Ameris Bank, provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in ABCB’s business areas with autonomy but do so as one bank, leveraging ABCB’s favorable geographic footprint in an effort to acquire more customers.

ABCB was incorporated on December 18, 1980 as a Georgia corporation. ABCB operates 117 domestic banking offices with no foreign activities. At September 30, 2015, ABCB had approximately $5.2 billion in total assets, $3.6 billion in total loans (net of allowance for loan losses), $4.5 billion in total deposits and stockholders’ equity of $502.3 million. Deposits with Ameris Bank are insured, up to applicable limits, by the FDIC.

The ABCB common stock is listed on the NASDAQ Global Select Market under the symbol “ABCB.”

PROPOSAL 1 - THE MERGER PROPOSAL

Holders of JAXB common stock, $0.01 par value per share (the “JAXB voting common stock”), and JAXB nonvoting common stock, $0.01 par value per share (the “JAXB nonvoting common stock”), are being asked to approve the adoption of the Agreement and Plan of Merger, dated as of September 30, 2015, as it may be amended from time to time, by and between Ameris Bancorp, a Georgia corporation (“ABCB”), and JAXB (the “merger agreement”), and the transactions contemplated in the merger agreement including, among other things, the merger of JAXB with and into ABCB with ABCB surviving the merger (the “merger”).

Approval of the merger proposal requires the affirmative voting of the holders of a majority of the outstanding shares of JAXB voting common stock and a majority of the outstanding shares of JAXB nonvoting common stock, voting as separate classes. Because the required vote to approve the merger proposal is based on the number of JAXB shares outstanding, a failure to vote, an abstention or broker non-vote will have the same effect as a vote AGAINST the merger proposal. In addition, approval of the merger proposal is cross-conditioned upon approval of the charter amendment proposal. In other words, if JAXB shareholders do not approve the merger proposal, the charter amendment proposal will fail; likewise, if JAXB shareholders do not approve the charter amendment proposal, the merger proposal will also fail. If you fail to submit a proxy and fail to attend the special meeting or if your shares of JAXB common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of JAXB common stock, your shares of JAXB common stock will not be voted, but this will not have an effect on the outcome of the vote on the charter amendment, the merger-related compensation or the adjournment proposal.

JAXB’s board of directors unanimously recommends that JAXB shareholders vote “FOR” approval of the merger proposal.

General

This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about JAXB or ABCB. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings JAXB and ABCB make with the SEC, as described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain ABCB Documents by Reference” beginning on pages i and 191 of this proxy statement/prospectus, respectively.

Transaction Structure

Pursuant to the merger agreement, JAXB will merge with and into ABCB with ABCB surviving the merger as the surviving corporation. Immediately thereafter, The Jacksonville Bank, JAXB’s banking subsidiary, will merge with and into ABCB’s banking subsidiary, Ameris Bank, with Ameris Bank continuing as the surviving entity.

Per Share Merger Consideration

Unless adjusted pursuant to the terms of the merger agreement, each share of JAXB common stock issued and outstanding immediately prior to the completion of the merger (other than excluded shares and shares held by shareholders who properly demand appraisal rights under Sections 607.1301 to 607.1333 of the FBCA) will be converted into the right to receive either:

•	0.5861 shares of ABCB common stock, or

•	$16.50 in cash, without interest.

Notwithstanding the foregoing, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock. Cash will be paid in lieu of fractional shares.

The completion of the merger is subject to a price floor which, if reached prior to the completion of the merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the merger being terminated.

Also, if after the date of the merger agreement and at or prior to the effective time, the outstanding shares of ABCB common stock or JAXB common stock are changed into a different number of shares or type of securities by reason of any reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of ABCB common stock or JAXB common stock with a record date during such period, or if any similar event occurs, then the per share stock consideration and the per share cash consideration will be adjusted to provide the holders thereof the same economic effect as contemplated by the merger agreement.

Background of the Merger

From 2008 until 2014, like many community banks, JAXB was severely impacted by the 2007 financial crisis and resulting increased federal and state regulations adopted in response to the crisis. As a result, JAXB’s board of directors was required to implement a broad strategy to raise additional capital from third parties, including CapGen Capital Group IV, LP (which is sometimes referred to as “CapGen”), to execute a recapitalization plan, to respond to heightened requirements of its federal and state regulators and to dispose of substandard assets in order to strengthen its balance sheet, increase tangible common equity and improve capital adequacy ratios. As part of its capital raising efforts, in 2010, JAXB sold 194,445 shares of JAXB voting common stock to accredited investors for aggregate gross proceeds of $35 million, and in 2012, JAXB sold 50,000 shares of Mandatorily Convertible, Noncumulative, Nonvoting Perpetual Preferred Stock, Series A to accredited investors for aggregate gross proceeds of $50 million. CapGen was the lead investor in both capital raises. In 2013, JAXB conducted concurrently a rights offering to eligible existing shareholders of nontransferable subscription rights and a public offering to purchase shares of JAXB voting common stock at a price of $10.00 per share, selling a total of 500,000 shares of JAXB voting common stock for aggregate gross proceeds of $5 million. Also in 2013, at the direction of JAXB’s board of directors, JAXB implemented a 1-for-20 reverse stock split of the outstanding shares of JAXB common stock. Consequently, the aggregate par value of the JAXB common stock eliminated in the reverse stock split was reclassed on JAXB’s consolidated balance sheets from common equity to additional paid-in capital. The execution of this long-term strategy resulted in general improvements to JAXB’s financial condition, asset quality and results of operations beginning in 2014.

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, particularly as part of its relatively small market capitalization, JAXB’s board of directors, in consultation with senior management and outside legal and financial advisors, periodically reviewed and assessed JAXB’s business strategies and objectives, including strategic opportunities and challenges, and considered various strategic options potentially available, all with the goal of enhancing value for JAXB’s shareholders. The strategic discussions focused on, among other things, the business environment facing community banks in general and JAXB, in particular, current conditions and ongoing trends toward consolidation in the financial services industry, and the difficulty in profitably growing and operating a financial institution under current economic and competitive conditions (including the challenges presented by current and anticipated business and regulatory environments).

On March 6, 2015, the Chief Executive Officer of another publicly traded financial institution (“Institution A”) contacted Donald F. Glisson, Jr., the Chairman of JAXB’s board of directors, with whom the CEO had an existing relationship, to ask if JAXB would be interested in exploring a business combination transaction. Chairman Glisson and the CEO of Institution A met on March 13, 2015 to further discuss exploring a possible business combination. The discussion was general in nature and did not include any specific proposal. Mr. Glisson has known the CEO of Institution A for over 20 years and the two have kept in touch during that time; the CEO knew of Mr. Glisson’s position as Chairman of JAXB.

On March 30, 2015, JAXB’s board of directors met telephonically, at which time Chairman Glisson informed the board that Institution A had approached JAXB about very preliminarily considering a possible combination. JAXB’s board of directors was then provided with publicly available information about Institution A and discussed the advisability of preliminary talks with Institution A. JAXB’s board of directors then authorized Chairman Glisson to cause JAXB to enter into a confidentiality agreement and to continue the preliminary discussions with Institution A.

On April 8, 2015, JAXB and Institution A entered into a confidentiality agreement. Over the course of the next few weeks, Institution A conducted a due diligence process with respect to JAXB. Institution A also engaged a financial advisor to assist it in exploring a possible business combination.

On April 19, 2015, JAXB’s board of directors determined that it was in the best interests of JAXB and its shareholders to engage a financial advisor to assist JAXB in evaluating potential offers from parties interested in a business combination, including any offer from Institution A. Chairman Glisson suggested that JAXB engage Hovde because, among other reasons, Hovde was familiar with JAXB, having served as JAXB’s financial advisor on prior transactions, including JAXB’s rights offering and concurrent public offering in 2013. In making its determination, the directors also considered Hovde’s knowledge of JAXB and the Florida banking market, Hovde’s reputation and its extensive experience in representing financial institutions in Florida merger transactions. After reviewing the terms of a proposed engagement letter with Hovde, JAXB’s board of directors approved Hovde’s engagement as financial advisor to JAXB. On April 20, 2015, JAXB executed an engagement letter to retain Hovde as its exclusive financial advisor.

Following Hovde’s engagement, JAXB’s board of directors asked a Hovde representative to perform a valuation analysis of JAXB and to propose a price to be paid by Institution A in a potential business combination transaction. After performing the analysis, the Hovde representative suggested a price of $14.00 per share of JAXB common stock based on his review of the current Florida merger and acquisition market for banks and a valuation analysis of JAXB. The board then directed the Hovde representative to engage in discussions with Institution A based on this proposed price per share.

On April 23, 2015, at the direction of JAXB’s board of directors, a Hovde representative informed the financial advisor to Institution A that JAXB may have an interest in a business combination transaction in an all stock merger for a price of approximately $14.00 per share of JAXB common stock. Chairman Glisson also spoke with the CEO of Institution A to discuss proposed terms of a possible business combination.

On April 28, 2015, JAXB’s board of directors met in executive session to discuss, among other things, the status of negotiations with Institution A. Chairman Glisson also reported that Hovde had been engaged and was prepared to advise JAXB upon receipt of an offer from Institution A.

On May 6, 2015, Chairman Glisson asked JAXB’s board of directors to consider forming a special merger committee (the “Merger Committee”) to review and analyze any acquisition proposals or indications of interest that may be presented to JAXB and to report the Committee’s recommendations to the full board of directors. After discussion, JAXB’s board of directors approved the formation of the Merger Committee.

On May 21, 2015, the CEO of Institution A advised Chairman Glisson that the highest price Institution A could offer to pay to JAXB shareholders in a merger transaction would be approximately $11.00 per share of JAXB common stock. Chairman Glisson informed the CEO of Institution A that JAXB would not be interested in pursuing a business combination transaction at that price.

On May 26, 2015, JAXB’s board of directors met in executive session to discuss the status of the negotiations between JAXB and Institution A. At that meeting, Chairman Glisson reported that he had received a phone call from the CEO of Institution A on May 21, 2015 in which the CEO stated that Institution A was not prepared to move forward at the present time with a possible business combination. The CEO of Institution A informed Mr. Glisson that his management team needed to see two or three more quarters of JAXB profitability before giving further consideration to a possible business combination. The CEO further stated that if JAXB were able to produce continued earnings and recover a deferred tax asset, then Institution A would consider a transaction price in the vicinity of approximately $12.50 per share of JAXB common stock.

On July 28, 2015, JAXB’s board of directors met with a Hovde representative to discuss potential strategic business combinations and to evaluate JAXB’s options to engage in a strategic business combination. The Hovde representative gave a presentation on the current Florida merger and acquisition market for banks, an analysis of possible buyers of JAXB, a valuation analysis of JAXB and a timeline for a possible business combination transaction. After a lengthy discussion with Hovde on its analysis and assessments, JAXB’s board of directors determined that it would be in the best interests of JAXB and its shareholders to direct Hovde to make confidential preliminary inquiries with an identified list of potential buyers to determine who might be interested in a potential business combination with JAXB.

On the same day, July 28, 2015, Dennis J. Zember Jr., the Chief Financial Officer of ABCB, emailed the Hovde representative to request a meeting after hearing at a community banking conference that Hovde had been engaged as JAXB’s financial advisor. On August 3, 2015, Edwin W. Hortman, Jr., the Chief Executive Officer of ABCB, and Mr. Zember met with the Hovde representative to discuss ABCB’s interest in possibly acquiring JAXB. ABCB informed Hovde that its executives were relocating to Jacksonville, Florida and were highly motivated to complete a business combination in the Jacksonville, Florida market. Hovde advised Messrs. Hortman and Zember that JAXB might be interested in discussing a possible transaction at a range of $17.00 per share of JAXB common stock.

On August 5, 2015, Mr. Zember called the Hovde representative to offer pursuing a transaction in the range of $16.00 to $16.50 per share of JAXB common stock with shares of ABCB common stock to constitute a majority of the merger consideration. They also indicated that ABCB would be able to conduct due diligence and negotiate definitive documents quickly.

On August 6, 2015, the Hovde representative and Mr. Zember further discussed various issues relating to JAXB’s current financial position and a possible business combination and also discussed entering into a confidentiality agreement.

On August 7, 2015, ABCB and JAXB entered into a confidentiality agreement.

On August 10, 2015, the Merger Committee held a telephonic meeting to discuss the non-binding ABCB proposal and review information on ABCB. Hovde had provided three reports to the Merger Committee for review: an analysis of FIG Partners relating to ABCB, SNL’s profile of ABCB and Hovde’s preliminary offer analysis of ABCB’s proposal. The Merger Committee members discussed that ABCB was requesting an exclusivity period to complete its due diligence and further consider negotiation of a merger agreement for a target merger price of $16.50 per share of JAXB common stock. The Merger Committee members discussed the proposed pricing in the context of historical Florida merger transactions and noted that ABCB’s offer was considerably better than what JAXB could have reasonably anticipated based on Hovde’s analysis of recent bank merger and acquisition transactions. The Merger Committee also discussed certain information about ABCB that made it an attractive business combination partner, including that ABCB has a strong presence in Jacksonville and desires to raise its profile in the market, that ABCB’s executives are familiar with JAXB and its key employees and customers, and SNL’s favorable evaluation of ABCB. The Merger Committee also considered the advantages and disadvantages of a negotiated transaction versus our auction process. The Merger Committee then determined to move the proposal to JAXB’s full board of directors for consideration.

On August 12, 2015, a special meeting of JAXB’s board of directors was held for the purpose of considering the merits of the ABCB proposal. The board members had previously been provided with the analysis of FIG Partners relating to ABCB, SNL’s profile of ABCB and Hovde’s preliminary analysis of ABCB’s proposal. Chairman Glisson summarized the proposed transaction and information about ABCB, as well as timing expectations. After lengthy discussion, including the type of consideration proposed in the merger, the state of the overall mergers and acquisitions market in Florida, and whether, based on Hovde’s analysis and other considerations, to conduct a pre-signing market check, the directors approved authorizing JAXB management to continue discussions with ABCB towards the possibility of entering into a definitive merger agreement.

On August 13, 2015, ABCB confirmed to Hovde that it was interested in pursuing a transaction at $16.50 per share of JAXB common stock and sent Hovde a non-binding letter of intent with a 45-day exclusivity period. Also on August 13, 2015, the Merger Committee authorized Mr. Glisson to sign the letter of intent, which was signed on behalf of JAXB that same day.

On August 17, 2015, the Merger Committee met to discuss retention of legal counsel to assist JAXB in connection with a possible merger transaction. Legal counsel was retained on August 20, 2015.

In mid to late August, 2015, ABCB conducted formal due diligence on JAXB and confirmed its pricing. On August 25, 2015, an executive session of JAXB’s board of directors was held. Chairman Glisson provided an update on the due diligence process being conducted by ABCB and discussed additional information regarding possible transaction timing.

On September 4, 2015, ABCB sent a first draft of a merger agreement to JAXB. On September 8, 2015, JAXB retained Saltmarsh, Cleaveland & Gund, a Florida-based accounting firm (“Saltmarsh”), to assist it in a due diligence review of ABCB.

Over the course of the next few weeks, counsel for ABCB and JAXB, as well as the financial advisors and senior officers of ABCB and JAXB, negotiated and finalized the definitive merger agreement and related agreements. In addition, during this period, CapGen Capital Group IV, LP agreed to execute a voting and support agreement in favor of the proposed merger. JAXB directors Robert B. Goldstein and John P. Sullivan are also principals of CapGen. During this period, ABCB and JAXB completed their respective due diligence reviews of the other, and provided materials to the boards of their respective companies for review. JAXB’s due diligence on ABCB included, among other things, review of ABCB’s financial position, credit and lending processes, credit risk and interest rate risk positions, IT matters, human resources, internal audits, corporate governance documents and other compliance matters. The reverse due diligence process included onsite visits to ABCB by JAXB executives on September 24, 2015 and discussions between JAXB advisors and ABCB advisors.

On September 17, 2015, another financial institution made an unsolicited phone call to a former JAXB director to inquire if JAXB would be interested in discussing a possible business combination. The former JAXB director contacted Mr. Glisson and advised him of the inquiry. At the direction of Chairman Glisson, Hovde advised the other financial institution that JAXB was in an exclusivity period with another interested party and that the parties appeared to be on track for entering into a definitive agreement.

On September 18, 2015, ABCB and JAXB extended the 45-day exclusivity period by an additional six days to provide additional time to finalize due diligence and the documents related to the proposed business combination.

On September 29, 2015, the Merger Committee met to review the proposed merger and to review the findings of JAXB’s due diligence. Representatives from Hovde, Saltmarsh and merger counsel for JAXB were present at the meeting as well as members of JAXB management. The Saltmarsh representative and management detailed the extensive due diligence that had been conducted with respect to ABCB and reported on their findings. A discussion with the Merger Committee followed. The Merger Committee then unanimously approved the recommendation to seek approval of the full board of directors.

On September 30, 2015, JAXB’s board of directors held a special meeting to review and consider the merger agreement and related agreements. All of JAXB’s directors attended the meeting. In addition, representatives from Hovde, Saltmarsh and merger counsel for JAXB participated in the meeting. JAXB executives involved in the negotiations and due diligence efforts also attended the meeting. JAXB’s merger counsel reviewed for JAXB’s board of directors their fiduciary duties and responsibilities. Saltmarsh reported on JAXB’s due diligence review of ABCB. Mr. Zember and Andrew B. Cheney, ABCB’s Chief Operating Officer, then joined the meeting to make a brief presentation and to answer questions from JAXB’s board of directors with respect to ABCB and the proposed business combination. After Messrs. Zember and Cheney concluded and left the meeting, a representative of Hovde provided JAXB’s board of directors with a presentation of Hovde’s analysis of the fairness of the merger consideration to JAXB shareholders and advised JAXB’s board of directors that Hovde was prepared to issue its opinion to the effect that the merger consideration is fair to JAXB shareholders from a financial point of view. JAXB’s merger counsel then reviewed the terms and conditions of the merger agreement, the Voting and Support Agreement and related agreements. JAXB’s board of directors board had a lengthy discussion with its advisors on the reasons for the proposed merger. After taking into account, among other things, the factors described in the section entitled “Proposal 1—The Merger Proposal—JAXB’s Reasons for the Merger; Recommendation of JAXB’s Board of Directors” beginning on page 58 of this proxy statement/prospectus, JAXB’s board of directors unanimously approved the merger agreement, authorized its execution in substantially the form presented at the meeting, and recommended that JAXB shareholders vote to approve the merger agreement and the merger.

Following approval of JAXB’s board of directors, on September 30, 2015, JAXB and ABCB signed the merger agreement and the transaction was announced in a joint press release issued on October 1, 2015.

JAXB’s Reasons for the Merger; Recommendation of JAXB’s Board of Directors

After careful consideration, at its meeting on September 30, 2015, JAXB’s board of directors determined that the merger is in the best interests of JAXB and its shareholders. Accordingly, JAXB’s board of directors, by a unanimous vote, approved the merger agreement and the transactions contemplated thereby and unanimously recommended that JAXB shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby. In addition, all of JAXB’s directors, as well as certain of JAXB’s executive officers and CapGen, have agreed to vote the stock of JAXB over which they have voting authority in favor of the merger agreement and the transactions contemplated thereby, subject to certain exceptions.

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, and recommend the merger to its shareholders, JAXB’s board of directors evaluated the merger and the merger agreement and the related ancillary agreements, in consultation with JAXB’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in the order of priority:

•	its belief, based on discussions and negotiations by JAXB’s board of directors and the Merger Committee and its financial advisor, that the merger consideration of $16.50 per share of JAXB common stock (in cash or a number of shares of ABCB common stock based on the exchange ratio and subject to the terms set forth in the merger agreement) was the highest price ABCB was willing to pay;

•	current and historical market prices of JAXB common stock relative to the per share merger consideration, and the fact that the value of the per share merger consideration represented a premium of 28% over JAXB’s weighted average price for the twenty (20) trading days prior to August 13, 2015 (the date of the ABCB letter of intent), a premium of 10% over the closing price of JAXB’s shares on September 29, 2015 (the last full trading day before the board of directors met to review and consider approval of the merger agreement) and a premium to book value multiple of approximately 2.37 times;

•	its belief that (a) based on discussions with ABCB, ABCB would walk away from the merger if JAXB were to enter into discussions with multiple potentially interested parties or been subject to a public or private “auction” and (b) neither JAXB nor its financial adviser would be able to find an interested party willing to pay more than the merger consideration offered by ABCB, due in part to the unique strategic benefit that ABCB will receive as a result of the merger;

•	its belief that, based on JAXB’s overall 2015 year-to-date performance as well as its performance in previous years, the price of JAXB common stock in the short or medium term was highly unlikely to exceed the future equivalent of the merger consideration;

•	information about JAXB and ABCB, including the business and financial condition, results of operations, earnings and business prospects of each;

•	based on a review of possible alternatives to a sale, including the prospects of (a) continuing to operate JAXB in accordance with its existing business plan, (b) modifying the existing business plan, or (c) undertaking strategic initiatives, the potential value to JAXB shareholders of such alternatives, and taking into account, among other things, the timing and likelihood of actually achieving additional value for JAXB shareholders from these alternatives, its belief that none of these alternatives were reasonably likely to create value for JAXB shareholders greater than the merger consideration;

•	its knowledge of the current and prospective environment in which JAXB operates, including national and local economic conditions, the competitive environment, the interest rate environment, the trend toward consolidation in the financial services industry and the potential risks these pose for JAXB’s potential growth, development, productivity, profitability and strategic options;

•	the challenges of cost-effectively delivering state-of-the-art banking products and services on a competitive basis while shouldering an increased regulatory compliance burden;

•	its confidence in the competence, experience and integrity of management of both JAXB and ABCB;

•	information from investment banks and other resources regarding the financial terms of recent business combinations involving banks and bank holding companies, particularly in Florida, as well as the impact the merger would have on ABCB in comparison to the impact other buyers have experienced in other Florida deals;

•	the complementary strengths of ABCB and JAXB, and its belief that ABCB’s brand, broad product offerings and larger market presence could facilitate accelerated growth in JAXB’s businesses;

•	its belief that ABCB’s financial strength would result in a combined company that would be well positioned to serve JAXB’s customers and communities and allow the combined company to grow on a larger geographical platform;

•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	the risks and challenges inherent in pursuing a growth strategy for JAXB in the absence of a transaction like the merger, and the opportunity to achieve a scale of operations that might not be achievable by JAXB for several years in the absence of the merger, if ever;

•	its belief that, though JAXB needs to be significantly larger in order to be competitive in its industry, JAXB has not in recent years been successful in growing through acquisition and its financial position and stock price do not accommodate rapid growth by merger or combination with other banks;

•	the financial analysis reviewed and discussed with JAXB’s board of directors by Hovde on September 30, 2015, and Hovde’s written opinion rendered to JAXB’s board of directors on the same date with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of JAXB common stock;

•	the financial terms of the merger and other provisions of the merger agreement, including:

o	the parties’ respective representations, warranties, covenants and other agreements;

o	conditions to closing that can be expected to be fulfilled;

o	a provision that permits JAXB’s board of directors, subject to the terms and conditions of the merger agreement, to consider potentially superior third-party acquisition proposals;

o	the ability of JAXB’s board of directors to terminate the merger agreement in the event, under certain circumstances, of a drop in the ABCB common stock price; and

o	the fact that the termination fee, as a percentage of the value of the merger, is of the same magnitude as termination fees in similar transactions, which JAXB’s board of directors believes will not materially discourage other bidders from making alternative proposals;

•	the ability of JAXB’s shareholders to choose the form of consideration to be received in the merger, subject to certain limitations as provided in the merger agreement, including that JAXB shareholders will have the opportunity to receive a portion of the merger consideration in shares of ABCB common stock on a tax-free basis, which would allow JAXB shareholders to participate in the future performance of the combined company’s businesses and synergies resulting from the merger;

•	the greater market capitalization of the combined company and greater trading volume and liquidity of ABCB’s common stock;

•	the ability of ABCB to pay the cash portion of the merger consideration;

•	the ability of ABCB to receive the requisite regulatory approvals in a timely manner;

•	the high likelihood of, and anticipated time for, completion of the merger;

•	the expected treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes with respect to the JAXB common stock exchanged for ABCB common stock;

•	the fact that appraisal rights are available to shareholders;

•	the opportunity to expand relationships with JAXB’s existing customer base through the increased lending capacity afforded by the combined company;

•	the fact that ABCB offers a broader product offering in the areas of small business administration (SBA) lending, residential mortgage lending, and retail and consumer banking;

•	the additional lines of business that ABCB offers that JAXB does not, such as agricultural lending, warehouse lending, municipal banking, and wealth management (including investment management and advisory services);

•	the anticipated positive impact to JAXB’s existing customers, resulting from ABCB having a community banking business model similar to JAXB, and the retention of the vast majority of JAXB’s customer-facing employees;

•	the mutual understanding that JAXB and ABCB share similar operating cultures, core values and approaches to servicing their respective markets, and the mutual respect of the two management teams; and

•	other short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of JAXB, as well as the communities within which JAXB and ABCB operate, and the fact that ABCB has a strong presence Jacksonville, Florida.

JAXB’s board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	that a portion of the merger consideration will be paid through the issuance of a fixed number of shares of ABCB common stock and any decrease in the market price of ABCB common stock will result in a reduction in the aggregate merger consideration to be received by JAXB shareholders at the time of the completion of the merger subject to the adjustment procedures described in the merger agreement;

•	the need to obtain JAXB shareholder approval, as well as the requisite regulatory approvals, to complete the merger and the risk that those or other conditions would not be satisfied;

•	the possibility that the merger might not close and the negative impact that could have on JAXB’s reputation and earnings, trading price of JAXB common stock, ability to attract and retain key personnel and relationships with key constituencies, including employees and customers;

•	the interests of JAXB’s directors and executive officers in the merger, in addition to their interests as shareholders generally, including the financial interests that are the result of compensation arrangements with The Jacksonville Bank, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these individuals may enter into with ABCB in connection with the merger;

•	JAXB’s inability to accurately predict the future operating results and earnings potential of ABCB;

•	the potential displacement of JAXB’s employees, including members of management, and the adverse anticipated effect on those employees;

•	the requirement that JAXB conduct its business in the ordinary course and the other restrictions on the conduct of JAXB’s business prior to the completion of the merger, which may delay or prevent JAXB from undertaking strategic or other business opportunities that may arise pending completion of the merger;

•	that certain terms of the merger agreement prohibit JAXB from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	notwithstanding its belief, as noted above, as to the reasonableness of the termination fee, the risk that the terms of the merger agreement relating to the payment of a termination fee under specified circumstances could have the effect of discouraging other parties that might be interested in a transaction with JAXB from proposing such a transaction;

•	limited remedies in the event of ABCB’s breach of the merger agreement;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of JAXB’s business, operations and workforce with those of ABCB, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•	the merger-related costs;

•	that the Voting and Support Agreement, under which certain shareholders have agreed to, subject to certain conditions, vote in favor of the merger agreement, could discourage other parties that may be interested in a transaction with JAXB, although the Voting and Support Agreement will terminate automatically if the merger agreement is terminated in accordance with its terms, including termination by JAXB’s board of directors to enter into a definitive agreement with respect to a superior proposal;

•	the potential risk of diverting management attention and resources from the operation of the business of JAXB and towards completion of the merger and integration of operations; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by JAXB’s board of directors is not intended to be exhaustive, but is believed to include all material factors considered by JAXB’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, JAXB’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of JAXB’s board of directors may have given different weight to different factors. JAXB’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, JAXB management and JAXB’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

It should be noted that this explanation of JAXB’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 32 of this proxy statement/prospectus.

Opinion of Our Financial Advisor

The fairness opinion and a summary of the underlying financial analyses of JAXB’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of JAXB. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by JAXB or ABCB. You should review the copy of the fairness opinion, which is attached as Annex D.

Hovde has acted as JAXB’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with JAXB and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with JAXB’s board of directors and, on September 30, 2015, delivered a written opinion to JAXB’s board of directors that the merger consideration to be received by the shareholders of JAXB in connection with the merger was fair to the shareholders of JAXB from a financial point of view.

The full text of Hovde's written opinion is included in this proxy statement/prospectus as Annex D and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.  Hovde's opinion was directed to JAXB’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by JAXB’s shareholders in connection with the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of JAXB and material prepared in connection with the merger, including, among other things, the following:

•	reviewed a draft of the Agreement and Plan of Merger, by and between ABCB and JAXB, dated September 22, 2015, as provided to Hovde by JAXB (the “Agreement”);

•	reviewed certain unaudited financial statements for JAXB and ABCB for the six-month period ended June 30, 2015;

•	reviewed certain historical annual reports of JAXB and ABCB, including audited annual reports for the year ended December 31, 2014;

•	reviewed certain historical publicly available business and financial information concerning JAXB and ABCB;

•	reviewed certain internal financial statements and other financial and operating data concerning of JAXB and ABCB;

•	reviewed financial projections prepared by certain members of senior management of JAXB;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•	assessed the general economic, market and financial conditions;

•	reviewed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed historical market prices and trading volumes of the ABCB common stock;

•	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

•	performed such other analyses and considered such other factors as Hovde have deemed appropriate.

Hovde also conducted meetings and had discussions with members of senior management of JAXB and ABCB for purposes of reviewing the business, financial condition, results of operations and future prospects of JAXB and ABCB, as well as the history and past and current operations of JAXB and ABCB and JAXB’s and ABCB’s historical financial performance, outlook and future prospects. Hovde also discussed with management of JAXB its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by JAXB and ABCB, and in the discussions it had with management of JAXB. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by JAXB and ABCB, and assumed that the financial forecasts, including the projections regarding under-performing and non-performing assets and net charge-offs, were reasonably prepared by JAXB and ABCB on a basis reflecting the best currently available information and judgments and estimates by JAXB and ABCB, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to independently to verify such information or assumptions.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for JAXB and ABCB, are in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of JAXB or ABCB, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of JAXB or ABCB.

Hovde assumed that the merger would be completed substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by JAXB or any other party to the Agreement and that the final Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger would be in compliance with all laws and regulations that are applicable to JAXB and ABCB. JAXB advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction would be imposed on JAXB or on ABCB that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation would occur that will cause a material adverse change in the prospects or operations of JAXB and ABCB after the merger.

JAXB engaged Hovde on April 20, 2015, to provide JAXB with financial services relating to, among other things, issuing a fairness opinion to JAXB’s board of directors. Pursuant to the terms of the engagement, Hovde will receive consideration in the amount of $50,000 for the delivery of its opinion. At the time the merger is completed, JAXB will pay Hovde a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is completed, JAXB has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, JAXB and ABCB. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which JAXB might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by JAXB’s board of directors in making its determination to approve the Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of JAXB’s board of directors or JAXB’s management with respect to the fairness of the merger consideration to be received by JAXB’s shareholders in connection with the merger. Hovde did not recommend, nor did it determine, the amount of consideration to be paid in connection with the Merger, but only delivered a written opinion to JAXB’s board of directors that the merger consideration to be paid in connection with the merger was fair to the shareholders of JAXB from a financial point of view.

The following is a summary of the material analyses prepared by Hovde and delivered to JAXB’s board of directors on September 30, 2015, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Transactions.

As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States (consisting of the states of Virginia, West Virginia, Tennessee, North Carolina, South Carolina, Georgia, Arkansas, Mississippi, Louisiana, and Florida) announced since January 1, 2013, in which the target had assets between $400 million and $1 billion, nonperforming assets (“NPAs”) to assets of less than 4.0% and a return on average assets (“ROAA”) between 0.00% and 1.00% over the last twelve (12) months (“LTM”). The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2013, in which the target had assets between $450 million and $650 million, NPAs to assets of less than 4.0% and a return on average assets between 0.50% and 1.00% over the last twelve (12) months. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve (12) months preceding, the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (12 transactions for the Regional Group and 14 transactions for the Nationwide Group):

Regional Group: Buyer (State)	Target (State)
Home Bancshares, Inc. (AR)	Florida Business BancGroup, Inc. (FL)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
United Community Banks, Inc. (GA)	MoneyTree Corporation (TN)
BNC Bancorp (NC)	Valley Financial Corporation (VA)
First Horizon National Corporation (TN)	TrustAtlantic Financial Corporation (NC)
IBERIABANK Corporation (LA)	Florida Bank Group, Inc. (FL)
State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)
Seacoast Banking Corp. of Florida (FL)	BANKshares, Inc. (FL)
Banco de Sabadell, SA	JGB Bank, National Association (FL)
CenterState Banks, Inc. (FL)	Gulfstream Bancshares, Inc. (FL)
Bear State Financial, Inc. (AR)	First National Security Company (AR)

Nationwide Group: Buyer (State)	Target (State)
Prosperity Bancshares, Inc. (TX)	Tradition Bancshares, Inc. (TX)
Independent Bank Group, Inc. (TX)	Grand Bank (TX)
Home Bancshares, Inc. (AR)	Florida Business BancGroup, Inc. (FL)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Stupp Bros., Inc. (MO)	Southern Bancshares Corp. (MO)
First Horizon National Corporation (TN)	TrustAtlantic Financial Corporation (NC)
Peoples Bancorp, Inc. (OH)	NB&T Financial Group, Inc. (OH)
Allegiance Bancshares, Inc. (TX)	Farmers & Merchants Bancshares, Inc. (TX)
First Midwest Bancorp, Inc. (IL)	Great Lakes Financial Resources, Inc. (IL)
State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)
Seacoast Banking Corp. of Florida (FL)	BANKshares, Inc. (FL)
First Interstate BancSystem, Inc. (MT)	Mountain West Financial Corp. (MT)
CenterState Banks, Inc. (FL)	Gulfstream Bancshares, Inc. (FL)
CBFH, Inc. (TX)	VB Texas, Inc. (TX)

For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of JAXB as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s LTM; and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of $16.50, which implied a total deal value of $96.4 million for JAXB and were based on June 30, 2015 financial results of JAXB.

Implied Value for JAXB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to- LTM Earnings Multiple		Premium-to-Core Deposits Multiple
Total Deal Value	179.7%	27.4	x	13.1%
Precedent Transactions Regional Group:
Median	146.5%	18.6	x	7.2%
Minimum	124.8%	14.2	x	3.9%
Maximum	243.0%	25.4	x	18.4%
Precedent Transactions Nationwide Group:
Median	151.0%	18.7	x	6.9%
Minimum	100.0%	11.5	x	0.00%
Maximum	286.1%	37.6	x	15.5%

 Using publicly available information, Hovde compared the financial performance of JAXB with that of the median of the precedent transactions from the Regional Group and Nationwide Group. The performance highlights are based on June 30, 2015 financial results of JAXB.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE(1)	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs(2)
JAXB	10.43%	76.59%	0.71%	9.48%	80.90%	3.34%	76.70%
Precedent Transactions Regional Group:
Median	10.20%	82.62%	0.81%	6.91%	71.64%	1.75%	79.53%
Precedent Transactions Nationwide Group:
Median	9.99%	85.09%	0.77%	6.99%	71.29%	2.14%	78.44%

(1) Return on average equity

(2) Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to JAXB, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group ranged between $11.26 and $13.49 per fully diluted share compared to the proposed merger consideration of $16.50 per fully diluted share. The resulting values of the Precedent Transactions Nationwide Group ranged between $11.33 and $13.93 per fully diluted share compared to the proposed merger consideration of $16.50 per fully diluted share.

Income Approach – Discounted Cash Flow Analysis.

Taking into account various factors, including JAXB’s recent performance, the current banking environment and the local economy in which JAXB operates, Hovde determined, in consultation with and based on information provided by management of JAXB, earnings estimates for JAXB over a forward looking five-year period, and JAXB management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. To determine present values of JAXB based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (i) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (ii) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value per fully diluted share of JAXB common stock was calculated based on the present value of JAXB’s after-tax net income based on JAXB management’s forward-looking projections. Hovde utilized a terminal value at the end of 2020 by applying a range of price-to-earnings multiples of 16.6x to 20.6x, with a midpoint of 18.6x, which is the median price-to-earnings multiple derived from transactions in the Regional Group. The present value of JAXB’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 12.0% and 15.0%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of JAXB common stock. The resulting values of the DCF Terminal P/E Multiple ranged between $9.09 and $12.78 per fully diluted share, with a midpoint of $10.83 per fully diluted share.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2020, Hovde applied a range of price-to-tangible book value multiples of 1.27x to 1.67x with the midpoint being 1.47x, which is the median price-to-tangible book value multiple derived from transactions in the Regional Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 12.0% and 15.0%. The resulting values of the DCF Terminal P/TBV Multiple ranged between $8.69 and $12.93 per fully diluted share, with a midpoint of $10.69 per fully diluted share.

These analyses and their underlying assumptions yielded a range of values for JAXB, which are outlined in the table below:

Implied Value for JAXB Based On:	Price-to-Tangible Book Value Multiple	Price-to- LTM Earnings Multiple		Premium-to-Core Deposits Multiple
Total Deal Value	179.7%	27.4	x	13.1%
DCF Analysis – Terminal P/E Multiple
Midpoint	117.1%	17.8	x	2.8%

Implied Value for JAXB Based On:	Price-to-Tangible Book Value Multiple	Price-to- LTM Earnings Multiple		Premium-to-Core Deposits Multiple
DCF Analysis – Terminal P/TBV Multiple
Midpoint	115.5%	17.6	x	2.6%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of JAXB common stock.

ABCB Comparable Companies Analysis.

Hovde used publicly available information to compare selected financial and trading information for ABCB and a group of 18 publicly-traded financial institutions selected by Hovde which was based on active publicly-traded acquirers in the State of Florida:

BancorpSouth, Inc.	IBERIABANK Corporation
Bank of the Ozarks, Inc.	National Commerce Corp.
BankUnited, Inc.	Renasant Corporation
Capital Bank Financial Corp.	Seacoast Banking Corp.
CenterState Banks, Inc.	ServisFirst Bancshares, Inc.
FCB Financial Holdings	Stonegate Bank
Fidelity Southern Corp.	Trustmark Corporation
Hancock Holding Company	United Community Banks
Home Bancshares, Inc.	Valley National Bancorp

The analysis compared publicly available financial and market trading information for ABCB and the data for the 18 financial institutions identified above as of and for the most recent three-month period which was publicly available. The table below compares the data for ABCB and the median data for the 18 financial institutions identified above, with pricing data as of September 25, 2015.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS		Price/ 2016E EPS		Dividend Yield	YTD/ Price Change	Two Year Total Return
ABCB	$913.1	240.1%	24.0	x	12.0	x	0.71%	10.6%	52.2%
Comparable Companies:
Median	$1,436.9	171.3%	18.9	x	14.5	x	1.68%	12.0%	34.8%

ABCB fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to ABCB. Accordingly, an analysis of these results is not strictly mathematical.  Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Accretion / Dilution Analysis.

Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of JAXB and ABCB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of ABCB. In the course of this analysis, Hovde used earnings estimates provided by JAXB’s management for JAXB for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and used the FactSet consensus estimates for earnings estimates for ABCB for the years ending December 31, 2016 and December 31, 2017 and then assumed 12.5% growth for the year ending December 31, 2018. This analysis indicated that the merger is expected to be dilutive by one penny per share to ABCB’s consensus estimated earnings per share of $2.36 in 2016. The analysis also indicated that the merger is expected to be slightly accretive to tangible book value per share for ABCB in 2016 and that ABCB would maintain capital ratios in excess of those required for ABCB to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by JAXB and ABCB prior to and following the merger will vary from the projected results, and the variations may be material.

Other Factors and Analyses.

Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly traded banking companies; and movements in the S&P 500 Index.

Conclusion.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be received in connection with the merger is fair from a financial point of view to JAXB’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex D to this proxy statement/prospectus.

ABCB’s Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement, ABCB’s board of directors consulted with ABCB’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•	its knowledge of ABCB’s business, operations, financial condition, asset quality, earnings and prospects and of JAXB’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of ABCB’s due diligence review of JAXB;

•	its belief that ABCB and JAXB share a compatible community banking model;

•	the fact that JAXB would enable ABCB to expand its existing presence in the attractive Jacksonville, Florida market by the addition of the eight branches operated by JAXB;

•	the belief that, on a pro forma basis giving effect to the merger, the combined entity would be the largest community bank by deposit market share in the Jacksonville, Florida market;

•	the fact that JAXB shareholders would own no more than 7.4% of the outstanding shares of ABCB common stock immediately following the completion of the merger (assuming 2,547,901 shares of ABCB common stock are issued in the merger (excluding the exercise or settlement of any JAXB equity awards prior to the effective time of the merger) and based upon 32,196,117 shares of ABCB common stock outstanding as of September 29, 2015); and

•	the financial and other terms and conditions of the merger agreement, including the fact that the exchange ratio and total number of shares of ABCB common stock to be issued in the merger are essentially fixed.

ABCB’s board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the need to obtain JAXB shareholder approval of the merger and the charter amendment to complete the merger and the risk that those or other conditions would not be satisfied;

•	the possibility that other merger and acquisition opportunities would be foregone while finalizing the merger with JAXB;

•	the potential risks associated with integrating JAXB’s business, operations and workforce with those of ABCB, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•	the potential risk of diverting management attention and resources from the operation of the business of ABCB and towards completion of the merger and integration of operations; and

•	the expenses to be incurred in working towards completion of the merger.

The foregoing discussion of the factors considered by ABCB’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by ABCB’s board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, ABCB’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. ABCB’s board of directors considered all these factors as a whole, including discussions with, and questioning of, ABCB’s management and financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. ABCB’s board of directors considered the foregoing factors as a whole and unanimously concluded that the positive factors outweighed the negative factors, and that the factors as a whole supported a determination to approve and adopt the merger agreement.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the merger will take place on a date to be specified by the parties, which date shall be no later than five (5) business days after satisfaction or waiver of the conditions set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus for a more complete description of the conditions that must be satisfied prior to closing. The completion of the merger sometimes is referred to in this proxy statement/prospectus as the “closing date.”

The merger will become effective upon the later of the date and time upon which (i) the articles of merger complying with the FBCA is filed with the Department of State of the State of Florida or (ii) the certificate of merger complying with the requirements of the Georgia Business Corporation Code, which we refer to as the “GBCC,” is filed with the Secretary of State of the State of Georgia, or such later date and time as may be specified in accordance with the FBCA and GBCC. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the FDIC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. In addition, the Georgia Department of Banking and Finance must also approve the merger and the bank merger.

Once the Federal Reserve approves the merger, we must wait for up to thirty (30) days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, the merger may be completed on or after the 15th day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the FDIC, we must wait for up to thirty (30) days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the FDIC to do so, the bank merger may be completed on or after the 15th day after approval from the FDIC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. We make no assurance that the regulatory approvals can be obtained without taking any action or agreeing to any condition or restriction that would: (i) reasonably be expected to result in ABCB or Ameris Bank becoming subject to any cease-and-desist order, regulatory agreement or formal or informal enforcement action by any governmental authority or (ii) reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (any such action, condition or restriction we refer to as a “materially burdensome regulatory condition”). It is a condition to ABCB’s obligation to complete the merger that no materially burdensome regulatory condition be imposed. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 88 of this proxy statement/prospectus.

Litigation Related to the Merger

The Florida Actions, two putative shareholder class action lawsuits filed against JAXB, the directors of JAXB, and ABCB in the Circuit Court of Duval County, Florida, are currently pending: (i) Paul Parshall v. Jacksonville Bancorp, Inc. et al., Case No. 16-2015-CA-006607, filed on October 16, 2015; and (ii) Patrick Donovan v. Kendall Spencer et al., Case No. 16-2015-CA-006738, filed October 22, 2015. In the Florida Actions, plaintiffs allege that the individual director defendants breached their fiduciary duties to JAXB shareholders in negotiating and approving the merger agreement through an unfair process, that the merger consideration negotiated in the merger agreement does not adequately value JAXB, that JAXB shareholders will not receive fair value for their shares of JAXB common stock in the merger, and that the terms of the merger agreement impose improper deal-protection devices that purportedly preclude competing offers. The complaints in the Florida Actions further allege that JAXB and ABCB aided and abetted the alleged breaches of fiduciary duty by JAXB’s directors. In the Florida Actions, plaintiffs seek preliminary and permanent injunctive relief, including enjoining or rescinding the merger, an award of unspecified damages, attorneys’ fees, and other relief.

The outcome of the Florida Actions cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.  Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. JAXB, JAXB’s directors and ABCB believe that the claims asserted in the Florida Actions are without merit and intend to vigorously defend against these lawsuits.

Accounting Treatment

ABCB prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. ABCB will be treated as the acquirer for accounting purposes.

NASDAQ Global Select Market Listing

The shares of ABCB common stock to be issued in the merger will be listed for trading on NASDAQ Global Select Market.

Delisting and Deregistration of JAXB Common Stock

If the merger is completed, JAXB voting common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act.

ABCB’s Board of Directors and Management Following the Merger

There will be no change in the composition of ABCB’s board of directors or executive officers as a result of the merger. Information about the current ABCB directors and executive officers can be found in the documents listed under the sections entitled “Where You Can Fund More Information” and “Incorporation of Certain ABCB Documents by Reference” beginning on pages i and 191, respectively.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about JAXB or ABCB. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings JAXB and ABCB make with the SEC, as described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain ABCB Documents by Reference” beginning on pages i and 191 of this proxy statement/prospectus, respectively.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about JAXB and ABCB contained in this proxy statement/prospectus or in the public reports of JAXB and ABCB filed with the SEC may supplement, update or modify the factual disclosures about JAXB and ABCB contained in the merger agreement. The merger agreement contains representations and warranties by JAXB, on the one hand, and by ABCB, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by JAXB and ABCB were qualified and subject to important limitations agreed to by JAXB and ABCB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that JAXB and ABCB each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about JAXB or ABCB at the time they were made or otherwise.

Effective Time, Effects of the Merger; Organizational Documents of the Surviving Corporation; Directors and Officers

Effects of Merger

The merger agreement provides for the merger of JAXB with and into ABCB, with ABCB surviving the merger as the surviving corporation.

As a result of the merger, there will no longer be any publicly held shares of JAXB common stock. JAXB shareholders who receive the per share stock consideration in the merger will only participate in the surviving corporation’s future earnings and potential growth through their ownership of ABCB common stock. JAXB shareholders who receive only cash in the merger will not have the opportunity to participate in the surviving corporation’s future earnings and potential growth. All of the rights incident to direct ownership of JAXB common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from JAXB, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of JAXB shall vest in the surviving corporation, and all debts, duties and liabilities of JAXB shall become the debts, liabilities and duties of the surviving corporation.

Under the merger agreement, ABCB may at any time change the method of effecting the combination of ABCB and JAXB (including by providing for the merger of JAXB with a wholly-owned subsidiary of ABCB) if and to the extent requested by ABCB. However, no such change or amendment may: (i) alter or change the amount or kind of the merger consideration; (ii) adversely affect the tax treatment of the merger with respect to shareholders of JAXB; or (iii) adversely affect or materially delay ABCB’s ability to obtain any necessary regulatory approvals or to complete the transactions contemplated by the merger agreement.

Effective Time

On the closing date, the surviving corporation will effect the merger by filing articles of merger with the Department of State of the State of Florida and a certificate of merger with the Secretary of State of the State of Georgia.

The merger will become effective upon the later of these filings or such later date and time as may be specified in accordance with the FBCA and the GBCC.

Effects of the Merger on JAXB Common Stock

At the effective time, each share of JAXB common stock issued and outstanding immediately prior to the effective time (other than shares held by ABCB or by any wholly-owned subsidiary of ABCB or JAXB (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, JAXB or any wholly owned Subsidiary of ABCB or JAXB in respect of a debt previously contracted),and shares held by shareholders who properly demand appraisal rights under Sections 607.1301 to 607.1333 of the FBCA) will be entitled to receive the per share merger consideration, which is described in the section below entitled “The Merger Agreement – Per Share Merger Consideration; Election and Proration Procedures” beginning on page 75 of this proxy statement/prospectus.

Also at the effective time, each share of JAXB common stock issued and outstanding immediately prior to the effective time that is (i) owned or held in treasury by JAXB or (ii) owned by ABCB or by any wholly-owned subsidiary of ABCB or JAXB (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, JAXB or any wholly owned Subsidiary of ABCB or JAXB in respect of a debt previously contracted), which shares we refer to as “excluded shares,” will automatically be canceled and cease to exist. No consideration will be delivered in exchange for any excluded shares. Shares of JAXB common stock which are held by a JAXB shareholder who did not vote in favor of the merger and who is entitled to demand and properly demands the fair value of such shares in compliance with the provisions of Sections 607.1301 to 607.1333 of the FBCA will not be converted into the right to receive the per share merger consideration. Instead, holders of such shares will be entitled to receive payment of the fair value of such shares held by them in accordance with Sections 607.1301 to 607.1333 of the FBCA. If any dissenting shareholder fails to perfect or effectively withdraws its demand for appraisal or otherwise loses its appraisal rights under the FBCA, shares held by such dissenting shareholder will be treated as though such shares had been converted into and exchangeable for, at the effective time, the right to receive the per share merger consideration (without interest). For more information regarding appraisal rights, see the section entitled “Appraisal Rights” of JAXB shareholders beginning on page 187 of this proxy statement/prospectus. In addition, a copy of Sections 607.1301 to 607.1333 of the FBCA is attached as Annex E to this proxy statement/prospectus.

Each share of JAXB common stock converted into the right to receive the per share merger consideration will cease to exist as of the effective time. No fractional shares of ABCB common stock will be issued in connection with the merger. Instead, ABCB will pay to each holder of JAXB common stock who would otherwise be entitled to a fractional share of ABCB common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the average of ABCB common stock closing prices on the NASDAQ over twenty (20) consecutive trading days preceding the later to occur of  (i) the effective date of the last required regulatory approval approving or exempting the merger and (ii) the date of the receipt of the required JAXB shareholder approvals, by such fraction of a share of ABCB common stock to which such JAXB shareholder would otherwise be entitled.

Organizational Documents of the Surviving Corporation; Directors and Officers

ABCB’s articles of incorporation and bylaws that are in effect immediately prior to the effective time will become the articles of incorporation and bylaws of the surviving corporation until amended in accordance with the respective terms thereof and applicable laws. The surviving corporation will continue to exist under the name “Ameris Bancorp.”

The individuals holding positions as directors and officers of ABCB immediately prior to the effective time will become the directors and officers of the surviving corporation. Information regarding the current executive officers and directors of ABCB is contained in documents filed by ABCB with the SEC and incorporated by reference into this proxy statement/prospectus, including ABCB’s Annual Report on Form 10-K for the twelve months ended December 31, 2014 and the portions of the Definitive Proxy Statement on Schedule 14A for ABCB’s 2015 Annual Meeting incorporated by reference therein. See the section entitled “Incorporation of Certain ABCB Documents by Reference” beginning on page 191 of this proxy statement/prospectus.

Per Share Merger Consideration; Election and Proration Procedures; Charter Amendment

Per Share Merger Consideration

Unless adjusted pursuant to the terms of the merger agreement, each share of JAXB common stock issued and outstanding immediately prior to the completion of the merger (other than excluded shares and shares held by shareholders who properly demand appraisal rights under Sections 607.1301 to 607.1333 of the FBCA) will be converted into the right to receive either:

•	0.5861 shares of ABCB common stock, or

•	$16.50 in cash, without interest.

Notwithstanding the foregoing, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock described above will be exchanged for shares of ABCB common stock described above. Cash will be paid in lieu of fractional shares.

The completion of the merger is subject to a price floor which, if reached prior to the completion of the merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the merger being terminated. See the section entitled “The Merger Agreement—Termination Rights and Merger Consideration Adjustment; Termination Fee” beginning on page 90 of this proxy statement/prospectus.

Also, if after the date of the merger agreement and at or prior to the effective time, the outstanding shares of ABCB common stock or JAXB common stock are changed into a different number of shares or type of securities by reason of any reclassification, split-up, stock split, subdivision, combination or exchange of shares, or if any dividend payable in stock or other securities is declared on shares of ABCB common stock or JAXB common stock with a record date during such period, or if any similar event occurs, then the per share stock consideration and the per share cash consideration will be adjusted to provide the holders thereof the same economic effect as contemplated by the merger agreement.

Election of Consideration

Each holder of JAXB common stock has been provided an election statement together with this proxy statement/prospectus permitting such holder to elect to receive the per share stock consideration or the per share cash consideration in exchange for each of his, her or its shares of JAXB common stock. Each holder must complete and return the election statement to the exchange agent (as indicated on the election statement) by the date of the special meeting (or such other time and date as ABCB and JAXB may mutually agree). If your properly completed election statement is not received by the exchange agent by such date, ABCB will determine whether you will receive the per share stock consideration or the per share cash consideration in completing the prorations necessary to achieve both the cash election maximum and the stock election maximum.

Charter Amendment

Pursuant to JAXB’s articles of incorporation, as in effect as of the date of the merger agreement, the holders of JAXB nonvoting common stock are entitled to elect to receive nonvoting securities of the resulting institution in connection with any merger, consolidation, reclassification or other transaction in which the shares of JAXB voting common stock are exchanged for, or changed into, other stock or securities, cash and/or any other property. Under the merger agreement, JAXB agreed to take all necessary action to enable JAXB shareholders to vote at the special meeting to amend JAXB’s articles of incorporation to delete such right as it relates to the merger and, subject to the receipt of JAXB shareholder approval, to file with the Department of State of the State of Florida articles of amendment effecting such amendment in compliance with the requirements of the FBCA.

Exchange and Payment Procedures

At or prior to the closing, ABCB will deposit or cause to be deposited with the exchange agent, for the benefit of the holders of shares of JAXB common stock, sufficient cash and ABCB common stock to be exchanged in accordance with the merger agreement, including the merger consideration. As promptly as practicable after the effective time (and no later than five (5) business days thereafter), ABCB will instruct the exchange agent to mail to each record holder, as of the effective time, of shares of JAXB common stock, a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration.

Promptly after the effective time, JAXB shareholders who surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive the per share merger consideration applicable to each of their shares of JAXB common stock, plus any cash payable in lieu of any fractional shares of ABCB. No interest will be paid or accrue on any merger consideration.

Distributions with Respect to Unsurrendered Shares

No ABCB dividends or other distributions, declared or made with respect to ABCB common stock with a record date after the effective time, will be paid to the holder of any unsurrendered certificate or book entry share until such holder properly surrenders such shares. Subject to applicable law, after doing so, the holder will be entitled to receive the per share merger consideration, fractional share cash amount to which such holder is entitled and any dividends or other distributions that have been payable or become payable with respect to the holder’s whole shares of ABCB common stock. No interest will be payable on the foregoing.

Transfers Following the Effective Time

At the closing date, the stock transfer books of JAXB will be closed and there will be no further registration of transfers of shares of JAXB common stock on the records of JAXB, except for the cancellation of such shares in connection with the merger. From and after the effective time, the holders of certificates or book entry shares that evidenced ownership of shares of JAXB common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. Any bona fide certificates or book entry shares presented to the surviving corporation after the effective time will be canceled and exchanged in accordance with the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund that is not distributed to the holders of JAXB common stock after one hundred eighty (180) days following the effective time will be delivered to ABCB upon demand and from and after such delivery to ABCB, any former holders of JAXB common stock (other than shares as to which the holder has properly demanded appraisal rights under Sections 607.1301 to 607.1333 of the FBCA) who have not properly surrendered their shares may thereafter seek from ABCB the merger consideration payable in respect of such shares of JAXB common stock. Any amounts remaining unclaimed by holders of shares of JAXB common stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of ABCB. Neither ABCB nor any of its subsidiaries will be liable to any holder of shares of JAXB common stock for any shares of ABCB common stock (or any related dividends or distributions) or cash from the exchange fund that is delivered to any public official pursuant to any applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of JAXB common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed in form and substance acceptable to ABCB, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the merger consideration payable in respect of the shares of JAXB common stock represented by that certificate. ABCB may require that such holder post a bond as indemnity against any claims that may be made against ABCB with respect to that certificate.

Withholding Rights

ABCB and the exchange agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of JAXB common stock such amounts as ABCB or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the merger agreement as having been paid to the holder of JAXB common stock from whom such amounts were deducted or withheld.

Treatment of JAXB Equity Awards

Under the merger agreement, awards outstanding under JAXB’s equity incentive plans as of the effective time will be treated as follows:

Treatment of JAXB Stock Options

Immediately prior to the effective time, each JAXB stock option that is outstanding will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the product of: (i) the total number of shares of JAXB voting common stock subject to such JAXB stock option multiplied by (ii) the excess, if any, of the (A) per share equity award consideration over (B) the per share exercise price for the applicable JAXB stock option, less applicable withholding taxes. Any JAXB stock option that has a per share exercise price that is greater than or equal to the per share equity award consideration will be cancelled for no consideration.

Treatment of JAXB Restricted Stock Unit Awards

Immediately prior to the effective time, each outstanding JAXB restricted stock unit award will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the product of: (i) the total number of shares of JAXB voting common stock subject to such JAXB restricted stock unit award (prorated, in the case of any JAXB restricted stock unit award subject to performance-based vesting conditions held by an individual whose employment with JAXB or its subsidiaries has terminated prior to the closing of the merger under circumstances not resulting in forfeiture of the applicable award, based on the number of days such employee was employed by JAXB or its subsidiaries during the applicable performance period) multiplied by (ii) the per share equity award consideration, less applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties made by JAXB and ABCB. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	capitalization;

•	deposit accounts;

•	compliance with SEC filing requirements;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC and the absence of undisclosed liabilities;

•	operation in the ordinary course of business and absence of material adverse changes;

•	absence of actions which would impair the tax treatment of the merger as a tax-free reorganization;

•	involvement in litigation and orders issued by governmental authorities;

•	compliance with applicable laws;

Federal Community Reinvestment Act rating;

•	material contracts;

•	broker/finder fees;

•	information supplied for inclusion in this proxy statement/prospectus and the registration statement; and

•	no other representations and warranties other than those contained in the merger agreement.

JAXB makes additional representations and warranties to ABCB in the merger agreement relating to, among other things:

•	title to assets; real property;
•	certain tax matters;

•	loans;

•	investment portfolio;

•	interest rate risk management instruments;

•	intellectual property;

•	certain environmental matters;

•	certain employee benefit matters;

•	labor relations and employment matters;

•	related party transactions;

•	insurance;

•	JAXB information listed in the disclosure schedules to the merger agreement; and

•	receipt of a fairness opinion for the merger.

Some of the representations and warranties contained in the merger agreement are qualified as to “materiality” or by a “material adverse change” or “material adverse effect” standard.

For purposes of the merger agreement, a “material adverse change” or “material adverse effect” with respect to ABCB and its subsidiaries, on the one hand, or JAXB and its subsidiaries on the other, means any event, change, occurrence, effect or development that: (i) has a material and adverse effect on the condition (financial or otherwise), results of operations, business, property or assets of JAXB and its subsidiaries, taken as a whole, or ABCB and its subsidiaries, taken as a whole, as the case may be; or (ii) impairs the ability of JAXB, on the one hand, or ABCB, on the other, as the case may be, to perform its material obligations under the merger agreement or otherwise materially impedes or delays the consummation of the transactions contemplated by the merger agreement or the bank merger agreement or, with respect to JAXB or any of its subsidiaries, constitutes a “specified regulatory action” (defined as the imposition of a regulatory action, order or agreement).

However, in the case of clause (i) above, a material adverse effect or material adverse change will not be deemed to include events, changes, occurrences, effects or developments resulting from or arising out of:

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements or principles (so long as JAXB and its subsidiaries, on the one hand, or ABCB and its subsidiaries, on the other, as the case may be, are not disproportionately affected thereby);

•	changes after the date of the merger agreement in laws, rules or regulations of general applicability to financial institutions (so long as JAXB and its subsidiaries, on the one hand, or ABCB and its subsidiaries, on the other, as the case may be, are not disproportionately affected thereby);

•	changes after the date of the merger agreement in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (so long as JAXB and its subsidiaries, on the one hand, or ABCB and its subsidiaries, on the other, as the case may be, are not disproportionately affected thereby);

•	the impact of the public disclosure, pendency or performance of the merger agreement, the bank merger agreement or the transactions contemplated thereby; or

•	with respect to JAXB and its subsidiaries, actions taken or omitted to be taken with the prior written consent of ABCB or required by the merger agreement or the bank merger agreement, or with respect to ABCB and its subsidiaries, actions taken or omitted to be taken with the prior written consent of JAXB or required by the merger agreement or the bank merger agreement;

so long as, in the case of the first, second and third bullets above, JAXB and its subsidiaries, on the one hand, or ABCB and its subsidiaries, on the other, as the case may be, are not disproportionately affected thereby.

Conduct of Businesses of JAXB and ABCB Prior to Completion of the Merger

Under the merger agreement, JAXB has agreed to certain restrictions on its activities and the activities during the period from the date of the merger agreement to the closing date. In general, JAXB is required to, and to cause its subsidiaries to, maintain its existence under applicable law, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable law and use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist.

The following is a summary of the more significant restrictions imposed upon JAXB, subject to the exceptions set forth in the merger agreement. JAXB will not, and will cause its subsidiaries not to, without ABCB’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned):

•	amend its charter documents;

•	adjust any shares of its equity interests, pay any dividend or other distribution in respect of its equity interests (other than to a wholly-owned subsidiary of JAXB), or acquire any of its securities;

•	except pursuant to contracts or agreements in force at the date of the merger agreement and disclosed to ABCB, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of JAXB;

•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any person;

•	(i) acquire direct or indirect control over any business or person or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other person (except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of JAXB);

•	other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	make any change to its accounting methods, principles or practices, except as required by GAAP or applicable law;

•	except as required under any JAXB employee benefit plan, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice and prorated bonuses with respect to that portion of the then-current fiscal year of JAXB ending at the effective time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice), (ii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or JAXB employee benefit plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to JAXB, in the aggregate, of maintaining such JAXB employee benefit plan, (iii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, or (iv) hire or terminate the employment of any employee of JAXB or its subsidiaries having total annual compensation in excess of $100,000, other than termination for cause;

•	(i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of JAXB’s capital stock or other equity-based compensation or grant to any person any right to acquire any shares of its capital stock; (ii) issue or commit to issue any additional shares of capital stock of JAXB, other than the issuance of shares of JAXB voting common stock upon the exercise of any JAXB stock options or the vesting and settlement of any JAXB restricted stock unit awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of JAXB’s subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

•	make or change any tax election, settle or compromise any tax liability, fail to file any tax return when due, enter into any closing agreement, file any amended tax return or surrender any right to claim a reduction in tax liability;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

•	file any application to establish, or to relocate or terminate the operations of, any banking office;

•	make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

•	except for transactions in the ordinary course of business, terminate, amend, or waive any material provision of, any JAXB material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to JAXB, or enter into any contract that would constitute a JAXB material contract if it were in effect on the date of the merger agreement;

•	(i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims; or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•	materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	change in any material respect its credit policies and collateral eligibility requirements and standards;

•	adopt a plan of complete or partial liquidation or dissolution;

•	take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take or fail to take any action that could reasonably be expected to cause the representations and warranties made by JAXB in the merger agreement to be inaccurate in any material respect;

•	take any action that is intended to or would reasonably be likely to result in any of the closing conditions not being satisfied or prevent or materially delay the consummation of the merger or bank merger;

•	take any action that is intended to or would reasonably be expected to adversely affect or materially delay any necessary regulatory approvals for the merger; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions described above.

ABCB has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the merger agreement to the closing date. Subject to the exceptions set forth in the merger agreement, ABCB will not, and will cause its subsidiaries not to, without JAXB’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed):

•	amend its charter documents in a manner that would materially and adversely affect the economic benefits of the merger to the holders of JAXB common stock;

•	adopt a plan of complete or partial liquidation or dissolution;

•	take or fail to take any action that could reasonably be expected to cause the representations and warranties made by ABCB in the merger agreement to be inaccurate in any material respect;

•	take any action that is intended to or would reasonably be expected to result in any of the closing conditions not being satisfied or prevent or materially delay the consummation of the merger or bank merger;

•	take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that is intended to or would reasonably be expected to adversely affect or materially delay any necessary regulatory approvals for the merger or bank merger; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions described above.

JAXB and ABCB have each agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all closing conditions applicable to such party and its respective subsidiaries pursuant to the merger agreement and bank merger agreement and to complete the merger and bank merger in the most expeditious manner practicable, including:

•	obtaining all regulatory approvals from governmental authorities, making all necessary, proper or advisable registrations, filings and notices, and taking all steps as may be necessary to obtain an approval, waiver or exemption from any governmental authority, but no party is required to take any action that would reasonably be expected to result in the imposition of a materially burdensome regulatory condition (see the section entitled “Proposal 1—The Merger Proposal—Regulatory Approvals” beginning on page 70 of this proxy statement/prospectus);

•	obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental persons; and

•	executing and delivering any additional documents or instruments necessary, proper or advisable to complete the transactions contemplated by, and to fully carry out the purposes of, the merger or the bank merger agreement.

JAXB, on the one side, and ABCB on the other side, have agreed to:

•	consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger or any of the transactions contemplated by the merger agreement or by the bank merger agreement and not to issue any such press release or make any such public statement without the prior written consent of the other party, subject to certain exceptions;

•	promptly notify the other party or parties in writing (i) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in the merger agreement, or (ii) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate in a failure of a condition of the other party to complete the merger; and

•	take any action that is required to cause the merger to qualify, and will not take any actions or cause any actions to be taken which could reasonably be likely to prevent the merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

JAXB has also agreed to:

•	permit ABCB and its subsidiaries and their respective officers, employees, counsel, accountants and other authorized representatives, access, throughout the period before the closing date, upon reasonable notice and at ABCB’s sole expense:

o	during customary business hours and subject to certain restrictions and exceptions, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of JAXB and its subsidiaries; and

o	during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of JAXB and its subsidiaries for the purpose of performing conversion activities related to data processing integration;

•	and to cause its subsidiaries and its and their respective officers and employees to, at the request of ABCB, during the period from the date of the agreement to the closing, use reasonable efforts to cause their respective telecommunications and data processing service providers to cooperate and assist ABCB in connection with preparation for an electronic and systematic conversion of all applicable data regarding JAXB and its subsidiaries to ABCB and its subsidiaries’ systems of telecommunications and electronic data processing.

Both ABCB and JAXB have agreed to promptly notify each other in writing of any proceeding or potential proceeding against such party that is reasonably likely to result in a material adverse change, question the validity of the merger agreement, the bank merger agreement or the other agreements contemplated thereby or seeks to enjoin or otherwise restrain the merger.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See the section entitled “The Merger Agreement—Employee Matters” beginning on page 87.

No Solicitation

The merger agreement contains provisions prohibiting JAXB, its subsidiaries and their representatives from seeking or discussing any acquisition proposal prior to the closing date or if earlier, the termination of the merger agreement. JAXB has agreed that it will not, and will cause its subsidiaries and their representatives not to, directly or indirectly: (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access to any other person any nonpublic information or data with respect to JAXB relating to an acquisition proposal; (iii) approve, endorse or recommend an acquisition proposal; (iv) enter into any agreement, arrangement, understanding or contract relating to any acquisition proposal; or (v) propose or agree to do any of the foregoing. Upon execution of the merger agreement, JAXB is required to immediately cease any communications with any party with respect to any acquisition proposal, but is not prohibited from informing any person of the restrictions described above.

Notwithstanding the restrictions described above, the merger agreement provides that JAXB may take the actions set forth in clause (ii) above, but only if: (i) JAXB has received an unsolicited, bona fide written acquisition proposal prior to the special meeting; (ii) JAXB’s board of directors determines in good faith (after consultation with its outside legal counsel and independent financial advisor) that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal as compared with the merger; (iii) JAXB has provided ABCB with at least one business day’s prior notice of such determination; (iv) prior to furnishing or affording access to any information of JAXB relating to an acquisition proposal, JAXB receives from such person certain confidentiality agreements; and (v) the failure of JAXB’s board to furnish such information or enter into discussions or negotiations would violate its fiduciary duties to JAXB and its shareholders. JAXB is required to promptly provide to ABCB any non-public information regarding JAXB or its subsidiaries provided to any other person that was not previously provided to ABCB. JAXB is also required to promptly notify ABCB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, JAXB or any of its subsidiaries or any of their representatives in connection with any acquisition proposal.

Under the merger agreement, an “acquisition proposal” means a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving JAXB or any of its significant subsidiaries or any proposal or offer or offer to acquire in any manner in a single transaction or series of transactions more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, JAXB or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement or the bank merger agreement.

Shareholders Meeting

JAXB agreed to take all action necessary in accordance with applicable laws and JAXB’s current articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining JAXB shareholder approval of the merger agreement and the charter amendment, such meeting to be held as promptly as practicable after the registration statement containing this proxy statement/prospectus is declared effective. JAXB’s board of directors is required to use its reasonable best efforts to solicit from JAXB shareholders proxies in favor of approval of the merger agreement and the charter amendment and, except as expressly permitted by the merger agreement, may not make any adverse JAXB recommendation change or approve or recommend, or propose to approve or recommend, any acquisition proposal.

No Change in Recommendation or Entry into Acquisition Agreement

The merger agreement requires JAXB’s board of directors to use reasonable best efforts to solicit from JAXB shareholders proxies in favor of approval of the merger agreement and the charter amendment, including by communicating to JAXB shareholders the recommendation of JAXB’s board of directors that they approve the merger agreement and the charter amendment, and to take all other action necessary or advisable to secure the vote or consent of JAXB shareholders required by applicable law to obtain such approvals, except to the extent JAXB’s board of directors has withdrawn its recommendation in favor of approval of the merger agreement and the charter amendment in accordance with the merger agreement. Subject to exceptions described below which permit JAXB’s board of directors to withdraw its recommendation in certain circumstances, JAXB’s board of directors may not:

•	withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ABCB or any of ABCB’s subsidiaries its recommendation in favor of the merger agreement and the charter amendment, which we refer to any such action as an “adverse JAXB recommendation change;” or

•	approve or recommend, or propose to approve or recommend, any acquisition proposal, which we refer to as an “acquisition agreement.”

Fiduciary Exception

However, JAXB’s board of directors may at any time prior to the special meeting effect an adverse JAXB recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, if, and only if: (i) JAXB’s board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited bona fide acquisition proposal that is a superior proposal (and such superior proposal has not been withdrawn); (ii) JAXB’s board determines, in good faith, after consultation with such outside legal counsel, that a failure to accept such superior proposal would, or would be reasonably likely to, result in the board breaching its fiduciary duties to JAXB and its shareholders under applicable law; (iii) JAXB’s board of directors provides written notice to ABCB of its receipt of a superior proposal and its intent to withdraw its recommendation, such notice to specify in reasonable detail the material terms and conditions of the superior proposal; (iv) after providing such notice, JAXB negotiates in good faith with ABCB (if requested by ABCB) and provides ABCB a reasonable opportunity to adjust the terms and conditions of the merger agreement as would enable JAXB’s board of directors to proceed without withdrawing its recommendation, although ABCB is not required to propose any such adjustments; and (v) after such period, JAXB’s board of directors again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to withdraw its recommendation would, or would be reasonably likely to, violate its fiduciary duties to JAXB and JAXB shareholders under applicable law.

As used above, “superior proposal” refers to an unsolicited bona fide written acquisition proposal to acquire at least 50% of the voting power or assets of JAXB made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which JAXB’s board of directors determines in its good faith judgment, to be more favorable from a financial point of view to JAXB’s shareholders than the merger and to be reasonably likely to be completed on a timely basis after: (i) consultation with JAXB’s financial advisors and outside counsel; and (ii) taking into account all relevant factors, and all legal, regulatory and other aspects of such proposal and the person or persons making such proposal.

Access to Information

Subject to certain restrictions and exceptions, and upon reasonable prior notice, JAXB will permit ABCB reasonable access during customary business hours to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of JAXB and its subsidiaries in which ABCB may have a reasonable interest. JAXB will also permit ABCB access during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of JAXB and its subsidiaries for the purpose of performing conversion activities related to data processing integration.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger, the merger agreement, the bank merger and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses.

Employee Matters

As of the closing date, ABCB shall, or shall cause its applicable subsidiary to, provide to each employee of JAXB or its subsidiaries who, as decided by ABCB in its sole discretion, continues employment with the surviving corporation or any of its subsidiaries with (i) base hourly wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies, and arrangements (excluding equity plans) that are substantially comparable, in the aggregate, to the JAXB employee benefit plans provided to such employee immediately prior to the closing date (but in no event greater than the base wages, salaries or employee benefits provided to ABCB’s similarly situated employees).

Under the merger agreement, ABCB is required to provide each employee of JAXB or its subsidiaries who, as decided by ABCB in its sole discretion, does not continue employment with the surviving corporation or its subsidiaries following the closing date with severance benefits under the existing severance practices of ABCB or its subsidiaries. Any such employee receiving severance benefits under a severance practice of ABCB or its subsidiaries will be credited with his or her years of service with JAXB or its subsidiaries. In addition, any severance benefits provided by ABCB will be conditioned on the execution of a release of claims satisfactory to ABCB.

The merger agreement requires that ABCB use commercially reasonable efforts to waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any ABCB employee benefit plan in which continuing employees become eligible to participate on or after the closing date to the extent they were inapplicable to, or were satisfied under, any JAXB employee benefit plan in which the continuing employee participated prior to the closing date. In addition, ABCB is required to ensure that each continuing employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit pension plan or any such credit that would result in a duplication of benefits) under each ABCB employee benefit plan in which the continuing employee participates solely to the extent such service was credited under the JAXB employee benefit plans. ABCB also is obligated under the merger agreement to credit continuing employees with the amount of vacation time that such employees had accrued under certain vacation policies of JAXB. With respect to any ABCB health plans in which continuing employees participate, ABCB will use commercially reasonable efforts to waive any eligibility waiting period, evidence of insurability, or pre-existing conditions requirements or limitations to the extent such requirements or limitations were inapplicable to, or satisfied under, any corresponding JAXB health plan, and cause each continuing employee to be given credit for the plan year in which the closing occurs under the ABCB health plan for amounts paid with respect to such plan year under the corresponding JAXB health plan prior to the closing date.

The merger agreement also requires that, if requested by ABCB in writing no less than thirty (30) days prior to the closing, JAXB will terminate its 401(k) plan, effective as of immediately prior to closing. In addition, ABCB will permit rollover of 401(k) plan assets by continuing JAXB employees in cash and with respect to loans, in kind, to a 401(k) plan sponsored by ABCB or its subsidiaries.

The merger agreement provides that certain existing employment agreements with JAXB and its subsidiaries will be terminated as of or immediately prior to the effective time of the merger, and each employee party thereto will receive all payments that such employee is entitled to receive under his or her employment agreement, with such payments to be made by JAXB or its subsidiaries at the effective time of the merger for specified amounts.

Indemnification and Insurance

For a period of six (6) years from and after the effective time, ABCB will indemnify and hold harmless each individual who at the effective time is, or any time prior to the effective time was, a director, officer or employee of JAXB or any of its subsidiaries, whom we refer to as “indemnitees,” against any claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that such indemnitee was a director, officer or employee of JAXB or any of its subsidiaries for acts or omissions by indemnitee in such capacity or taken at the request of JAXB or any subsidiary, at or any time prior to the effective time. From and after the effective time, ABCB will also assume all obligations of JAXB and its subsidiaries to indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time. In addition, ABCB will advance any incurred expenses (including legal expenses) of any indemnitee pursuant to the foregoing provided such indemnitee undertakes to repay such advances if it shall be determined that such indemnitee is not entitled to indemnification. Any indemnitee who wishes to claim indemnification under the merger agreement must promptly notify ABCB in writing upon learning of any claim for which such indemnitee intends to seek indemnification, and ABCB will have the right to assume the defense of such claim.

The merger agreement requires ABCB to maintain for a period of six (6) years after the effective time, JAXB’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured so long as substitution does not result in gaps or lapses in coverage, with respect to claims arising from facts or events occurring prior to the effective time.

However, ABCB is not required to make annual premium payments for such insurance in excess of a specified amount with respect to the annual premium payment on JAXB’s policy in effect as of the date of the merger agreement and, in the event the cost of such coverage exceeds that amount, ABCB will purchase as much coverage as possible for such amount. In lieu of the foregoing, ABCB may obtain at or prior to the effective time a prepaid “tail” policy providing coverage equivalent to that described in the paragraph above for an aggregate price not to exceed a specified amount.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section “Proposal 1—The Merger Proposal—Regulatory Approvals” beginning on page 70, the listing of shares of ABCB common stock to be issued in the merger, coordination with respect to litigation relating to the merger, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Each of ABCB’s and JAXB’s obligations to complete the transactions contemplated by the merger agreement are subject to fulfillment of certain conditions, including:

•	no applicable law or order by governmental authority making illegal or preventing or prohibiting the consummation of the transactions contemplated by the merger agreement;

•	approval of the merger agreement and the charter amendment at the special meeting by JAXB shareholders holding the requisite voting power, including approval by holders of JAXB voting common stock and JAXB nonvoting common stock, each acting as a separate voting group;

•	the registration statement having been declared effective by the SEC and continuing to be effective, and all necessary approvals under securities laws relating to the issuance of the shares of ABCB common stock pursuant to the merger having been received;

•	the shares of ABCB common stock to be issued in the merger as part of the merger consideration having been approved for listing on the NASDAQ, subject to official notice of issuance;

•	the parties standing ready to complete the bank merger immediately after the merger; and

•	articles of amendment effecting the charter amendment having been filed with the Department of State of the State of Florida in compliance with the requirements of the FBCA.

ABCB’s obligations to complete the transactions contemplated by the merger agreement are also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of JAXB in the merger agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that do not have, and are not reasonably likely to have, a material adverse effect or material adverse change with respect to JAXB;

•	performance and compliance in all material respects by JAXB of all of its covenants and obligations required to be performed or complied with at or prior to the closing date;

•	all regulatory approvals having been obtained and remaining in full force and effect and not containing or resulting in the imposition of any materially burdensome regulatory condition, and all statutory waiting periods in respect of such regulatory approvals having expired or been terminated;

•	delivery by JAXB of closing certificates and other documents as required by the merger agreement;

•	the shares of JAXB common stock for which appraisal rights were demanded constituting less than 10% of the issued and outstanding shares of JAXB common stock; and

•	receipt of an opinion of Rogers & Hardin LLP as to certain tax matters.

JAXB’s obligations to complete the transactions contemplated by the merger agreement are also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of ABCB in the merger agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that do not have, and are not reasonably likely to have, a material adverse effect or material adverse change with respect to ABCB;

•	performance and compliance in all material respects by ABCB of all of its covenants and obligations required to be performed or complied with at or prior to the closing date;

•	all regulatory approvals having been obtained and remaining in full force and effect;

•	delivery by ABCB of evidence of the payment of the merger consideration to the exchange agent, and closing certificates and other documents as required by the merger agreement; and

•	receipt of an opinion of McGuireWoods LLP as to certain tax matters.

Termination Rights and Merger Consideration Adjustment; Termination Fee

Termination Rights; Merger Consideration Adjustment

ABCB and JAXB may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, ABCB, on the one hand, or JAXB, on the other hand, as the case may be, may terminate the merger agreement as follows:

•	either party may terminate the merger agreement if the merger is not completed by June 30, 2016, provided that the party seeking to terminate the merger agreement is not the cause of any failure to fulfill an obligation under the merger agreement that results in the failure to close by such date;

•	either party may terminate the merger agreement in the event of a material breach by the other party of its representations and warranties or obligations contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;

•	either party may terminate the merger agreement if final action has been taken by a regulatory agency whose approval is required for the merger or bank merger, which final action has become final and nonappealable and does not approve the merger or bank merger or a governmental authority enacts a law or judgment which would make the merger or the bank merger illegal;

•	ABCB may terminate the merger agreement if JAXB’s board of directors fails to make recommendation to JAXB shareholders to approve the merger agreement and the charter amendment, or JAXB has materially breached its covenant not to solicit alternative acquisition proposals; or

•	either party may terminate the merger agreement if the JAXB shareholders fail to approve the merger agreement.

Because the per share stock consideration consists of ABCB common stock payable at a fixed exchange ratio for JAXB common stock (assuming no adjustment to the merger consideration as described below) and the market value of the ABCB common stock changes daily, the value of the per share stock consideration will fluctuate. Accordingly, it is not possible to determine the price of ABCB common stock or the value of the per share stock consideration when the merger becomes effective or when shares of ABCB common stock are delivered to the former shareholders of JAXB entitled to receive the per share stock consideration for their shares of JAXB common stock. As an illustration, assuming the merger had been completed on September 30, 2015, the date the merger agreement was executed, and assuming an exchange ratio of 0.5861, the per share stock consideration would be valued at approximately $16.85, based on the closing price of one share of ABCB common stock of $28.75. However, assuming the merger had been completed on [  ], 2015, the most recent date available before these materials were mailed, the per share stock consideration would be valued at approximately $[  ], based on the closing price of one share of ABCB common stock of $[  ] on that date. The value of the per share cash consideration is fixed at $16.50 in cash, without interest.

Under the merger agreement, the merger consideration may be adjusted if:

•	the average closing sales price of ABCB common stock during the twenty (20) consecutive full trading days (we refer to such twenty (20) consecutive full trading days as the “determination period”) preceding the later to occur of (we refer to such later date as the “determination date”) (i) the effective date of the last required regulatory approval approving or exempting the merger and (ii) the date of the receipt of the approval of JAXB’s shareholders (which amount we refer to as the “average ABCB stock price during the determination period”), is less than $23.89 per share; and

•	(x) the quotient of the average ABCB stock price during the determination period divided by $28.11 (which was the closing price of ABCB common stock on September 28, 2015), is less than 85% of (y) the quotient of the average daily current market price of the KBW Nasdaq Regional Banking Index (KRX) during the determination period divided by the average daily current market price of the Nasdaq Regional Banking Index (KRX) on September 28, 2015; and

•	at any time during the four business day period following the determination date, JAXB provides (and does not withdraw) written notice to ABCB of JAXB’s intention to terminate the merger agreement based on the two conditions described above being met; and

•	during the three business day period commencing with ABCB’s receipt of such written notice from JAXB, ABCB elects to increase the exchange ratio or (provided that it will not cause the merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code) to pay, as part of the merger consideration, in addition to the stock merger consideration, cash to each JAXB shareholder that will receive ABCB stock as merger consideration, such that the value of the merger consideration per JAXB share (calculated based on the average ABCB stock price during the determination period and including any such cash payment per JAXB share) to be received by each recipient of ABCB common stock as merger consideration equals the minimum amount that, had the average ABCB stock price during the determination period been equal to such amount, at least one of the first two conditions above would not have been met.

Even if the first two conditions described above are met, JAXB’s board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by JAXB’s board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, JAXB’s board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then current consideration to be received in the merger would deliver more value to JAXB shareholders than the value that could be expected in the event JAXB were to continue as an independent company (which would occur if JAXB’s board of directors were to elect to abandon the merger and ABCB determined not to increase the exchange ratio). In addition, JAXB’s board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the merger consideration continued to be fair from a financial point of view to JAXB’s shareholders. If JAXB elected not to terminate the merger agreement, which it could do without any action on the part of JAXB shareholders, the exchange ratio of ABCB common stock would remain 0.5861.

If each of the first two conditions set forth above were satisfied and JAXB’s board of directors elected to terminate the merger agreement, ABCB would have the option of increasing the consideration payable to JAXB shareholders that will receive the per share stock consideration by increasing the exchange ratio as described above or by paying them cash merger consideration (in addition to, and not in lieu of, issuing shares of ABCB common stock), provided that doing so would not prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. ABCB is under no obligation to increase the exchange ratio or to pay any such additional cash merger consideration, and there can be no assurance that ABCB would elect to increase the exchange ratio or pay such additional cash merger consideration to prevent the termination of the merger agreement. Any decision would be made by ABCB in light of the circumstances existing at the time. If ABCB elected to increase the exchange ratio or to pay the additional cash merger consideration as described above, then JAXB could not terminate the merger agreement as a result of the above-described circumstances.

This summary highlights selected information regarding the merger consideration adjustment and termination provisions in the merger agreement. For a more complete description of these terms, you should carefully read the merger agreement included in Annex A to this proxy statement/prospectus. In addition, we urge you to obtain current information on the market value of ABCB common stock. See the section entitled “Comparative Per Share Market Price and Dividend Information” on page 30.

Termination Fee

JAXB will pay ABCB a termination fee equal to 4% of the total merger consideration (approximately $3.8 million) if the merger agreement is terminated by ABCB because: (i) JAXB’s board of directors fails to make its recommendation at the special meeting (as it may be adjourned or postponed) in favor of the approval of the merger agreement and the charter amendment or has made an adverse JAXB recommendation change; or (ii) JAXB has materially breached any of the provisions of the merger agreement with respect to obtaining shareholder approval of the merger or soliciting acquisition proposals.

In addition, JAXB will pay such termination fee to ABCB if (i) an alternative acquisition proposal with respect to JAXB is communicated to or otherwise made known to JAXB’s shareholders, senior management or board of directors, or any person or group of persons publicly announces an intention to make an acquisition proposal with respect to JAXB after the date of the merger agreement, (ii) thereafter the merger agreement is terminated by ABCB or JAXB because the merger has not closed by June 30, 2016 (if the JAXB shareholder approval has not been obtained by such time), by ABCB pursuant to an uncured material breach by JAXB of its representations and warranties or obligations contained in the merger agreement (as set forth above) or by ABCB or JAXB if JAXB’s shareholders fail to approve the agreement at the special meeting and (iii) prior to the date that is twelve (12) months after the date of such termination JAXB completes an alternative acquisition proposal or enters into an agreement with respect to an agreement providing for an alternative acquisition proposal.

Amendment and Modification

The merger agreement may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties to the merger agreement. Any waiver, permit, consent or approval of any kind under the merger agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

Governing Law; Jurisdiction

The merger agreement is governed by and will be construed in accordance with the laws of the State of Georgia applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws, provided that the FBCA will govern to the extent mandatorily applicable to Florida corporations.

Cumulative Remedies; Specific Performance

The parties agree that all rights and remedies under the merger agreement or otherwise afforded by applicable law to any party will be cumulative and not alternative. In addition, the parties acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party will be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

Voting and Support Agreement

In connection with entering into the merger agreement, ABCB and JAXB entered into a Voting and Support Agreement with certain shareholders of JAXB, including CapGen Capital Group, IV, LP and the directors and certain executive officers of JAXB. The following summary of the Voting and Support Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting and Support Agreement attached as Annex C to this proxy statement/prospectus.

Pursuant to the Voting and Support Agreement, each shareholder who is a party thereto, in its capacity as a shareholder of JAXB, agreed to vote all shares of JAXB common stock beneficially owned by such shareholder, but excluding any shares of JAXB common stock held solely by any of such shareholder’s family members, as follows:

•	in favor of the approval of the merger agreement and the charter amendment;

•	in favor of any proposal to adjourn or postpone the JAXB shareholder meeting, as applicable, to a later date if there are not sufficient votes to approve the merger agreement;

•	against any action or agreement that would be reasonably likely to impair the ability of ABCB or JAXB to complete the merger or would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the merger agreement; and

•	against any proposal that relates to an acquisition proposal, other than the transactions contemplated by the merger agreement.

The Voting and Support Agreement provides that each shareholder party will not, subject to certain exceptions, with respect to any shares of JAXB common stock owned by such shareholder:

•	sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily any such shares;

•	enter into any swap or other arrangements that transfer to another, in whole or in part, any of the economic consequences of ownership of any such shares; or

•	enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise), or otherwise convey or dispose of, any such shares, or any interest therein, including the right to vote any such shares.

The Voting and Support Agreement applies to each shareholder party in such shareholder’s capacity as a shareholder of JAXB and does not apply in any manner to any shareholder’s capacity as a director or officer of JAXB or its subsidiaries or in any other capacity. The Voting and Support Agreement will terminate upon the earlier of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

PROPOSAL 2 — AMENDMENT TO JAXB’s ARTICLES OF INCORPORATION

JAXB shareholders are being asked to approve an amendment to JAXB’s articles of incorporation (the “charter amendment”) to delete the right, as it relates to the merger, of holders of JAXB nonvoting common stock to receive nonvoting securities of ABCB. JAXB’s articles of incorporation provide that in connection with any merger transaction, the holders of shares of nonvoting common stock would receive the same consideration received by holders of JAXB voting common stock in the merger transaction or, in lieu of receiving voting securities as consideration, the holders of the shares of nonvoting common stock have the right to elect to receive nonvoting securities of the resulting institution. JAXB’s articles of incorporation also provide that JAXB will take such other actions necessary to ensure that holders of JAXB nonvoting common stock retain securities with substantially the same rights and benefits, including the right to convert nonvoting common stock into voting common stock, as the JAXB nonvoting common stock. The charter amendment eliminates this right of JAXB nonvoting common stock to elect to receive nonvoting securities solely with respect to the merger transaction with ABCB. Accordingly, if the merger transaction with ABCB is not completed, then the holders of JAXB nonvoting common stock will still retain the right to elect to receive nonvoting securities of the resulting institution in any future merger transaction. The complete text of the charter amendment is set forth on Annex B to this proxy statement/prospectus.

The charter amendment was approved by JAXB’s board of directors on December 1, 2015. The charter amendment will be approved by the JAXB shareholders if: (i) the votes cast for the proposal by the holders of JAXB voting common stock exceed the votes cast against such proposal by the holders of JAXB voting common stock, and (ii) the votes cast for the proposal by the holders of JAXB nonvoting common stock exceed the votes cast against such proposal by the holders of JAXB nonvoting common stock. In addition, approval of the charter amendment is cross-conditioned upon approval of the merger agreement and the transactions contemplated thereby. In other words, if JAXB shareholders do not approve the charter amendment, the proposal to approve the merger agreement and the merger will fail; likewise, if JAXB shareholders do not approve the proposal to approve the merger agreement and the merger, the charter amendment will fail.

If your shares of JAXB common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, then there will be no effect on the outcome of the vote on the charter amendment.

If the merger agreement and merger, and the charter amendment, are approved by JAXB’s shareholders, JAXB intends to file the charter amendment with the Florida Secretary of State such that the charter amendment will become effective immediately prior to the effective time of the merger.

JAXB’s board of directors unanimously recommends that you vote “FOR” approval of the charter amendment.

INTERESTS OF JAXB’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of JAXB’s board of directors that you vote to approve the merger agreement and the transactions contemplated thereby, you should be aware that JAXB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of JAXB shareholders generally. JAXB’s board of directors was aware of and considered those interests, among other matters, in reaching its decision to (i) approve the merger and the other transactions contemplated in the merger agreement, (ii) adopt the merger agreement, and (iii) resolve to recommend the approval of the merger agreement to JAXB shareholders. See the section entitled “Proposal 1—The Merger Proposal—Background of the Merger” beginning on page 54 and the section entitled “Proposal 1—The Merger Proposal—Recommendation of JAXB’s Board of Directors; JAXB’s Reasons for the Merger” beginning on page 58. JAXB shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. For purposes of all JAXB agreements and plans described below, the completion of the merger contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning.

Treatment of JAXB Outstanding Equity Awards

Under the merger agreement, stock option awards held by JAXB’s executive officers as of the effective time will be treated as follows:

Treatment of JAXB Stock Options

Immediately prior to the effective time, each JAXB stock option that is outstanding will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, an amount in cash, without interest, equal to the product of (i) the total number of shares of JAXB voting common stock subject to such JAXB stock option multiplied by (ii) the excess, if any, of (A) per share equity award consideration over (B) the per share exercise price for the applicable JAXB stock option, less applicable withholding taxes. Any JAXB stock option that has a per share exercise price that is greater than or equal to the per share equity award consideration will be cancelled for no consideration.

Quantification of Payments

The estimated aggregate amount that would be payable to JAXB’s executive officers in settlement of their unvested stock option awards if the determination date for the merger was [            ], 2016, the last practicable day before the mailing of this proxy statement prospectus, is $[        ]. The amounts specified in this paragraph are determined using a price per share of ABCB common stock of $[        ], the average closing price per share over the twenty (20) consecutive full trading days preceding [        ], 2016. Set forth below are the unvested values of the stock option awards that would be payable to JAXB’s executive officers in connection with the merger:

Name	Stock Options ($)
Kendall L. Spencer	[ ]
Scott M. Hall	[ ]
Joseph W. Amy	[ ]
Valerie A. Kendall	[ ]

Because the estimated potential payments set forth in the table above are necessarily based on multiple assumptions that may or may not actually occur, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth above.

JAXB executive officers do not hold any equity-based awards other than stock options, and JAXB non-employee directors do not hold any equity-based awards.

Severance Payments

Pursuant to the terms of the merger agreement, each of the employment agreements between JAXB’s executive officers, on the one hand, and JAXB and/or its subsidiaries, on the other, in existence as of the date of the merger agreement will be terminated at or immediately prior to the effective time of the merger. As a result of the termination of these employment agreements, and in accordance with the terms of such agreements, each of JAXB’s executive officers will be entitled to receive change in control severance benefits, as specified below.

Name	JAXB Position	Severance Payment ($)
Kendall L. Spencer[1]	President and Chief Executive Officer	516,000
Scott M. Hall[1]	Executive Vice President and Bank President	609,000
Joseph W. Amy	Executive Vice President and Chief Credit Officer	652,500
Valerie A. Kendall	Executive Vice President and Chief Financial Officer	580,000

[1]Messrs. Spencer and Hall are expected to be employed by ABCB following the merger.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, for a period of six (6) years after the effective time, ABCB will indemnify and hold harmless each individual who at the effective time is, or any time prior to the effective time was, a director, officer or employee of JAXB or any of its subsidiaries against any claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation arising out of the fact that such person is or was a director or officer of JAXB or any of its subsidiaries for acts or omissions by such person in such capacity or taken at the request of JAXB or any subsidiary, at or any time prior to the effective time. For a period of six (6) years after the effective time, ABCB will also assume all obligations of JAXB and its subsidiaries to such persons as provided in JAXB’s articles of incorporation and bylaws in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time.

Subject to certain limitations, the merger agreement also requires ABCB to maintain for a period of six (6) years after the completion of the merger, JAXB’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger; however, in no event will ABCB be required to expend annually in the aggregate an amount in excess of 350% of the annual premium payment on JAXB’s current policy. In lieu of the foregoing, ABCB may obtain at or prior to the effective time a six-year prepaid “tail” policy providing equivalent coverage to that described in the preceding sentence for an aggregate price of no more than the cap described in the preceding sentence. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 88 of this proxy statement/prospectus.

Existing Employment Agreements with JAXB Named Executive Officers

The following information relates to employment agreements and arrangements between JAXB and Kendall L. Spencer, President and Chief Executive Officer, Scott, M. Hall, Executive Vice President and Bank President and Valerie A. Kendall, Executive Vice President and Chief Financial Officer. Messrs. Spencer and Hall and Ms. Kendall are JAXB’s named executive officers. Other than the accelerated vesting of stock options described above and the additional payments as described below, there are no potential payments to a named executive officer upon a change in control.

Kendall L. Spencer. Under JAXB’s employment agreement with Kendall L. Spencer, if Mr. Spencer’s employment is terminated as a result of a change in control, Mr. Spencer will be entitled to receive his base salary for a period of two years following termination, and any unvested portion of an option to purchase up to 30,000 shares of JAXB voting common stock granted on December 10, 2013 will become immediately vested; provided, that Mr. Spencer agrees to a termination date up to 12 months following notice of his termination and agrees to provide transition services during such period, if requested by JAXB.

Scott M. Hall. Under JAXB’s employment agreement with Scott M. Hall, if Mr. Hall’s employment is terminated by him for “good cause” as a result of a change in control that results in a change in Mr. Hall’s position or duties within one year of the change in control, Mr. Hall is entitled to receive his base salary for a period of 2.9 years following termination and any unvested portion of Mr. Hall’s October 2013 grant of options to purchase up to 15,000 shares of JAXB voting common stock will become immediately vested; provided, that Mr. Hall agrees to a termination date up to 12 months following notice of his termination and agrees to provide transition services during such period, if requested by the Company or the Bank.

Valerie A. Kendall. Under JAXB’s employment agreement with Valerie A. Kendall if Ms. Kendall terminates her employment for “good cause” after a change in control that results in a change in Ms. Kendall’s position or duties within one year following the effective date of the change in control, Ms. Kendall will be entitled to receive her base salary for a period of 2.9 years following termination, and any unvested portion of Ms. Kendall’s October 2013 grant of options to purchase up to 10,000 shares of JAXB voting common stock will become immediately vested; provided, that Ms. Kendall agrees to a termination date up to 12 months following notice of her termination and agrees to provide transition services during such period, if requested by JAXB.

Quantification of Potential Payments to JAXB’s Named Executive Officers in Connection with the Merger

The information set forth in the table below summarizes certain compensation for each of JAXB’s named executive officers that is based on or otherwise relates to the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)	Perquisites/Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Kendall L. Spencer	$516,000	$29,300	—	—	—	—	$545,300
Scott M. Hall	$609,000	$42,975	—	—	—	—	$651,975
Valerie A. Kendall	$580,000	$28,650	—	—	—	—	$608,650

(1)The amounts set forth represent (a) $516,000 of severance to be paid over a period of two years to Mr. Spencer if his employment is terminated as a result of a change of control, (b) $609,000 of severance to be paid to Mr. Hall over a period of 2.9 years if he terminates employment for “good cause” as a result of a change in control that results in a change in Mr. Hall’s position or duties within one year of the change in control and (c) $580,000 of severance to be paid to Ms. Kendall over a period of 2.9 years if she terminates employment for “good cause” as a result of a change in control that results in a change in Ms. Kendall’s position or duties within one year of the change in control. The severance amounts are payable pursuant to the terms of the existing employment agreements between JAXB and each of the officers described above. Each employment agreement provides that JAXB shall not be obligated to pay any amount that would be subject to tax pursuant to Section 280G of the Code. The amounts set forth in the table above do not reflect any potential reduction that may be necessary to avoid a tax under Section 280G.

(2)The amounts set forth represent single trigger acceleration of outstanding JAXB stock options described above for which vesting will be accelerated as a result of the merger. The stock option values are $29,300, $42,975 and $28,650, respectively, for Mr. Spencer, Mr. Hall and Ms. Kendall, and the stock options will be cashed out in connection with the closing of the merger. As described above, the options will be cashed out for a payment equal to the difference between the exercise price per share and the “per-share equity award consideration.” Because the value of the per-share equity award consideration depends on the future closing prices of ABCB stock and is currently uncertain, the amounts shown in the “Equity” column of the table above have been calculated in accordance with SEC rules based on the average closing price per share of JAXB shares on the first five business days following the public announcement of the merger on October 1, 2015, or $15.93. Assuming the determination date for the merger was [   ], 2016, the last practicable before the mailing of this document, the per share equity award consideration would be valued at approximately $[ ], resulting in stock option values of $[ ], $[ ], and $[ ], respectively, for Mr. Spencer, Mr. Hall and Ms. Kendall.

PROPOSAL 3 — ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION

Holders of JAXB voting common stock are being asked to approve, on a non-binding advisory basis, the compensation that JAXB named executive officers may receive under existing agreements or arrangements with JAXB in connection with the merger.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that JAXB seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will or may receive from JAXB in connection with the merger.

JAXB is presenting this proposal, which gives JAXB shareholders the opportunity to express their views on the merger-related compensation by voting for or against the following resolution:

“RESOLVED, that the compensation that will become payable to JAXB’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “Interests of JAXB’s Directors and Executive Officers in the Merger” and the related tables and narrative, is hereby approved.”

JAXB’s board of directors unanimously recommends that shareholders vote in favor of the merger-related compensation arrangements described in this document by voting “FOR” the above proposal.

The approval of the merger-related compensation arrangements, on a non-binding advisory basis, requires that the votes cast for the proposal by the holders of shares of JAXB voting common stock exceed the votes cast against the proposal by holders of JAXB voting common stock. If your shares of JAXB voting common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, then there will be no effect on the outcome of the vote on the merger-related compensation proposal. If you fail to submit a proxy and fail to attend the special meeting or if your shares of JAXB voting common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of JAXB voting common stock, your shares of JAXB voting common stock will not be voted, but this will not have an effect on the outcome of the vote on the merger-related compensation proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on JAXB or ABCB. Therefore, if the merger proposal and the charter amendment proposal are approved by the JAXB shareholders and the merger is completed, the merger-related compensation will still be payable to the JAXB named executive officers regardless of the outcome of this advisory vote.

PROPOSAL 4 — ADJOURNMENT PROPOSAL

JAXB shareholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with JAXB’s bylaws, a vote on adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and merger or the charter amendment may be taken in the absence of a quorum. JAXB does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal and the charter amendment are approved at the special meeting.

The approval of the proposal to adjourn of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the charter amendment requires that the votes cast for the proposal by the holders of shares of JAXB voting common stock and the holders of shares of JAXB nonvoting common stock, voting together as a single group, exceed the votes cast against the proposal by holders of JAXB voting common stock and holders of JAXB nonvoting common stock.

If your shares of JAXB common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, then there will be no effect on the outcome of the vote on the adjournment proposal. If you fail to submit a proxy and fail to attend the special meeting or if your shares of JAXB common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of JAXB common stock, your shares of JAXB common stock will not be voted, but this will not have an effect on the outcome of the vote on the adjournment proposal.

JAXB’s board of directors unanimously recommends that you vote “FOR” approval of the adjournment proposal.

BUSINESS OF JAXB

Unless the context requires otherwise, references in this section of this proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis. References to “Bancorp” denote Jacksonville Bancorp, Inc., and The Jacksonville Bank is referred to as the “Bank.”

General

Bancorp was incorporated under the laws of the State of Florida on October 24, 1997 for the purpose of organizing the Bank. Bancorp is a one-bank holding company owning 100% of the outstanding shares of the Bank. Bancorp’s only business is the ownership and operation of the Bank, which opened for business on May 28, 1999. The Bank is a Florida state-chartered commercial bank, and its deposits are insured by the FDIC. On November 16, 2010, Bancorp acquired Atlantic BancGroup, Inc. (“ABI”) by merger, and on the same date, ABI’s wholly owned subsidiary, Oceanside Bank, merged with and into the Bank. The Bank provides a variety of community banking services to businesses and individuals through its eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as “online banking” through its virtual branch.

We offer a variety of competitive commercial and retail banking services. In order to compete with the financial institutions in the market, we use our independent status to the fullest extent. This includes an emphasis on specialized services for small business owners with a particular focus on professional services, wholesalers, distributors, and other service industries. Additionally, we rely on the professional and personal relationships of our officers, directors and employees. Our product lines include personal and business online banking, and sweep accounts that may be invested in Goldman Sachs mutual funds, in addition to our traditional banking products. Furthermore, through the Bank’s subsidiary, Fountain Financial, Inc., and our marketing agreement with New England Financial (an affiliate of MetLife), we are able to better meet the investment and insurance needs of our customers.

Our marketing programs focus on the advantages of local management, personal service and customer relationships. Particular emphasis is placed on building personal face-to-face relationships. Our management and business development teams have extensive experience with individuals and companies within our targeted market segments in the Jacksonville and surrounding geographic areas. We are also focused on small business, professionals and commercial real estate.

Business Strategy

Our primary business segment is community banking and consists of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans, commercial real estate loans, residential mortgage loans and a variety of consumer loans. We also invest in mortgage-backed securities and securities backed by the United States government, and agencies thereof, as well as other securities. Our profitability depends primarily on our net interest income, which is the difference between the income we receive from our loan and investment securities portfolios and costs incurred on our deposits, Federal Home Loan Bank (“FHLB”) advances, Federal Reserve borrowings and other sources of funding. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income is generated as the relative amounts of interest-earning assets grow in relation to the relative amounts of interest-bearing liabilities. In addition, the levels of noninterest income earned and noninterest expenses incurred affect profitability. Included in noninterest income are service charges earned on deposit accounts and increases in the cash surrender value of Bank Owned Life Insurance (BOLI). Included in noninterest expense are costs incurred for salaries and employee benefits, occupancy and equipment expenses, data processing expenses, marketing and advertising expenses, federal deposit insurance premiums, legal and professional fees, loan related expenses, and OREO expenses.

Our operations are influenced by local economic conditions and by policies of financial institution regulatory authorities. Fluctuations in interest rates due to factors such as competing financial institutions as well as fiscal policy and the Federal Reserve’s decisions on monetary policies, including interest rate targets, impact interest-earning assets and our cost of funds and, thus, our net interest margin. In addition, the local economy and real estate market of Northeast Florida, and the demand for our products and loans, impact our margin. The local economy and viability of local businesses can also impact the ability of our customers to make payments on loans, thus impacting our loan portfolio. The Company evaluates these factors when valuing its allowance for loan losses. The Company also believes its underwriting procedures are relatively conservative and, as a result, the Company is not being any more affected than the overall market in the current economic downturn.

Our goal is to sustain profitable, controlled growth by focusing on increasing our loan and deposit market share in the Northeast Florida market by developing new financial products, services and delivery channels; closely managing yields on earning assets and rates on interest-bearing liabilities; focusing on noninterest income opportunities; controlling the growth of noninterest expenses; and maintaining strong asset quality.

As of September 30, 2015 and December 31, 2014, the Bank was well-capitalized with total risk based capital of 15.52% and 14.74% and Tier 1 leverage capital of 11.71% and 10.31%, respectively. During the nine (9) months ended September 30, 2015 and looking forward, the Company intends to maintain the quality of its loan portfolio through the continued reduction of problem assets in a prudent and reasonable manner and to continue to improve the overall credit process including, but not limited to, loan origination disciplines, strict underwriting criteria, and succinct funding and onboarding processes. In addition, the Company will carry on with the repositioning of its loan and deposit portfolio mix to better align with our targeted market segment of professional services, wholesalers, distributors, and other service industries. Such improvements have impacted our financial condition and results of operations as well as the recent improvements in the Company’s overall asset quality.

Market Area and Competition

Our primary market area is all of Duval County (primarily the Southside, Westside, Arlington, Mandarin and Downtown areas of Jacksonville and Jacksonville Beach), Florida, in addition to surrounding communities within the St. Johns, Clay and Nassau counties. Jacksonville is the largest city by area in the United States covering 747 square miles and is a leading financial and insurance center. Jacksonville is the corporate headquarters to a number of regional and national companies, and Duval County has a strong commercial and industrial base, which has been steadily expanding in recent years.

Financial institutions primarily compete with one another for deposits. In turn, a bank’s deposit base directly affects its loan activities and general growth. Primary competitive factors include interest rates on deposits and loans, service charges on deposit accounts, the availability of unique financial services products, a high level of personal service, and personal relationships between our officers and customers. We compete with financial institutions that have greater resources and that may be able to offer more services, unique services, or possibly better terms to their customers. However, we believe that our long-standing reputation as a reliable and trustworthy banking services provider, as well as management’s extensive knowledge of, and relationships in, the local community, allows us to respond quickly and effectively to the individual needs of our customers.

We are in competition with existing area financial institutions, including commercial banks and savings institutions, insurance companies, consumer finance companies, brokerage houses, mortgage banking companies, credit unions, and other business entities which target traditional banking markets, through offices, mail, the Internet, mobile devices and otherwise. We anticipate that significant competition will continue from existing financial services providers as well as new entrants to the market.

Operating Segment

The Company’s financial condition and operating results principally reflect those of the Bank. Revenues are primarily derived from interest received in connection with loans and other interest earning assets, such as investments. Non-interest revenues are generated from service charges and other fee-based income. Major expenses include interest paid on deposits and borrowings, followed by administrative and general operating expenses. For comparative information related to the Company’s financial condition and results of operations, refer to the Audited and Unaudited Consolidated Financial Statements and the accompanying notes identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

While the Company’s chief decision makers monitor the revenue streams of various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all financial service operations are considered by management to be aggregated into one reportable operating segment. Our primary business segment is community banking and consists of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans, commercial real estate loans, residential mortgage loans, and a variety of consumer loans. In addition, the Company is working to reposition its loan and deposit portfolio mix to better align with our targeted market segment. Substantially all of our revenues are attributed to the United States.

Funding Sources

Deposits

We offer a wide range of deposit accounts, including commercial and retail checking, money market, individual retirement and statement savings accounts, and certificates of deposit with fixed rates and a range of maturity options. Our sources of deposits are primarily residents, businesses, and employees of businesses within our market areas, obtained through personal solicitation by our officers and directors, direct mail solicitation, and advertisements published in the local media. We also have the ability to obtain deposits from the national and brokered CD markets (as long as we are well capitalized for regulatory purposes). We pay competitive interest rates on interest-bearing deposits. In addition, our service charge schedule is competitive with other area financial institutions, covering such matters as maintenance and per item processing fees on deposit accounts and special handling charges. We are also part of the NYCE, Cirrus, and Plus ATM networks and a member of VISA.

Borrowings

Additional sources of funds are available to the Bank by borrowing from the FHLB and the Federal Reserve Bank. Our lending capacity with these institutions provides credit availability based on qualifying collateral from the investment and loan portfolios. See Note 5 – Borrowed Funds – in the accompanying notes to the Unaudited Consolidated Financial Statements and Note 8 – Deposits and Note 10 – Short-term Borrowings and Federal Home Loan Bank Advances in the accompanying notes to the Audited Consolidated Financial Statements in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Lending Activities

Bancorp’s board of directors and the Bank’s board of directors have adopted certain policies and procedures to guide individual loan officers in carrying out lending functions, and their designated committees provide the following oversight:

•	ensure compliance with loan policy, procedures and guidelines as well as appropriate regulatory requirements;

•	approve secured loans and unsecured loans above an aggregate amount of $2.5 million to any entity and/or related interests;

•	monitor overall loan quality through review of information relative to all new loans;

•	approve lending authority for individual officers under dual signatures;

•	monitor our loan review systems;

•	oversee strategies for workout of problem loan relationships;

•	review the adequacy of the loan loss reserve; and

•	approve any additional advances to any borrower whose loan or line of credit has been adversely classified substandard.

Bancorp’s board of directors and the Bank’s board of directors realize that occasionally loans need to be made which fall outside the typical policy guidelines. Consequently, the Chief Executive Officer, President and Chief Credit Officer have the authority to make certain policy exceptions on secured and unsecured loans within their loan authority limitations. Policy exceptions on secured and unsecured loans greater than $2.5 million must be approved by the Bank’s Directors’ Loan Committee, and the full board of directors reviews reports of all loans and policy exceptions at its regular meetings. Additionally, the Bank has an independent company that also evaluates the quality of loans and determines if loans are originated in accordance with the guidelines established by Bancorp’s board of directors and the Bank’s board of directors.

We recognize that credit losses will be experienced and the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral, as well as general economic conditions. We intend to maintain an adequate allowance for loan losses based on, among other things, industry standards, management’s experience, historical loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We follow a conservative lending policy, but one which permits prudent risks to assist businesses and consumers primarily in our principal market areas. Interest rates vary depending on our cost of funds, the loan maturity, the degree of risk and other loan terms. As contractually required, some interest rates are adjustable with fluctuations in market rates.

The Bank’s lending activities are subject to a variety of legal lending limits which are calculated as a percentage of capital and limited by loan type (secured vs. non-secured). While differing limits apply in certain circumstances, in general, the Bank’s lending limit to any one borrower is 15% of Bank Tier 1 capital for unsecured loans and 25% of Bank Tier 1 capital for secured loans.

Loan Portfolio Composition

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The three portfolio segments identified by the Company include commercial loans, real estate mortgage loans, and consumer and other loans.

The following table presents the composition of the Bank’s core loan portfolio as of September 30, 2015 and December 31, 2014 and 2013.

	September 30, 2015		December 31, 2014		December 31, 2013
		% of		% of		% of
(Dollars in thousands)	Loans	Total Loans	Loans	Total Loans	Loans	Total Loans
Commercial loans	$64,658	16.2%	$57,876	15.4%	$43,855	11.8%
Real estate mortgage loans:
Residential	74,979	18.7	71,002	18.9	71,192	19.2
Commercial	229,165	57.3	222,468	59.3	223,182	60.2
Construction and land	29,799	7.5	22,319	6.0	30,355	8.2
Consumer and other loans	1,513	0.3	1,489	0.4	2,041	0.6
Total	$400,114	100.0%	$375,154	100.0%	$370,625	100.0%

The percentage increase in total gross loans outstanding for the first nine (9) months of 2015 compared to December 31, 2014 was 6.7% and for each of the years ended December 31, 2014 and 2013, as compared to the prior year, was 1.2% and 6.9%, respectively. Our nonperforming loans as a percentage of gross loans decreased during the first nine (9) months of 2015 from 2.5% as of December 31, 2014 to 1.8% at September 30, 2015, and also decreased during the year ended December 31, 2014, from 4.6% as of December 31, 2013 to 2.5% as of December 31, 2014. The continued reduction in nonperforming loans during 2015 and 2014 reflects the Company’s ongoing business strategy to accelerate the disposition of substandard assets on an individual customer basis. The Bank continues to be aggressive with its strategy to dispose of nonperforming assets in a prudent and reasonable manner.

A more detailed description of the three portfolio segments identified by the Company and presented in the table above is provided in the following paragraphs.

Commercial Loans

Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from operating cash flows. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, loans are secured by a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured with short-term assets whereas long-term loans are primarily secured with long-term assets. Credit risk is mitigated by the diversity and number of borrowers as well as loan type within the commercial portfolio.

Real Estate Mortgage Loans

Real estate mortgage loans are typically segmented into three classes: commercial real estate, residential real estate and construction and land development. Commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the underwriting guidelines authorized by the Bank’s board of directors. Such standards include, among other factors, loan-to-value limits, debt service coverage and general creditworthiness of the obligors. Residential real estate loans are underwritten in accordance with policies set forth and approved by the Bank’s board of directors, including repayment capacity and source, value of the underlying property, credit history, stability and purchaser guidelines. Construction loans to borrowers are to finance the construction of owner occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Bank carefully monitors these loans with on-site inspections and requires the receipt of invoices and lien waivers prior to advancing funds. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Bank considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Bank also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development of either commercial or residential use by the borrower. The Bank carefully analyzes the intended use of the property and the viability thereof.

Repayment of real estate loans is primarily dependent upon the personal income or business income generated by the secured property of the borrowers, which can be impacted by the economic conditions in their market area. Risk is mitigated by the fact that the properties securing the Company’s real estate loan portfolio are diverse in type and spread over a large number of borrowers.

Consumer and Other Loans

Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten (10) years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Investments

The primary objective of the Company’s investment portfolio is to develop a mixture of investments with maturities and compositions so as to earn an acceptable rate of return while meeting liquidity requirements. We invest primarily in obligations guaranteed by the U.S. government and government-sponsored agencies. We also enter into federal funds transactions through our principal correspondent banks. Investments with maturities in excess of one year are generally readily salable on the open market.

Employees

As of September 30, 2015, the Bank had 67 full-time and seven (7) part-time employees. Except for certain officers of the Bank who also serve as officers of Bancorp, Bancorp does not have any employees. Management believes Company relations with its employees have been good and the Company’s long-term success is, and is expected to remain, highly dependent on key personnel including, but not limited to, our senior management team.

Data Processing

We currently have an agreement with FIS, formerly known as Metavante Corporation, to provide our core processing and to support certain customer products and delivery systems. Management believes that FIS will continue to be able to provide state-of-the-art data processing and customer service-related processing at a competitive price to support our future growth.

Regulation and Supervision

We operate in a highly regulated environment, where statutes, regulations, and administrative policies govern our business activities. We are supervised by, examined by, and submit reports to, a number of regulatory agencies, including the Federal Reserve, in the case of Bancorp, and the FDIC and the Florida Office of Financial Regulation (“OFR”), in the case of the Bank. Supervision, regulation and examination of Bancorp, the Bank, and our respective subsidiaries by the bank regulatory agencies are intended primarily for the protection of bank depositors rather than holders of our capital stock. Any change in applicable law or regulation may have a material effect on our business. The following discussion includes all supervisory and regulatory information material to the Company as of September 30, 2015; however, it is not intended to be an exhaustive description of the statutes or regulations applicable to the Company or its subsidiaries.

Fiscal and Monetary Policy

Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of Bancorp and the Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements applicable to deposits.

The financial crisis of 2008, including the downturn of global economic, financial and money markets, increased volatility in the soundness of financial institutions, and other recent events have led to numerous new laws and regulations that apply to the banking industry. For example, the Federal Reserve has taken a number of actions to keep interest rates low and provide liquidity to the markets. In addition to changing the discount rate and the terms of the discount window, the Federal Reserve has reduced the targeted federal funds rate. The Federal Reserve has also engaged in several rounds of “quantitative easing” by buying bonds in the market, and Operation Twist, where the Federal Reserve bought longer term bonds while selling shorter term holdings in an effort to reduce long-term interest rates.

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and by the various bank regulatory agencies. Despite recent indicators of stabilization in the local markets, there can be no assurance that efforts to tighten the supervision of financial institutions will not continue, or become more or less stringent, in future periods. Accordingly, the scope of regulation and permissible activities of Bancorp and the Bank are subject to change by future federal and state legislation or regulation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Dodd-Frank Act has had and will continue to have a broad impact on the financial services industry, including significant regulatory and compliance changes like, among other things, (i) enhanced resolution authority of troubled and failing banks and their holding companies; (ii) increased capital and liquidity requirements; (iii) increased regulatory examination fees; (iv) changes to assessments to be paid to the FDIC for federal deposit insurance; and (v) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector. Additionally, the Dodd-Frank Act established a new framework for systemic risk oversight within the financial system distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the Office of the Comptroller of the Currency, and the FDIC. A summary of certain provisions of the Dodd-Frank Act is set forth below:

•	Increased Capital Standards and Enhanced Supervision. The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. These new standards will be no lower than current regulatory capital and leverage standards applicable to insured depository institutions and may, in fact, be higher when established by the agencies. The Dodd-Frank Act also increases regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agencies. In addition, the federal bank regulators have approved new capital and liquidity standards to implement those adopted by the Basel Committee on Banking Supervision (“Basel”), as part of its “Basel III” rules.

•	The Consumer Financial Protection Bureau (“Bureau”). The Dodd-Frank Act established the Bureau as a separate agency within the Board of Governors of the Federal Reserve. The Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The Bureau has rulemaking authority over many of the statutes governing products and services offered to bank consumers. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are more stringent than those regulations promulgated by the Bureau and state attorneys general are permitted to enforce consumer protection rules adopted by the Bureau against state-chartered institutions. However, banks under $10.0 billion in assets, including the Bank, are not subject to examination by the Bureau but are indirectly influenced through the processes that occur at community banks.

•	Deposit Insurance. The Dodd-Frank Act makes permanent the $250 thousand deposit insurance limit for insured deposits. Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the Deposit Insurance Fund (“DIF”) will be calculated. Under the amendments, the assessment base is no longer the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity during the assessment period. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. In December 2010, the FDIC increased the reserve ratio to 2.0%.

•	Transactions with Affiliates. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained. Prior to the Dodd-Frank Act, the Company had existing policies with developed guidelines for transactions with affiliates, including lending limitations, restrictions on investments in affiliate securities and the purchase of assets from affiliates. These policies were not materially impacted by the enhanced provisions of the Dodd-Frank Act.

•	Enhanced Lending Limits. The Dodd-Frank Act strengthens the existing limits on a depository institution’s credit exposure to one borrower. Current banking law limits a depository institution’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions. The enhanced lending limits established by the Dodd-Frank Act restrict the Company’s ability to extend credit to sizable borrowers that exceed the Company’s current lending limit. This limitation restricts the Company’s revenue and potential profitability from significant loans to any one borrower, as well as creates a competitive advantage for larger institutions with higher lending limits. We seek to accommodate such borrowers by selling a portion of loans in excess of our lending limits to other banks; however, these activities may be restricted by general market conditions and the increase in bank failures in recent years.

•	Compensation Practices. The Dodd-Frank Act provides that the securities and other federal regulators must establish standards prohibiting as an unsafe and unsound practice any compensation plan of a bank holding company or other “covered financial institution” that provides an insider or other employee with “excessive compensation” or could lead to a material financial loss to such firm. In June 2010, prior to the Dodd-Frank Act, the bank regulatory agencies promulgated the Interagency Guidance on Sound Incentive Compensation Policies, which requires that financial institutions establish metrics for measuring the impact of activities to achieve incentive compensation with the related risk to the financial institution of such behavior. As of September 30, 2015, the Dodd-Frank Act and the recent guidance on compensation, after consideration by the Bank, has not resulted in changes to the Company’s current compensation policies; however, final implementation of the legislation and associated guidance may impact these policies in future periods.

•	Holding Company Capital Levels. The Dodd-Frank Act requires bank regulators to establish minimum capital levels for holding companies, limited generally to the same capital instruments permissible to insured depository institutions. Trust preferred securities (or “TRUPs”) issued prior to May 19, 2010 by bank holding companies with less than $15.0 billion in assets as of December 31, 2009, including Bancorp, are exempt from these capital deductions entirely.

Our senior management team, with additional oversight provided by the Bank’s board of directors, has designed and implemented various action plans in order to comply with the provisions of the Dodd-Frank Act. These action plans include modifications to general business practices, lending policies and underwriting procedures. These changes have not yet had a material impact on the Company’s financial condition or results of operations; however, we expect that many of the requirements called for in the Dodd-Frank Act will continue to be implemented over the course of several more years. Although some regulations have been adopted under the Dodd-Frank Act, many remain to be finalized. The nature, timing and effect of some requirements are presently unclear. The changes resulting from the Dodd-Frank Act and regulatory actions, as well as the Basel III capital and liquidity proposals, may increase our costs and reduce our revenue and profitability, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements, or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Basel III Regulatory Framework

On July 2, 2013, the Federal Reserve approved the final rules to implement the Basel III rules in the U.S. The final rules implemented changes to the regulatory capital framework including, but not limited to, (i) a revised definition of regulatory capital, (ii) a new common equity Tier 1 minimum capital requirement, (iii) a higher minimum Tier 1 capital requirement, (iv) limitations on capital distributions and certain discretionary bonus payments based on various capital requirements, (v) amended methodologies for determining risk-weighted assets, and (vi) new disclosure requirements for top-tier banking organizations with $50.0 billion or more in total assets. Further, the final rules incorporated these new requirements into the prompt corrective action framework. Various provisions have been included in the final rules to provide relief to banking organizations under $50.0 billion in assets, such as community banks like ours. Such provisions include the opportunity for a one-time opt-out from the requirement to include fluctuations in available-for-sale securities as part of regulatory capital and grandfather treatment of trust preferred securities as an element of Tier 1 capital for banking organizations under $15.0 billion. The Company has taken the one-time opt-out option to exclude fluctuations in available-for-sale securities and qualifies for grandfathering treatment of its trust preferred securities. These new rules took effect January 1, 2014 with a mandatory compliance deadline of January 1, 2015 for banking organizations with total assets less than $250.0 billion.

Concentrations of Real Estate Loans

During 2006, the federal bank regulatory agencies released guidance on “Concentrations in Commercial Real Estate Lending” (the “Guidance”). The Guidance defines commercial real estate (“CRE”) loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm non-residential property where the primary or a significant source of repayment is derived from rental income associated with the property (i.e., loans for which 50% or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. Loans to Real Estate Investment Trusts (“REIT”) and unsecured loans to developers that closely correlate to the inherent risks in CRE markets would also be considered CRE loans under the Guidance. Loans on owner occupied CRE are generally excluded.

The Guidance requires that appropriate processes be in place to identify, monitor and control risks associated with real estate lending concentrations. This could include enhanced strategic planning, CRE underwriting policies, risk management, internal controls, portfolio stress testing and risk exposure limits, as well as appropriately designed compensation and incentive programs. Higher allowances for loan losses and capital levels may also be required. The Guidance is triggered when CRE loan concentrations exceed either:

•	Total reported loans for construction, land development, and other land of 100% or more of a bank’s total risk-based capital; or

•	Total reported loans secured by non-owner occupied multi-family, non-farm, and non-residential properties, as well as construction, land development and other land loans of 300% or more of a bank’s total risk-based capital.

The Guidance also applies when a bank has a sharp increase in CRE loans or has significant concentrations of CRE secured by a particular property type.

The Guidance applies to our CRE lending activities due to the concentration in construction and land development loans. As of September 30, 2015, we had approximately $29.5 million in commercial construction and residential land development loans and $0.3 million in residential construction loans to individuals. Commercial construction, residential land development loans and residential construction loans to individuals represented approximately 47.0% of the Bank’s total risk-based capital as of the same date. Total loans for non-owner occupied multi-family, non-farm, and non-residential properties, as well as construction, land development and other land loans, was $146.2 million as of September 30, 2015. The ratio of these loans as a percentage of total risk-based capital was 230.8% as of September 30, 2015, compared to 252.1% as of December 31, 2014. Our September 30, 2015 ratio of total loans secured by non-owner occupied multi-family, non-farm, and non-residential properties, as well as construction, land development and other land loans, met this requirement.

We have always had significant exposure to loans secured by commercial real estate due to the nature of our markets and the loan needs of both retail and commercial customers. We believe our long-term experience in CRE lending, underwriting guidelines, internal controls, and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are appropriate to manage our concentrations as required under the Guidance. The federal bank regulators are looking more closely at the risks of various assets and asset categories and risk management, and the need for additional rules regarding liquidity as well as capital rules that better reflect risk.

Anti-Money Laundering Regulation

The International Money Laundering Abatement and Anti-Terrorism Funding Act of 2001 specifies “know your customer” requirements that obligate financial institutions to take actions to verify the identity of the account holders in connection with opening an account at any U.S. financial institution. Banking regulators will consider compliance with this Act’s money laundering provisions in acting upon acquisition and merger proposals, and sanctions for violations of this Act can be imposed in an amount equal to twice the sum involved in the violating transaction, up to $1.0 million.

Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers.

The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

Consumer Laws and Regulations

There are a number of laws and regulations that regulate banks’ consumer loan and deposit transactions. Among these are the Community Reinvestment Act, the Truth in Lending Act, the Truth in Savings Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act and the Fair Debt Collections Practices Act. There are numerous disclosure and other compliance requirements associated with these rules and regulations, and the Company must comply with the applicable provisions as part of its ongoing customer relations.

Federal Reserve

We are regulated by the Federal Reserve under the Federal Bank Holding Company Act (“BHC Act”), which requires every bank holding company to obtain the prior approval of the Federal Reserve before acquiring more than 5% of the voting shares of any bank or all, or substantially all, of the assets of a bank, and before merging or consolidating with another bank holding company. Federal Reserve policy, which has been added also to the Federal Deposit Insurance Act by the Dodd-Frank Act, provides that a bank holding company must serve as a source of financial strength to its subsidiary bank(s). In adhering to the Federal Reserve policy, Bancorp may be required to provide financial support for the Bank at a time when, absent such policy, Bancorp may not otherwise deem it advisable to provide such assistance.

The Gramm-Leach-Bliley Act authorizes bank holding companies that qualify as “financial holding companies” to engage in securities, insurance and other activities that are financial in nature or incidental to a financial activity. The activities of bank holding companies that are not financial holding companies continue to be limited to activities authorized under the BHC Act, such as activities that the Federal Reserve previously has determined to be closely related to banking and permissible for bank holding companies. Bancorp has been determined to be non-complex and, therefore, does not qualify as a “financial holding company.”

With respect to expansion, we may establish branch offices anywhere within the State of Florida with regulatory approval. The Dodd-Frank Act allows commercial banks and thrifts to branch interstate anywhere in the United States with regulatory approval. We are also subject to the Florida banking and usury laws limiting the amount of interest that can be charged when making loans or other extensions of credit. In addition, the Bank, as a subsidiary of Bancorp, is subject to restrictions under federal law in dealing with Bancorp and other affiliates. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate, and the purchase of assets from an affiliate.

Prior to October 2009, dividends received from the Bank were Bancorp’s principal source of funds to pay its expenses and interest on, and principal of, Bancorp’s debt. Banking regulations and enforcement actions require the maintenance of certain capital levels and restrict the payment of dividends by the Bank to Bancorp or by Bancorp to shareholders. Commercial banks generally may only pay dividends without prior regulatory approval out of the total of current net profits plus retained net profits of the preceding two (2) years, and banks and bank holding companies are generally expected to pay dividends from current earnings. Banks may not pay a dividend if the dividend would result in the bank being “undercapitalized” for prompt corrective action purposes, or would violate any minimum capital requirement specified by law or the Bank’s regulators. The Bank has not paid dividends since October 2009 and cannot currently pay dividends. Bancorp cannot currently pay dividends on its capital stock under applicable Federal Reserve policies. Bancorp has relied upon revolving loan agreements with its directors as well as capital raise activities to pay its expenses during such time. The future ability of the Bank to pay dividends to Bancorp will also depend in part on the FDIC capital requirements in effect at such time and our ability to comply with such requirements.

Under Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay dividends, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:

•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Loans and extensions of credit, as well as derivatives and other transactions by all banks, are subject to legal lending limitations. Under state law, a state bank may generally grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person. In addition, a state bank may grant additional loans and extensions of credit to the same person of up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed these general lending limits only if they qualify under one of several exceptions. Section 611 of the Dodd-Frank Act prohibits state banks from engaging in derivative transactions unless a bank’s chartering state has adopted a law including credit exposure on derivatives in calculating loans to one borrower limits. As of September 30, 2015, the Bank did not have any derivative transactions, although Bancorp had one interest rate swap not subject to this limitation on the Bank.

We are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Both the Federal Reserve and the FDIC have established risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC’s risk-based capital guidelines apply directly to banks regardless of whether they are a subsidiary of a bank holding company. Both agencies’ requirements (which are substantially similar) provide that banking organizations must have minimum capital equivalent to 8% of risk-weighted assets to be considered adequately capitalized. The risk weights assigned to assets are based primarily on the perceived levels of risk to capital. For example, securities with an unconditional guarantee by the United States government are assigned the lowest risk weighting and a risk weight of 50% is assigned to loans secured by owner occupied one-to-four family residential properties. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) created and defined five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized), which are used to determine the nature of any corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes undercapitalized must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution’s compliance. Before a capital restoration plan will be approved, an entity controlling a bank (i.e., the holding company) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution’s total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all capital standards. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors. Also, undercapitalized institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions, and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

The FDICIA also requires each federal banking agency to prescribe, and the Federal Reserve and the FDIC have adopted, for all insured depository institutions and their holding companies, safety and soundness standards relating to such items as: internal controls, information and audit systems, asset quality, loan documentation, classified assets, credit underwriting, interest-rate risk exposure, asset growth, earnings, compensation, fees and benefits, valuation of publicly traded shares, and such other operational and managerial standards as the agency deems appropriate. Finally, each federal banking agency was required to prescribe standards for employment contracts and other compensation arrangements with executive officers, employees, directors, and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss. If an insured depository institution or its holding company fails to meet any of the standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement a plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected, may impose further restrictions on the institution or holding company, including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA. Both the capital standards and the safety and soundness standards that the FDICIA implemented were designed to bolster and protect the DIF.

In response to the directives issued under the FDICIA, the regulators have adopted regulations that, among other things, prescribe the capital thresholds for each of five established capital categories. The following table reflects these capital thresholds:

	Total Risk-Based	Tier 1 Risk-Based	Common Equity	Tier 1
	Capital Ratio	Capital Ratio	Tier 1 Ratio	Leverage Ratio
Well capitalized (1)	10%	8%	6.5%	5%
Adequately capitalized (1)	8%	6%	4.5%	4%
Undercapitalized (2)	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%
Critically undercapitalized	―	―	―	Less than 2%

(1)  An institution must meet all four minimums.

(2)  An institution falls into this category if it is below the adequately capitalized level for any of the four capital measures.

Under these capital categories, the Bank was classified as well capitalized as of September 30, 2015. As of September 30, 2015, the Bank’s total risk-based capital and Tier 1 risk-based capital ratios were 15.52% and 14.24%, respectively. The Bank’s Common Equity Tier 1 ratio and Tier 1 leverage ratio was 14.24% and 11.71%, respectively, as of the same date. In addition to maintaining all capital levels at or above well-capitalized levels, the Bank is committed to maintaining a Tier 1 leverage ratio above 8% and total risk-based capital above 12% at all times. If the capital ratios of the Bank were to fall below the levels required under regulatory standards, it is the Bank’s policy to increase capital in an amount sufficient to meet regulatory requirements within thirty (30) days.

Under federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal, or reassignment of a senior executive officer at any time that the Bank is not in compliance with applicable minimum capital requirements, or otherwise in a troubled condition, or when the FDIC has determined that such prior notice is appropriate, is subject to prior notice to, and potential disapproval by, the FDIC.

Federal Deposit Insurance Corporation

The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities.

The Bank’s deposit accounts are insured by the FDIC to the maximum extent permitted by law. The Bank pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all insured institutions. Institutions considered well capitalized and financially sound pay the lowest premiums, while those institutions that are less than adequately capitalized and of substantial supervisory concern pay the highest premiums. Total base assessment rates currently range from 0.03% of deposits for an institution in the highest sub-category of the high category to 0.45% of deposits for an institution in the lowest category.

In February 2006, the Federal Deposit Insurance Reform Act of 2005 and the Federal Deposit Insurance Reform Conforming Amendments Act of 2005 (collectively, the “Reform Act”) were signed into law. The Reform Act revised the laws concerning federal deposit insurance by making the following changes: (i) merged the Bank Insurance Fund and the Savings Association Insurance Fund into a new fund, the DIF, effective March 31, 2006; (ii) increased the deposit insurance coverage for certain retirement accounts to $250 thousand effective April 1, 2006; (iii) effective in 2010, deposit insurance coverage on individual accounts may be indexed for inflation; (iv) the FDIC was provided more discretion in managing deposit insurance assessments; and (v) eligible institutions received a one-time initial assessment credit. The Dodd-Frank Act permanently increased the limits on the federal deposit insurance to $250 thousand.

The Reform Act authorized the FDIC to revise the risk-based assessment system. Accordingly, insurance premiums are based on a number of factors, including the risk of loss that insured institutions pose to the DIF. The Reform Act replaced the minimum reserve ratio of 1.25% with a range of between 1.15% and 1.50% for the DIF, depending on projected losses, economic changes and assessment rates at the end of each calendar year. In addition, the FDIC is no longer prohibited from charging banks in the lowest risk category when the reserve ratio premium is greater than 1.25%. As previously discussed, the Dodd-Frank Act made several revisions to the FDIC’s fund management authority.

In November 2006, the FDIC adopted changes to its risk-based assessment system. Under the new system, the FDIC evaluates an institution’s risk based on supervisory ratings for all insured institutions, financial ratios for most institutions and long-term debt issuer ratings for certain large institutions.

On September 29, 2009, the FDIC adopted an Amended Restoration Plan to allow the DIF to return to a reserve ratio of 1.15% within eight (8) years. The FDIC amended its prior ruling on deposit assessments to require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter 2009, and for all of 2010, 2011 and 2012. This prepaid assessment was collected in December 2009, along with each institution’s regular quarterly risk-based deposit insurance assessment for the third quarter 2009. The FDIC also increased annual assessment rates uniformly by three basis points effective January 1, 2011. Additional special assessments may be imposed by the FDIC for future periods.

Following the expiration of the temporary “unlimited” FDIC insurance coverage for noninterest-bearing and IOLTA deposit accounts and beginning January 1, 2013, noninterest-bearing transaction accounts are no longer insured separately from depositors’ other accounts at the same depository institution and the aggregate balance is insured up to the standard FDIC insurance limit of $250 thousand. Funds deposited in IOLTAs are no longer insured under the Dodd-Frank federal deposit insurance provision; however, these accounts may qualify for certain pass-through coverage applicable to fiduciary accounts as provided for by existing FDIC regulations. If an IOLTA does not qualify for pass-through coverage as a fiduciary account, then such accounts may be insured up to $250 thousand on a per-client basis. To the extent that state law requires, additional collateral must be pledged to secure uninsured deposits held by government/public depositors in excess of standard FDIC insurance limitations.

Enforcement Policies and Actions

The Federal Reserve, the FDIC and the OFR monitor compliance with laws and regulations. Violations of laws and regulations, or other unsafe and unsound practices, may result in these agencies imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, these agencies may enforce these remedies directly against officers, directors, employees and others participating in the affairs of a bank or bank holding company.

Properties

The following table presents the location and other important information pertaining to the Company’s corporate offices and branch offices as of September 30, 2015:

Location Type	Address	Year Location Established	Approximate Square Footage	Own/Lease
Headquarters/Branch Office (1)	100 North Laura Street	2004	20,547	Lease
	Jacksonville, FL 32202
Branch Office	10325 San Jose Boulevard	1998	3,222	Own
	Jacksonville, Florida 32257
Held for sale	12740-200 Atlantic Boulevard	2000	2,588	Own
(former Branch Office)	Jacksonville, FL 32225
Branch Office (2)	4343 Roosevelt Boulevard	2005	3,127	Lease
	Jacksonville, FL 32210
Branch Office (3)	7880 Gate Parkway	2006	9,372	Lease
	Jacksonville, Florida 32256
Branch Office	1315 South 3rd Street	2010	4,987	Own
	Jacksonville Beach, Florida 32250
Branch Office	560 Atlantic Boulevard	2010	2,203	Own
	Neptune Beach, Florida 32266
Branch Office (4)	14288 Beach Boulevard	2011	3,883	Lease
	Jacksonville, FL 32250
Branch Office (5)	1790 Kernan Boulevard	2010	3,120	Own Building/
	Jacksonville, FL 32246			Lease Land

(1)	The Bank amended its ten-year lease for our headquarters location effective April 25, 2011 to extend the end of the lease term from September 14, 2012 to September 30, 2016. The lease specifies monthly rent of $20.00 per square foot which is subject to annual increases of $0.50 per square foot on October 1st of each year through October 1, 2015. The Bank has five renewal options, each to extend the term of the lease for five (5) years, the first option term commencing on October 1, 2016, and the last option term ending on September 30, 2041. Effective July 3, 2012, the Bank amended this lease to expand the existing office space by approximately 5,732 square feet. The amended lease terms specify monthly rent of $15.00 per square foot annually for the additional office space, with all other terms remaining the same.

(2)	The Bank took occupancy of this branch on November 1, 2005 and opened for business on February 6, 2006. The Bank has a ten-year lease that expires November 1, 2015 for this branch, which specifies rent of $90,000 per annum and is subject to annual increases of 3% on November 1 of each year through November 1, 2015. The Bank has four renewal options, each to extend the term of the lease for five (5) years, the first option term commenced on November 1, 2015, and the last option term ends on November 1, 2035.

(3)	The Bank took occupancy of this branch on January 15, 2006 and opened for business on June 9, 2006. The Bank has a ten-year lease that expires January 13, 2016 for this branch, which specifies rent of $210,870 per annum and is subject to annual increases on the anniversary date to the extent of any percentage change that occurs in the consumer price index for all urban consumers. The Bank has two renewal options, each to extend the term of the lease for five (5) years, the first option term commencing on January 13, 2016, and the last option term ending on January 13, 2026.

(4)	The Bank took occupancy of this branch on July 31, 2011 and opened for business on November 1, 2011. The Bank has a ten-year lease that expires on October 31, 2021 for this branch, which specifies rent of $81,543 per annum and is subject to an increase of 10% on the fifth anniversary of the rent commencement date.

(5)	The Bank took occupancy of this location, originally a branch office, on November 16, 2010 as a result of the merger with ABI. The Bank has a 20-year land only lease that expires August 22, 2022 for this branch, which specifies rent of $75,000 per annum and is subject to a 12.5% increase every five (5) lease years. The Bank has two renewal options, each to extend the term of the lease for ten (10) years, the first option term commencing on August 22, 2022, and the last option term ending on August 22, 2042.

Legal Proceedings

From time to time, as a normal incident of the nature and kind of business in which we are engaged, various claims or charges are asserted against us and/or our directors, officers or affiliates. In the ordinary course of business, the Company is also subject to regulatory examinations, information gathering requests, inquiries and investigations. Other than ordinary routine litigation incidental to our business, and except as set forth below, management believes after consultation with legal counsel that there are no pending legal proceedings against Bancorp or any of its subsidiaries that will, individually or in the aggregate, have a material adverse effect on the consolidated results of operations or financial condition of the Company.

Since the announcement of the proposed merger with ABCB on October 1, 2015, two putative shareholder class action lawsuits have been filed against Bancorp, the directors of Bancorp, and ABCB, in the Circuit Court of Duval County, Florida: (i) Paul Parshall v. Jacksonville Bancorp, Inc. et al., Case No. 16-2015-CA-006607, filed on October 16, 2015; and (ii) Patrick Donovan v. Kendall Spencer et al., Case No. 16-2015-CA-006738, filed October 22, 2015 (together, the “Florida Actions”).  In the Florida Actions, plaintiffs allege that the individual director defendants breached their fiduciary duties to Bancorp’s shareholders in negotiating and approving the merger agreement through an unfair process, that the merger consideration negotiated in the merger agreement does not adequately value the company, that Bancorp’s shareholders will not receive fair value for their shares of JAXB common stock in the merger, and that the terms of the merger agreement impose improper deal-protection devices that purportedly preclude competing offers. The complaints in the Florida Actions further allege that Bancorp and ABCB aided and abetted the alleged breaches of fiduciary duty by Bancorp’s directors. In the Florida Actions, plaintiffs seek preliminary and permanent injunctive relief, including enjoining or rescinding the merger, an award of unspecified damages, attorneys’ fees, and other relief.

The outcome of the Florida Actions cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.  Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. The Company and its directors intend to vigorously defend against these lawsuits.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF JAXB

The following table indicates the shares of JAXB voting common stock and JAXB nonvoting common stock beneficially owned by each of JAXB’s named executive officers and directors, by each person known by JAXB to own beneficially more than 5% of the outstanding shares JAXB voting common stock, and by all of JAXB’s executive officers and directors as a group. Unless otherwise noted, all shares are held directly by the beneficial owner listed and such person has the sole voting and investment power over such shares. Unless otherwise noted, all amounts are determined as of October 30, 2015 when there were 3,481,273 shares of JAXB voting common stock outstanding and 2,315,321 shares of JAXB nonvoting common stock outstanding (on a post-split basis).

	JAXB Voting Common Stock		JAXB Nonvoting Common Stock
Name of Beneficial Owner (1)	Amount Beneficially Owned (2)	Percent of Class Outstanding	Amount Beneficially Owned	Percent of Class Outstanding
John A. Delaney	5,000	*	-	-
Donald F. Glisson, Jr. (3)	26,766	*	-	-
Robert B. Goldstein (4)	875	*	50,000	2.16%
A. Hugh Greene (5)	1,200	*	-	-
Scott M. Hall (6)	9,577	*	-	-
Valerie A. Kendall(7)	6,612	*	-	-
Price W. Schwenck	21,703	*	-	-
Kendall L. Spencer(8)	24,800	*	-	-
John P. Sullivan(9)	-	-	20,000	*
Gary L. Winfield	1,490	*	-	-
All executive officers and directors as a group (11 persons)(10)	104,023	2.95%	70,000	3.02%
CapGen Capital Group IV LP (11)	1,334,208	38.33%	1,806,000	78.00%
Context BH Capital Management, LP(12)	335,062	9.62%	-	-
Elizabeth Park Capital Advisors, Ltd.(13)	223,400	6.42%	-	-
Endeavour Capital Advisors Inc. (14)	314,292	9.03%	-	-
FJ Capital Management, LLC(15)	189,875	5.45%	-	-
Maltese Capital Management LLC(16)	312,707	8.98%	46,818	2.02%
RMB Capital Management, LLC(17)	196,532	5.65%	-	-

*	Less than 1%

(1)	The address of each executive officer and director is c/o Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, FL 32202.

(2)	Under the rules of the SEC, the determinations of “beneficial ownership” are based upon Rule 13d-3 under the Exchange Act. Under this rule, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within sixty (60) days after the date such beneficial ownership is determined. Shares that a beneficial owner has the right to acquire within sixty (60) days are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes (i) 24 shares of JAXB voting common stock as to which Mr. Glisson shares voting and dispositive power with his wife, and (ii) 26,591 shares of JAXB voting common stock owned by Mr. Glisson’s company, Triad Financial Services, Inc., as to which he has shared voting and dispositive power.

(4)	Mr. Goldstein shares voting and dispositive power with his wife with respect to the listed shares.

(5)	Mr. Greene shares voting and dispositive power with his wife with respect to the listed shares.

(6)	Includes (i) 15 shares of JAXB voting common stock as to which Mr. Hall shares voting and dispositive power with his wife, and (ii) 9,062 shares of JAXB voting common stock underlying options exercisable within sixty (60) days of October 30, 2015.

(7)	Includes 5,562 shares of JAXB voting common stock underlying options exercisable within sixty (60) days of October 30, 2015.

(8)	Includes 4,800 shares of JAXB voting common stock as to which Mr. Spencer shares voting and dispositive power with his wife, and 20,000 shares of JAXB voting common stock underlying options exercisable within sixty (60) days of October 30, 2015.

(9)	Shares of JAXB nonvoting common stock are held through the John Sullivan 2012 Credit Shelter Trust, a revocable trust, for which Mr. Sullivan is the settlor. Maureen C. Sullivan, Mr. Sullivan’s spouse, as trustee, has sole voting and dispositive power over such shares.

(10)	Includes 39,624 shares of JAXB voting common stock underlying options which are currently exercisable or will be exercisable within sixty (60) days of October 30, 2015.

(11)	Includes (i) 1,334,208 shares of JAXB voting common stock and 1,553,000 shares of JAXB nonvoting common stock owned directly by Capital Group IV LP (“CapGen LP”), (ii) 83,000 shares of JAXB nonvoting common stock owned directly by Eugene A. Ludwig, and (iii) an aggregate of 170,000 shares of JAXB nonvoting common stock owned directly and indirectly by certain other related persons of CapGen LP (including the shares of JAXB nonvoting common stock listed in the table as beneficially owned by Messrs. Goldstein and Sullivan). CapGen LP and CapGen Capital Group IV LLC (“CapGen LLC”), the general partner of CapGen LP, each have sole voting and dispositive power over the listed shares, and Mr. Ludwig, as the managing member of CapGen LLC, together with the investment committee of CapGen LLC, has shared voting and dispositive power over such shares. Each of the foregoing disclaims beneficial ownership of such securities except to the extent of his or its pecuniary interest therein. The address for CapGen LP is 120 West 45th Street, Suite 1010, New York, NY 10036. This information is based on CapGen LP’s most recent Schedule 13D/A filed with the SEC on October 2, 2015 and information reported to JAXB by CapGen LP.

(12)	Includes 211,880 shares of JAXB voting common stock directly owned by Context BH Partners LP (the “CBH Fund”) and 123,182 shares of JAXB voting common stock directly owned by private funds (the “Private Funds”). Context BH Capital Management, LP (“Context BH CM”) is the investment manager of the CBH Fund and the sub-adviser to the Private Funds, and thereby exercises investment discretion over its accounts. Accordingly, Context BH CM may be deemed to beneficially own the shares held by CBH Fund and the Private Funds. The address for Context BH CM is 401 City Avenue, Suite 815, Bala Cynwyd, PA 19004. This information is based on Context BH CM’s most recent Schedule 13G filed with the SEC on October 30, 2015.

(13)	The listed shares are held by Elizabeth Park Capital Master Fund, Ltd. (the “EP Fund”). Elizabeth Park Capital Advisors, Ltd. (“Elizabeth Park”), its capacity as the investment manager of EP Fund, has the sole power to direct the disposition of the shares of JAXB voting common stock held by the EP Fund, and accordingly, may be deemed to beneficially own such shares. The address for Elizabeth Park is 29525 Chagrin Blvd., Suite 318, Pepper Pike, OH 44122. This information is based on Elizabeth Park’s most recent Schedule 13G filed with the SEC on September 14, 2015.

(14)	Endeavour Capital Advisors Inc. (“Endeavour”), Laurence M. Austin and Mitchell J. Katz have shared voting and dispositive power over the listed shares. Endeavour Regional Bank Opportunities Fund L.P. has shared voting and dispositive power over 201,498 of the listed shares. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for Endeavour is 410 Greenwich Avenue, Greenwich, CT 06830. This information is based on Endeavour’s most recent Schedule 13G filed with the SEC on February 18, 2015 and the information reported to JAXB by Endeavour.

(15)	Each of FJ Capital Management LLC (“FJ CM”) and Martin Friedman have shared voting power with respect to all of the listed shares and shared dispositive power with respect to 49,010 of the listed shares. The listed shares consist of (i) 38,592 shares held by Financial Opportunity Fund LLC and 5,016 shares Financial Opportunity Long/Short Fund LLC, of which FJ CM is the managing member, (ii) 56,976 shares held by Bridge Equities III LLC, 14,244 shares held by Bridge Equities VIII LLC, 23,740 shares held by Bridge Equities IX LLC, and 45,905 shares held by Bridge Equities X LLC, of which FJ CM is the sub-investment advisor, and (iii) 5,402 shares held by a managed account that FJ CM manages. Mr. Friedman is the managing member of FJ CM. The address for FJ CM is 1313 Dolley Madison Blvd, Suite 306, McLean, VA 22101. This information is based on Context FJ CM’s most recent Schedule 13G filed with the SEC on August 21, 2015.

(16)	Maltese Capital Management LLC (“MCM”), formerly known as Sandler O’Neill Asset Management, LLC, may be deemed to beneficially own 312,707 shares of JAXB voting common stock, which are held of record by clients of MCM. Mr. Maltese may also be deemed to beneficially own such shares by reasons of his position as managing member of MCM. By reason of its position as general partner of certain partnerships, including Malta Hedge Fund II, L.P., Maltese Capital Holdings, LLC (“Holdings”) may be deemed to beneficially own 163,063 shares of JAXB voting common stock, which are held by such partnerships. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for MCM is 150 East 52nd Street, 30th Floor, New York, NY 10022. This information is based on MCM’s most recent Schedule 13G filed with the SEC on February 12, 2015 and JAXB’s records.

(17)	RMB Capital Holdings, LLC and RMB Capital Management, LLC, a registered investment adviser, share voting and dispositive power over the listed shares. Iron Road Capital Partners, LLC shares voting and dispositive power over 17,582 of the listed shares. RMB Mendon Managers, LLC shares voting and dispositive power over 178,950 of the listed shares. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for the RMB parties is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603. This information is based on the Schedule 13G filed by the RMB parties with the SEC on February 5, 2015 and information reported to JAXB by RMB.

JAXB Management’s Discussion and Analysis of Financial Condition
and Results of Operations as of and for the Periods Ended
September 30, 2015 and 2014

This management’s discussion and analysis of the financial condition and results of operations represents an overview of the consolidated financial condition of JAXB as of September 30, 2015 and December 31, 2014 and JAXB’s results of operations for the three (3) and nine (9) months ended September 30, 2015 compared to the same periods in 2014. This discussion is designed to provide a more comprehensive review of the financial condition and operating results than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the interim consolidated financial statements and related notes to consolidated financial statements included herein.

Unless the context requires otherwise, references in this section of the proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis. References to “Bancorp” denote Jacksonville Bancorp, Inc., and The Jacksonville Bank is referred to as the “Bank.”

Financial Condition and Results of Operations

The Company’s performance during the periods ended September 30, 2015 and December 31, 2014 is reflective of the completion of a restructuring plan that better aligned the Company’s and the Bank’s processes and procedures with the best industry practices and standards. As a result of these efforts, as well as recent indicators of stabilization in the local real estate markets and continued general improvement in asset quality, the Company reversed $2.0 million of loan provision expense and reduced noninterest expense during the nine (9) months ended September 30, 2015.

Comparison of Financial Condition as of September 30, 2015 and December 31, 2014

Total assets increased $16.7 million, or 3.4%, from $488.6 million as of December 31, 2014 to $505.3 million as of September 30, 2015. The Company experienced an increase in cash and cash equivalents in the amount of $2.0 million and an increase in net loans of $26.7 million during the nine (9) months ended September 30, 2015. This amount was offset by a decrease in securities available-for-sale of $10.2 million during the same period.

Investment securities available-for-sale decreased $10.2 million, or 13.2%, from $77.6 million as of December 31, 2014 to $67.4 million as of September 30, 2015. During the nine (9) months ended September 30, 2015, the Company received $15.8 million in proceeds from principal repayments, maturities and calls and purchased $6.1 million in investment securities. The remaining variance is due to the change in fair market value during the same year-to-date period.

Total deposits increased by $17.2 million, or 4.2%, during the nine (9) months ended September 30, 2015, from $415.8 million as of December 31, 2014 to $433.0 million as of September 30, 2015. The following is an explanation of the changes in each of the major deposit categories during the nine (9) months ended September 30, 2015:

•	Noninterest-bearing deposits increased $14.7 million, or 13.6%. This represents 28.3% of total deposits as of September 30, 2015;

•	Money market, NOW and savings deposits increased $18.8 million, or 10.8%, due to natural fluctuations in account balances; and

•	The time deposit portfolio decreased by $16.2 million, or 12.2%, including reductions of $7.1 million in brokered CDs and $6.7 million in national CDs.

FHLB advances and other borrowings decreased during the nine (9) months ended September 30, 2015, with FHLB advances and other borrowings of $11.9 million and $17.6 million as of September 30, 2015 and December 31, 2014, respectively. This was due to two fixed rate advances that matured in the first quarter of 2015 totaling $6.0 million.

Total shareholders’ equity increased during the nine (9) months ended September 30, 2015, from $37.1 million as of December 31, 2014 to $42.1 million as of September 30, 2015. This increase was attributable to net income during the nine (9) months ended September 30, 2015 of $5.0 million.

Comparison of Operating Results for the Nine Months Ended September 30, 2015 and 2014

Net Income

The Company had net income of $5.0 million for the nine (9) months ended September 30, 2015 compared to net income of $1.3 million for the nine (9) months ended September 30, 2014. On a diluted per share basis, the Company had earnings per share of $0.86 for the nine (9) months ended September 30, 2015, compared to $0.23 earnings per share for the same period in the prior year.

Net Interest Income

Net interest income, the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, decreased $61,000 to $13.4 million for the nine (9) months ended September 30, 2015.

Total interest income decreased $325,000 to $15.6 million for the nine (9) months ended September 30, 2015 compared to a $15.9 million in the same period in 2014. This decrease was primarily the result of a lower average yield on loans which decreased 23 basis points to 5.03% for the nine (9) months ended September 30, 2015 compared to 5.26% for the nine (9) months ended September 30, 2014. The decrease in the loan yield was driven by a decrease in accretion recognized on acquired loans of approximately $603,000.

The average cost of interest-bearing liabilities decreased 5 basis points to 0.87% for the nine (9) months ended September 30, 2015 compared to 0.92% for the same period in 2014. The decrease was driven primarily by a decline in the cost of time deposits. During the nine (9) months ended September 30, 2015, brokered certificates of deposit totaling $7.1 million and $6.7 million in national CDs matured which reduced the overall cost of certificates of deposits to 1.03% in the nine (9) months ended September 30, 2015 from 1.15% in the same period last year.

The net interest margin increased by 4 basis points to 3.81%, from 3.77%, when comparing the first nine (9) months of 2015 to the same period in the prior year. The Company closely monitors its liquidity needs in conjunction with the cost of its funding sources and evaluates rates paid on its core deposits to ensure they remain competitive in the local market environment.

Average Balance Sheet; Interest Rates and Interest Differential:

The following table sets forth, for the periods indicated, information regarding: (1) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (2) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (3) net interest/dividend income; (4) interest rate spread; and (5) net interest margin. Average balances are based on average daily balances.

	Nine Months Ended September 30,
	2015			2014
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans(1)	$380,647	$14,330	5.03%	$371,146	$14,591	5.26%
Securities available-for-sale:
Taxable	67,891	841	1.66	75,348	917	1.63
Tax-exempt(2)	6,541	305	6.23	7,703	271	4.70
Other interest-earning assets(3)	14,189	101	0.95	22,360	123	0.76
Total interest-earning assets	469,268	15,577	4.44	476,557	15,902	4.46
Noninterest-earning assets(4)	23,383			21,174
Total assets	$492,651			$497,731
Interest-bearing liabilities:
Savings deposits	$9,910	$10	0.13%	$9,791	$12	0.16%
NOW deposits	30,935	20	0.09	27,861	18	0.09
Money market deposits	142,278	432	0.41	151,165	430	0.38
Time deposits	124,997	959	1.03	134,193	1,159	1.15
FHLB advances	13,659	149	1.46	19,286	207	1.44
Federal Reserve and other borrowings	37	-	-	4	-	-
Subordinated debt	16,239	617	5.08	16,177	615	5.08
Other interest-bearing liabilities(5)	-	23	N/A	-	33	-
Total interest-bearing liabilities	338,055	2,210	0.87	358,477	2,474	0.92
Noninterest-bearing liabilities	115,358			104,351
Shareholders' equity	39,238			34,903
Total liabilities and shareholders' equity	$492,651			$497,731
Net interest income		$13,367			$13,428
Interest rate spread(6)			3.57%			3.54%
Net interest margin(7)			3.81%			3.77%

(1)	Average loans include nonperforming loans. Interest on loans included loan fees (in thousands) of $244 and $160 for the nine (9) months ended September 30, 2015 and 2014, respectively.

(2)	Interest income and rates do not include the effects of a tax equivalent adjustment using a federal tax rate of 34% in adjusting tax-exempt interest on tax-exempt investment securities to a fully taxable basis.

(3)	Includes federal funds sold.

(4)	For presentation purposes, the BOLI acquired by the Bank has been included in noninterest-earning assets.

(5)	Includes federal funds purchased and revolving loans that pay an annual rate of interest equal to 8% on a quarterly basis of the amount outstanding or an unused revolver fee calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding.

(6)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis:

The following table sets forth the effect of changes in volumes, changes in rates, and changes in rate/volume on tax-equivalent interest income, interest expense and net interest income.

	Nine Months Ended September 30, 2015 vs. 2014
	Increase (Decrease) Due to(1)
(dollars in thousands)	Rate	Volume	Total
Interest-earning assets:
Loans	$(629)	$368	$(261)
Securities available-for-sale:
Taxable	16	(92)	(76)
Tax-exempt	79	(45)	34
Other interest-earning assets	30	(52)	(22)
Total interest-earning assets	$(504)	$179	$(325)

Interest-bearing liabilities:
Savings deposits	$(2)	$-	$(2)
NOW deposits	-	2	2
Money market deposits	28	(26)	2
Time deposits	(124)	(76)	(200)
FHLB advances	3	(61)	(58)
Federal Reserve and other borrowings	-	-	-
Subordinated debt	-	2	2
Other interest-bearing liabilities	(10)	-	(10)
Total interest-bearing liabilities	$(105)	$(159)	$(264)

Net change in net interest income	$(399)	$338	$(61)

(1)	The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the absolute change in each component.

Noninterest Income, Noninterest Expense and Income Taxes

Noninterest income decreased to $1.1 million for the nine (9) months ended September 30, 2015, compared to $1.6 million for the nine (9) months ended September 30, 2015 and 2014, respectively. Service charges remained relatively flat at $563,000 compared to $551,000 for the nine (9) months ended September 30, 2015 and 2014, respectively. For the nine (9) months ended September 30, 2014, the Company recorded a gain of $489,000 from bank-owned life insurance due to life insurance benefits received in excess of cash surrender value from the death of a former employee.

Noninterest expense decreased to $11.5 million for the nine (9) months ended September 30, 2015, compared to $13.4 million for the same period in 2014. This decrease was due to a decrease in salaries and employee benefits of $1.4 million, mainly due to the two reductions in workforce that occurred in 2014 during the second and fourth quarters. Occupancy and equipment expense decreased to $1.7 million from $1.9 million in the same period last year. Leasehold improvement expense decreased $169,000 for the nine (9) months ended September 30, 2015 as a portion of the leasehold improvements became fully amortized in the fourth quarter of 2014. Professional fees decreased to $744,000 from $897,000 for the nine month periods ended September 30, 2015 and 2014, respectively. Accounting and auditing fees declined $118,000 while legal declined $42,000. During the nine (9) months ended September 30, 2015, there was a decrease of $409,000 for loan expenses as a result of the Company’s continued execution of its ongoing strategy to reduce problem assets. Other real estate owned expense increased $207,000 to $388,000 from $181,000 in the same period in 2014. This is primarily a result of several write-downs taken during the nine month period ended September 30, 2015 in the aggregate amount of $291,000 compared to $48,000 in the same period last year. Included in other noninterest expense for the nine (9) months ended September 30, 2015 is a $75,000 write-down to assets classified as held-for-sale. During the third quarter of 2015, the assets were sold and a $26,000 loss was recorded to other noninterest expense.

Income tax expense was $18,000 for the nine (9) months ended September 30, 2015 compared to $20,000 in the same period of the prior year. This was the result of Alternative Minimum Taxes. The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to the uncertainty of future taxable income and Section 382 of the Code. Based on an analysis performed as of September 30, 2015 and December 31, 2014, it was determined that the need for a full valuation allowance still existed.

Comparison of Operating Results for the Three Months Ended September 30, 2015 and 2014

Net Income

The Company had net income of $992,000 for the three (3) months ended September 30, 2015, compared to $808,000 of net income for the three (3) months ended September 30, 2014. On a diluted per share basis, the Company had net income of $0.17 for the three (3) months ended September 30, 2015, compared to net income of $0.14 for the same period in the prior year.

Net Interest Income

Net interest income was $4.6 million for the three (3) months ended September 30, 2015, compared to $4.5 million for the same period in 2014.

Total interest income was $5.3 million for the three (3) months ended September 30, 2015 and 2014, increasing $46,000 over the same period last year. The increase was related to additional interest income recorded on the call of an investment security during the three month period ended September 30, 2015 totaling $93,000. During the same periods, total interest on loans remained flat. Average loans increased $27.6 million while the average yield on loans for the three (3) months ended September 30, 2015 and 2014 was 4.91% and 5.28%, respectively. The decrease in the loan yield was driven primarily by a decrease in the core average yield earned on loans and a decrease in accretion recognized on acquired loans of approximately $233,000.

Average interest-bearing liabilities decreased $18.6 million, while the average cost of interest-bearing liabilities remained flat, decreasing 1 basis point to 0.87% for the three (3) months ended September 30, 2015, compared to 0.88% for the same period in 2014.

The net interest margin increased 7 basis points to 3.81% from 3.74%, when comparing the third quarter of 2015 to the same period in the prior year. This was driven primarily by the increase in the average balance of loans while the average balance of interest-bearing liabilities declined. Additionally, higher priced brokered and national certificates of deposit were replaced with noninterest-bearing deposits with an average balance totaling $12.6 million for the three (3) months ended September 30, 2015. The Company closely monitors its liquidity needs in conjunction with the cost of its funding sources and evaluates rates paid on its core deposits to ensure they remain competitive in the local market environment.

Noninterest Income, Noninterest Expense and Income Taxes

Noninterest income decreased to $372,000 for the three (3) months ended September 30, 2015, compared to $867,000 for the three (3) months ended September 30, 2014. Service charges increased to $198,000 compared to $187,000 for the three (3) months ended September 30, 2015 and 2014, respectively. During the three (3) months ended September 30, 2014, the Company recorded a gain of $489,000 from bank-owned life insurance due to life insurance benefits received in excess of cash surrender value from the death of a former employee.

Noninterest expense decreased to $4.0 million for the three (3) months ended September 30, 2015, compared to $4.5 million for the same period in 2014. This decrease was in part due to a reduction in salaries and employee benefits of $205,000, mainly due to a reduction in workforce that occurred in 2014 during the second and fourth quarters. Professional fees decreased $187,000 to $216,000 from $403,000 in the three (3) months ended September 30, 2015 compared to the same period last year. Other real estate owned expense increased $157,000 primarily due to several write-downs during the third quarter of 2015 totaling $200,000 compared to write-downs totaling $12,000 in the same period last year. Loan expenses decreased $222,000 period over period as a result of the Company’s continued execution of its ongoing strategy to reduce problem assets.

The Company recorded an income tax benefit of $28,000 for the three (3) months ended September 30, 2015 compared to expense of $20,000 in the same period of the prior year. This was the result of Alternative Minimum Taxes. As previously discussed, the Company has recorded a full valuation allowance against its deferred taxes.

Asset Quality

The Company has identified certain assets as risk elements. These assets include nonperforming loans, loans that are contractually past due ninety (90) days or more as to principal or interest payments and still accruing, troubled debt restructurings (“TDR”), and other real estate owned (“OREO”). Loans are placed on nonaccrual status when management has concerns regarding the Company’s ability to collect the outstanding loan principal and interest amounts and typically when such loans are more than ninety (90) days past due. These loans present more than the normal risk that the Company will be unable to eventually collect or realize their full carrying value. The Company’s nonperforming loans, foreclosed assets and TDRs as of September 30, 2015 and December 31, 2014 were as follows:

(dollars in thousands)	September 30, 2015	December 31, 2014
Nonperforming loans:
Commercial	$59	$21
Real estate mortgage loans
Residential	2,092	1,151
Commercial	4,485	7,408
Construction and land	386	574
Consumer loans and other	23	28
Total nonperforming loans(1)	7,045	9,182
Other real estate owned, net	3,768	4,061
Total nonperforming assets	$10,813	$13,243
Performing loans classified as TDRs	$8,824	$8,585
Nonperforming loans classified as TDRs	1,847	2,209
Total loans classified as troubled debt restructuring	$10,671	$10,794
Nonperforming loans as a percent of gross loans	1.76%	2.45%
Nonperforming loans and other real estate owned as a percent of total assets	2.14%	2.71%

(1)	Includes nonperforming loans classified as TDRs.

As shown in the table above, nonperforming assets decreased $2.4 million as of September 30, 2015 from December 31, 2014. The improvement is due to a decrease in nonperforming loans totaling $2.1 million as of the same dates. During the second quarter of 2015, one nonperforming loan with a recorded investment of $2.2 million was repaid.

Loans are deemed impaired when it is considered probable that the Company will not collect the outstanding loan principal and interest amounts according to the loan’s contractual terms. As of September 30, 2015, impaired loans decreased by $1.6 million to $14.5 million, compared to $16.1 million as of December 31, 2014. Nonperforming impaired loans were $6.1 million as of September 30, 2015. Specific reserves in the amount of $1.6 million were allocated to impaired loans as of September 30, 2015.

During the normal course of business, the Company may restructure or modify the terms of a loan for various reasons. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) a concession was granted that otherwise would not have occurred under normal circumstances. As of September 30, 2015, the Company had loan balances of $10.7 million for customers whose loans were classified as TDRs, of which $9.9 million were included in the impaired loans balance as of the same date. Of the total loans classified as TDRs, $1.1 million were classified as TDRs with collateral shortfalls. The Company has allocated $342,000 of the allowance for loan losses to customers whose loan terms have been modified as TDRs with collateral shortfalls with none to the remaining TDRs included in the impaired loans balance as of September 30, 2015.

The TDR that occurred during the nine (9) months ended September 30, 2015 allowed the borrowers to make reduced payments, such as (i) reduced fixed interest rate through maturity and an advance to cover a deficiency from sale of a separate foreclosed property, (ii) change from principal and interest payments to interest only payments for a limited period of time, (iii) reduced principal and interest payments through maturity, (iv) change from variable rate interest only payments through maturity to fixed rate interest only payments for a limited period of time and reduced principal and interest payments through maturity, (v) change from variable rate interest only payments through maturity to fixed rate and reduced principal and interest payments through maturity, or (vi) proposed forgiveness of principal contingent upon the satisfaction of the modified terms. As of September 30, 2015, the Company had not extended any additional credit to customers whose loans were classified as TDRs.

Loans modified that did not meet the definition of a TDR had a total recorded investment of $14.7 million and $12.1 million as of September 30, 2015 and 2014, respectively. These modifications involved loans to borrowers who were not experiencing financial difficulties and included (i) allowing the borrowers to make interest-only payments for a limited period of time, (ii) adjusting the interest rate to a market interest rate through maturity, (iii) extension of interest-only payments for a limited period of time, or (iv) extension of maturity date.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Loans past due still accruing interest as of September 30, 2015 and December 31, 2014 were categorized as follows:

(dollars in thousands) September 30, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due Still Accruing Interest
Commercial loans	$199	$-	$-	$199
Real estate mortgage loans:
Residential	589	163	-	752
Commercial	-	1,477	-	1,477
Construction and land	-	-	-	-
Consumer and other loans	258	-	-	258
Total	$1,046	$1,640	$-	$2,686

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due Still Accruing Interest
Commercial loans	$218	$-	$-	$218
Real estate mortgage loans:
Residential	848	527	-	1,375
Commercial	4,894	-	-	4,894
Construction and land	-	-	-	-
Consumer and other loans	269	-	-	269
Total	$6,229	$527	$-	$6,756

The decrease in total loans past due 30-89 days still accruing interest to $1.0 million as of September 30, 2015 from $6.2 million as of December 31, 2014 was driven primarily by one large commercial real estate loan that was between 30-59 days past due as of December 31, 2014 and became current at the beginning of 2015 as well as continued general improvements in overall asset quality during the nine (9) months ended September 30, 2015.

Adversely classified loans decreased to $13.0 million as of September 30, 2015 compared to $21.1 million as of December 31, 2014. Of the total adversely classified loans as of September 30, 2015, $7.0 million were nonperforming.

All adversely classified loans are monitored closely and the majority of these loans are collateralized by real estate. In addition, the Company critically evaluates all requests for additional funding on classified loans to determine whether the borrower has the capacity and willingness to repay. Any requests of this nature require concurrence by the Director’s Loan Committee of the Bank’s board of directors.

The same criteria used for all Company loans greater than ninety (90) days past due and still accruing interest applies to loans acquired with deteriorated credit quality. Loans acquired with deteriorated credit quality will be placed on nonaccrual status if the amount and timing of future cash flows cannot be reasonably estimated or if repayment of the loan is expected to be from collateral that has become deficient. As of September 30, 2015, we had loans acquired with deteriorated credit quality on nonaccrual in the amount of $1.0 million.

Allowance and Provision for Loan Losses

The allowance for loan losses decreased by $1.8 million during the nine (9) months ended September 30, 2015, amounting to $12.6 million as of September 30, 2015 as compared to $14.4 million as of December 31, 2014. The allowance represented approximately 3.15% and 3.84% of total loans as of September 30, 2015 and December 31, 2014, respectively.

The decrease in the allowance for loan losses as of September 30, 2015, compared to September 30, 2014, was driven primarily by lower nonperforming loans at September 30, 2015 compared to September 30, 2014 and net recoveries on charge-offs taken in prior periods. The decrease in the allowance for loan losses is further supported by our trends in net charge-offs for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 of $1.7 million, $5.6 million, $30.8 million, $12.4 million and $10.8 million, respectively. This is in direct correlation with the Company’s efforts to reduce problem assets and improve asset quality. As a result of these efforts, as well as recent indicators of stabilization in the local real estate markets and continued general improvement in asset quality, the Company reversed $2.0 million of loan provision expense in the second quarter of 2015. There was no loan provision recorded for the third quarter of 2015.

The Bank’s identification efforts of potential losses in the portfolio are based on a variety of specific factors, including the Company’s own historical experience as well as industry and economic trends. In calculating the Company’s allowance for loan losses, the Company’s historical loss experience is supplemented with various current qualitative and economic trends. These current qualitative factors can include any of the following: changes in volume and severity of past due status, special mention, substandard and nonaccrual loans; levels of any trends in charge-offs and recoveries; changes in nature, volume and terms of loans; changes in lending policies and procedures; changes in lending management and quality of loan review; changes in economic and business conditions; and changes in underlying collateral values and effects of concentrations. There were no significant changes in the above current qualitative factors from December 31, 2014 to September 30, 2015. The Company’s overall asset quality, as well as the economy in the markets served, is moving in a positive direction and management continues to monitor these metrics.

As of September 30, 2015, of the $11.0 million of the allowance for loan losses from loans collectively evaluated for impairment, the real estate mortgage loans portfolio segment had total weighted average qualitative factors of 0.99%, or $2.7 million; the commercial loans portfolio segment had total weighted average qualitative factors of 1.20%, or $758,000; and the consumer and other loans portfolio segment had total qualitative factors of 1.38%, or $16,000. Impaired loans were $14.5 million as of September 30, 2015, of which $1.6 million was specifically allocated to the allowance for loan losses which was deemed appropriate to absorb probable incurred credit losses.

As part of the Company’s allowance for loan losses policy, loans acquired from ABI with evidence of deteriorated credit quality were included in our evaluation of the allowance for loan losses for each period. For loans acquired with deteriorated credit quality, if the loss was attributed to events and circumstances that existed as of the acquisition date as a result of new information obtained during the measurement period (i.e., twelve (12) months from date of acquisition) that, if known, would have resulted in the recognition of additional deterioration, the additional deterioration was recorded as additional carrying discount with a corresponding increase to goodwill. If not, the additional deterioration was recorded as additional provision expense with a corresponding increase to the allowance for loan losses. After the measurement period, any additional impairment above the current carrying discount was recorded as additional provision for loan loss expense with a corresponding increase to the allowance for loan losses. As of September 30, 2015, there were $1.6 million in loans acquired with deteriorated credit quality that were included in the evaluation of the allowance for loan losses.

All loans acquired as a result of the merger with ABI were recorded at fair value on the date of the acquisition. The loan amounts reported for these loans are net of fair value adjustments. As of September 30, 2015, there were $2.8 million of fair value adjustments that will be accreted into interest income over the remaining term of the acquired loans or to support unidentified losses.

For loans acquired with deteriorated credit quality that were deemed TDRs prior to the Company’s acquisition of them, these loans were not considered TDRs as they were accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Subsequent to the acquisition, the same criteria used for all other loans applied to loans acquired with deteriorated credit quality and their treatment as TDRs. As of September 30, 2015, there was one acquired loan with deteriorated credit quality that was deemed a TDR in the amount of $729,000.

The allowance for loan losses is a valuation allowance for credit losses in the loan portfolio. Management adopted a methodology to properly analyze and determine an adequate loan loss allowance. The analysis is based on sound, reliable and well documented information and is designed to support an allowance that is adequate to absorb probable incurred credit losses in the Company’s loan and lease portfolio. Due to their similarities, the Company has grouped the loan portfolio as follows: commercial loans, residential real estate loans, commercial real estate loans, and consumer and other loans. The Company has created a loan classification system to calculate the allowance for loan losses. Loans are periodically evaluated for impairment. If a loan is deemed to be impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the sale or operation of the underlying collateral.

It is the Bank’s policy to obtain updated third-party appraisals on all OREO and real estate collateral on substandard loans on, at least, an annual basis. Value adjustments are sometimes made to appraised values on properties for which the existing appraisal is approximately one year old at period-end. Occasionally, at period-end, an updated appraisal has been ordered, but not yet received, on a property for which the existing appraisal is approaching one year old. In this circumstance, an adjustment may be made to the existing appraised value to reflect the Bank’s best estimate of the change in the value of the property, based on evidence of changes in real estate market values derived by the review of current appraisals received by the Bank on similar properties.

Real estate values in the Bank’s market area have experienced deterioration over the last several years. The expectation for further deterioration for all property types appears to be leveling off with recent indicators of stabilization in the market. On at least a quarterly basis, management reviews several factors, including underlying collateral, and writes down impaired loans to their net realizable value.

In estimating the overall exposure to loss on impaired loans, the Company has considered a number of factors, including the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors, and the realizable value of any collateral. The Company also considers other internal and external factors when determining the allowance for loan losses. These factors include, but are not limited to, changes in national and local economic conditions, commercial lending staff limitations, impact from lengthy commercial loan workout and charge-off periods, loan portfolio concentrations and trends in the loan portfolio.

Based on the results of the analysis performed by management as of September 30, 2015, the allowance for loan losses was considered adequate to absorb probable incurred credit losses in the portfolio as of that date. As more fully discussed in Item 7, “Critical Accounting Policies”, of the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015, the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates and judgments. Actual results may differ significantly from these estimates and judgments.

The amount of future charge-offs and provisions for loan losses could be affected by several factors including, but not limited to, economic conditions in Jacksonville and Jacksonville Beach, Florida, and the surrounding communities. Such conditions could affect the financial strength of the Company’s borrowers and the value of real estate collateral securing the Company’s mortgage loans. Future charge-offs and provisions could also be affected by environmental impairment of properties securing the Company’s mortgage loans. Under the Company’s current policy, an environmental risk assessment is required on the majority of all commercial-type properties that are considered for a mortgage loan. At the present time, the Company is not aware of any existing loans in the portfolio where there is environmental pollution existing on the mortgaged properties that would materially affect the value of the portfolio.

Liquidity

The Company’s primary sources of cash are deposit growth, maturities and amortization of investment securities, FHLB advances, Federal Reserve Bank borrowings and federal funds purchased. The Company uses cash from these and other sources to fund loans. Any remaining cash is used primarily to reduce borrowings and to purchase investment securities.

Cash Flows from Operating Activities:

Net cash from operating activities was $4.0 million and $1.3 million for the nine (9) months ended September 30, 2015 and 2014, respectively. Net cash from operating activities for the nine (9) months ended September 30, 2015 was primarily impacted by net income of $5.0 million, as adjusted for (i) net accretion of purchase accounting adjustments, mainly purchased loans, of $364,000, (ii) premium amortization for securities, net of accretion, of $482,000, (iii) depreciation and amortization of $391,000, (iv) net change in accrued interest receivable and other assets of $122,000, (v) reversal of provision for loan losses expense of $2.0 million and (vi) net change in accrued expenses and other liabilities of $77,000. Net cash from operating activities for the same period in the prior year reflected net income of $1.3 million, as adjusted for (i) net accretion of purchase accounting adjustments, mainly purchased loans, of $957,000, (ii) premium amortization for securities, net of accretion, of $678,000, (iii) depreciation and amortization of $526,000, (iv) net change in accrued interest receivable and other assets of $131,000, and (v) provision for loan losses of $287,000.

Cash Flows from Investing Activities:

Net cash used by investing activities was $13.5 million and net cash provided from investing activities was $11.7 million for the nine (9) months ended September 30, 2015 and 2014, respectively. The decrease for the nine (9) months ended September 30, 2015 was primarily due to an increase in loan originations net of repayments.

Cash Flows from Financing Activities:

Net cash from financing activities was $11.5 million and $896,000 for the nine (9) months ended September 30, 2015 and 2014, respectively. The period-over-period increase in cash inflows was due to a net increase of $17.3 million in deposits during the nine (9) months ended September 30, 2015, compared to the same period in the prior year. This was offset by $6.0 million in net cash outflows to repay FHLB fixed rate advances.

Capital

Banks and bank holding companies are subject to extensive regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

The federal regulatory authorities’ current risk-based capital guidelines are based upon the 1988 capital accord of the Basel Committee on Banking Supervision. The Basel Committee is a committee of central banks and bank regulators from the major industrialized countries that develops broad policy guidelines for use by a country’s regulators in determining appropriate supervisory policies. In December 2010 and January 2011, the Basel Committee published the final texts of reforms on capital and liquidity supervisory policies generally referred to as Basel III.

Effective July 2, 2013, the Federal Reserve approved final rules known as the “Basel III Capital Rules” substantially revising the risk-based capital and leverage capital requirements applicable to bank holding companies and depository institutions, including the Company and the Bank. The Basel III Capital Rules address the components of capital and other issues affecting the numerator in banking institutions’ regulatory capital ratios. Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies’ rules. Certain of the Basel III Capital Rules came into effect for the Company and the Bank on January 1, 2015; these rules are subject to a phase-in period which began on January 1, 2015.

The Basel III Capital Rules introduced a new capital measure CET1. The rules specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements.

CET1 capital consists of common stock instruments that meet the eligibility criteria in the final rules, retained earnings, accumulated other comprehensive income and common equity Tier 1 minority interest. The rules also define CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1, and not to the other components of capital. They also expand the scope of the adjustments as compared to existing regulations.

When fully phased-in on January 1, 2019, the Basel III Capital Rules will require banking organizations to maintain:

•	a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased-in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0% upon full implementation);

•	a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased-in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation);

•	a minimum ratio of total capital (that is, Tier 1 plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased-in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation); and

•	a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to adjusted average consolidated assets.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer will face limitations on the payment of dividends, common stock repurchases and discretionary cash payments to executive officers based on the amount of the shortfall.

The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Under current capital standards, the effects of accumulated other comprehensive income items included in capital are excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the Company and the Bank are given a one-time election (the “Opt-out Election”) to filter certain accumulated other comprehensive income AOCI components, comparable to the treatment under the current general risk-based capital rule. The AOCI Opt-out Election had to be made on the March 30, 2015 Call Report for the Bank and the June 30, 2015 FR Y-9SP for the Company. The Bank and the Company have chosen the Opt-out Election.

Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased-in over a five-year period (20% per year). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased-in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

In addition, the Basel III Capital Rules revise the rules for calculating risk-weighted assets to enhance their risk sensitivity. They establish a new framework under which mortgage-backed securities and other securitization exposures will be subject to risk-weights ranging from 20% to 1250%. The rules also establish adjusted risk-weights for credit exposures, including multi-family and commercial real estate exposures that are ninety (90) days or more past due or on non-accrual, which will be subject to a 150% risk-weight, except in situations where qualifying collateral and/or guarantees are in place. The existing treatment of residential mortgage exposures will remain subject to either a 50% risk-weight (for prudently underwritten owner-occupied first liens that are current or less than ninety (90) days past due) or a 100% risk-weight (for all other residential mortgage exposures including ninety (90) days or more past due exposures).

As of September 30, 2015 and December 31, 2014, the Bank, and the Company met all capital adequacy requirements to which they were subject. For additional information related to the Company’s capital adequacy information, see See Note 8 – Capital Adequacy in the accompanying notes to the Unaudited Consolidated Financial Statements and Note 8 – Capital Adequacy in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Bank

FDICIA, among other things, requires the federal banking agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

Under Basel I, the “prompt corrective action” rules provide that a bank will be: (i) “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a leverage capital ratio of 5% or greater and is not subject to certain written agreements, orders, capital directives or prompt corrective action directives by a federal bank regulatory agency to maintain a specific capital level for any capital measure; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally has a leverage capital ratio of 4% or greater; (iii) “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4% or generally has a leverage capital ratio of less than 4%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage capital ratio of less than 3%; or (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2%. The federal bank regulatory agencies have authority to require additional capital.

The Basel III Capital Rules revised the “prompt corrective action” regulations pursuant to Section 38 of the FDICIA, by:

•	introducing a CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status;

•	increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 risk-based capital ratio for well-capitalized status being 8.0% (as compared to the current 6.0%); and

•	eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3.0% leverage ratio and still be well-capitalized.

Under the applicable rules, the Bank was well capitalized as of September 30, 2015 and December 31, 2014. Depository institutions that are no longer “well capitalized” for bank regulatory purposes must receive a waiver from the FDIC prior to accepting or renewing brokered deposits. FDICIA generally prohibits a depository institution from making any capital distribution (including paying dividends) or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized.

The Bank had a MoU with the FDIC and the OFR that was entered into in 2008 (the 2008 MoU), which required the Bank to have a total risk-based capital ratio of at least 10% and a Tier 1 leverage capital ratio of at least 8%. On July 13, 2012, the 2008 MoU was replaced by a new MoU (the 2012 MoU), which, among other things, required the Bank to have a total risk-based capital ratio of at least 12% and a Tier 1 leverage capital ratio of at least 8%. The Bank received notification from the FDIC and the OFR on June 11, 2015 and June 15, 2015, respectively, stating that the Bank is now considered to be in substantial compliance with the 2012 MoU and that the FDIC and the OFR terminated their interests in the 2012 MoU as of the dates mentioned above.

Bancorp

The Federal Reserve requires bank holding companies, including Bancorp, to act as a source of financial strength for their depository institution subsidiaries.  The Federal Reserve has a minimum guideline for bank holding companies of Tier 1 capital to adjusted average quarterly assets (“leverage ratio”) equal to at least 4.00%, and total risk-based capital of at least 8.00%, at least half of which must be Tier 1 capital. As of September 30, 2015 and December 31, 2014, Bancorp met these requirements.

Higher capital may be required in individual cases and depending upon a bank holding company’s risk profile. All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks including the volume and severity of their problem loans. The Federal Reserve will continue to consider a “tangible Tier 1 leverage ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. The level of Tier 1 capital to risk-adjusted assets is becoming more widely used by bank regulators to measure capital adequacy. The Federal Reserve has not advised the Company of any specific minimum capital ratios applicable to it. Under Federal Reserve policies, bank holding companies are generally expected to operate with capital positions well above the minimum ratios. The Federal Reserve believes the risk-based ratios do not take into account the quality of capital and interest rate, liquidity, market and operational risks. Accordingly, supervisory assessments of capital adequacy may differ significantly from conclusions based solely on an organization’s risk-based capital ratios.

Dividends and Distributions

Prior to October 2009, dividends received from the Bank were Bancorp’s principal source of funds to pay its expenses and interest on and principal of Bancorp’s debt. Banking regulations require the maintenance of certain capital levels and restrict the payment of dividends by the Bank to Bancorp or by Bancorp to shareholders. Commercial banks generally may only pay dividends without prior regulatory approval out of the total of current net profits plus retained net profits of the preceding two (2) years, and banks and bank holding companies are generally expected to pay dividends from current earnings. Banks may not pay a dividend if the dividend would result in the bank being “undercapitalized” for prompt corrective action purposes, or would violate any minimum capital requirement specified by law or the bank’s regulators. The Bank has not paid dividends to Bancorp since October 2009 and cannot currently pay dividends, and Bancorp cannot currently pay dividends on its capital stock under applicable Federal Reserve policies. Bancorp has relied upon revolving loan agreements to pay its expenses during such time. As of September 30, 2015 and December 31, 2014, there were $1.3 million and $2.2 million in remaining funds available under the revolving loan agreements, respectively. During the nine (9) months ended September 30, 2015 and the year ended December 31, 2014, Bancorp used cash on hand and net proceeds from capital raise activities to fund operations.

Contractual Obligations, Commitments and Contingent Liabilities

The Company has various financial obligations, including contractual obligations and commitments that are expected to require future cash payments. Management believes that there have been no material changes in the Company’s overall level of these financial obligations since September 30, 2015 and that any changes in the Company’s obligations which have occurred are routine for the industry. Further discussion of the nature of each type of obligation is included in the section entitled “JAXB’s JAXB Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Periods ended December 31, 2014 and 2013” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015.

Off-Balance Sheet Arrangements

Management believes that there have been no material changes in off-balance sheet arrangements and related risks since the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015.

JAXB Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Periods Ended December 31, 2014 and 2013

Unless the context requires otherwise, references in this section of this proxy statement/prospectus to the “Company,” “we,” “us,” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis. References to “Bancorp” denote Jacksonville Bancorp, Inc., and The Jacksonville Bank is referred to as the “Bank.”

Executive Overview

The Company’s performance during the years ended December 31, 2014 and 2013 is reflective of the Company’s strategy to accelerate the disposition of substandard assets on an individual customer basis as well as re-pricing activities in the current low interest rate environment. As a result of these efforts, as well as recent indicators of stabilization in the local real estate markets, the Company recognized reduced provision expense, noninterest expense and a general reduction in substandard assets during the year ended December 31, 2014.

Capital Raise Transactions

During 2012, the Company executed a financial advisory agreement with an investment banking firm to assist in raising capital. Efforts to secure additional equity capital were realized on December 31, 2012, after a bridge financing transaction in September 2012, with the sale of an aggregate of 50,000 shares of the Company’s Mandatorily Convertible, Noncumulative, Nonvoting Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), at a purchase price of $1,000 per share, in a private placement. For the year ended December 31, 2012, gross proceeds from the issuance of preferred stock in the amount of $50.0 million, or $45.1 million net of offering expenses, were used for general operating expenses, mainly for the subsidiary bank, to improve capital ratios, and to support the Company’s business strategy going forward.

On February 19, 2013, all of the outstanding shares of the Company’s Series A Preferred Stock automatically converted into an aggregate of 2,382,000 shares of JAXB voting common stock and 2,618,000 shares of JAXB nonvoting common stock (the “Conversion”). The Conversion was based on a conversion price of $10.00 per share and a conversion rate of 100 shares of JAXB voting common stock and/or JAXB nonvoting common stock for each share of Series A Preferred Stock outstanding. As a result of the Conversion, no shares of the Series A Preferred Stock remained outstanding.

During the third quarter of 2013, the Company initiated concurrent offerings: (i) a rights offering to eligible existing shareholders of nontransferable subscription rights to purchase shares of JAXB voting common stock at a subscription price of $10.00 per share and (ii) a public offering of shares not subscribed for in the rights offering at an equal subscription price of $10.00 per share. The subscription period for the rights offering expired on September 20, 2013 and resulted in the sale of 104,131 shares of the JAXB voting common stock for aggregate proceeds of $1.0 million, or $0.9 million net of offering expenses. The public offering expired on October 4, 2013, whereby the Company sold 395,869 shares for an aggregate of $4.0 million, or $3.2 million net of offering expenses. Total net proceeds from the concurrent offerings were used for general operating expenses.

See Note 2 – Capital Raise Transactions in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus for additional information related to the Company’s recent capital raise activities.

Reverse Stock Split

Bancorp’s board of directors implemented a 1-for-20 reverse stock split of the outstanding shares of JAXB common stock effective October 24, 2013. As a result of the reverse stock split, each 20 shares of issued and outstanding JAXB voting common stock and JAXB nonvoting common stock, respectively, were automatically and without any action on the part of the respective holders combined and reconstituted as one share of the respective class of common equity as of the effective date. Consequently, the aggregate par value of JAXB voting common stock and JAXB nonvoting common stock eliminated in the reverse stock split was reclassed on the Company’s Consolidated Balance Sheets from the respective class of common equity to additional paid-in capital. Additional adjustments were made to the aforementioned accounts as a result of rounding to avoid the existence of fractional shares. All share and per share information has been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split.

Comparison of Financial Condition as of December 31, 2014 and December 31, 2013

Total assets decreased $18.7 million, or 3.7%, from $507.03 million as of December 31, 2013 to $488.6 million as of December 31, 2014. The Company experienced a decrease in cash and cash equivalents largely as a result of a reduction in federal funds sold of $22.9 million, a decrease in securities available-for-sale of $7.1 million, and a decrease in bank-owned life insurance of $1.1 million. These amounts were slightly offset by an increase in net loans of $5.7 million and other real estate owned of $1.0 million during the year ended December 31, 2014.

Investment securities available-for-sale decreased $7.1 million, or 8.4%, from $84.8 million as of December 31, 2013 to $77.6 million as of December 31, 2014. During the year ended December 31, 2014, the Company purchased $10.3 million in securities and received $17.7 million in proceeds from principal repayments, maturities and calls. The remaining variance is due to the change in fair market value during the same year-to-date period.

Total deposits decreased by $19.2 million, or 4.4%, during the year ended December 31, 2014, from $435.0 million as of December 31, 2013 to $415.8 million as of December 31, 2014. The following is an explanation of the changes in each of the major deposit categories during the year ended December 31, 2014:

•	Noninterest-bearing deposits increased $7.1 million, or 7.0%. This represents 25.9% of total deposits as of December 31, 2014;

•	Money market, NOW and savings deposits decreased $13.4 million, or 7.1%, due to the strategic pricing of this deposit category in conjunction with liquidity management; and

•	The time deposit portfolio decreased by $12.9 million, or 8.8%, driven primarily by a $20.0 million reduction in local CDs, and $2.2 million reduction in brokered CDs, offset by an increase of $9.3 million in national CDs.

FHLB advances and other borrowings decreased $2.5 million, or 12.5%, during the year ended December 31, 2014 from $20.2 million as of December 31, 2013 to $17.6 million as of December 31, 2014. This was due to an advance that matured in the second quarter of 2014.

Total shareholders’ equity increased during the year ended December 31, 2014, from $33.9 million as of December 31, 2013 to $37.1 million as of December 31, 2014. This increase was attributable to an increase in accumulated comprehensive income of $1.2 million and net income for the year ended December 31, 2014 of $1.9 million. Accumulated comprehensive income decreased primarily based on changes in interest rates during 2014.

The following table presents the Company’s return on equity and assets for the years ended December 31, 2014 and 2013, respectively:

	2014	2013

Return on average assets	0.39%	(0.18)%
Return on average equity	5.46%	(2.86)%
Average equity to average assets	7.09%	6.41%

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

Net Income (Loss)

The Company had net income of $1.9 million for the year ended December 31, 2014, compared to a net loss of $960 thousand in 2013.

On a diluted per share basis, the Company had net income available to holders of JAXB common stock of $0.33 for the year ended December 31, 2014, compared to a net loss of $(6.83) for the same period in the prior year. For the year ended December 31, 2013, the Company recorded a net loss of $960 thousand with an additional net loss available to holders of JAXB common stock in the amount of $31.5 million as a result of the noncash, implied preferred stock dividend recognized in conjunction with the Company’s 2012 capital raise transactions. This increase resulted in a greater net loss available to holders of JAXB common stock of $32.4 million for the year ended December 31, 2013 and an anti-dilutive impact of stock options as it pertained to the Company’s weighted average shares of JAXB common stock outstanding for the same period.

Net Interest Income

Net interest income, the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, was $17.9 million for the year ended December 31, 2014, compared to $18.7 million for the same period in 2013.

Total interest income decreased $1.8 million for the year ended December 31, 2014 when compared to the same period in 2013. This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $12.0 million when compared to the same period in the prior year, as well as a decrease in the yield on loans of 26 basis points from 5.49% for the year ended December 31, 2013 to 5.23% for the year ended December 31, 2014.

Total interest expense for the years ended December 31, 2014 and 2013 was $3.3 million and $4.2 million, respectively. The average cost of interest-bearing liabilities decreased 16 basis points to 0.92% for the year ended December 31, 2014, compared to 1.08% for the same period in 2013. The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment coupled with an increase in average noninterest-bearing deposits to $105.1 million for the year ended December 31, 2014, compared to $95.7 million for the same period in the prior year.

The net interest margin remained relatively flat at 3.75% for the year ended December 31, 2014 compared to 3.74% for the year ended December 31, 2013. The Company closely monitors its liquidity needs in conjunction with the cost of its funding sources and evaluates rates paid on its core deposits to ensure they remain competitive in the local market environment.

Average Balance Sheet; Interest Rates and Interest Differential

The following table sets forth, for the years indicated, information regarding: (i) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; and (v) net interest margin. Average balances are based on average daily balances.

	2014			2013
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans (1)	$371,217	$19,398	5.23%	$383,197	$21,043	5.49%
Securities available-for-sale:
Taxable	75,147	1,215	1.62	76,554	1,186	1.55
Tax-exempt(2)	7,601	351	4.62	12,771	556	4.35
Other interest-earning assets(3)	22,226	164	0.74	28,743	148	0.51
Total interest-earning assets	476,191	21,128	4.44	501,265	22,933	4.58
Noninterest-earning assets(4)	22,256			21,213
Total assets	$498,447			$522,478
Interest-bearing liabilities:
Savings deposits	$9,920	$16	0.16%	$9,761	$25	0.26%
NOW deposits	28,224	24	0.09	23,019	22	0.10
Money market deposits	149,939	572	0.38	159,976	917	0.57
Time deposits	132,233	1,507	1.14	159,692	1,938	1.21
FHLB advances	19,384	274	1.41	20,000	300	1.50
Federal Reserve and other borrowings(8)	25	44	-	1,775	171	9.63
Subordinated debt	16,184	822	5.08	16,121	829	5.14
Other interest-bearing liabilities(5)	-	-	-	3	-	-
Total interest-bearing liabilities	355,909	3,259	0.92	390,347	4,202	1.08
Noninterest-bearing liabilities	107,203			98,616
Shareholders' equity	35,335			33,515
Total liabilities and shareholders' equity	$498,447			$522,478
Net interest income		$17,869			$18,731
Interest rate spread(6)			3.52%			3.50%
Net interest margin(7)			3.75%			3.74%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.34			1.28

(1)	Average loans include nonperforming loans. Interest on loans included loan fees (in thousands) of $224 and $223 for the years ended December 31, 2014 and 2013, respectively.

(2)	Interest income and rates do not include the effects of a tax equivalent adjustment using a federal tax rate of 34% in adjusting tax-exempt interest on tax-exempt investment securities to a fully taxable basis.

(3)	Includes federal funds sold.

(4)	For presentation purposes, the BOLI acquired by the Bank has been included in noninterest-earning assets.

(5)	Includes federal funds purchased.

(6)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin is net interest income divided by average interest-earning assets.

(8)	Federal Reserve and other borrowings include loans from related parties that pay an annual rate of interest equal to 8% on a quarterly basis of the amount outstanding or an unused revolver fee calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding.

Impact of Inflation and Changing Prices

The Audited and Unaudited Consolidated Financial Statements and related data identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation which the Company does not consider to be material. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Rate/Volume Analysis:

The following table sets forth certain information regarding changes in interest income and interest expense for the years ended December 31, 2014 and 2013. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume), (ii) changes in volume (change in volume multiplied by prior rate), and (iii) changes in rate-volume (change in rate multiplied by change in volume).

	Increase (Decrease) Due to (1)
(Dollars in thousands)	Rate	Volume	Total
Interest-earning assets:
Loans	$(1,000)	$(645)	$(1,645)
Securities available-for-sale:
Taxable	51	(22)	29
Tax-exempt	32	(237)	(205)
Other interest-earning assets	60	(44)	16
Total interest-earning assets	$(857)	$(948)	$(1,805)

Interest-bearing liabilities:
Savings deposits	$(9)	$-	$(9)
NOW deposits	(3)	5	2
Money market deposits	(291)	(54)	(345)
Time deposits	(114)	(318)	(432)
FHLB advances	(17)	(9)	(26)
Federal Reserve and other borrowings	(41)	(85)	(126)
Subordinated debt	(10)	3	(7)
Other interest-bearing liabilities	-	-	-
Total interest-bearing liabilities	$(485)	$(458)	$(943)

Net change in net interest income	$(372)	$(490)	$(862)

(1)	The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the absolute change in each component.

Provision for Loan Losses

The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon, among others, the volume and type of lending conducted by the Company, the amount of nonperforming loans, and general economic conditions, particularly as they relate to the Company’s market areas, and other factors related to the collectability of the Company’s loan portfolio. The provision for loan losses was $287 thousand and $815 thousand for the years ended December 31, 2014 and 2013, respectively. The Company had net loan charge-offs of $1.7 million in 2014, compared to $5.3 million during 2013.

Management believes that the allowance for loan losses of $14.4 million as of December 31, 2014 is adequate to absorb probable incurred credit losses in the portfolio as of that date.

Noninterest Income and Noninterest Expense

Noninterest income was $2.0 million and $1.8 million for the years ended December 31, 2014 and 2013, respectively. For the year ended December 31, 2014, the Company recorded a gain of $0.5 million from bank-owned life insurance due to life insurance benefits received in excess of cash surrender value from the death of a former employee. Included in Other Income for the year ended December 31, 2013, the Company recorded a net gain of $0.4 million from the sale of municipal securities, mortgage-backed securities – residential and collateralized mortgage obligations. There were no such gains recognized during the same period in the current year.

Noninterest expense decreased to $17.7 million for the year ended December 31, 2014, compared to $20.6 million for the same period in 2013. This decrease was mainly due to a decrease in professional fees of $0.5 million from the prior year, mainly related to audit and legal fees that were higher in 2013 as the result of a special shareholders’ meeting held in 2013, and a decrease in OREO expenses of $1.4 million as well as loan related expenses of $0.4 million as a result of the Company’s execution of its ongoing strategy to reduce problem loans. The remainder of the components of noninterest expense remained relatively flat period-over-period.

Income Tax Expense (Benefit)

There was no tax expense/benefit for the year ended December 31, 2014 and 2013. The Company recorded a full valuation allowance on the Company’s deferred tax asset as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to Section 382 of the Code. Based on an analysis performed as of December 31, 2014 and 2013, respectively, it was determined that the need for a full valuation allowance still existed.

Investment Securities

The Company’s investment securities portfolio is categorized as either “held-to-maturity,” “available-for-sale,” or “trading.” Securities held-to-maturity represent those securities which the Bank has the intent and ability to hold to maturity. Securities available-for-sale represent those investments which may be sold for various reasons, including changes in interest rates and liquidity considerations. These securities are reported at fair market value and unrealized gains and losses are excluded from earnings and reported in accumulated other comprehensive income (loss). Trading securities are held primarily for resale and are recorded at their fair values with gains or losses recognized immediately in earnings.

The following table sets forth the amortized costs and fair value of the Company’s investment securities portfolio as of December 31, 2014 and 2013:

	2014		2013
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value
Securities available for sale:
U.S. government-sponsored entities and agencies	$7,019	$7,157	$8,343	$8,396
State and political subdivisions	6,535	7,060	7,762	8,037
Mortgage-backed securities - residential	30,454	31,360	32,709	33,225
Collateralized mortgage obligations	29,306	28,962	32,791	31,978
Corporate Bonds	3,025	3,094	3,037	3,135
Total	$76,339	$77,633	$84,642	$84,771

As of December 31, 2014 and 2013, the Company’s investment securities portfolio did not include any securities classified as held-to-maturity or trading.

The following table sets forth, by maturity distribution, certain information pertaining to the fair value of securities as of December 31, 2014. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.  Securities not due at a single maturity date, primarily mortgage-backed securities – residential and collateralized mortgage obligations, are categorized by stated maturity as of December 31, 2014, which is based on the last date on which the principal from the collateral could be paid.

	Within One Year		One to Five Years		Five to Ten Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield
Securities available for sale:
U.S. government-sponsored entities and agencies	$-	-%	$-	-%	$2,326	2.24%
State and political subdivisions (1)	-	-	380	4.67	530	4.25
Mortgage-backed securities - residential	-	-	160	5.43	17,354	2.70
Collateralized mortgage obligations	-	-	-	-	2,284	2.84
Corporate bonds	504	3.20	1,590	3.30	999	1.23
Total	$504	3.20	$2,130	4.64	$23,493	2.70

	Beyond Ten Years		Total
	Amount	Yield	Amount	Yield
Securities available for sale:
U.S. government-sponsored entities and agencies	$4,832	1.16%	$7,157	1.64
State and political subdivisions (1)	6,151	4.54	7,060	4.53
Mortgage-backed securities - residential	13,846	2.89	31,360	2.97
Collateralized mortgage obligations	26,677	1.85	28,962	1.92
Corporate bonds	-	-	3,094	2.87
Total	$51,506	2.63	$77,633	2.82

(1)	Yields on tax exempt obligations do not include the effects of a tax equivalent adjustment using a federal tax rate of 34%.

Loan Portfolio Composition

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The three portfolio segments include commercial loans, real estate mortgage loans, and consumer and other loans. Real estate mortgage loans are typically segmented into three classes: commercial real estate, residential real estate, and construction and land development.

Due to the nature of our primary operating markets and the borrowing needs of both retail and commercial customers, the Company’s loan portfolio has always had significant exposure to real estate mortgage loans and loans secured by commercial real estate. As of December 31, 2014 and 2013, respectively, commercial real estate mortgage (“CRE”) loans represented the largest class of loans within our portfolio which amounted to $222.5 million, or 59.3% of total loans, and $223.2 million, or 60.2% of total loans. Residential real estate mortgage loans comprised the second largest class of loans, which amounted to $71.0 million, or 18.9% of total loans, and $71.2 million, or 19.2% of total loans, respectively, as of the same dates. These portfolio concentrations expose the Company to elevated risks of loss due to similar risks of the assets and underlying collateral. As a result, the Company must maintain higher reserves reflected in the allowance for loan losses and increased capital levels to offset earnings and capital volatility associated with adverse changes in the real estate markets. The Company’s management believes its long-term experience in CRE lending, underwriting policies, internal controls and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are appropriate to manage these concentrations as required by current regulatory guidance.

The following table sets forth the composition of our loan portfolio as of December 31, 2014 and 2013.

	2014		2013
(Dollars in thousands)	Total Loans	% of Total Loans	Total Loans	% of Total Loans
Commercial loans	$57,876	15.4%	$43,855	11.8%
Real estate mortgage loans:
Residential	71,002	18.9	71,192	19.2
Commercial	222,468	59.3	223,182	60.2
Construction and land	22,319	6.0	30,355	8.2
Consumer and other loans	1,489	0.4	2,041	0.6
Total	375,154	100.0%	370,625	100.0%
Less:
Net deferred loan fees	(498)		(273)
Allowance for loan losses	(14,377)		(15,760)
Loans, net	$360,279		$354,592

The following table reflects the contractual principal repayments of our loan portfolio, by maturity period, as of December 31, 2014:

	Less than	One to	Greater than
(Dollars in thousands)	One Year	Five Years	Five Years	Total
Commercial loans	$23,918	$19,201	$14,757	$57,876
Real estate mortgage loans:
Residential	21,903	25,821	23,278	71,002
Commercial	31,961	101,596	88,911	222,468
Construction and land	3,600	12,499	6,220	22,319
Consumer and other loans	526	794	169	1,489
Total	$81,908	$159,911	$133,335	$375,154

Loans with:
Fixed interest rates	$33,002	$145,267	$126,920	$305,189
Variable interest rates	48,906	14,644	6,415	69,965
Total	$81,908	$159,911	$133,335	$375,154

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells real property subject to a mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates.

Asset Quality

Our primary business is making commercial, real estate, business and consumer loans. That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control. While the Company has instituted underwriting guidelines and credit review procedures to protect it from avoidable credit losses, some losses will inevitably occur.

The Company has identified certain assets as risk elements. These assets include nonperforming loans, loans that are contractually past due ninety (90) days or more as to principal or interest payments and still accruing, troubled debt restructurings, and other real estate owned (i.e., foreclosed assets). Loans are placed on nonaccrual status when management has concerns regarding the Company’s ability to collect the outstanding loan principal and interest amounts and typically when such loans are more than ninety (90) days past due. These loans present more than the normal risk that the Company will be unable to eventually collect or realize their full carrying value. The Company’s nonperforming loans, other real estate owned and troubled debt restructurings as of December 31, 2014 and 2013 were as follows:

(Dollars in thousands)	2014	2013
Nonperforming loans:
Commercial	$21	$304
Real estate mortgage loans
Residential	1,151	3,716
Commercial	7,408	7,105
Construction and land	574	5,517
Consumer loans and other	28	366
Loans past due over 90 days still on accrual	-	-
Total nonperforming loans(1)	9,182	17,008
Other real estate owned, net	4,061	3,078
Total nonperforming assets	$13,243	$20,086
Performing loans classified as troubled debt restructurings	$8,585	$6,542
Nonperforming loans classified as troubled debt restructurings(1)	2,209	5,993
Total loans classified as troubled debt restructuring	$10,794	$12,535
Nonperforming loans as a percent of gross loans	2.45%	4.59%
Nonperforming loans and other real estate owned as a percent of total assets	2.71%	3.95%

(1)	Amounts shown are also included in the total nonperforming loans above.

As shown in the table above, nonperforming assets have decreased to $13.2 million as of December 31, 2014 from $20.1 million as of December 31, 2013. The largest contributor to this decrease was the continued reduction of nonperforming loans which decreased $7.8 million during the year ended December 31, 2014. The general reduction of nonperforming loans and nonperforming assets during 2014 was due to the Company’s ongoing strategy to accelerate the disposition of substandard assets on an individual customer basis. The Company anticipates that the disposition of substandard assets, which includes OREO, will continue in future periods as deemed prudent and reasonable.

From time to time, the Bank may utilize an interest reserve for a borrower’s future interest payments to ensure the payments remain current through maturity. As of December 31, 2014, the Bank had $1.3 million in loans where such a reserve existed. As of December 31, 2013, there were no loans with an attached interest reserve.

Loans are deemed impaired when it is considered probable that the Company will not collect the outstanding loan principal and interest amounts according to the loan’s contractual terms. Impaired loans as of December 31, 2014 and 2013 were $16.1 million and $20.5 million, respectively, which represent a decrease of $4.4 million during 2014. Total impaired loans as of December 31, 2014 and 2013 include nonperforming loans of $8.3 million and $13.9 million, respectively, and loans acquired from the merger with ABI of $2.5 million and $1.4 million as of the same dates.

During the normal course of business, the Company may restructure or modify the terms of a loan for various reasons. The restructuring of a loan is considered a troubled debt restructuring (“TDR”) if both (i) the borrower is experiencing financial difficulties and (ii) a concession was granted that otherwise would not have occurred under normal circumstances. As of December 31, 2014, the Company had loan balances of $10.8 million for customers whose loans were classified as troubled debt restructurings; such loans were included in the impaired loans balance as of the same date. Of the total loans classified as troubled debt restructurings, $1.3 million were classified as troubled debt restructurings with collateral shortfalls. The Company has allocated $0.4 million of its allowance for loan losses to customers whose loan terms have been modified as troubled debt restructurings with collateral shortfalls which was the entire allowance for loan losses for all loans classified as troubled debt restructurings.

As of December 31, 2013, the Company had loan balances of $12.5 million for customers whose loans were classified as troubled debt restructurings; such loans were included in the impaired loans balance as of the same date. Of the total loans classified as troubled debt restructurings, $1.3 million were classified as troubled debt restructurings with collateral shortfalls. The Company had allocated $0.6 million of its allowance for loan losses to customers whose loan terms have been modified as troubled debt restructurings with collateral shortfalls and $0.3 million to the remaining troubled debt restructurings included in the impaired loans balance as of December 31, 2013.

All borrowers whose loans were modified as TDRs during the years ended December 31, 2014 and 2013 were experiencing financial difficulties. The TDRs that occurred during the year ended December 31, 2014 included one, or a combination, of the following: (i) reduced fixed interest rate through maturity and an advance to cover a deficiency from sale of a separate foreclosed property; (ii) change from principal and interest payments to interest only payments for a limited period of time; (iii) reduced principal and interest payments through maturity; (iv) change from variable rate interest only payments through maturity to fixed rate interest only payments for a limited period of time and reduced principal and interest payments through maturity; (v) change from variable rate interest only payments through maturity to fixed rate and reduced principal and interest payments through maturity; (vi) proposed forgiveness of principal contingent upon the satisfaction of the modified terms, (vii) extension of maturity date with an amortization amount beyond market terms; (viii) forgiveness of principal; or (ix) modification of terms as a result of a Chapter 11 bankruptcy court approved plan. As of December 31, 2014, the Company had extended additional credit of $245 thousand to customers whose loans were classified as troubled debt restructurings.

The TDRs that occurred during the year ended December 31, 2013 included one, or a combination, of the following: (i) a forbearance of payments for a limited period of time; (ii) a change in payment terms from principal and interest to interest only payments for a limited period of time or through maturity; (iii) reduced principal and interest payments through maturity; (iv) a reduction in the stated interest rate for a limited period of time or through maturity; (v) the assumption of additional debt to protect the Bank’s collateral position; (vi) forgiveness of principal; or (vii) proposed forgiveness of principal contingent upon the satisfaction of the modified terms. Modifications involving a reduction of the stated interest rate of the loan were for a limited period of time, and modifications involving interest-only payments were also for a limited period of time. Principal forgiven in the amount of $565 thousand was offset by existing reserves from purchase accounting adjustments in the amount of $545 thousand which resulted in a net charge-off of $20 thousand. As of December 31, 2013, the Company had extended additional credit of $483 thousand to customers whose loans were classified as troubled debt restructurings.

The terms of certain other loans that did not meet the definition of a troubled debt restructuring were modified during the years ended December 31, 2014 and 2013. These loans had a total recorded investment of $12.1 million and $7.3 million as of December 31, 2014 and 2013, respectively, and involved loans to borrowers who were not experiencing financial difficulties. Modifications to terms included one, or a combination of, the following: (i) allowing the borrowers to make interest-only payments for a limited period of time, (ii) adjusting the interest rate to a market interest rate through maturity, (iii) extension of interest-only payments for a limited period of time, (iv) extension of maturity date, or (v) extension of amortization period.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Loans past due still accruing interest as of December 31, 2014 and 2013 were as follows:

(Dollars in thousands) December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due Still Accruing Interest
Commercial loans	$218	$-	$-	$218
Real estate mortgage loans:
Residential	848	527	-	1,375
Commercial	4,894	-	-	4,894
Construction and land	-	-	-	-
Consumer and other loans	269	-	-	269
Total	$6,229	$527	$-	$6,756

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due Still Accruing Interest
Commercial loans	$-	$-	$-	$-
Real estate mortgage loans:
Residential	287	13	-	300
Commercial	2,558	2,775	-	5,333
Construction and land	-	118	-	118
Consumer and other loans	95	11	-	106
Total	$2,940	$2,917	$-	$5,857

The increase in total loans past due still accruing interest to $6.8 million as of December 31, 2014 from $5.9 million as of December 31, 2013 was primarily due to one large commercial real estate loan that was between 30-59 days past due on December 31, 2014 and became current at the beginning of 2015.

General improvements in our credit quality include, but are not limited to, the year-over-year reduction in adversely classified loans to $21.1 million as of December 31, 2014 as compared to $30.1 million as of December 31, 2013. As of the same dates, total adversely classified loans included loans acquired in the merger with ABI of $7.2 million and $9.2 million, respectively. Adversely classified loans from ABI as of December 31, 2014 and 2013 are net of a fair value adjustment of $0.6 million and $0.8 million, respectively, which represented 8.2% and 8.0% of gross contractual amounts receivable as of the same dates. Of the total adversely classified loans, $9.2 million and $17.0 million were nonperforming loans as of December 31, 2014 and 2013, respectively.

All adversely classified loans are monitored closely and the majority of these loans are collateralized by real estate. The Company critically evaluates all requests for additional funding on classified loans to determine whether the borrower has the capacity and willingness to repay. Any requests of this nature require concurrence by the Directors’ Loan Committee of the Bank’s board of directors.

The Company purchased loans in its acquisition of ABI, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually-required payments would not be collected. Loans acquired with deteriorated credit quality are included in our various disclosures of credit quality, including: loans on nonaccrual; loans past due; special mention loans; substandard loans; and doubtful loans. The tables below disclose the total loans for the Company, total loans acquired in the acquisition of ABI, the loans acquired with deteriorated credit quality and the percent of loans acquired with deteriorated credit quality to total loans for the Company for each credit metric.

(Dollars in thousands) December 31, 2014	Total Loans	Loans Acquired from ABI	Loans Acquired from ABI with Deteriorated Credit Quality	% of Total
Nonaccrual	$9,182	$3,093	$885	9.6%
Past Due	14,488	4,490	962	6.6
Special Mention	11,184	348	329	2.9
Substandard	21,139	7,167	2,565	12.1
Doubtful	-	-	-	-
Total	$32,323	$7,515	$2,894	9.0

December 31, 2013	Total Loans	Loans Acquired from ABI	Loans Acquired from ABI with Deteriorated Credit Quality	% of Total
Nonaccrual	$17,008	$4,537	$3,099	18.2%
Past Due	19,460	2,963	2,709	13.9
Special Mention	16,814	711	687	4.1
Substandard	30,131	9,170	4,434	14.7
Doubtful	-	-	-	-
Total	$46,945	$9,881	$5,121	10.9

The Company has experienced a continued reduction in loans acquired from ABI with deteriorated credit quality during the year ended December 31, 2014 from the year ended December 31, 2013. During the year ended December 31, 2014, the Company experienced an overall reduction in loans acquired from ABI with deteriorated credit quality in terms of the recorded investment in such loans and as a percentage of total loans. The credit metrics shown in the table above have been heavily impacted by the Company’s ongoing strategy to dispose of substandard assets.

Loans acquired from ABI with deteriorated credit quality continue to be impacted by the volatility of collateral values as well as the economic environment that has impacted our customers’ ability to meet their loan obligations. When comparing the percentage of total special mention, substandard and doubtful loans acquired from ABI with deteriorated credit quality to total loans as of December 31, 2014 and 2013, indicators of stability in the local real estate markets have contributed to a reduced percentage of 9.0% as of December 31, 2014 compared to 10.9% as of December 31, 2013, among other Company-specific factors discussed in the previous paragraph.

The same criteria used for all Company loans greater than ninety (90) days past due and accruing interest applies to loans acquired with deteriorated credit quality. Loans acquired with deteriorated credit quality will be placed on nonaccrual status if the amount and timing of future cash flows cannot be reasonably estimated or if repayment of the loan is expected to be from collateral that has become deficient. As of December 31, 2014 and 2013, we had loans acquired from ABI with deteriorated credit quality on nonaccrual in the amount of $0.9 million and $3.1 million, respectively.

Allowance and Provision for Loan Losses

The allowance for loan losses amounted to $14.4 million and $15.8 million as of December 31, 2014 and 2013, respectively. Based on an analysis performed by management as of December 31, 2014, the allowance for loan losses was considered to be appropriate to absorb probable incurred credit losses in the portfolio as of that date. However, management’s judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that significant additional increases in the allowance for loan losses will not be required.

Activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014 and 2013 was as follows:

(Dollars in thousands)	2014	2013
Allowance at beginning of period	$15,760	$20,198
Charge-offs:
Commercial loans	347	140
Real estate mortgage loans	2,599	5,536
Consumer and other loans	476	176
Total charge-offs	3,422	5,852
Recoveries:
Commercial loans	47	93
Real estate mortgage loans	1,681	459
Consumer and other loans	24	47
Total recoveries	1,752	599
Net charge-offs	1,670	5,253
Provision for loan losses charged to operating expenses:
Commercial loans	377	194
Real estate mortgage loans	(841)	185
Consumer and other loans	751	436
Total provision	287	815
Allowance at end of period	$14,377	$15,760

The overall decrease in the allowance for loan losses as of December 31, 2014 compared to December 31, 2013 was driven by general improvements in the economic conditions in the market area that the Company operates. This is evidenced by reduced charge-offs of $3.4 million for the year ended December 31, 2014 as compared to $5.9 million for the year ended December 31, 2013 as well as increased recoveries of $1.8 million for the year ended December 31, 2014 as compared to $0.6 million for the year ended December 31, 2013. Additionally, for the period ended December 31, 2014, there was a decrease in the number of loans as well as the amount of allowance needed on loans individually evaluated for impairment. The decrease was slightly offset by an increase in the allowance needed on loans collectively evaluated for impairment due to an overall increase in the respective loan balances.

The following table presents information regarding the total allowance for loan losses as well as the allocation of such amounts by portfolio segment as of December 31, 2014 and 2013.

	2014		2013
	Total	% of	Total	% of
(Dollars in thousands)	Allowance	Total	Allowance	Total
Commercial loans	$1,291	9.0%	$1,215	7.7%
Real estate mortgage loans	12,161	84.6	13,919	88.3
Consumer and other loans	925	6.4	626	4.0
Total	$14,377	100.0%	$15,760	100.0%

The Bank’s identification efforts of potential losses in the portfolio are based on a variety of specific factors, including the Company’s own historical experience as well as industry and economic trends. In calculating the Company’s allowance for loan losses, the Company’s historical loss experience over the past five (5) years is supplemented with various current and economic trends. These current qualitative factors can include any of the following: changes in volume and severity of past due status, special mention, substandard and nonaccrual loans; levels of any trends in charge-offs and recoveries; changes in nature, volume and terms of loans; changes in lending policies and procedures; changes in lending management and quality of loan review; changes in economic and business conditions; and changes in underlying collateral values and effects of concentrations.

From December 31, 2013 to December 31, 2014, the following changes occurred in relation to our current qualitative factors:

•	Changes in volume and severity of past due, special mention substandard and nonaccrual loans;

•	Levels of and trends in charge-offs and recoveries;

•	Changes in economic and business conditions; and

•	Changes in underlying collateral values.

As of December 31, 2014 and 2013, the allowance for loan losses from loans collectively evaluated for impairment was $13.8 million and $13.2 million, respectively. The following table presents the total weighted average qualitative factors, by percentage and amount, for loans collectively evaluated for impairment as of the same dates.

	Weighted Average Qualitative Factors
	2014		2013
(Dollars in thousands)	Percentage	Amount	Percentage	Amount
Loans collectively evaluated for impairment:
Commercial loans	1.30%	$731	1.30%	$540
Real estate mortgage loans	1.08	2,696	1.18	2,859
Consumer and other loans	1.58	17	1.60	19

As part of the Company’s allowance for loan losses policy, loans acquired from ABI with evidence of deteriorated credit quality were included in our evaluation of the allowance for loan losses for each period. For loans acquired with deteriorated credit quality, if the loss was attributed to events and circumstances that existed as of the acquisition date as a result of new information obtained during the measurement period (i.e., twelve (12) months from date of acquisition) that, if known, would have resulted in the recognition of additional deterioration, the additional deterioration was recorded as additional carrying discount with a corresponding increase to goodwill. If not, the additional deterioration was recorded as additional provision expense with a corresponding increase to the allowance for loan losses. Following the conclusion of the measurement period, any additional impairment above the current carrying discount was recorded as additional provision for loan loss expense with a corresponding increase to the allowance for loan losses. As of December 31, 2014 and 2013, there were none and $1.3 million, respectively, of loans acquired from ABI with evidence of deteriorated credit quality where additional deterioration was identified above the initial estimated deterioration.

For loans acquired with deteriorated credit quality that were deemed troubled debt restructurings prior to the Company’s acquisition of them, these loans were not considered troubled debt restructurings as they were accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Subsequent to the acquisition, the same criteria used for all other loans applied to loans acquired with deteriorated credit quality and their treatment as troubled debt restructurings. Since the acquisition, there has been one acquired loan with deteriorated credit quality that was deemed a troubled debt restructuring. This loan was modified as a troubled debt restructuring during 2012 and had a recorded investment of $801 thousand and $522 thousand as of December 31, 2014 and 2013, respectively.

Based on the results of an analysis performed by the Company’s management as of December 31, 2014, the allowance for loan losses was considered adequate to absorb probable incurred credit losses in the portfolio as of that date. As more fully discussed in the section entitled “Critical Accounting Policies” of this “JAXB Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Periods Ended December 31, 2014 and 2013” beginning on page 135 of this proxy statement/prospectus, the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates and judgments. Actual results may differ significantly from these estimates and judgments.

The amount of future charge-offs and provisions for loan losses could be affected by several factors including, but not limited to, economic conditions in Jacksonville and Jacksonville Beach, Florida, and the surrounding communities. Such conditions could affect the financial strength of the Company’s borrowers and the value of real estate collateral securing the Company’s mortgage loans. Future charge-offs and provisions could also be affected by environmental impairment of properties securing the Company’s mortgage loans. Under the Company’s current policy, an environmental risk assessment is required on the majority of all commercial-type properties that are considered for a mortgage loan. The Company is not aware of any existing loans in the portfolio where there is environmental pollution existing on the mortgaged properties that would materially affect the value of the portfolio.

Deposits and Other Sources of Funds

General

In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, FHLB advances, Federal Reserve borrowings, federal funds purchased, revolving loan agreements, and capital raise activities in more recent years. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and market conditions. Borrowings may be used to compensate for reductions in other sources, such as deposits, or due to favorable differentials in rates and other costs.

Deposits

Deposits are attracted principally from our primary geographic market areas in Duval County, Florida. The Bank also enhanced its geographical diversity by offering certificates of deposits through brokered markets and nationally to other financial institutions. In August 2009, the Company launched its “virtual branch” to attract deposits from other geographic market areas. The Bank offers a broad selection of deposit products, including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificates of deposit and retirement savings plans (such as IRAs). Certificates of deposit rates are set to encourage maturities based on current market conditions. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit, and the associated interest rates.

The following table presents information regarding total deposits as well as the percentage of such amounts by deposit category as of December 31, 2014 and 2013.

	2014		2013
		% of		% of
(Dollars in thousands)	Total Deposits	Total	Total Deposits	Total
Demand deposits	$107,840	25.9%	$100,788	23.2%
Savings deposits	9,891	2.4	9,510	2.2
NOW deposits	29,295	7.1	24,867	5.7
Money market deposits	135,507	32.6	153,708	35.3
Time deposits	133,223	32.0	146,093	33.6
Total deposits	$415,756	100.0%	$434,966	100.0%

The Bank holds quarterly Asset Liability Committee (“ALCO”) meetings, comprised of members of the Bank’s board of directors and management, with a primary purpose of monitoring the Bank’s asset/liability structure and developing strategies for funds management including, but not limited to, changes in interest rates and deposit and loan products/policies. To supplement ALCO activities, pricing and liquidity management meetings are held by members of management on a monthly basis, or more frequently if economic conditions dictate. The Bank also emphasizes commercial banking and small business relationships in an effort to increase demand deposits as a percentage of total deposits in order to reduce the average cost of interest-bearing deposits.

The following table shows the distribution of, and certain other information related to, our deposit accounts by category as of December 31, 2014 and 2013:

	2014		2013
		Average Rate		Average Rate
(Dollars in thousands)	Average Balance	Paid	Average Balance	Paid
Demand deposits	$105,063	0.00%	$95,740	0.00%
Savings deposits	9,920	0.16	9,761	0.26
NOW deposits	28,224	0.09	23,019	0.10
Money market deposits	149,939	0.38	159,976	0.57
Time deposits	132,233	1.14	159,692	1.21
Total deposits	$425,379	0.50	$448,188	0.65

The following table represents the maturity distribution of the Company’s time deposits as of December 31, 2014:

	Time Deposits
(Dollars in thousands)	Greater than $100,000	Less than $100,000	Total
Due in:
Three months or less	$31,255	$11,556	$42,811
More than three months to six months	9,918	3,928	13,846
More than six months to one year	19,416	7,649	27,065
More than one year to three years	36,726	10,464	47,190
More than three years to five years	1,773	538	2,311
More than five years	-	-	-
Total	$99,088	$34,135	$133,223

Liquidity and Capital Resources

The Bank’s liquidity is its ability to maintain a steady flow of funds to support its ongoing operating, investing and financing activities. The Bank’s board of directors establishes policies and analyzes and manages liquidity to ensure that adequate funds are available to meet normal operating requirements in addition to unexpected customer demands for funds, such as high levels of deposit withdrawals or loan demand, in a timely and cost-effective manner. The most important factor in the preservation of liquidity is maintaining public confidence that facilitates the retention and growth of a large, stable supply of core deposits and wholesale funds. Ultimately, public confidence is generated through profitable operations, sound credit quality and a strong capital position. Liquidity management is viewed from a long-term and a short-term perspective as well as from an asset and liability management perspective. We monitor liquidity through a regular review of loan and deposit maturities and loan and deposit forecasts to maximize earnings and return on capital within acceptable levels of funding risk.

Cash Flows

The Company’s primary sources of cash are deposit growth, maturities and amortization of investment securities, FHLB advances, Federal Reserve Bank borrowings and federal funds purchased. The Company uses cash from these and other sources to fund loans. Any remaining cash is used primarily to reduce borrowings and to purchase investment securities.

Cash Flows from Operating Activities

Net cash from operating activities was $2.1 million and $1.6 million for the years ended December 31, 2014 and 2013, respectively. Net cash from operating activities during 2014 was primarily impacted by net income of $1.9 million, as adjusted for (i) net accretion of purchase accounting adjustments of $1.1 million, (ii) provision for loan losses of $0.3 million, (iii) premium amortization for securities, net of accretion of $0.9 million, and (iv) depreciation and amortization of $0.7 million. Net cash from operating activities during 2013 was primarily impacted by net loss of $1.0 million, as adjusted for (i) provision for loan losses of $0.8 million, (ii) the write-down of other real estate owned of $1.1 million, (iii) net accretion of purchase accounting adjustments of $1.5 million, and (iv) premium amortization for securities, net of accretion of $1.0 million.

Cash Flows from Investing Activities

Net cash from investing activities was $3.6 million and $19.7 million for the years ended December 31, 2014 and 2013, respectively. The decrease in net cash flows from investing activities for 2014 as compared to 2013 was primarily due to an increase in net loan cash outflow of $27.6 million as well as a decrease in cash inflow from proceeds from the sale of other real estate owned of $5.4 million. This was offset by an increase in cash inflows of $12.2 million from net activities pertaining to our available-for-sale securities.

Cash Flows from Financing Activities

Net cash used for financing activities was $21.7 million and $53.1 million for the years ended December 31, 2014 and 2013, respectively. Net cash flows from financing activities are primarily driven by inflow/outflow activities related to deposit balances. The net change in deposits for the years ended December 31, 2014 and 2013 was $19.2 million and $55.0 million, respectively. For the year ended December 31, 2014, there was a cash outflow of $2.5 million for repayment of Federal Home Loan Bank fixed rate advances.

Capital Resources

The Company has both internal and external sources of near-term liquidity that can be used to fund loan growth and accommodate deposit outflows. The primary internal sources of liquidity include principal and interest payments on loans, proceeds from maturities and monthly payments on the balance of the investment securities portfolio, and the Company’s overnight position with federal funds sold. As of December 31, 2014 and 2013, the Company had available-for-sale securities of $77.6 million and $84.8 million, respectively. Of these amounts, $6.8 million and $7.2 million represented securities pledged to secure the available “Borrower in Custody” line of credit with the Federal Reserve Bank and serve as collateral required by the State of Florida. During the years ended December 31, 2014 and 2013, the Company received proceeds from maturities, paydowns, and calls of investment securities of $17.7 million and $22.0 million, respectively. If the need should arise, the Company also has the ability to convert marketable securities into cash or access new or existing sources of incremental funds.

The Company’s primary external sources of liquidity are customer deposits and borrowings from other commercial banks. The Company’s deposit base consists of both deposits from businesses and consumers in its local market as well as national and brokered market deposits.

In the second quarter of 2014, the Bank moved the majority of its correspondent bank activity to the Federal Reserve Bank. As of December 31, 2014, the Bank had unsecured federal funds purchased accommodations with its correspondent banks totaling $19.5 million, all of which was available on that date. Availability of funds under the unsecured federal funds purchased accommodations are based on the Company’s capital adequacy as of that date; therefore, total funds available under these accommodations could fluctuate period-over-period.

In addition, the Bank has invested in FHLB stock for the purpose of establishing a line of credit with FHLB. This line is collateralized by a lien arrangement on the Bank’s first mortgage loans, second mortgage loans and commercial real estate loans. Based upon this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow up to a total of $52.0 million as of December 31, 2014 and had borrowed $17.5 million, leaving $34.5 million available as of the same date. Eligible borrowings under this line of credit as of December 31, 2013 were $26.7 million with remaining funds available of $6.7 million as of the same date. The Bank also has a “Borrower in Custody” line of credit with the Federal Reserve Bank that utilizes excess loan collateral and pledged municipal securities in the amount of $5.2 million and $5.7 million as of December 31, 2014 and 2013, respectively. The amount of this line as of December 31, 2014 and 2013 was $24.4 million and $24.9 million, respectively, all of which was available as of the respective dates. While these lines of credit were available to the Company as of December 31, 2014, they do not represent legal commitments to extend credit.

To supplement liquidity needs, the Bank also has access to the non-brokered national and brokered deposit markets. As of December 31, 2014 and 2013, the Bank had national CDs in the amount of $68.0 million and $58.7 million, respectively, and brokered CDs in the amount of $8.3 million and $10.4 million as of the same dates. Our ability to utilize brokered CDs and the rates we can pay on deposits will be limited if the Bank fails to remain well capitalized for regulatory purposes.

During the years ended December 31, 2012 and 2011, Bancorp entered into revolving loan agreements (collectively, the “Revolvers”) with several of its directors and other related parties. The total borrowing capacity under the Revolvers was $2.2 million as of December 31, 2014 and 2013. Each Revolver pays an annual rate of interest equal to 8% on a quarterly basis of the Revolver amount outstanding. To the extent that any Revolver is not fully drawn, an unused revolver fee is calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding. The Revolvers mature on January 1, 2015. There were no amounts outstanding under the Revolvers as of December 31, 2014, with $2.2 million remaining available as of the same date. In recent years, Bancorp has depended on the Revolvers, which have now matured, in addition to cash on hand and net proceeds from capital raise activities, to pay its operating and interest expenses. See Note 9 – Related Party Transactions in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus for additional information related to the reduced availability under the Revolvers.

On January 8, 2015, Bancorp entered into a loan agreement with Castle Creek SSF-D Investors, LP (“Castle Creek”) under which Castle Creek agreed to make revolving loans to the Company not to exceed $1,500 outstanding at any time (the “Castle Creek Revolver”). The principal amount of the Castle Creek Revolver outstanding from time to time will accrue interest at 8% per annum, payable quarterly in arrears. All amounts borrowed under the Castle Creek Revolver will be due and payable by Bancorp on January 7, 2017, unless payable sooner pursuant to the provisions of the related loan agreement. To the extent that the Castle Creek Revolver is not fully drawn, an unused revolver fee will be calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding.

Historically, the primary source of Bancorp’s income was expected to be dividends from the Bank. A Florida state-chartered commercial bank may not pay cash dividends that would cause the bank’s capital to fall below the minimum amount required by federal or state law. Accordingly, commercial banks may only pay dividends out of the total of current net profits plus retained net profits of the preceding two (2) years to the extent it deems expedient, except as follows: No bank may pay a dividend at any time that the total of net income for the current year, when combined with retained net income from the preceding two (2) years, produces a loss. The Bank met this restriction during each of the past two (2) years as our net income or loss for the years ended December 31, 2014 and 2013, combined with retained earnings from the preceding two (2) years, produced a loss.

Bancorp cannot currently pay dividends on its capital stock under applicable Federal Reserve policies and enforcement actions. Under Federal Reserve policy, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay dividends, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:

•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

In addition to the factors previously discussed, the future ability of the Bank to pay dividends to Bancorp will also depend in part on the FDIC capital requirements in effect at such time and our ability to comply with such requirements.

Regulatory Capital Requirements

As of December 31, 2014 and 2013, Bancorp (on a consolidated basis) and the Bank met all capital adequacy requirements to which they were subject. Further, management and the Bank’s board of directors have committed to maintain Total Risk-Based Capital of 12% and Tier 1 Capital to Average Assets of 8%. For additional information related to the Company’s capital adequacy information, see Note 16 – Capital Adequacy in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Bank

The Bank was well capitalized as of December 31, 2014 and 2013, respectively. Depository institutions that are no longer “well capitalized” for bank regulatory purposes must receive a waiver from the FDIC prior to accepting or renewing brokered deposits. FDICIA generally prohibits a depository institution from making any capital distribution (including paying dividends) or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized.

In December 2006, bank regulators issued “Joint Guidance on Concentrations in Commercial Real Estate Lending.” This document outlines regulators’ concerns regarding the high level of growth in commercial real estate loans on banks’ balance sheets. Many banks, especially those in Florida, have substantial exposure to commercial real estate loans. The concentration in this category is considered when analyzing the adequacy of the loan loss allowance based on sound, reliable and well-documented information. The Bank’s 2012 MoU with the FDIC also requires us to monitor and reduce our commercial real estate (“CRE”) loan concentrations. As of December 31, 2014, the ratio of total loans secured by non-owner occupied multi-family, nonfarm, and nonresidential properties, as well as construction, land development and other land loans as a percentage of total risk-based capital, was 252.1% compared to 275.8% as of December 31, 2013. Our December 31, 2014 and 2013 ratio of total loans secured by non-owner occupied multi-family, nonfarm, and nonresidential properties, as well as construction, land development and other land loans, met this requirement.

Dividends and Distributions

Prior to October 2009, dividends received from the Bank were Bancorp’s principal source of funds to pay its expenses and interest on and principal of Bancorp’s debt. Banking regulations and enforcement actions require the maintenance of certain capital levels and restrict the payment of dividends by the Bank to Bancorp or by Bancorp to shareholders. Commercial banks generally may only pay dividends without prior regulatory approval out of the total of current net profits plus retained net profits of the preceding two (2) years, and banks and bank holding companies are generally expected to pay dividends from current earnings. Banks may not pay a dividend if the dividend would result in the bank being “undercapitalized” for prompt corrective action purposes, or would violate any minimum capital requirement specified by law or the banks’ regulators. The Bank has not paid dividends to Bancorp since October 2009 and cannot currently pay dividends, and Bancorp cannot currently pay dividends on its capital stock under applicable Federal Reserve policies and enforcement actions. Bancorp has relied upon proceeds from the recent capital raise transactions as well as the revolving loan agreements with certain of its directors and other related parties to pay its expenses during such time. As of December 31, 2014 and 2013, funds remaining available under the Revolvers were $2.2 million and $2.2 million, respectively. During 2014 and 2013, Bancorp has supplemented borrowings available under the Revolvers with cash on hand and net proceeds from capital raise activities to fund operations.

Off-Balance Sheet Arrangements

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit, and standby letters of credit, and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The contractual amounts of these instruments reflect the extent of involvement of the Company. As of December 31, 2014 and 2013, the contractual amount of unused lines of credit was $52.8 million and $33.5 million, respectively. The contractual amount of standby letters of credit was $0.9 million and $0.8 million as of the same dates.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as for on-balance sheet instruments. In addition, the Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

For additional information related to the Company’s off-balance sheet arrangements, see Note 13 – Loan Commitments and Other Contingent Liabilities in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Asset—Liability Structure

As part of its asset and liability management, the Bank has emphasized establishing and implementing internal asset-liability decision processes as well as communications and control procedures to aid in enhancing its earnings. It is believed that these processes and procedures provide the Bank with better capital planning, asset/liability mix and volume controls, loan pricing guidelines, and deposit interest rate guidelines, which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring an institution’s interest-rate sensitivity gap. An asset or liability is said to be interest-rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate-sensitive assets less rate-sensitive liabilities as a percentage of total assets. A gap is considered positive when the total of rate-sensitive assets exceeds rate-sensitive liabilities, whereas a gap is considered negative when the amount of rate-sensitive liabilities exceeds rate-sensitive assets. During a period of rising interest rates, a negative gap would be expected to adversely affect net interest income, while a positive gap should result in an increase in net interest income. In contrast, during a period of falling interest rates, a negative gap would be expected to result in an increase in net interest income, while a positive gap should adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged changes in interest rates on the results of operations, the Bank continues to monitor asset and liability management policies to appropriately match the maturities and repricing terms of interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of variable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a sound level of liquid assets, such as cash and investment securities.

The following table sets forth certain information relating to our interest-earning assets and interest-bearing liabilities as of December 31, 2014 that are estimated to mature or are scheduled to reprice within the period shown:

		Over 3	Over 6	Over 1
	3 Months	Months	Months	Year to	Over 5
(Dollars in thousands)	or Less	to 6 Months	to 1 Year	5 Years	Years	Total
Loans (1)	$91,199	$26,104	$44,131	$196,334	$2,511	$360,279
Securities	13,167	6,277	10,017	38,750	9,422	77,633
Overnight Investments	594	-	-	-	-	594
FHLB & Correspondent Bank Stock	1,243	-	-	-	-	1,243
Other	568	-	-	-	11,857	12,425

Total rate-sensitive assets	$106,771	$32,381	$54,148	$235,084	$23,790	$452,174

Deposit accounts:
NOW deposits	$-	$-	$-	$-	$29,295	$29,295
Money market accounts	135,507	-	-	-	-	135,507
Savings deposits	-	-	-	-	9,891	9,891
Time deposits	42,811	13,846	27,065	49,501	-	133,223
Total deposit accounts (2)	178,318	13,846	27,065	49,501	39,186	307,916
FHLB advances	6,000	-	-	11,500	129	17,629
Other borrowings	-	-	-	-	-	-
Subordinated debt	-	-	-	-	16,218	16,218

Total rate-sensitive liabilities	$184,318	$13,846	$27,065	$61,001	$55,533	$341,763

Gap repricing difference	$(77,547)	$18,535	$27,083	$174,083	$(31,743)	$110,411

Cumulative gap	$(77,547)	$(59,012)	$(31,929)	$142,154	$110,411

Cumulative gap to total rate-sensitive assets	(17.15)%	(13.05)%	(7.06)%	31.44%	24.42%

(1)	Variable rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed rate loans are scheduled, including repayments, according to their contractual maturities.

(2)	Certain liabilities such as NOW and savings accounts, while technically are subject to immediate repricing in response to changing market rates, historically have shown little volatility. Conversely, many of the money market accounts float with the prime lending rate and, therefore, are assumed to reprice within a three-month horizon. Management subjectively sets rates on all accounts.

Critical Accounting Policies

A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and requires management’s most difficult, subjective or complex judgments. The circumstances that make these judgments difficult, subjective or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. The following is a brief description of the Company’s critical accounting policies and estimates involving significant valuation judgments.

Allowance for Loan Loss

The accounting policy most important to the presentation of our financial statements relates to the allowance for loan losses which is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable incurred credit losses on existing loans that may become uncollectible based on evaluations of the collectability of the loans. The evaluations take into consideration such objective factors as changes in the nature and volume of the loan portfolio and historical loss experience. The evaluation also considers certain subjective factors such as overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers’ ability to pay. The level of allowance for loan losses is also impacted by increases and decreases in loans outstanding, because either more or less allowance is required as the amount of the Company’s credit exposure changes. To the extent actual loan losses differ materially from management’s estimate of these subjective factors, loan growth/run-off accelerates, or the mix of loan types changes, the level of provision for loan losses, and related allowance can, and will, fluctuate.

Other Real Estate Owned

OREO includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at estimated fair value, less costs to sell the property, with any difference between the fair value of the property and the carrying value of the loan being charged to the allowance for loan losses.

Fair values are preliminary and subject to refinement after the acquisition date as new information relative to the acquisition date fair value becomes available. Valuation adjustments and gains or losses recognized on the sale of these properties occurring within ninety (90) days of acquisition are charged against, or credited to, the allowance for loan losses. Subsequent changes in fair value are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Those subsequent changes, as well as any gains or losses recognized on the sale of these properties, are included in noninterest expense. Operating costs after acquisition are expensed as incurred.

Deferred Income Taxes

Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income. From an accounting standpoint, deferred tax assets are reviewed to determine if a valuation allowance is required based on both positive and negative evidence currently available. Based on these criteria, the Company determined that it was necessary to establish a full valuation allowance against our deferred tax asset as of December 31, 2011. The Company performed an analysis as of December 31, 2014 and 2013, respectively, and determined the need for a valuation allowance still existed. To the extent that we generate taxable income in a given quarter, the valuation allowance may be reduced to fully or partially offset the corresponding income tax expense. Any remaining deferred tax asset valuation allowance may be reversed through income tax expense once the Company can demonstrate a sustainable return to profitability and conclude that it is more-likely-than-not that the deferred tax asset will be utilized prior to expiration.

For additional information related to the previously described policies as well as other significant accounting policies employed by the Company, see Note 1 – Summary of Significant Accounting Policies in the notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Recent Accounting Pronouncements

For information related to the adoption of new accounting standards and the effect of newly issued but not yet effective accounting standards, see the section entitled “Recently Issued Accounting and Reporting Standards” contained in Note 1 – Summary of Significant Accounting Policies in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Market for JAXB Common Equity and Related Stockholder Matters

JAXB voting common stock is traded on the NASDAQ Stock Market under the symbol “JAXB.” There is no public trading market for JAXB nonvoting common stock.

JAXB’s board of directors implemented a 1-for-20 reverse stock split of the outstanding shares of JAXB voting common stock and JAXB nonvoting common stock effective October 24, 2013. As a result of the reverse stock split, each 20 shares of issued and outstanding JAXB voting common stock and JAXB nonvoting common stock, respectively, were automatically and without any action on the part of the respective holders, combined and reconstituted as one share of the respective class of common equity as of the effective date. Fractional shares resulting from the reverse stock split were rounded up. All share and per share information in this section has been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split. For additional information related to the reverse stock split, see Note 14 – Shareholders’ Equity in the accompanying notes to the Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Audited Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

The following table shows the high and low sale prices of JAXB voting common stock for each quarter of 2015 (through the latest practicable date), 2014 and 2013 (as adjusted for the reverse stock split).

Year	Quarter	High	Low
2013	First	$72.00	$16.20
	Second	$31.80	$8.60
	Third	$10.60	$9.60
	Fourth	$13.25	$9.80

2014	First	$12.53	$10.40
	Second	$11.78	$7.45
	Third	$11.01	$9.90
	Fourth	$12.50	$8.85

2015	First	$12.28	$10.40
	Second	$14.89	$10.61
	Third	$15.00	$11.73
	Fourth (through December 2, 2015)	$19.52	$15.44

As of September 30, 2015, JAXB had 3,480,961 outstanding shares of JAXB voting common stock held by approximately 409 registered shareholders and 2,315,321 outstanding shares of JAXB nonvoting common stock held by 15 registered shareholders.

It is the policy of JAXB’s board of directors to reinvest earnings for such period of time as is necessary to ensure its successful operations. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on JAXB’s earnings, capital and regulatory requirements, financial condition, and other factors considered relevant by JAXB’s board of directors. For more information regarding JAXB’s ability to pay dividends and restrictions thereon, see the “Liquidity” and “Capital” sections of JAXB Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Periods Ended September 30, 2015 and December 31, 2014 and the “Liquidity and Capital Resources – Capital Resources” and the “Regulatory Capital Requirements – Dividends and Distributions” sections of “JAXB Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Periods Ended December 31, 2014 and 2013” beginning on pages 120 and 135 of this proxy statement/prospectus, respectively, and “Note 8 – Capital Adequacy” in the accompanying notes to the Unaudited Consolidated Financial Statements and the “Dividends and Distributions” section in Note 16 – Capital Adequacy in the accompanying notes to the Audited Consolidated Financial Statements identified in the section entitled “Index to JAXB’s Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of JAXB common stock that exchange their shares of JAXB common stock for shares of ABCB common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those JAXB common shareholders that hold their shares of JAXB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of JAXB common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of JAXB common stock that received JAXB common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of JAXB common stock that holds JAXB common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of JAXB or ABCB. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of JAXB common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds JAXB common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding JAXB common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to ABCB’s obligation to complete the merger that ABCB receive an opinion from Rogers & Hardin LLP (“Rogers & Hardin”), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to JAXB’s obligation to complete the merger that JAXB receive an opinion from McGuireWoods LLP (“McGuireWoods”), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by ABCB and JAXB and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. ABCB and JAXB have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

In addition, in connection with the effectiveness of this registration statement, each of Rogers & Hardin and McGuireWoods has delivered its opinion to the effect that, on the basis of the facts, representations, assumptions and exclusions set forth in such opinion and certificates obtained from officers of ABCB and JAXB, (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the following discussion constitutes their opinion as to the material U.S. federal income tax consequences of the merger to holders of JAXB common stock. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither ABCB nor JAXB intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Upon exchanging your JAXB common stock for ABCB common stock and cash (other than cash received in lieu of a fractional share), you will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the ABCB common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of JAXB common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of JAXB common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the JAXB common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of ABCB common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the JAXB common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of ABCB common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of JAXB common stock that you surrender in the exchange.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of ABCB. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of JAXB common stock solely for ABCB common stock and then ABCB immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the ABCB common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of ABCB. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of ABCB that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of ABCB that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of ABCB common stock, you will be treated as having received the fractional share of ABCB common stock pursuant to the merger and then as having sold that fractional share of ABCB common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of ABCB common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of JAXB common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of JAXB common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of material United States federal income tax consequences is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information and accompanying notes show the impact on the historical financial conditions and results of operations of ABCB and JAXB and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See the section entitled “Proposal 1 — The Merger Proposal — Accounting Treatment” beginning on page 71 of this proxy statement/prospectus.

The unaudited pro forma combined condensed balance sheet as of September 30, 2015 is presented as if the merger had occurred on September 30, 2015. The unaudited pro forma combined condensed income statements for the twelve months ended December 31, 2014 and the nine months ended September 30, 2015, are presented as if the merger had occurred on January 1, 2014. The historical combined condensed financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;

•	ABCB’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2014, included in ABCB’s Annual Report on Form 10-K for the twelve months ended December 31, 2014, which is incorporated by reference into this proxy statement/prospectus;

•	JAXB’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2014, included elsewhere in this proxy statement/prospectus;

•	ABCB’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2015, included in ABCB’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference into this proxy statement/ prospectus;

•	JAXB’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2015, included elsewhere in this proxy statement/prospectus; and

•	other information pertaining to ABCB and JAXB incorporated by reference into, or included in, this proxy statement/prospectus.

See “Selected Historical Consolidated Financial Data of ABCB,” “Selected Historical Consolidated Financial Data of JAXB,” “Incorporation of Certain ABCB Documents by Reference” and “Index to JAXB’s Consolidated Financial Statements begining on pages 24, 26, 191 and F-1, respectively.”

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2015

	ABCB	JAXB			Pro Forma
	September 30, 2015 (as reported)	September 30, 2015 (as reported)	Pro Forma Adjustments		September 30, 2015 Combined
	(In thousands, except per share data and ratios)
Assets
Cash and due from banks	$114,396	$24,538	$(23,909	)A	$115,025
Federal funds sold and interest bearing balances	120,925	1,872			122,797
Investment securities available for sale, at fair value	811,385	67,375			878,760
Other investments	9,322	928			10,250
Mortgage loans held for sale	111,807	-			111,807

Loans, net of unearned income	2,290,649	399,511	(20,500	)B	2,669,660
Purchased, non-covered loans (excluding loan pools)	767,494	-			767,494
Purchased, non-covered loan pools	410,072	-			410,072
Covered loans	191,021	-			191,021
Less allowance for loan losses	(22,471)	(12,570)	12,570	C	(22,471)
Loans, net	3,636,765	386,941	(7,930)		4,015,776

Other real estate owned, net	20,730	3,768	(1,000	)D	23,498
Purchased, non-covered other real estate owned, net	11,538	-			11,538
Covered other real estate owned, net	12,203	-			12,203
Total other real estate owned, net	44,471	3,768	(1,000)		47,239

Premises and equipment, net	124,756	4,961			129,717
Intangible assets, net	18,218	372	2,070	E	20,660
Goodwill	87,701	-	43,241	F	130,942
FDIC loss sharing receivable	4,506	-			4,506
Cash value of bank owned life insurance	59,894	11,984			71,878
Other assets	72,154	2,515	27,481	H	102,150
Total assets	$5,216,300	$505,254	$39,953		$5,761,507

Liabilities
Deposits:
Noninterest-bearing	$1,275,800	$122,520	$-		$1,398,320
Interest-bearing	3,254,723	310,512			3,565,235
Total deposits	4,530,523	433,032	-		4,963,555
Federal funds purchased & securities sold under agreements to repurchase	51,506	-			51,506
Other borrowings	39,000	11,860			50,860
Other liabilities	23,371	1,976			25,347
Subordinated deferrable interest debentures	69,600	16,266	(5,069	)G	80,797
Total liabilities	4,714,000	463,134	(5,069)		5,172,065

Stockholders' equity
Preferred stock	$-	$-	$-		$-
Common stock	33,610	58	2,490	I	36,158
Capital surplus	336,599	138,128	(53,534	)J	421,193
Retained earnings	140,282	(95,744)	95,744	K	140,282
Accumulated other comprehensive income/(loss)	4,197	(322)	322	L	4,197
Less treasury stock	(12,388)	-	-		(12,388)
Total stockholders' equity	502,300	42,120	45,022		589,442
Total liabilities and stockholders' equity	$5,216,300	$505,254	$39,953		$5,761,507

Unaudited Pro Forma Condensed Statement of Income

Nine Months Ended September 30, 2015

	ABCB	JAXB			Pro Forma
	September 30, 2015 (as reported)	September 30, 2015 (as reported)	Pro Forma Adjustments		September 30, 2015 Combined
	(In thousands, except per share data and ratios)
INCOME STATEMENT

Interest income
Interest and fees on loans	$124,231	$14,330	$1,537	A	$140,098
Interest on taxable securities	11,594	841			12,435
Interest on nontaxable securities	1,411	305			1,716
Interest on deposits in other banks and federal funds sold	556	101			657
Total interest income	137,792	15,577	1,537		154,906

Interest expense
Interest on deposits	$7,065	$1,421	$-		$8,486
Interest on other borrowings	3,808	789	189	B	4,786
Total interest expense	10,873	2,210	189		13,272

Net interest income	126,919	13,367	1,348		141,634

Provision for loan losses	4,711	(2,011)			2,700

Net interest income/(loss) after provision for loan losses	$122,208	$15,378	$1,348		$138,934

Noninterest income
Service charges on deposit accounts	$24,346	$563	$-		$24,909
Mortgage banking activity	28,214	-			28,214
Other service charges, commissions and fees	2,642	-			2,642
Gain(loss) on sale of securities	137	-			137
Other non-interest income	7,840	554			8,394
Total noninterest income	63,179	1,117	-		64,296

Noninterest expense
Salaries and employee benefits	$68,031	$4,804			$72,835
Occupancy and equipment expenses	15,278	1,683			16,961
Data processing and telecommunications expenses	13,803	1,879			15,682
Credit resolution-related expenses	15,484	388			15,872
Advertising and marketing expenses	2,141	180			2,321
Amortization of intangible assets	2,581	-	222	C	2,803
Merger and conversion charges	6,173	-			6,173
Other non-interest expenses	22,596	2,528			25,124
Total noninterest expense	146,087	11,462	222		157,771

Operating profit/(loss)	$39,300	$5,033	$1,126		$45,459

Income tax (benefit)/expense	12,601	18	394	D	13,013

Net income/(loss)	$26,699	$5,015	$732		$32,446

Preferred stock dividends	-	-			-

Net income/(loss) available to common shareholders	$26,699	$5,015	$732		$32,446

Basic earnings available to common shareholders per share	0.84	0.87	-		0.95

Diluted earnings available to common shareholders per share	0.84	0.86	-		0.94

Weighted average common shares outstanding
Basic	31,614	5,796	-		34,162
Diluted	31,962	5,809	-		34,510

Unaudited Pro Forma Condensed Statement of Income

Year Ended December 31, 2014

	ABCB	JAXB			Pro Forma
	December 31, 2014 (as reported)	December 31, 2014 (as reported)	Pro Forma Adjustments		December 31, 2014 Combined
	(In thousands, except per share data and ratios)
INCOME STATEMENT

Interest income
Interest and fees on loans	$150,611	$19,398	$2,050	A	$172,059
Interest on taxable securities	12,086	1,215			13,301
Interest on nontaxable securities	1,626	351			1,977
Interest on deposits in other banks	236	164			400
Interest on federal funds sold	7	-			7
Total interest income	164,566	21,128	2,050		187,744

Interest expense
Interest on deposits	$9,488	$2,119	$-		$11,607
Interest on other borrowings	5,192	1,140	253	B	6,585
Total interest expense	14,680	3,259	253		18,192

Net interest income	149,886	17,869	1,797		169,552

Provision for loan losses	5,648	287			5,935

Net interest income/(loss) after provision for loan losses	$144,238	$17,582	$1,797		$163,617

Noninterest income
Service charges on deposit accounts	$24,614	$741	$-		$25,355
Mortgage banking activity	25,986	-			25,986
Other service charges, commissions and fees	2,647	-			2,647
Gain(loss) on sale of securities	138	-			138
Gains from acquisitions	-	-			-
Other non-interest income	9,451	1,261			10,712
Total noninterest income	62,836	2,002	-		64,838

Noninterest expense
Salaries and employee benefits	$73,878	$7,995			$81,873
Occupancy and equipment expenses	17,521	2,442			19,963
Data processing and telecommunications expenses	15,551	2,401			17,952
Credit resolution-related expenses	13,506	403			13,909
Advertising and marketing expenses	2,869	263			3,132
Amortization of intangible assets	2,330	-	296	C	2,626
Merger and conversion charges	3,940	-			3,940
Other non-interest expenses	21,274	4,151			25,425
Total noninterest expense	150,869	17,655	296		168,820

Operating profit/(loss)	$56,205	$1,929	$1,501		$59,635

Income tax (benefit)/expense	17,482	-	525	D	18,007

Net income/(loss)	$38,723	$1,929	$976		$41,628

Preferred stock dividends	286	-			286

Net income/(loss) available to common shareholders	$38,437	$1,929	$976		$41,342

Basic earnings available to common shareholders per share	1.48	0.33	-		1.45

Diluted earnings available to common shareholders per share	1.46	0.33	-		1.44

Weighted average common shares outstanding
Basic	25,974	5,795	-		28,522
Diluted	26,259	5,801	-		28,807

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed balance sheet as of September 30, 2015 and the unaudited pro forma condensed income statements for the nine months ended September 30, 2015 and the year ended December 31, 2014 are based on the historical financial statements of ABCB and JAXB after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, ABCB and JAXB will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 - Preliminary Estimated Acquisition Consideration

Under the terms of the merger agreement, JAXB shareholders will have the option to elect to receive either 0.5861 shares of ABCB common stock or $16.50 in cash for each share of JAXB common stock. The total consideration will be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock.

Based on JAXB’s estimated shares of JAXB voting common stock and JAXB nonvoting common stock outstanding as of September 30, 2015, the preliminary estimated acquisition consideration is as follows, assuming all shares of JAXB voting common stock are exchanged for the per share stock consideration (in thousands):

Preliminary Estimated Acquisition Consideration

Number of shares of JAXB voting common stock outstanding at September 30, 2015	3,481
Number of shares of JAXB nonvoting common stock outstanding at September 30, 2015	2,315
Total number of shares of JAXB common stock outstanding at September 30, 2015	5,796

75% exchanged for stock	4,347
Per share exchange ratio	0.5861
Number of shares of ABCB common stock – as exchanged	2,548
Multiplied by ABCB common stock price on December 2, 2015	$34.20
Estimated fair value of ABCB common stock issued	$87,142

25% exchanged for cash	1,449
Per share cash exchange price	$16.50
Estimated cash paid at acquisition	$23,909

Total Preliminary Estimated Acquisition Consideration	$111,051

Note 3 - Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of JAXB based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until ABCB management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the ABCB common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to JAXB’s tangible and intangible assets and liabilities as of September 30, 2015 based on their preliminary estimated fair values as follows (in thousands):

Preliminary Estimated Acquisition Consideration Allocation

Cash and due from banks	$24,538
Federal funds sold and interest bearing balances	1,872
Investment securities available for sale	67,375
Other investments	928
Loans, net of unearned income	379,011
Foreclosed assets	2,768
Premises and equipment	4,961
Cash value of bank owned life insurance	11,984
Other assets	29,996
Deposits	(433,032)
Other borrowings	(11,860)
Subordinated deferrable interest debentures	(11,197)
Other liabilities	(1,976)
Intangible assets	2,442
Goodwill	43,241

Total Preliminary Estimated Acquisition Consideration	$111,051

Approximately $2.4 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 - Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which ABCB, as the acquirer for accounting purposes, will acquire from JAXB. The descriptions related to these preliminary adjustments are as follows (in thousands):

Balance Sheet

A	Adjustment to reflect estimated cash paid at closing to JAXB shareholders	$(23,909)
B	Adjustment to loans to reflect estimated fair value at acquisition date	$(20,500)
C	Adjustment to allowance for loan losses to reflect the reversal of JAXB’s allowance for loan and lease losses	$12,570
D	Adjustment to foreclosed assets to reflect the fair value at acquisition date based on ABCB’s more aggressive liquidation strategy	$(1,000)
E	Adjustment to intangible assets to reflect the recording of core deposit intangible	$2,070
F	Adjustment to goodwill to reflect the goodwill generated as a result of consideration paid being greater than the net assets acquired	$43,241
G	Adjustment to subordinated deferrable interest debentures to reflect the estimated fair value at acquisition	$(5,069)
H	Adjustment to other assets
	To reverse the valuation allowance recorded on JAXB’s deferred tax asset	$29,000
	To reflect the fair value adjustment of non-realizable portion of JAXB’s deferred tax asset	(2,146)
	To reflect the deferred tax asset generated by the net fair value adjustments (rate = 35%)	627
	Total adjustment to other assets	$27,481
I	Adjustment to common stock
	To reflect the reversal of JAXB’s September 30, 2015 common stock	$(58)
	To reflect the value of ABCB common stock issued to JAXB shareholders	2,548
	Total adjustment to common stock	$2,490
J	Adjustment to capital surplus
	To reflect the reversal of JAXB’s September 30, 2015 capital surplus	$(138,128)
	To reflect the value of ABCB common stock issued to JAXB shareholders	84,594
	Total adjustment to capital surplus	$(53,534)
K	Adjustment to retained earnings reflects the reversal of JAXB’s September 30, 2015 retained earnings	$95,744
L	Adjustment to accumulated other comprehensive income reflects the reversal of JAXB’s September 30, 2015 accumulated other comprehensive loss	$322

Pursuant to the acquisition method of accounting, the final acquisition consideration will be based on the price of the ABCB common stock immediately prior to the effective time of the merger. A 20% difference in per share price at the closing of the merger compared to the amount used in these unaudited pro forma condensed combined financial statements would increase or decrease total acquisition consideration and goodwill by approximately $17.4 million.

Income Statements

		Nine Months Ended September 30, 2015	Year Ended December 31, 2014
A	Adjustment to reflect additional accretion of loan portfolio	1,537	2,050
B	Adjustment to reflect amortization of fair value adjustment of subordinated deferrable interest debentures	189	253
C	Adjustment to reflect amortization of core deposit intangible	222	296
D	Adjustment to reflect income tax benefit of pro forma adjustments	394	525

The estimated transaction costs included as part of the unaudited pro forma condensed balance sheet as of September 30, 2015 have not been included in the above unaudited pro forma condensed income statements.

Note 5 - Earnings per Common Share

Unaudited pro forma earnings per common share for the nine months ended September 30, 2015 and for the year ended December 31, 2014 have been calculated using ABCB’s historic weighted average common shares outstanding plus the common shares assumed to be issued to JAXB shareholders in the merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the nine months ended September 30, 2015 and the year ended December 31, 2014 (in thousands, except per share data).

	Nine Months Ended September 30, 2015		Year Ended December 31, 2014
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$32,446	$32,446	$41,342	$41,342
Weighted average common shares outstanding:
ABCB	31,614	31,962	25,974	26,259
Common shares issued to JAXB shareholders	2,548	2,548	2,548	2,548
Pro forma	34,162	34,510	28,522	28,807
Pro forma net income per common share	$0.95	$0.94	$1.45	$1.44

COMPARISON OF SHAREHOLDERS’ RIGHTS

JAXB is incorporated under the laws of the State of Florida. ABCB is incorporated under the laws of the State of Georgia. The rights of holders of JAXB capital stock are governed by Florida law and JAXB’s articles of incorporation and bylaws. The rights of holders of ABCB capital stock are governed by Georgia law and ABCB’s articles of incorporation and bylaws. Consequently, after the merger, the rights of former holders of JAXB who receive shares of ABCB common stock in the merger will be determined by reference to ABCB’s articles of incorporation and bylaws and Georgia law. The following is a summary of the material differences between the rights of JAXB shareholders and ABCB shareholders arising due to the difference in their respective articles of incorporation and bylaws. JAXB and ABCB urge you to read the articles of incorporation and bylaws of each of JAXB and ABCB in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain ABCB Documents by Reference” beginning on pages i and 191, respectively.

	JAXB	ABCB
Capital Stock	Holders of JAXB capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and JAXB’s articles of incorporation and bylaws.	Holders of ABCB capital stock are entitled to all the rights and obligations provided to capital shareholders under the GBCC and ABCB’s articles of incorporation and bylaws.

Authorized	JAXB’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share (which we refer to as “JAXB voting common stock”), 5,000,000 shares of nonvoting common stock, par value $0.01 per share (which we refer to as “JAXB nonvoting common stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share.	ABCB’s authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share (which we refer to as “ABCB common stock”), and 5,000,000 shares of preferred stock.

Outstanding	As of the record date, there were [ ] shares of JAXB voting common stock outstanding, [ ] shares of JAXB nonvoting common stock outstanding and no shares of JAXB preferred stock outstanding.	As of the record date, 2015, there were [ ] shares of ABCB common stock outstanding and no shares of ABCB preferred stock outstanding.

Preferred Stock	Subject to the provisions of JAXB’s articles of incorporation, JAXB’s board of directors has authority to issue one or more series of preferred stock and to fix by resolutions providing for the issue of each such series the preferences, limitations and relative rights thereof.	Subject to the provisions of ABCB’s articles of incorporation, ABCB’s board of directors has authority to issue one or more series of preferred stock and to fix by resolutions providing for the issue of each such series the preferences, limitations and relative rights thereof.

	JAXB	ABCB
	JAXB’s board of directors has previously designated 50,000 shares of the JAXB preferred stock as Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A, all of which have been converted into shares of JAXB voting common stock and JAXB nonvoting common stock pursuant to their terms.	ABCB’s board of directors has previously designated 52,000 shares of the ABCB preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, all of which have been repurchased or redeemed pursuant to their terms and have been cancelled and are no longer outstanding.

	In addition, JAXB’s board of directors has previously designated 10,000 shares of JAXB preferred stock as Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B, the authorized number of which was subsequently reduced to 5,000 shares, and all of which were exchanged for JAXB Series A preferred stock in connection with the sale and issuance of the Series A preferred stock.	In addition, ABCB’s board of directors has previously designated 175,000 shares of ABCB preferred stock as Series A Junior Participating Preferred Stock, no par value, of which no shares are issued or outstanding, in connection with ABCB’s adoption of a shareholder rights plan, which expired pursuant to its terms on March 6, 2008.

Voting Rights	Holders of JAXB voting common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of JAXB nonvoting common stock generally have no voting rights except as required by the FBCA, in which case holders of JAXB nonvoting common stock are entitled to one vote per share.	Holders of ABCB common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Dividends	Holders of JAXB common stock are entitled to dividends if and when declared by JAXB’s board of directors out of funds legally available, subject to certain restrictions imposed by federal and state laws and the preferential dividend rights of the JAXB preferred stock.	Holders of ABCB common stock are entitled to dividends if and when declared by ABCB’s board of directors out of funds legally available, subject to certain restrictions imposed by federal and state laws and the preferential dividend rights of the ABCB preferred stock.

	JAXB	ABCB
Conversion	Each share of JAXB nonvoting common stock shall be converted automatically into one share of JAXB voting common stock incident to a transfer of such share of JAXB nonvoting common stock to a transferee in a transfer by a holder of JAXB nonvoting common stock: (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the JAXB; or (iii) to a transferee that would control more than 50% of the voting securities of JAXB without any transfer from such holder of JAXB nonvoting common stock.	Shares of ABCB common stock are not convertible into any other securities of ABCB.

Number of Directors

JAXB’s bylaws provide that the number of directors serving on JAXB’s board of directors shall not be less than three or more than fifteen (exclusive of directors to be elected by the holders of any series of JAXB preferred stock voting separately as a class).

There are currently eight directors serving on JAXB’s board of directors.

ABCB’s bylaws provide that the number of directors serving on ABCB’s board of directors shall not be less than seven or more than fifteen.

There are currently eight directors serving on ABCB’s board of directors.

Term of Directors	On April 23, 2013, JAXB amended its articles of incorporation to provide for the declassification of its board of directors. The successors to the class of directors whose terms expired at JAXB’s 2014 annual meeting of shareholders were elected for a two-year term, and the successors to the class of directors whose terms expired at JAXB’s 2015 annual meeting of shareholders were elected for a one-year term. Each director elected at JAXB’s 2016 annual meeting of shareholders and at each annual meeting thereafter shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	ABCB’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of ABCB. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

	JAXB	ABCB
Election of Directors

In an uncontested election of directors, directors are elected by a majority of the votes cast at the meeting of shareholders. In a contested election, directors are elected by a plurality of the votes of the shares represented at the meeting and entitled to vote on the election of directors.

If an incumbent director does not receive the majority of votes cast in an uncontested election of directors, JAXB’s bylaws require such director to offer his or her resignation to JAXB’s board of directors. The board of directors must accept the offered resignation within ninety (90) days of the certification of the election results.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

Removal of Directors	JAXB’s articles of incorporation and bylaws provide that directors may be removed with or without cause upon the affirmative vote of a majority of the votes entitled to vote in the election of directors generally.	ABCB’s bylaws provide that directors may be removed from office, with cause, by the vote of shareholders, at any shareholders’ meeting with respect to which notice of such purpose has been given, representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

Vacancies on the Board of Directors	JAXB’s bylaws provide that any vacancies in JAXB’s board of directors resulting from an increase in the size of the board or any other reason may be filled by a majority vote of the directors then in office, even if less than a quorum, or, if no directors remain, by the affirmative vote of not less than a majority of the shares entitled to vote in the election of directors generally. A director elected to fill a vacancy caused by resignation, death or removal shall hold office for the unexpired term of his or her predecessor.	ABCB’s bylaws provide that any vacancies in ABCB’s board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. Vacancies in ABCB’s board of directors resulting from the removal of a director may be filled at the same meeting at which the removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within sixty (60) days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy.

	JAXB	ABCB
Action by Written Consent	JAXB’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. Such action must be evidenced by one or more written consents delivered to JAXB’s corporate secretary at its principal office.	ABCB’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing by each shareholder entitled to vote on the matter.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	JAXB’s articles of incorporation provide that a shareholder who desires to nominate a person for election to JAXB’s board of directors or submit another type of proposal for shareholder vote must give written notice of the proposed nomination or proposal to the Secretary of JAXB (i) with respect to an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary of the last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, within ten (10) days after the date that JAXB mails or otherwise gives notice of such meeting) and (ii) with respect to a special meeting, not later than the close of the tenth day following the date on which notice of the meeting was first mailed to shareholders.	ABCB’s bylaws provide that a shareholder who desires to nominate a person for election to ABCB’s board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of ABCB at the principal executive office of ABCB not less than one hundred twenty (120) calendar days in advance of the date which is one year later than the date of ABCB’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. Such notice shall contain, among other things, biographical information about the nominee, information regarding share ownership of ABCB capital stock by such nominee and a description of all arrangements between the nominee and the shareholder making the proposal.

	JAXB	ABCB
	Notice of a shareholder’s intent to nominate a candidate for director shall contain, among other things, biographical information about the nominee, information regarding share ownership of JAXB capital stock by such nominee and a description of all arrangements between the nominee and the shareholder making the proposal. Notice of a shareholder’s intent to submit a proposal for shareholder vote shall contain, among other things, the name, address and share ownership of such proponent and a description of the proposal containing all material information related thereto.	Shareholder nominations and proposals are not otherwise addressed in ABCB’s articles of incorporation or bylaws.

Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote at such meeting not less than ten (10), nor more than sixty (60), days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote and to each other shareholder entitled to notice not less than ten (10), nor more than seventy (70), days before the date of the meeting.

Amendments to Charter	JAXB’s articles of incorporation may be amended in accordance with the FBCA. Under the FBCA, the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders. Unless otherwise provided in the articles of incorporation or by the board of directors, the amendment must be adopted by: (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights; and (ii) a majority of the votes cast on the amendment by any other voting group entitled to vote on the amendment.	ABCB’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of ABCB’s board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Amendment of provisions in the articles of incorporation related to the filling of vacancies on ABCB’s board of directors require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of ABCB capital stock then entitled to vote in an election of directors of ABCB.

	JAXB	ABCB
Amendments to Bylaws	JAXB’s articles of incorporation provide that the bylaws may be amended by the majority vote of the directors or by the majority vote of the shareholders entitled to vote on such amendment.	ABCB’s bylaws may be amended by the majority vote of all of the directors, but any bylaws adopted by ABCB’s board of directors may be altered, amended or repealed and new bylaws adopted by the shareholders by majority vote of all of the shares having voting power.

Special Meeting of Shareholders	JAXB’s bylaws provide that special meetings of shareholders may be called by the Chairman, the Chief Executive Officer, the President or by the board of directors. In addition, JAXB’s bylaws provide that a special meeting of shareholders shall be called by the Chief Executive Officer at the request of the holders of shares of JAXB common stock representing not less than 10% of all votes to be cast on the proposed issue or issues.	ABCB’s bylaws provide that special meetings of shareholders may be called by the Chairman or the President of ABCB. In addition, ABCB’s bylaws provide that a special meeting of shareholders shall be called by the Secretary or President of ABCB when so requested by ABCB’s board of directors or upon the written request of shareholders owning at least 50% of the issued and outstanding capital stock of ABCB entitled to vote at such meeting.

Quorum	The holders of a majority of all votes entitled to be cast by the holders of outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The holders of a majority of the stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting.

Proxy	Under the FBCA and JAXB’s bylaws, a proxy is valid for up to eleven (11) months, unless a longer period is expressly provided in the appointment. The proxy is revocable unless it states that it is irrevocable and is coupled with an interest.	Under the GBCC and ABCB’s bylaws, a proxy is valid for eleven (11) months after receipt of the appointment form, unless the form provides for a longer period. The proxy is revocable unless it states that it is irrevocable and is coupled with an interest.

	JAXB	ABCB
Preemptive Rights	JAXB’s articles of incorporation provide that shareholders do not have preemptive rights.	Under the GBCC, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. ABCB’s articles of incorporation do not provide for preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	JAXB does not have a rights plan. Neither JAXB nor JAXB shareholders are parties to a shareholders’ agreement with respect to JAXB capital stock.	ABCB does not have a rights plan. Neither ABCB nor ABCB shareholders are parties to a shareholders’ agreement with respect to ABCB capital stock.

Limitation of Personal Liability of Directors	JAXB’s bylaws provide that directors of JAXB shall not be held personally liable to JAXB or its shareholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent now or hereafter permitted by Section 607.0831 of the FBCA (or any successor provision).	ABCB’s bylaws provide that no director of ABCB shall be personally liable to ABCB or its shareholders for monetary damages for breach of such person’s duty of care or other duty as a director except to the extent such liability cannot be eliminated or limited pursuant to the GBCC.

Indemnification of Directors and Officers

JAXB’s bylaws provide that JAXB shall indemnify any director of JAXB and any officer elected by JAXB’s board of directors (and may indemnify any other officer or employee of JAXB) who was or is a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of JAXB (or of another company at JAXB’s request) against liability incurred in connection with such proceeding; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of JAXB and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. With respect to any such proceeding by or in the right of JAXB, no indemnification shall be made to any such person who has been judged liable, unless and to the extent that the court determines in view of all the circumstances that such person is fairly and reasonable entitled to indemnity.

ABCB’s bylaws provide that ABCB may indemnify its current and former directors and officers for any liability and expense that may be incurred by such person in connection with, or resulting from, any threatened, pending or completed action in which such person may become involved by reason of any action taken or not taken in such person’s capacity as such director or officer or as a member of any committee appointed by ABCB’s board of directors; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of ABCB and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

JAXB	ABCB

JAXB’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been wholly successful, on the merits or otherwise, with respect to any claim for which indemnification is available shall be entitled to indemnification as of right. Those officers and directors who have not been wholly successful with respect to any claim for which indemnification is available may be entitled to indemnification if JAXB’s board of directors, acting by majority vote, finds the director or officer has met the required standard of conduct, as set forth in JAXB’s bylaws.

Pursuant to its bylaws, JAXB shall advance to directors or officers elected by JAXB’s board of directors expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon JAXB’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification. Such expenses incurred by other officers or employees of JAXB may, at the discretion of JAXB’s board of directors, be paid in advance on such terms as established by the board of directors.

ABCB’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been wholly successful, on the merits or otherwise, with respect to any claim for which indemnification is available shall be entitled to indemnification as of right without any further action or approval by ABCB’s board of directors. Those officers and directors who have not been wholly successful with respect to any claim for which indemnification is available may be entitled to indemnification if ABCB’s board of directors, acting by majority vote, finds the director or officer has met the required standard of conduct, as set forth in ABCB’s bylaws.

Pursuant to its bylaws, ABCB may advance to directors or officers expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon ABCB’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.

	JAXB	ABCB
Certain Business Combination Restrictions

State Law. The FBCA does not have a business combination statue like the GBCC, but instead has an affiliated transactions statute (Section 607.0901 of the FBCA) and a control-share acquisition statute (Section 607.0902 of the FBCA). These statutes do not apply to any corporation whose articles of incorporation contain a provision expressly electing not to be governed by such statutes.

FBCA Section 607.0901, Florida’s affiliated transactions statute, provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

Under FBCA Section 607.0902, Florida’s control-share acquisition statute, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation.

State Law. The GBCC contains a business combination statute that protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 14-2-1132 of the GBCC prohibits “business combinations,” including mergers, sales and leases of assets, issuances or exchanges of securities, certain loans and other financial benefits and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 10% or more of a corporation’s voting stock, within five (5) years after the person becomes an interested shareholder, unless:

 •    prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which will result in the person becoming an interested shareholder; after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers or their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans; or

 •   after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers, their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans, and the business combination was approved by the shareholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (with the number of shares outstanding calculated as above and further excluding shares held by the interested shareholder).

	JAXB	ABCB
The business combination requirements under the GBCC do not apply to a corporation unless the corporation’s bylaws provide that such requirements are applicable. Neither the articles of incorporation nor the bylaws of ABCB address business combinations.

	Charter Provision. JAXB expressly elected in its articles of incorporation not to be governed by Sections 607.0901 and 607.0902 of the FBCA.	Charter Provision. ABCB’s articles of incorporation and bylaws do not contain any provision regarding business combinations between ABCB and significant shareholders.

Prevention of Greenmail	JAXB’s articles of incorporation do not contain a provision designed to prevent greenmail.	ABCB’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	State Law. Under the FBCA, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the (i) affirmative vote of a majority of all the votes entitled to be cast on the matter, and (ii) in limited circumstances, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group. Voting by a class or series as a separate voting group is required: (i) on a plan of merger if the plan contains a provision which, if contained in a proposed amendment to articles of incorporation, would entitle the class or series to vote as a separate voting group under the FBCA or (ii) on a plan of share exchange if the shares of such class or series of shares are to be converted or exchanged under such plan or if the plan contains any provisions which, if contained in a proposed amendment to articles of incorporation, would entitle the class or series to vote as a separate voting group on the proposed amendment under the FBCA.	State Law. Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the (i) affirmative vote of a majority of all the votes entitled to be cast on the matter, and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation.

	JAXB	ABCB
	Charter Provision. JAXB’s articles of incorporation do not contain any provision regarding approval of fundamental business transactions by the holders of JAXB common stock.	Charter Provision. ABCB’s articles of incorporation do not contain any provision regarding approval of fundamental business transactions by the holders of ABCB common stock.

Non-Shareholder Constituency Provision	JAXB’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	ABCB’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Appraisal Rights

Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange (if such shareholder is entitled to vote on such transaction) and to receive fair value for his or her shares. See the section entitled “Appraisal Rights of JAXB shareholders” beginning on page 187 of this proxy statement/prospectus and Annex E.

Except in limited circumstances, appraisal rights are not available to holders of shares of any class or series of shares which is:

•     listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.

A shareholder of a corporation is not entitled to dissent in connection with a merger under the GBCC if:

•     the corporation is a parent corporation merging into its 90% owned subsidiary;

JAXB	ABCB
• held by at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, and beneficial shareholders owning more than 10% of such shares.

•     each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each such shareholder; and

•     the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.

Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares:

•     listed on a national securities exchange; or

•     held of record by more than 2,000 shareholders.

APPRAISAL RIGHTS OF JAXB SHAREHOLDERS

Holders of shares of JAXB common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Sections 607.1301 through 607.1333 of the FBCA, a holder of JAXB common stock who does not wish to accept the per share merger consideration (which we refer to as a “dissenting shareholder”) may dissent from the merger, seek appraisal and elect to receive the fair value of his, her or its shares as provided in such sections of the FBCA. You should know that, under the merger agreement, if holders of 10% or more of the outstanding shares of JAXB common stock exercise appraisal rights, then ABCB is not obligated to complete the transactions contemplated by the merger agreement, including the merger.

In order to exercise appraisal rights, a dissenting shareholder must strictly comply with the requirements and procedures set forth in Sections 607.1301 through 607.1333 of the FBCA, which are summarized below.

This summary is qualified in its entirety by reference to the full text of Sections 607.1301 through 607.1333 of the FBCA, a copy of which is included as Annex E to this proxy statement/prospectus. JAXB shareholders who desire to assert appraisal rights are cautioned that a failure on their part to adhere strictly to the requirements of the FBCA in any regard may result in the loss, termination or waiver of their appraisal rights. Accordingly, JAXB shareholders are urged to read Annex E in its entirety and to consult with their legal, financial and tax advisors in connection with the matters set forth in this section of this proxy statement/prospectus. This proxy statement/prospectus constitutes notice of appraisal rights pursuant to Section 607.1320 of the FBCA.

JAXB shareholders who hold shares of JAXB common stock through a bank, brokerage firm or other nominee and wish to exercise appraisal rights should promptly consult their bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal through their nominee.

A dissenting shareholder who desires to exercise his, her or its appraisal rights must file with JAXB, prior to the taking of the vote at the special meeting of JAXB shareholders, a written notice of intent to demand payment for his, her or its shares if the merger is completed. Such written notice should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

Telephone: (904) 421-3040

Attn: Corporate Secretary, Jacksonville Bancorp, Inc.

All such notices must be signed in the same manner as the shares are registered on the books of JAXB. If a JAXB shareholder has not provided written notice of such shareholder’s intent to demand the fair value of his, her or its shares of JAXB common stock before a vote is taken at the special meeting on the proposal to approve the merger agreement, then such JAXB shareholder will be deemed to have waived his, her or its appraisal rights.

A vote against the merger will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA’s appraisal rights provisions. A dissenting shareholder need not vote against the proposal to approve the merger agreement and the merger, but may not vote, or allow any nominee who holds shares on behalf of the dissenting shareholder to vote, in favor of such proposal any of the class or series of shares for which such shareholder is seeking appraisal rights. A vote in favor of the proposal to approve the merger agreement and the merger will constitute a waiver of the shareholder’s appraisal rights with respect to the class or series of shares voted.

Within ten (10) days after the merger becomes effective, ABCB, as the surviving corporation in the merger, must provide to each JAXB shareholder who filed with JAXB a notice of intent to demand payment for his, her or its shares, a written appraisal notice and an appraisal election form that specifies the date when the merger became effective and provides for the shareholder to state:

•	the shareholder’s name and address;

•	the number of shares of JAXB voting common stock and/or JAXB nonvoting common stock as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger;

•	whether the shareholder accepts ABCB’s offer to pay ABCB’s estimate of the fair value of the shares of JAXB voting common stock and/or JAXB nonvoting common stock, as applicable, to the shareholder; and

•	if the shareholder does not accept ABCB’s offer, the shareholder’s estimated fair value of the shares of JAXB voting common stock and/or JAXB nonvoting common stock, as applicable, and a demand for payment of the shareholder’s estimated value, plus interest.

A written appraisal notice must specify, among other things:

•	where to return the completed appraisal election form and the shareholder’s stock certificate(s) and the date by which they must be received by ABCB (as the surviving corporation in the merger) or its agent, which date may not be fewer than forty (40) nor more than sixty (60) days after the date ABCB sent the appraisal notice and the appraisal election form to the shareholder;

•	the date by which a notice from the JAXB shareholder of his, her or its desire to withdraw from the appraisal process must be received by ABCB, which date must be within twenty (20) days after the date by which ABCB must receive the appraisal election form as set forth in the appraisal notice; and

•	ABCB’s estimate of the fair value of the shares of JAXB common stock and ABCB’s offer to pay such value to each dissenting shareholder entitled thereto.

A dissenting shareholder must submit the appraisal election form and, with respect to certificated shares, the certificate(s) representing his, her or its shares of JAXB voting common stock and/or JAXB nonvoting common stock, as applicable. Any dissenting shareholder failing to return a properly completed appraisal election form and his, her or its stock certificate(s) within the period stated in the form and in accordance with Sections 607.1301 et seq. of the FBCA will lose his, her or its appraisal rights and be bound by the terms of the merger agreement, including with respect to receipt of the merger consideration payable thereunder.

Upon returning the appraisal election form and the certificate(s) representing his, her or its shares of JAXB common stock and/or JAXB nonvoting common stock, as applicable, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable appraisal rights sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder with respect to such shares, unless the dissenting shareholder withdraws his, her or its demand for appraisal as described below.

A dissenting shareholder who has delivered the appraisal election form and the certificate(s) representing his, her or its shares of JAXB common stock and/or JAXB nonvoting common stock, as applicable, may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to ABCB (as the surviving corporation in the merger) within the time period specified in the appraisal notice and otherwise in accordance with Section 607.1323 of the FBCA. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of ABCB. Upon such withdrawal from the appraisal process, the right of the dissenting shareholder to be paid the fair value of his, her or its shares will cease, and he, she or it will be reinstated as a shareholder and will be entitled to receive only the per share merger consideration pursuant to the merger agreement.

If a dissenting shareholder accepts ABCB’s offer in the appraisal election form to pay ABCB’s estimate of the fair value of the shares of JAXB common stock and/or JAXB nonvoting common stock, as applicable, payment for such shares of the dissenting shareholder is required to be made within ninety (90) days after the receipt by ABCB or its agent of the shareholder’s appraisal election form. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A dissenting shareholder must demand appraisal rights with respect to all of the shares of the class or series for which such shareholder is seeking to assert appraisal rights. However, a record shareholder may assert appraisal rights as to fewer than all the shares of a class or series registered in such shareholder’s name but owned by a beneficial shareholder if the record shareholder objects with respect to all shares of such class or series owned by the beneficial shareholder and notifies ABCB (as the surviving corporation in the merger) in writing of the name and address of the beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to shares held on behalf of the beneficial shareholder only if such beneficial shareholder: (i) submits to ABCB the record shareholder’s written consent to the assertion of such rights no later than the date specified in the appraisal notice and as set forth in Section 607.1322(2)(b)(2) of the FBCA, and (ii) does so with respect to all shares of a class or series that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses the court action in the event a dissenting shareholder, who did not accept ABCB’s offer to pay ABCB’s estimate of the fair value of the shares of JAXB common stock, makes demand for payment of such shareholder’s estimated fair value of the shares, plus interest, under Section 607.1326 of the FBCA, which demand for payment remains unsettled. In such event, ABCB (as the surviving corporation in the merger) must commence a proceeding within sixty (60) days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares and accrued interest. If ABCB does not commence the proceeding within such sixty-day period, the shareholder may commence the proceeding in the name of ABCB in the appropriate court of the county in the State of Florida in which the principal office or registered office of JAXB was located as provided in Section 607.1330(2) of the FBCA.

A copy of the initial pleading will be served on each dissenting shareholder party to the proceeding. ABCB will be required to pay each dissenting shareholder the amount found to be due within ten (10) days after final determination in the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in the shares for which such shareholder received payment.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against ABCB, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) ABCB and in favor of any or all shareholders demanding appraisal if the court finds that ABCB did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either ABCB or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the appraisal rights provided under the FBCA. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against ABCB, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that ABCB fails to make a required payment when a dissenting shareholder accepts ABCB’s offer to pay ABCB’s estimate of the fair value of the shares, as provided in Section 607.1324 of the FBCA, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from ABCB all costs and expenses of the suit, including counsel fees.

Because of the complexity of the provisions of Florida law relating to appraisal rights, shareholders who are considering exercising appraisal rights are urged to consult their own legal, financial and tax advisors.

EXPERTS

The consolidated financial statements as of December 31, 2014 and for the year then ended incorporated in this proxy statement/prospectus by reference to ABCB’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2013 and 2012 incorporated in this proxy statement/prospectus by reference to ABCB’s Annual Reports on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Porter Keadle Moore, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of JAXB as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, included herein, have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Rogers & Hardin LLP and McGuireWoods LLP will deliver prior to the effective time of the merger their opinions to ABCB and JAXB, respectively, as to certain United States federal income tax consequences of the merger. See the section entitled “Material United States Federal Income Tax Consequences” beginning on page 161 of this proxy statement/prospectus. The validity of the ABCB common stock to be issued in connection with the merger will be passed upon for ABCB by Rogers & Hardin LLP.

JAXB SHAREHOLDER PROPOSALS

JAXB will hold its 2016 Annual Meeting unless the merger is completed as contemplated by the merger agreement. Under the SEC’s rules, JAXB shareholders who desired to include a proposal in JAXB’s proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders of JAXB were required to have delivered a written copy of their proposal to JAXB’s principal executive offices no later than November 25, 2015. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in JAXB’s proxy materials. JAXB shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the JAXB proxy statement. Proposals should be directed to Kendall L. Spencer, President and Chief Executive Officer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202. To nominate a director at JAXB’s 2016 Annual Meeting or if you wish to bring any other matter before our 2016 Annual Meeting, you must be a shareholder and deliver written notice to our President and Chief Executive Officer no earlier than January 29, 2016 and no later than February 28, 2016. The specific requirements as to the written notice to be provided in connection with a director nominee or other shareholder proposal are described in JAXB’s articles of incorporation. JAXB may solicit proxies in connection with next year’s Annual Meeting of Shareholders that confer discretionary authority to vote on any shareholder proposals of which JAXB does not receive notice by February 8, 2016. A copy of JAXB’s articles of incorporation has been filed with the SEC and will be furnished to JAXB shareholders without charge upon written request to JAXB’s Corporate Secretary, 100 North Laura Street, Jacksonville, Florida 32202, (904) 421-3040.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple JAXB shareholders sharing the same address. JAXB will promptly deliver a separate copy of this proxy statement/prospectus to you upon request. Please send your request to Corporate Secretary, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202 or call Valerie Kendall at (904) 421-3040. If you want to receive separate copies of a JAXB proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact JAXB at the above address and telephone number.

INCORPORATION OF CERTAIN ABCB DOCUMENTS BY REFERENCE

The SEC allows ABCB to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about ABCB and you should read this proxy statement/prospectus with any other documents incorporated by referenced into this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by ABCB:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the portions of the Definitive Proxy Statement for ABCB’s 2015 Annual Meeting incorporated by reference therein);

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Current Reports on Form 8-K filed with the SEC on January 29, 2015 (Items 1.01 and 8.01 and Exhibits 2.1, 2.2 and 99.3 in Item 9.01 only), January 30, 2015, May 27, 2015, June 2, 2015, June 5, 2015, June 18, 2015, September 28, 2015, and October 1, 2015;

•	The description of the ABCB common stock contained under the caption “Description of Capital Stock” found in ABCB’s Preliminary Prospectus dated as of April 21, 1994, filed as part of ABCB’s Registration Statement on Form SB-2 (Registration No. 33-77930) with the SEC on April 21, 1994, and any amendments or reports filed for the purpose of updating such description; and

•	All other reports filed by ABCB pursuant to Sections 13(a) or 15(d) of the Exchange Act prior to the date of the special meeting of the JAXB shareholders.

In addition, ABCB is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the JAXB shareholders, provided, however, that ABCB is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both ABCB and JAXB file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus by ABCB and any other materials that ABCB or JAXB file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page i of this proxy statement/prospectus.

All information concerning ABCB and its subsidiaries has been furnished by ABCB, and all information concerning JAXB and its subsidiaries has been furnished by JAXB. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the approval of the merger proposal, the charter amendment, the merger-related compensation and the adjournment proposal. No person has been authorized to provide you with information that is different from that contained in these materials.

These materials are dated [ ], 2015. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of ABCB common stock in the merger shall create any implication to the contrary.

These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of ABCB or JAXB since the date hereof, or that the information herein is correct as of any time subsequent to its date.

INDEX TO JAXB’S CONSOLIDATED FINANCIAL STATEMENTS

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

Page
Unaudited Consolidated Financial Statements of JAXB as of September 30, 2015 and December 31, 2014 and for the Periods Ended September 30, 2015 and 2014

Unaudited Consolidated Balance Sheets as of September 30, 2015 and December 31, 2014	F-2

Unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2015 and 2014	F-3

Unaudited Consolidated Statements of Comprehensive Income for the Three and Nine Months Ended September 30, 2015 and 2014	F-4

Unaudited Consolidated Statement of Changes in Shareholders Equity for the Nine Months Ended September 30, 2015	F-5

Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2015 and 2014	F-6

Notes to Consolidated Financial Statements	F-8

Audited Consolidated Financial Statements of JAXB as of December 31, 2014 and 2013 and for the Years Ended December 31, 2014, and 2013

Report of Independent Registered Public Accounting Firm	F-33

Consolidated Balance Sheets at December 31, 2014 and 2013	F-34

Consolidated Statements of Operations for the Years Ended December 31, 2014 and 2013	F-35

Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2014 and 2013	F-36

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2014 and 2013	F-37

Consolidated Statements of Cash Flows for the Years Ended December 31, 2014 and 2013	F-38

Notes to Consolidated Financial Statements	F-40

JACKSONVILLE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)
(dollars in thousands, except per share amounts)

	September 30, 2015	December 31, 2014
ASSETS
Cash and due from financial institutions	$24,538	$23,778
Federal funds sold and other	1,872	594
Cash and cash equivalents	26,410	24,372
Securities available-for-sale	67,375	77,633
Loans, net of allowance for loan losses of $12,570 and $14,377 as of September 30, 2015 and December 31, 2014, respectively	386,941	360,279
Premises and equipment, net	4,961	5,147
Assets held for sale	-	786
Bank owned life insurance	11,984	11,857
Federal Home Loan Bank stock, at cost	928	1,243
Other real estate owned, net	3,768	4,061
Accrued interest receivable	1,366	1,464
Other intangible assets, net	372	570
Other assets	1,149	1,172
Total assets	$505,254	$488,584

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$122,520	$107,840
Money market, NOW and savings deposits	193,502	174,693
Time deposits	117,010	133,223
Total deposits	433,032	415,756
Federal Home Loan Bank short-term borrowings	2,500	8,500
Federal Home Loan Bank and other long-term borrowings	9,360	9,129
Subordinated debentures	16,266	16,218
Accrued expenses and other liabilities	1,976	1,869
Total liabilities	463,134	451,472

SHAREHOLDERS' EQUITY
Preferred stock	-	-
Common stock, $.01 par value, 3,480,961 and 3,180,300 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	35	32
Nonvoting common stock, $.01 par value, 2,315,321 and 2,614,821 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	23	26
Additional paid–in capital	138,128	138,096
Retained deficit	(95,744)	(100,759)
Accumulated other comprehensive loss	(322)	(283)
Total shareholders’ equity	42,120	37,112
Total liabilities and shareholders’ equity	$505,254	$488,584

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$4,833	$4,832	$14,330	$14,591
Taxable securities	273	295	841	917
Tax-exempt securities	158	80	305	271
Federal funds sold and other	33	44	101	123
Total interest income	5,297	5,251	15,577	15,902

Interest expense:
Deposits	469	514	1,421	1,619
Federal Reserve and other borrowings	8	11	23	33
Federal Home Loan Bank advances	49	58	149	207
Subordinated debentures	209	207	617	615
Total interest expense	735	790	2,210	2,474

Net interest income	4,562	4,461	13,367	13,428
Provision for loan losses	-	-	(2,011)	287
Net interest income after provision for loan losses	4,562	4,461	15,378	13,141

Noninterest income:
Service charges on deposit accounts	198	187	563	551
Other income	174	680	554	1,072
Total noninterest income	372	867	1,117	1,623

Noninterest expense:
Salaries and employee benefits	1,645	1,850	4,804	6,186
Occupancy and equipment	574	611	1,683	1,876
Regulatory assessments	102	187	469	548
Data processing	555	509	1,612	1,539
Advertising and business development	53	60	180	201
Professional fees	216	403	744	897
Telephone expense	88	93	267	282
Other real estate owned expense	228	71	388	181
Other	509	716	1,315	1,693
Total noninterest expense	3,970	4,500	11,462	13,403

Net income before income taxes	964	828	5,033	1,361
Income tax (benefit) expense	(28)	20	18	20
Net income	$992	$808	$5,015	$1,341

Weighted average common shares outstanding:
Basic shares	5,796,282	5,795,121	5,796,012	5,795,104
Dilutive stock options	19,466	1,981	12,604	3,349
Diluted shares	5,815,748	5,797,102	5,808,616	5,798,453

Earnings per common share:
Basic	$0.17	$0.14	$0.87	$0.23
Diluted	$0.17	$0.14	$0.86	$0.23

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income	$992	$808	$5,015	$1,341

Other comprehensive income:

Change in unrealized holding gains (losses) on available-for-sale securities	111	(156)	(10)	898

Net unrealized derivative (loss) gain on cash flow hedge	(61)	110	(29)	77

Other comprehensive income (loss)	50	(46)	(39)	975

Tax effect	-	-	-	-

Other comprehensive income (loss), net of tax effect	50	(46)	(39)	975

Total comprehensive income	$1,042	$762	$4,976	$2,316

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)
(dollars in thousands)

			Nonvoting				Additional		Accumulated Other
	Common Stock		Common Stock		Preferred Stock		Paid-In	Retained	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Amount
Balance as of December 31, 2013	3,177,090	$32	2,618,005	$26	-	$-	$138,050	$(102,688)	$(1,488)	$33,932
Net income	-	-	-	-	-	-	-	1,341	-	1,341
Other comprehensive income	-	-	-	-	-	-	-	-	975	975
Total comprehensive income	-	-	-	-	-	-	-	-	-	2,316
Permitted transfer of nonvoting common stock to common stock	3,184	-	(3,184)	-	-	-	-	-	-	-
Vesting of restricted stock	26	-	-	-	-	-	-	-	-	-
Share-based compensation expense	-	-	-	-	-	-	46	-	-	46
Balance as of September 30, 2014	3,180,300	$32	2,614,821	$26	-	$-	$138,096	$(101,347)	$(513)	$36,294

Balance as of December 31, 2014	3,180,300	$32	2,614,821	$26	-	$-	$138,096	$(100,759)	$(283)	$37,112
Net income								5,015	-	5,015
Other comprehensive loss	-	-	-	-	-	-	-	-	(39)	(39)
Total comprehensive income	-	-	-	-	-	-	-	-	-	4,976
Permitted transfer of nonvoting common stock to common stock	299,500	3	(299,500)	(3)	-	-	-	-	-	-
Exercise of common stock options, including tax benefit	1,125	-	-	-	-	-	11	-	-	11
Vesting of restricted stock	36	-	-	-	-	-		-	-	-
Share-based compensation expense	-	-	-	-	-	-	21	-	-	21
Balance as of September 30, 2015	3,480,961	$35	2,315,321	$23	-	$-	$138,128	$(95,744)	$(322)	$42,120

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(dollars in thousands)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$5,015	$1,341
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	391	526
Net amortization of deferred loan fees	18	134
Provision for loan losses	(2,011)	287
Premium amortization for securities, net of accretion	482	678
Net accretion of purchase accounting adjustments	(364)	(957)
Net loss (gain) on sale of other real estate owned	1	(38)
Write-downs of other real estate owned	291	48
Loss on sale of assets held for sale	101	15
Gain from bank-owned life insurance death benefits	-	(489)
Earnings on bank-owned life insurance	(127)	(150)
Share-based compensation	21	46
Net change in:
Accrued interest receivable and other assets	122	(131)
Accrued expenses and other liabilities	77	(33)
Net cash from operating activities	4,017	1,277

Cash flows (used for) from investing activities:
Available-for-sale securities:
Maturities, repayments and calls	15,832	12,842
Purchases	(6,066)	(10,277)
Loan (originations) payments, net	(24,252)	7,007
Proceeds from bank owned life insurance death benefits	-	797
Proceeds from sale of other real estate owned and other assets held for sale	854	1,340
Additions to premises and equipment, net	(205)	(300)
Redemptions of Federal Home Loan Bank stock, net of purchases	315	337
Net cash (used for) from investing activities	(13,522)	11,746

Cash flows from financing activities:
Net change in deposits	17,282	3,414
Proceeds from Federal Home Loan Bank advances	20,000	-
Repayment of Federal Home Loan Bank advances	(26,000)	(2,518)
Proceeds from other borrowings	250	-
Proceeds from exercise of common stock options	11	-
Net cash from financing activities	11,543	896

Net change in cash and cash equivalents	2,038	13,919
Cash and cash equivalents at beginning of period	24,372	40,325
Cash and cash equivalents at end of period	$26,410	$54,244

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)
(dollars in thousands)

	Nine Months Ended
	September 30,
	2015	2014

Supplemental disclosures of cash flow information:
Cash paid during the period for
Interest	$2,223	$2,534
Income taxes	70	-

Supplemental schedule of noncash investing activities:
Acquisition of other real estate owned	$167	$2,887
Transfer of assets to held for sale	-	944

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(dollars in thousands, except share and per share amounts)

NOTE 1 – BASIS OF PRESENTATION

Principles of Consolidation

The accounting and reporting policies of the Company reflect banking industry practice and conform to accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of Jacksonville Bancorp, Inc. (Bancorp), its wholly owned, operating subsidiary The Jacksonville Bank, and The Jacksonville Bank’s wholly owned subsidiary, Fountain Financial, Inc. The consolidated entity is referred to as (the “Company”) and The Jacksonville Bank and Fountain Financial, Inc. are collectively referred to as (the “Bank”). The Company’s financial condition and operating results principally reflect those of the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

The unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and with Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In management’s opinion, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates and assumptions. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These financial statements should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2014. There have been no significant changes to the Company’s accounting policies as disclosed in the 2014 Annual Report on Form 10-K.

Nature of Operations

Bancorp is a financial holding company headquartered in Jacksonville, Florida. The Bank currently provides financial services through eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as its virtual branch. The Company’s primary business segment is community banking and consists of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans, commercial real estate loans, residential mortgage loans and a variety of consumer loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the local real estate market and general economic conditions in the area. For further information, please refer to the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).  This update to the Accounting Standards Codification is the culmination of efforts by the FASB and the International Accounting Standards Board to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 supersedes Topic 605 – Revenue Recognition and most industry-specific guidance. The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a five-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information.  In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is allowed as of the original effective date for annual periods beginning after December 15, 2016. The Company is currently evaluating the effects of the adoption of this standard on its Consolidated Financial Statements and disclosures, if any.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will have to assess if there is substantial doubt about the entity’s ability to continue as a going concern within one year after the issuance date. Management must consider relevant conditions that are known (and reasonably knowable) at the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. The definition of substantial doubt incorporates a likelihood threshold of “probable” similar to the current use of the term in U.S. GAAP for loss contingencies. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard will be effective for all entities in the first annual period ending after December 15, 2016 and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently evaluating the effects of the adoption of this standard on its Consolidated Financial Statements and disclosures, if any.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This standard provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change the accounting for a customer’s accounting for service contracts. This standard is effective for public business entities for fiscal years, and for interim fiscal periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The adoption of this standard is not expected to have a significant impact on the Company’s Consolidated Financial Statements and disclosures, if any.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This standard will require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This update will require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Prior to the issuance of this standard, entities were required to retrospectively apply adjustments made to provisional amounts recognized in a business combination. This standard is effective for public business entities for fiscal years, and for interim fiscal periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The adoption of this standard is not expected to have a significant impact on the Company’s Consolidated Financial Statements and disclosures, if any.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – RECENT DEVELOPMENTS

On September 30, 2015, Ameris Bancorp, a Georgia corporation (Ameris), and Bancorp entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which, subject to the terms and conditions therein, Bancorp will merge with and into Ameris, with Ameris remaining as the surviving entity. The Merger Agreement provides that immediately following the merger of Ameris and Bancorp, Bank will be merged into Ameris Bank, a Georgia Bank wholly owned by Ameris, with Ameris Bank remaining as the surviving entity. The Merger Agreement has been unanimously approved by the boards of directors of each of Ameris and Bancorp.

Under the terms and subject to the conditions of the Merger Agreement, Bancorp’s shareholders will have the right to receive 0.5861 shares of Ameris common stock or $16.50 in cash for each share of the common stock and nonvoting common stock of Bancorp they hold. The total consideration in the merger will be prorated as necessary to ensure that 25% of the total outstanding shares of common stock and nonvoting common stock of Bancorp will be exchanged for cash and 75% of the total outstanding shares of common stock and nonvoting common stock of Bancorp will be exchanged for shares of Ameris common stock in the merger.

The closing of the merger is subject to the required approval of Bancorp’s shareholders, requisite regulatory approvals, the effectiveness of the registration statement to be filed by Ameris with respect to the stock to be issued in the merger, an amendment to the Bancorp articles of incorporation to provide for conversion of Bancorp nonvoting common stock to Ameris common stock, and other customary closing conditions. The merger is expected to close during the first quarter of 2016.

NOTE 3 - INVESTMENT SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale investment securities portfolio as of September 30, 2015 and December 31, 2014 and the corresponding amounts of unrealized gains and losses recognized in accumulated other comprehensive income (loss):

(dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 30, 2015
Available-for-sale:
U.S. government-sponsored entities and agencies	$6,878	$146	$(10)	$7,014
State and political subdivisions	5,267	341	-	5,608
Mortgage-backed securities - residential	26,197	874	(34)	27,037
Collateralized mortgage obligations	25,233	115	(201)	25,148
Corporate bonds	2,516	52	-	2,568
Total	$66,091	$1,528	$(245)	$67,375

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2014
Available-for-sale:
U.S. government-sponsored entities and agencies	$7,019	$161	$(23)	$7,157
State and political subdivisions	6,535	525	-	7,060
Mortgage-backed securities - residential	30,454	928	(22)	31,360
Collateralized mortgage obligations	29,306	94	(438)	28,962
Corporate bonds	3,025	69	-	3,094
Total	$76,339	$1,777	$(483)	$77,633

As of September 30, 2015 and December 31, 2014, the Company’s investment securities portfolio did not include any held-to-maturity securities.

The amortized cost and fair value of the investment securities portfolio are presented below in order of contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities – residential and collateralized mortgage obligations, are shown separately.

(dollars in thousands) September 30, 2015	Amortized Cost	Fair Value
Available-for-sale:
Within one year	$503	$509
One to five years	1,988	2,027
Five to ten years	4,253	4,330
Beyond ten years	7,917	8,324
Mortgage-backed securities – residential	26,197	27,037
Collateralized mortgage obligations	25,233	25,148
Total	$66,091	$67,375

The following table summarizes the investment securities with unrealized losses as of September 30, 2015 and December 31, 2014 listed by aggregated major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in thousands) September 30, 2015	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Available-for-sale:
U.S. government-sponsored entities and agencies	$595	$(5)	$996	$(5)	$1,591	$(10)
State and political subdivisions	-	-	-	-	-	-
Mortgage backed securities – residential	1,424	(22)	1,172	(12)	2,596	(34)
Collateralized mortgage obligations	4,140	(17)	6,802	(184)	10,942	(201)
Corporate bonds	-	-	-	-	-	-
Total available-for-sale securities	$6,159	$(44)	$8,970	$(201)	$15,129	$(245)

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2014	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Available-for-sale:
U.S. government-sponsored entities and agencies	$-	$-	$977	$(23)	$977	$(23)
State and political subdivisions	-	-	-	-	-	-
Mortgage backed securities – residential	1,849	(1)	1,192	(21)	3,041	(22)
Collateralized mortgage obligations	6,599	(40)	11,258	(398)	17,857	(438)
Corporate bonds	-	-	-	-	-	-
Total available-for-sale securities	$8,448	$(41)	$13,427	$(442)	$21,875	$(483)

As of September 30, 2015 and December 31, 2014, the Company’s security portfolio consisted of $67.4 million and $77.6 million, respectively, in available-for-sale securities, of which $15.1 million and $21.9 million were in an unrealized loss position for the related periods. The unrealized losses as of September 30, 2015 and December 31, 2014 were related to the securities types held by the Company, as discussed below.

U.S. Government-Sponsored Entities and Agency Securities:

All of the U.S. Agency securities held by the Company were issued by U.S. government-sponsored entities and agencies. As of September 30, 2015 and December 31, 2014, the number of U.S. Agency securities with unrealized losses was two and one, respectively. As of September 30, 2015 and December 31, 2014, these securities had depreciated 0.60% and 2.30%, respectively, from the Company’s amortized cost basis.

Mortgage-backed Securities – Residential:

All of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Ginnie Mae and Fannie Mae, institutions which have the full faith and credit of the U.S. government. As of September 30, 2015 and December 31, 2014, mortgage-backed securities with unrealized losses were two and three, respectively. As of September 30, 2015 and December 31, 2014, these securities had depreciated 1.30% and 0.71%, respectively, from the Company’s amortized cost basis.

Collateralized Mortgage Obligations:

All of the collateralized mortgage obligation securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Ginnie Mae, an institution which has the full faith and credit of the U.S. government. As of September 30, 2015 and December 31, 2014, collateralized mortgage obligations with unrealized losses were twelve and eighteen, respectively. As of September 30, 2015 and December 31, 2014, these securities had depreciated 1.80% and 2.40%, respectively, from the Company’s amortized cost basis.

For the securities with unrealized losses at September 30, 2015 and December 31, 2014, the unrealized losses resulted from market interest rate changes, as opposed to credit losses. The Company does not intend to sell these securities, and it is likely that it will not be required to sell the securities before their anticipated recovery. The Company expects to recover the entire amortized cost basis of the securities. Having reviewed these securities for OTTI, the Company does not consider them to be other-than-temporarily impaired and no impairment loss has been recognized in the Consolidated Statements of Operations.

NOTE 4 – LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans as of September 30, 2015 and December 31, 2014 were as follows:

(dollars in thousands)	September 30, 2015	December 31, 2014
Commercial loans	$64,658	$57,876
Real estate mortgage loans:
Residential	74,979	71,002
Commercial	229,165	222,468
Construction and land	29,799	22,319
Consumer and other loans	1,513	1,489
Loans, gross	400,114	375,154
Less:
Net deferred loan fees	(603)	(498)
Allowance for loan losses	(12,570)	(14,377)
Loans, net	$386,941	$360,279

Loans acquired as a result of the merger with Atlantic BancGroup, Inc. (ABI) were recorded at fair value on the date of acquisition. The amounts reported in the table above are net of the fair value adjustments. The table below reflects the contractual amount of purchased loans less the discount to principal balances remaining from these fair value adjustments by class of loan as of September 30, 2015 and December 31, 2014. This discount will be accreted into interest income as deemed appropriate over the remaining term of the related loans or to support unidentified losses.

(dollars in thousands)	Gross Contractual
September 30, 2015	Amount Receivable	Discount	Carrying Amount
Commercial loans	$1,557	$115	$1,442
Real estate mortgage loans:
Residential	12,847	616	12,231
Commercial	32,683	1,834	30,849
Construction and land	2,907	235	2,672
Consumer and other loans	366	3	363
Total	$50,360	$2,803	$47,557

	Gross Contractual
December 31, 2014	Amount Receivable	Discount	Carrying Amount
Commercial loans	$1,758	$144	$1,614
Real estate mortgage loans:
Residential	15,748	761	14,987
Commercial	37,481	2,167	35,314
Construction and land	3,452	334	3,118
Consumer and other loans	400	3	397
Total	$58,839	$3,409	$55,430

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The three portfolio segments identified by the Company are described below.

Commercial Loans

Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from operating cash flows. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, loans are secured by a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured with short-term assets whereas long-term loans are primarily secured with long-term assets. Credit risk is mitigated by the diversity and number of borrowers as well as loan type within the commercial portfolio.

Real Estate Mortgage Loans

Real estate mortgage loans are typically segmented into three classes: commercial real estate, residential real estate and construction and land development. Commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the underwriting guidelines authorized by the Bank’s Board of Directors. Such standards include, among other factors, loan-to-value limits, debt service coverage and general creditworthiness of the obligors. Residential real estate loans are underwritten in accordance with policies set forth and approved by the Bank’s Board, including repayment capacity and source, value of the underlying property, credit history, stability and purchaser guidelines. Construction loans to borrowers are to finance the construction of owner occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Bank carefully monitors these loans with on-site inspections and requires the receipt of invoices and lien waivers prior to advancing funds. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Bank considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Bank also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development of either commercial or residential use by the borrower. The Bank carefully analyzes the intended use of the property and the viability thereof.

Repayment of real estate loans is primarily dependent upon the personal income or business income generated by the secured property of the borrowers, which can be impacted by the economic conditions in their market area. Risk is mitigated by the fact that the properties securing the Company’s real estate loan portfolio are diverse in type and spread over a large number of borrowers.

Consumer and Other Loans

Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Activity in the allowance for loan losses by portfolio segment for the three and nine months ended September 30, 2015 and 2014 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2015	2014	2015	2014
Allowance at beginning of period	$12,861	$14,616	$14,377	$15,760

Charge-offs:
Commercial loans	(4)	(70)	(170)	(272)
Real estate mortgage loans	(874)	(545)	(1,264)	(2,034)
Consumer and other loans	-	(154)	(4)	(170)
Total charge-offs	(878)	(769)	(1,438)	(2,476)

Recoveries:
Commercial loans	14	10	53	37
Real estate mortgage loans	457	1,306	1,436	1,545
Consumer and other loans	116	7	153	17
Total recoveries	587	1,323	1,642	1,599

Net (charge-offs) recoveries	(291)	554	204	(877)

Provision for loan losses charged to operating expenses:
Commercial loans	(1)	(26)	(43)	102
Real estate mortgage loans	(15)	(312)	(1,271)	(73)
Consumer and other loans	16	338	(697)	258
Total provision	-	-	(2,011)	287
Allowance at end of period	$12,570	$15,170	$12,570	$15,170

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of September 30, 2015 and December 31, 2014:

(dollars in thousands)	Commercial	Real Estate	Consumer and
September 30, 2015	Loans	Mortgage Loans	Other Loans	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$59	$1,526	$-	$1,585
Collectively evaluated for impairment	1,072	9,536	377	10,985
Loans acquired with deteriorated credit quality	-	-	-	-
Total ending allowance balance	$1,131	$11,062	$377	$12,570
Loans:
Loans individually evaluated for impairment	$59	$14,454	$23	$14,536
Loans collectively evaluated for impairment	64,517	308,102	1,490	374,109
Loans acquired with deteriorated credit quality	82	11,387	-	11,469
Total ending loans balance	$64,658	$333,943	$1,513	$400,114

	Commercial	Real Estate	Consumer and
December 31, 2014	Loans	Mortgage Loans	Other Loans	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$21	$539	$-	$560
Collectively evaluated for impairment	1,270	11,622	925	13,817
Loans acquired with deteriorated credit quality	-	-	-	-
Total ending allowance balance	$1,291	$12,161	$925	$14,377
Loans:
Loans individually evaluated for impairment	$21	$16,033	$28	$16,082
Loans collectively evaluated for impairment	57,749	285,371	1,461	344,581
Loans acquired with deteriorated credit quality	106	14,385	-	14,491
Total ending loans balance	$57,876	$315,789	$1,489	$375,154

The following table presents loans individually evaluated for impairment, by class of loans as of September 30, 2015 and December 31, 2014:

	September 30, 2015			December 31, 2014
(dollars in thousands)	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Commercial loans	$-	$-	$-	$-	$-	$-
Real estate mortgage loans:
Residential	790	734	-	2,288	2,211	-
Commercial	9,173	8,675	-	14,012	11,104	-
Construction and land	1,100	1,071	-	1,174	1,126	-
Consumer and other loans	26	23	-	31	28	-
Subtotal	11,089	10,503	-	17,505	14,469	-
With an allowance recorded:
Commercial loans	60	59	59	21	21	21
Real estate mortgage loans:
Residential	1,797	1,740	693	692	629	103
Commercial	1,957	1,948	655	489	489	214
Construction and land	332	286	-178	493	474	222
Consumer and other loans	-	-	-	-	-	-
Subtotal	4,146	4,033	1,585	1,695	1,613	560
Total	$15,235	$14,536	$1,585	$19,200	$16,082	$560

The following table presents the average recorded investment in impaired loans and the related interest income recognized during impairment for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2015
(dollars in thousands)	Average Impaired Loans	Interest Income	Cash Basis	Average Impaired Loans	Interest Income	Cash Basis
With no related allowance recorded:
Commercial loans	$-	$-	$-	$56	$-	$-
Real estate mortgage loans:
Residential	806	5	5	884	16	16
Commercial	7,530	72	72	9,015	349	349
Construction and land	1,078	9	9	1,191	28	28
Consumer and other loans	23	-	-	25	-	-
Subtotal	9,437	86	86	11,171	393	393
With an allowance recorded:
Commercial loans	61	-	-	62	-	-
Real estate mortgage loans:
Residential	1,742	5	5	939	15	16
Commercial	474	6	6	480	17	17
Construction and land	288	-	-	294	-	-
Consumer and other loans	-	-	-	-	-	-
Subtotal	2,565	11	11	1,775	32	33
Total	$12,002	$97	$97	$12,946	$425	$426

	Three Months Ended			Nine Months Ended
	September 30, 2014			September 30, 2014
(dollars in thousands)	Average Impaired Loans	Interest Income	Cash Basis	Average Impaired Loans	Interest Income	Cash Basis
With no related allowance recorded:
Commercial loans	$68	$-	$-	$192	$-	$-
Real estate mortgage loans:
Residential	2,063	18	18	2,407	63	63
Commercial	10,556	42	42	10,651	126	126
Construction and land	2,503	7	7	4,119	21	21
Consumer and other loans	32	-	-	35	-	-
Subtotal	15,222	67	67	17,404	210	210
With an allowance recorded:
Commercial loans	16	-	-	17	-	-
Real estate mortgage loans:
Residential	830	7	7	830	21	21
Commercial	5,496	13	13	4,291	38	38
Construction and land	591	3	3	545	10	10
Consumer and other loans	308	-	-	314	-	-
Subtotal	7,241	23	23	5,997	69	69
Total	$22,463	$90	$90	$23,401	$279	$279

The following table presents the recorded investment in nonaccrual loans by class of loans as of September 30, 2015 and December 31, 2014:

(dollars in thousands)	September 30, 2015	December 31, 2014
Commercial loans	$59	$21
Real estate mortgage loans:
Residential	2,092	1,151
Commercial	4,485	7,408
Construction and land	386	574
Consumer and other loans	23	28
Total	$7,045	$9,182

There were no loans past due 90 days or greater and still accruing at September 30, 2015 and December 31, 2014.

The following table presents the aging of the recorded investment in past due loans by class of loans as of September 30, 2015 and December 31, 2014:

	Past Due Loans
(dollars in thousands) September 30, 2015	30-59 Days	60-89 Days	90 Days and Greater	Total	Loans Not Past Due	Total
Commercial loans	$199	$-	$21	$220	$64,438	$64,658
Real estate mortgage loans:
Residential	589	163	235	987	73,992	74,979
Commercial	-	1,477	2,699	4,176	224,989	229,165
Construction and land	-	-	122	122	29,677	29,799
Consumer and other loans	258	-	-	258	1,255	1,513
Total	$1,046	$1,640	$3,077	$5,763	$394,351	$400,114

	Past Due Loans
December 31, 2014	30-59 Days	60-89 Days	90 Days and Greater	Total	Loans Not Past Due	Total
Commercial loans	$218	$-	$-	$218	$57,658	$57,876
Real estate mortgage loans:
Residential	874	579	681	2,134	68,868	71,002
Commercial	5,032	1,701	4,784	11,517	210,951	222,468
Construction and land	-	-	350	350	21,969	22,319
Consumer and other loans	269	-	-	269	1,220	1,489
Total	$6,393	$2,280	$5,815	$14,488	$360,666	$375,154

The delinquency status of purchased credit impaired loans that resulted from our acquisition of ABI is based on the contractual terms of the loan. In effect, past due status of an acquired loan is determined in the same manner as loans originated by the Bank.

Troubled Debt Restructurings

During the normal course of business, the Company may restructure or modify the terms of a loan for various reasons. The restructuring of a loan is considered a troubled debt restructuring (TDR) if both (i) the borrower is experiencing financial difficulties and (ii) a concession is granted that otherwise would not have occurred under normal circumstances.

The following table presents the recorded investment and specific reserves allocated to loans modified as TDRs as of September 30, 2015 and December 31, 2014.

(dollars in thousands)	September 30, 2015	December 31, 2014
Recorded investment(1)	$10,671	$10,794
Specific reserves allocated(2)	342	372

(1)	Of the total recorded investment in loans modified as TDRs, $1,101 and $1,285, respectively, were for customers whose loans were collateral dependent with collateral shortfalls.

(2)	Of the specific reserves allocated to customers whose loan terms were modified as TDRs, $342 and $372, respectively, were allocated to customers whose loans were collateral dependent with collateral shortfalls.

The following table represents loans by class modified as TDRs that occurred during the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2015
(dollars in thousands)	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial loans	-	$-	$-	-	$-	$-
Real estate mortgage loans:
Residential	1	214	208	1	214	208
Commercial	-	-	-	1	1,496	1,689
Construction and land	-	-	-	-	-	-
Consumer and other loans	-	-	-	-	-	-
Total	1	$214	$208	2	$1,710	$1,897

	Three Months Ended			Nine Months Ended
	September 30, 2014			September 30, 2014
(dollars in thousands)	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial loans	-	$-	$-	1	$62	$62
Real estate mortgage loans:
Residential	-	-	-	2	171	151
Commercial	-	-	-	6	3,579	3,629
Construction and land	-	-	-	2	281	219
Consumer and other loans	1	208	208	2	447	447
Total	1	$208	$208	13	$4,540	$4,508

During the three and nine months ended September 30, 2015, respectively, there was one and two collateral-impaired loan modified as TDRs. During the three and nine months ended September 30, 2014, there were one and thirteen loans, respectively, modified as TDRs. The terms of these loans were modified as TDRs because the borrowers were experiencing financial difficulties. The loan modifications allowed the borrowers to make reduced payments, such as (i) reduced fixed interest rate through maturity and an advance to cover a deficiency from sale of a separate foreclosed property, (ii) change from principal and interest payments to interest only payments for a limited period of time, (iii) reduced principal and interest payments through maturity, (iv) change from variable rate interest only payments through maturity to fixed rate interest only payments for a limited period of time and reduced principal and interest payments through maturity, (v) change from variable rate interest only payments through maturity to fixed rate and reduced principal and interest payments through maturity, or (vi) proposed forgiveness of principal contingent upon the satisfaction of the modified terms. The TDRs described above did not increase the allowance for loan losses as of September 30, 2015 and there were no related charge-offs for the three and nine months ended September 30, 2015, respectively. For the three and nine months ended September 30, 2014, the TDRs described above did not increase the allowance for loan losses as of September 30, 2014 and resulted in charge-offs of $0 and $256,000, respectively.

As of September 30, 2015 and December 31, 2014, the Company had no commitments to lend additional amounts to customers with outstanding loans whose terms were modified as TDRs.

There were no TDRs for which there was a payment default within twelve months following the modification during the three and nine months ended September 30, 2015 and 2014. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

Loans modified that did not meet the definition of a TDR had a total recorded investment of $7.3 million and $14.7 million for the three and nine months ended September 30, 2015, respectively, and $1.9 million and $12.1 million for the three and nine months ended September 30, 2014, respectively. These modifications involved loans to borrowers who were not experiencing financial difficulties and included (i) allowing the borrowers to make interest-only payments for a limited period of time, (ii) adjusting the interest rate to a market interest rate through maturity, (iii) extension of interest-only payments for a limited period of time, or (iv) extension of maturity date.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. All loans are graded upon initial issuance. Loans classified as substandard or special mention are reviewed at least quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company determines the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (i) they become past due; (ii) management becomes aware of a deterioration in the credit worthiness of the borrower; or (iii) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or doubtful. The Company uses the following definitions for risk ratings:

Special Mention:

Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard:

Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful:

Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass-rated loans. As of September 30, 2015 and December 31, 2014, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

(dollars in thousands)		Special
September 30, 2015	Pass	Mention	Substandard	Doubtful	Total
Commercial loans	$64,480	$76	$102	$-	$64,658
Real estate mortgage loans:
Residential	66,702	4,628	3,649	-	74,979
Commercial	218,529	2,552	8,084	-	229,165
Construction and land	27,013	1,688	1,098	-	29,799
Consumer and other loans	1,477	13	23	-	1,513
Total	$378,201	$8,957	$12,956	$-	$400,114

		Special
December 31, 2014	Pass	Mention	Substandard	Doubtful	Total
Commercial loans	$56,704	$1,103	$69	$-	$57,876
Real estate mortgage loans:
Residential	61,666	4,717	4,619	-	71,002
Commercial	202,225	5,278	14,965	-	222,468
Construction and land	20,799	62	1,458	-	22,319
Consumer and other loans	1,437	24	28	-	1,489
Total	$342,831	$11,184	$21,139	$-	$375,154

Purchased Loans

The Company has purchased loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The unpaid principal balance and carrying amounts of these loans were as follows as of September 30, 2015 and December 31, 2014:

(dollars in thousands)	September 30, 2015	December 31, 2014
Commercial loans	$112	$150
Real estate mortgage loans:
Residential	2,111	3,625
Commercial	10,320	11,937
Construction and land	233	240
Consumer and other loans	-	-
Unpaid principal balance	$12,776	$15,952
Carrying amount	$11,469	$14,491

Accretable yield, or income collected, from these loans was as follows:

(dollars in thousands)
Balance as of December 31, 2013	$8,993
New loans purchased, including loans classified as held-for-sale	-
Accretion of income	(766)
Reduction for loans sold, paid off and other	(1,837)
Loans charged off	(28)
Reclassifications from nonaccretable difference	-
Disposals	-
Balance as of September 30, 2014	$6,362

Balance as of December 31, 2014	$6,329
New loans purchased, including loans classified as held-for-sale	-
Accretion of income	(599)
Reduction for loans sold, paid off and other	(673)
Loans charged off	-
Reclassifications from nonaccretable difference	127
Disposals	-
Balance as of September 30, 2015	$5,184

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses as of September 30, 2015 or December 31, 2014, respectively.

NOTE 5 – BORROWED FUNDS

Short-term borrowings

Short-term borrowings at September 30, 2015 and December 31, 2014 were as follows:

(dollars in thousands)	September 30, 2015	December 31, 2014
FHLB short-term borrowings
Advance maturing January 9, 2015 at a fixed rate of 0.88%	$-	$4,000
Advances maturing March 2, 2015 at a fixed rate of 0.76%	-	2,000
Advances maturing July 15, 2016 at a fixed rate of 2.81%	2,500	2,500
Total short-term borrowing	$2,500	$8,500

Short-term borrowings mature either overnight or have a maturity due within one year.

Federal Home Loan Bank (FHLB) borrowings maturing in less than one year are transferred from long-term debt to short-term borrowings on the Consolidated Balance Sheets. Advances from the FHLB are collateralized by FHLB stock and certain 1-4 residential, multifamily, home equity lines of credit and commercial real estate loans to secure a total commitment amount of $59.0 million and $52.0 million as of September 30, 2015 and December 31, 2014, respectively.

The Company has entered into line of credit agreements with various financial institutions to purchase federal funds with an aggregate commitment amount of $19.5 million as of September 30, 2015 and December 31, 2014. As of September 30, 2015 and December 31, 2014, there were no federal funds purchased.

The Company also has a “Borrower in Custody” line of credit arrangement with the Federal Reserve Bank through which it has pledged a portion of its unencumbered loan portfolio to secure a total commitment amount of $26.1 million and $24.4 million as of September 30, 2015 and December 31, 2014, respectively. The commitment level varies proportionally to the collateral balances. There was no outstanding balance related to this agreement as of September 30, 2015 and December 31, 2014.

Long-Term Debt

Long-term debt at September 30, 2015 and December 31, 2014 was as follows:

(dollars in thousands)	September 30, 2015	December 31, 2014
FHLB long-term debt
Advances maturing January 9, 2017 at a fixed rate of 1.40%	$4,000	$4,000
Advances maturing May 30, 2017 at a fixed rate of 1.23%	5,000	5,000
Total long-term debt	$9,000	$9,000

Revolving Loan Agreements

During the year ended December 31, 2011, Bancorp entered into revolving loan agreements (collectively, the Revolvers) with several of its directors and other related parties. There was no amount outstanding under the Revolvers as of December 31, 2014 with $2.2 million remaining funds available as of the same date. Each Revolver paid an annual rate of interest equal to 8% of the Revolver amount outstanding on a quarterly basis. To the extent that any Revolver was not fully drawn, an unused revolver fee was calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding. The Revolvers matured on January 1, 2015.

On January 8, 2015, Bancorp entered into a loan agreement with Castle Creek SSF-D Investors, LP (Castle Creek) under which Castle Creek agreed to make revolving loans to the Company not to exceed $1.5 million outstanding at any time (the Castle Creek Revolver). In connection with the Castle Creek Revolver, the Company executed a revolving loan note in favor of Castle Creek. The principal amount of the Castle Creek Revolver outstanding from time to time will accrue interest at 8% per annum, payable quarterly in arrears. All amounts borrowed under the Castle Creek Revolver will be due and payable by the Company on January 7, 2017, unless payable sooner pursuant to the provisions of the related loan agreement. To the extent that the Castle Creek Revolver is not fully drawn, an unused revolver fee will be calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding. There was $250,000 outstanding under the Castle Creek Revolver as of September 30, 2015.

NOTE 6 – DERIVATIVE FINANCIAL INSTRUMENTS

On July 7, 2009, the Company entered into an interest rate swap transaction with SunTrust Bank to mitigate interest rate risk exposure. Under the terms of the agreement, which relates to the subordinated debt issued to Jacksonville Bancorp, Inc. Statutory Trust III in the amount of $7.6 million, the Company agreed to pay a fixed rate of 7.53% for a period of ten years in exchange for the original floating-rate contract (90-day LIBOR plus 375 basis points). The fair value of this derivative instrument was $755,000 and $725,000 as of September 30, 2015 and December 31, 2014, respectively. The fair value of the hedged item was $5.2 million and $5.0 million as of the same dates.

The hedge was designated as a cash flow hedge and was determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income and the aggregate fair value of the swap was recorded in Accrued expenses and other liabilities on the consolidated balance sheets with changes in fair value recorded in other comprehensive income (OCI). The amount included in accumulated other comprehensive income would be reclassified to current earnings should the hedge no longer be considered effective. The Company expects the hedge to remain fully effective during the remaining term of the swap.

Credit risk may result from the inability of the counterparties to meet the terms of their contracts. The Company’s exposure is limited to the replacement value of the contracts rather than the notional amount.

NOTE 7 – FAIR VALUE

Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities are measured using valuation techniques specific to the following three-tier hierarchy, which prioritizes the inputs used in measuring fair value.

Level I, II and III Valuation Techniques

Level I:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level II:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level III:	Unobservable inputs for the asset or liability.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2015 and December 31, 2014 by level within the hierarchy:

(dollars in thousands)
September 30, 2015	Total	Level I	Level II	Level III
Assets:
Securities available-for-sale:
U.S. government-sponsored entities and agencies	$7,014	$-	$7,014	$-
State and political subdivisions	5,608	-	5,608	-
Mortgage-backed securities - residential	27,037	-	27,037	-
Collateralized mortgage obligations	25,148	-	25,148	-
Corporate bonds	2,568	-	2,568	-
Liabilities:
Derivative liability	754	-	754	-

December 31, 2014	Total	Level I	Level II	Level III
Assets:
Securities available-for-sale:
U.S. government-sponsored entities and agencies	$7,157	$-	$7,157	$-
State and political subdivisions	7,060	-	7,060	-
Mortgage-backed securities - residential	31,360	-	31,360	-
Collateralized mortgage obligations	28,962	-	28,962	-
Corporate bonds	3,094	-	3,094	-
Liabilities:
Derivative liability	725	-	725	-

There were no transfers between Level 1 and Level 2 during the three and nine months ended September 30, 2015 and the year ended December 31, 2014.

The Company used the following methods and significant assumptions to estimate the fair value of each type of recurring financial instrument:

Securities Available-for-Sale:

The fair value of securities available-for-sale is determined by obtaining quoted prices on nationally-recognized securities exchanges (Level I inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

Derivatives:

The fair value of derivatives is based on valuation models using observable market data as of the measurement date resulting in a Level II classification.

The following table presents information about our assets measured at fair value on a non-recurring basis as of September 30, 2015 and December 31, 2014, by level within the fair value hierarchy. The amounts in the tables represent only assets for which the carrying amount has been adjusted for impairment during the period; therefore, these amounts will differ from the total amounts outstanding.

(dollars in thousands)
September 30, 2015	Total	Level I	Level II	Level III
Impaired Loans (Collateral Dependent):
Real estate mortgage loans:
Residential	$1,037	$-	$1,037	$-
Commercial	1,293	-	1,018	275
Construction and land	109	-	109	-
Other real estate owned:
Real estate mortgage loans:
Construction and land	3,768	-	3,768	-
Assets held for sale	-	-	-	-

December 31, 2014	Total	Level I	Level II	Level III
Impaired Loans (Collateral Dependent):
Real estate mortgage loans:
Residential	$495	$-	$-	$495
Commercial	275	-	-	275
Construction and land	252	-	-	252
Other real estate owned:
Real estate mortgage loans:
Construction and land	3,773	-	-	3,773
Assets held for sale	786	-	786	-

The Company used the following methods and significant assumptions to estimate the fair value of each type of non-recurring financial instrument:

Impaired Loans (Collateral Dependent):

Management determined fair value measurements on impaired loans primarily through evaluations of appraisals performed. The Company considered the appraisal as the starting point for determining fair value and then considered other factors and events in the environment that affected the fair value. Appraisals for impaired loans are obtained by the Chief Credit Officer and performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once reviewed, a third-party specialist reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison to independent data sources such as recent market data or industry-wide statistics. On at least an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustments, if any, should be made to the appraised value of existing collateral to arrive at fair value. Adjustments may be made to reflect the age of the appraisal and the type of underlying property. Appraised values may be discounted to estimated fair value based on current market data such as recent sales of similar properties, discussions with potential buyers and negotiations with existing customers.

Other Real Estate Owned (OREO):

Assets acquired as a result of, or in lieu of, loan foreclosure are initially recorded at fair value (based on the lower of the current appraised value or listing price) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less cost to sell.  Management has determined fair value measurements on OREO primarily through evaluations of appraisals performed and current and past offers for the OREO under evaluation. Appraisals of OREO are obtained subsequent to acquisition as deemed necessary by the Chief Credit Officer.  Appraisals are reviewed for accuracy and consistency by a third-party specialist. Third-party specialists are selected from the approved appraisers list, which is maintained by management, and supervised by the Chief Credit Officer. Appraised values may be discounted to estimated fair value based on factors such as sales prices for comparable properties in similar geographic areas and/or assessment through observation of such properties.

Assets Held-for-Sale

The Company reclassifies long-lived assets to assets held-for-sale when all criteria for such reclassification are met. The assets held-for-sale are recorded at the lower of carrying value or fair value less costs to sell. Management determined the fair value of the assets held-for-sale using an offer made to the Company for the property.

Transfers of assets and liabilities between levels within the fair value hierarchy are recognized when an event or change in circumstances occurs. During the three and nine months ended September 30, 2015, there were transfers from Level III to Level II in impaired loans and OREO, as the current fair value was based on current appraised values that do not include significant unobservable inputs and that were not further discounted, or contracted offers to purchase certain properties. There were no transfers between fair value levels during the three months and nine months ended September 30, 2014.

Quantitative Information about Level III Fair Value Measurements

The following table presents quantitative information about unobservable inputs for assets measured on a non-recurring basis using Level III measurements as of September 30, 2015 and December 31, 2014. This quantitative information is the same for each class of loans.

(dollars in thousands) September 30, 2015	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
Impaired loans (collateral dependent)	$275	Market comparable properties	Marketability discount	10%	10%

December 31, 2014	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
Impaired loans (collateral dependent)	$1,022	Market comparable properties	Marketability discount	0% – 20.0%	6.2%
Other real estate owned	3,773	Market comparable properties	Comparability adjustments	0% – 8.1%	2.8%

The table below summarizes the outstanding balance, valuation allowance and net carrying amount and period expense related to Level III non-recurring instruments for the nine months ended September 30, 2015 and 2014:

(dollars in thousands) September 30, 2015	Outstanding Balance	Valuation Allowance	Net Carrying Amount	Period Expense
Impaired loans (collateral dependent)	$471	$196	$275	$(18)

September 30, 2014	Outstanding Balance	Valuation Allowance	Net Carrying Amount	Period Expense
Impaired loans (collateral dependent)	$6,094	$2,220	$3,874	$434
Other real estate owned	3,880	1,006	2,874	48
Assets held for sale	940	-	925	15

Fair Value of Financial Instruments

The carrying amount and estimated fair values of financial instruments as of September 30, 2015 and December 31, 2014 were as follows:

	September 30, 2015		December 31, 2014
(dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$26,410	$26,410	$24,372	$24,372
Securities available-for-sale	67,375	67,375	77,633	77,633
Loans, net	386,941	392,896	360,279	366,686
Federal Home Loan Bank stock	928	N/A	1,243	N/A
Accrued interest receivable	1,366	1,366	1,464	1,464

Financial liabilities:
Deposits	$433,032	$433,555	$415,756	$416,432
Federal Home Loan Bank advances and other borrowings	11,860	11,721	17,629	17,743
Subordinated debentures	16,266	8,951	16,218	8,552
Accrued interest payable	116	116	130	130
Interest rate swap	755	755	725	725

The methods and assumptions not previously presented, used to estimate fair value are described as follows:

Cash and cash equivalents:

The carrying amounts of cash and cash equivalents approximate the fair value and are classified as either Level I or Level II in the fair value hierarchy, with Level II comprised solely of national certificates of deposit held by the Bank. As of September 30, 2015 and December 31, 2014, respectively, the breakdown of cash and cash equivalents between Level I and Level II were as follows:

	September 30, 2015		December 31, 2014
(dollars in thousands)	Level I	Level II	Level I	Level II
Cash and cash equivalents	$23,197	$3,213	$20,186	$4,186

Loans, net:

The fair value of variable-rate loans that re-price frequently and with no significant change in credit risk is based on the carrying value and results in a classification of Level III within the fair value hierarchy, excluding impaired loans as previously discussed. Fair value for other loans is estimated using a discounted cash flow analysis using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level III classification in the fair value hierarchy, excluding impaired loans as previously discussed. The methods used to estimate the fair value of loans do not necessarily represent an exit price.

Nonmarketable equity securities:

Nonmarketable equity securities include FHLB stock and other nonmarketable equity securities. It is not practicable to determine the fair value of nonmarketable equity securities due to restrictions placed on their transferability.

Deposits:

The fair value of demand deposits (e.g., interest and noninterest-bearing, savings and certain types of money market accounts) is, by definition, equal to the amount payable on demand at the reporting date (i.e., carrying value) resulting in a Level II classification in the fair value hierarchy. The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date resulting in a Level II classification in the fair value hierarchy. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level II classification.

Federal Home Loan Bank advances:

The fair value of FHLB advances is estimated using a discounted cash flow analysis based on the current borrowing rates for similar types of borrowings and is classified as a Level II in the fair value hierarchy.

Accrued interest receivable/payable:

The carrying amounts of accrued interest receivable approximate fair value resulting in a Level II or III classification. The carrying amounts of accrued interest payable approximate fair value resulting in a Level II classification.

Subordinated debt:

The fair value of subordinated debt, where a market quote is not available, is based on discounted cash flows, using a rate appropriate to the instrument and the term of the issue resulting in a Level II classification.

Off-balance sheet instruments:

The fair value of off-balance sheet instruments is based on the current fees that would be charged to enter into or terminate such arrangements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these commitments as of September 30, 2015 was not material.

NOTE 8 – CAPITAL ADEQUACY

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Effective July 2, 2013, the Federal Reserve approved final rules known as the “Basel III Capital Rules” substantially revising the risk-based capital and leverage capital requirements applicable to bank holding companies and depository institutions, including the Company and the Bank. The Basel III Capital Rules address the components of capital and other issues affecting the numerator in banking institutions’ regulatory capital ratios. Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to remove references to credit ratings from the federal banking agencies’ rules. Certain of the Basel III Capital Rules came into effect for the Company and the Bank on January 1, 2015; these rules are subject to a phase-in period which began on January 1, 2015.

The Basel III Capital Rules introduced a new capital measure “Common Equity Tier 1” (CET1). The rules specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements. CET1 capital consists of common stock instruments that meet the eligibility criteria in the final rules, retained earnings, accumulated other comprehensive income and common equity Tier 1 minority interest. The rules also define CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1, and not to the other components of capital. They also expand the scope of the adjustments as compared to existing regulations.

When fully phased-in on January 1, 2019, the Basel III Capital Rules will require banking organizations to maintain:

•	a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased-in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0% upon full implementation);

•	a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased-in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation);

•	a minimum ratio of total capital (that is, Tier 1 plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased-in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation); and

•	a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to adjusted average consolidated assets.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer will face limitations on the payment of dividends, common stock repurchases and discretionary cash payments to executive officers based on the amount of the shortfall.

Bank

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), among other things, requires the federal banking agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

Under Basel I, the “prompt corrective action” rules provide that a bank will be: (i) “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a leverage capital ratio of 5% or greater and is not subject to certain written agreements, orders, capital directives or prompt corrective action directives by a federal bank regulatory agency to maintain a specific capital level for any capital measure; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally has a leverage capital ratio of 4% or greater; (iii) “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4% or generally has a leverage capital ratio of less than 4%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage capital ratio of less than 3%; or (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2%. The federal bank regulatory agencies have authority to require additional capital.

The Basel III Capital Rules revised the “prompt corrective action” regulations pursuant to Section 38 of the FDICIA, by:

•	introducing a CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status;

•	increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 risk-based capital ratio for well-capitalized status being 8.0% (as compared to the current 6.0%); and

•	eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3.0% leverage ratio and still be well-capitalized.

Under the applicable rules, the Bank was well capitalized as of September 30, 2015 and December 31, 2014. Depository institutions that are no longer “well capitalized” for bank regulatory purposes must receive a waiver from the Federal Deposit Insurance Corporation (FDIC) prior to accepting or renewing brokered deposits. FDICIA generally prohibits a depository institution from making any capital distribution (including paying dividends) or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized.

The Bank had a Memorandum of Understanding (MoU) with the FDIC and the Florida Office of Financial Regulation (OFR) that was entered into in 2008 (the 2008 MoU), which required the Bank to have a total risk-based capital ratio of at least 10% and a Tier 1 leverage capital ratio of at least 8%. On July 13, 2012, the 2008 MoU was replaced by a new MoU (the 2012 MoU), which, among other things, required the Bank to have a total risk-based capital ratio of at least 12% and a Tier 1 leverage capital ratio of at least 8%. The Bank received notification from the FDIC and the OFR on June 11, 2015 and June 15, 2015, respectively, stating that the Bank is now considered to be in substantial compliance with the 2012 MoU and that the FDIC and the OFR terminated their interests in the 2012 MoU as of the dates mentioned above.

Bancorp

The Federal Reserve requires bank holding companies, including Bancorp, to act as a source of financial strength for their depository institution subsidiaries.

The Federal Reserve has a minimum guideline for bank holding companies of Tier 1 capital to adjusted average quarterly assets (“leverage ratio”) equal to at least 4.00%, and total capital to risk-weighted assets of at least 8.00%, at least half of which must be Tier 1 capital. As of September 30, 2015 and December 31, 2014, the Company met these requirements.

The following table presents the capital ratios and related information for the Company and the Bank in accordance with Basel III as of September 30, 2015 and Basel I as of December 31, 2014:

(dollars in thousands)	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
September 30, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Consolidated	$64,009	15.67%	$32,686	8.00%	N/A	N/A
Bank	63,370	15.52	32,670	8.00	$40,838	10.00%
Tier 1 (Core) capital to risk-weighted assets:
Consolidated	56,442	13.81	24,515	6.00	N/A	N/A
Bank	58,173	14.24	24,503	6.00	32,670	8.00
Common equity Tier I capital (CET1):
Consolidated	56,442	13.81	18,386	4.50	N/A	N/A
Bank	58,173	14.24	18,377	4.50	26,545	6.50
Tier I (Core) capital to average assets:
Consolidated	56,442	11.35	19,896	4.00	N/A	N/A
Bank	58,173	11.71	19,871	4.00	24,839	5.00

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Consolidated	$57,949	15.13%	$30,643	8.00%	N/A	N/A
Bank	56,400	14.74	30,619	8.00	$38,274	10.00%
Tier 1 (Core) capital to risk-weighted assets:
Consolidated	49,290	12.87	15,322	4.00	N/A	N/A
Bank	51,497	13.45	15,310	4.00	22,964	6.00
Tier 1 (Core) capital to average assets:
Consolidated	49,290	9.85	20,014	4.00	N/A	N/A
Bank	51,497	10.31	19,980	4.00	24,975	5.00

Dividends and Distributions

Prior to October 2009, dividends received from the Bank were Bancorp’s principal source of funds to pay its expenses and interest on and principal of Bancorp’s debt. Banking regulations require the maintenance of certain capital levels and restrict the payment of dividends by the Bank to Bancorp or by Bancorp to its shareholders. Commercial banks generally may only pay dividends without prior regulatory approval out of the total of current net profits plus retained net profits of the preceding two years, and banks and bank holding companies are generally expected to pay dividends from current earnings. Banks may not pay a dividend if the dividend would result in the bank being “undercapitalized” for prompt corrective action purposes, or would violate any minimum capital requirement specified by law or the banks’ regulators. The Bank has not paid dividends since October 2009 and cannot currently pay dividends. Bancorp cannot currently pay dividends on its capital stock under applicable Federal Reserve policies. Bancorp has relied upon revolving loan agreements to pay its expenses during such time. As of September 30, 2015 and December 31, 2014, remaining funds available under the revolving loan agreements were $1.3 million and $2.2 million, respectively.

NOTE 9- LEGAL

Since the announcement of the proposed merger with Ameris on October 1, 2015, two putative shareholder class action lawsuits have been filed against Bancorp, the directors of Bancorp, and Ameris, in the Circuit Court of Duval County, Florida: (i) Paul Parshall v. Jacksonville Bancorp, Inc. et al., Case No. 16-2015-CA-006607, filed on October 16, 2015; and (ii) Patrick Donovan v. Kendall Spencer et al., Case No. 16-2015-CA-006738, filed October 22, 2015 (together, the “Florida Actions”).  In the Florida Actions, plaintiffs allege that the individual director defendants breached their fiduciary duties to Bancorp’s shareholders in negotiating and approving the Merger Agreement through an unfair process, that the merger consideration negotiated in the Merger Agreement does not adequately value the company, that Bancorp’s shareholders will not receive fair value for their common stock in the merger, and that the terms of the Merger Agreement impose improper deal-protection devices that purportedly preclude competing offers. The complaints in the Florida Actions further allege that Bancorp and Ameris aided and abetted the alleged breaches of fiduciary duty by Bancorp’s directors. In the Florida Actions, plaintiffs seek preliminary and permanent injunctive relief, including enjoining or rescinding the merger, an award of unspecified damages, attorneys’ fees, and other relief.

The outcome of the Florida Actions cannot be predicted with certainty. A preliminary injunction could delay or jeopardize the completion of the merger transaction, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger.  Additional lawsuits arising out of or relating to the Merger Agreement or the merger transaction may be filed in the future. The Company and its directors intend to vigorously defend against these lawsuits.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Jacksonville Bancorp, Inc.

Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Fort Lauderdale, Florida
March 16, 2015

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND 2013
(Dollars in thousands, except share and per share amounts)

	2014	2013
ASSETS
Cash and due from financial institutions	$23,778	$16,799
Federal funds sold and other	594	23,526
Cash and cash equivalents	24,372	40,325
Securities available-for-sale	77,633	84,771
Loans, net of allowance for loan losses of $14,377 and $15,760 as of December 31, 2014 and 2013, respectively	360,279	354,592
Premises and equipment, net	5,147	6,421
Assets held for sale	786	-
Bank-owned life insurance	11,857	12,956
Federal Home Loan Bank stock, at cost	1,243	1,580
Other real estate owned, net	4,061	3,078
Accrued interest receivable	1,464	1,723
Other intangible assets, net	570	849
Other assets	1,172	994
Total assets	$488,584	$507,289

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$107,840	$100,788
Money market, NOW and savings deposits	174,693	188,085
Time deposits	133,223	146,093
Total deposits	415,756	434,966
Loans from related parties	-	-
Federal Home Loan Bank advances and other borrowings	17,629	20,153
Subordinated debentures	16,218	16,154
Accrued expenses and other liabilities	1,869	2,084
Total liabilities	451,472	473,357
Loan commitments and other contingent liabilities (Note 13)

SHAREHOLDERS' EQUITY
Preferred stock	-	-
Common stock, $.01 par value, 3,180,300 and 3,177,090 shares issued and outstanding as of December 31, 2014 and 2013, respectively (1)	32	32
Nonvoting common stock, $.01 par value, 2,614,821 and 2,618,005 shares issued and outstanding as of December 31, 2014 and 2013, respectively (1)	26	26
Additional paid–in capital (1)	138,096	138,050
Retained earnings (deficit)	(100,759)	(102,688)
Accumulated other comprehensive (loss) income	(283)	(1,488)
Total shareholders’ equity	37,112	33,932
Total liabilities and shareholders’ equity	$488,584	$507,289

(1)	Reflects the 1-for-20 reverse stock split completed in October 2013. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

See accompanying notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands, except per share amounts)

	2014	2013
Interest and dividend income:
Loans, including fees	$19,398	$21,043
Taxable securities	1,215	1,186
Tax-exempt securities	351	556
Federal funds sold and other	164	148
Total interest income	21,128	22,933
Interest expense:
Deposits	2,119	2,902
Federal Reserve and other borrowings	44	171
Federal Home Loan Bank advances	274	300
Subordinated debentures	822	829
Total interest expense	3,259	4,202
Net interest income	17,869	18,731
Provision for loan losses	287	815
Net interest income after provision for loan losses	17,582	17,916
Noninterest income:
Service charges on deposit accounts	741	769
Other income	1,261	991
Total noninterest income	2,002	1,760
Noninterest expense:
Salaries and employee benefits	7,995	8,200
Occupancy and equipment	2,442	2,659
Regulatory assessments	735	795
Data processing	2,023	1,807
Advertising and business development	263	390
Professional fees	976	1,496
Telephone expense	378	369
Director fees	239	280
Courier, freight and postage	165	157
Other real estate owned expense	403	1,836
Other	2,036	2,647
Total noninterest expense	17,655	20,636
Net income (loss) before income taxes	1,929	(960)
Income tax (benefit) expense	-	-
Net income (loss)	$1,929	$(960)
Noncash, implied preferred stock dividend	-	(31,464)
Net income (loss) available to common shareholders	$1,929	$(32,424)
Earnings (loss) per common share: (1)
Basic	$0.33	$(6.83)
Diluted	$0.33	$(6.83)

(1)	Reflects the 1-for-20 reverse stock split completed in October 2013. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

See accompanying notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013

Net income (loss)	$1,929	$(960)
Other comprehensive income (loss):
Change in unrealized holding (losses) gains on available-for-sale securities	1,165	(2,992)
Net unrealized derivative gains on cash flow hedge	40	530
Reclassification adjustment for net gains on investments realized in earnings	-	(437)
Other comprehensive income (loss)	1,205	(2,899)
Tax effect	-	-
Other comprehensive income (loss), net of tax	1,205	(2,899)
Comprehensive income (loss)	$3,134	$(3,859)

See accompanying notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands, except share amounts)

			Nonvoting				Additional	Retained	Accumulated Other
	Common Stock (1)		Common Stock (1)		Preferred Stock		Paid-In	Earnings	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital (1)	(Deficit)	Income (Loss)	Total

Balance as of December 31, 2012	294,544	$3	-	$-	50,000	$18,536	$83,890	$(70,264)	$1,411	$33,576
Net loss								(960)		(960)
Other comprehensive loss									(2,899)	(2,899)
Total comprehensive loss										(3,859)
Vesting of restricted stock units(1)	38	0					0			0
Accretion of discount on preferred stock, Series A						31,464		(31,464)		-
Conversion of preferred stock, Series A, to common stock and nonvoting common stock (1)	2,382,000	24	2,618,000	26	(50,000)	(50,000)	49,950			-
Issuance of common stock (1)	500,000	5					4,158			4,163
Adjustments for 1-for-20 reverse stock split(1)	508	-	5	-			(6)			(6)
Share-based compensation expense							58			58
Balance as of December 31, 2013	3,177,090	$32	2,618,005	$26	-	$-	$138,050	$(102,688)	$(1,488)	$33,932
Net income								1,929		1,929
Other comprehensive income									1,205	1,205
Total comprehensive income										3,134
Vesting of restricted stock units (1)	26	0								-
Permitted transfer of nonvoting common stock to common stock	3,184	0	(3,184)	0						-
Share-based compensation expense							46			46
Balance as of December 31, 2014	3,180,300	$32	2,614,821	$26	-	$-	$138,096	$(100,759)	$(283)	$37,112

(1)	Reflects the 1-for-20 reverse stock split completed in October 2013. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

See accompanying notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
Cash flows from operating activities:
Net income (loss)	$1,929	$(960)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	662	701
Net amortization of deferred loan fees	(125)	(119)
Provision for loan losses	287	815
Premium amortization for securities, net of accretion	908	1,030
Net realized gain on sale of securities	-	(437)
Net accretion of purchase accounting adjustments	(1,087)	(1,482)
Net (gain) loss on sale of other real estate owned	(73)	(235)
Write-down of other real estate owned	238	1,097
Write-down of assets held for sale	140	-
Gain from bank-owned life insurance death benefit	(489)	-
Earnings on bank-owned life insurance	(202)	(159)
Loss on disposal of premises and equipment	-	3
Loss on non-marketable equity securities	-	178
Share-based compensation	46	58
Net change in:
Accrued interest receivable and other assets	67	1,499
Accrued expenses and other liabilities	(180)	(381)
Net cash from operating activities	2,121	1,608
Cash flows from investing activities:
Available-for-sale securities:
Sales	-	14,434
Maturities, prepayments and calls	17,672	21,963
Purchases	(10,278)	(41,203)
Loan (originations) payments, net	(7,494)	20,152
Proceeds from sale of other real estate owned	1,879	7,313
Proceeds from bank-owned life insurance death benefit	1,797	-
Investment in bank-owned life insurance	-	(3,000)
Additions to premises and equipment, net	(300)	(159)
Purchase of Federal Home Loan Bank stock, net of redemptions	337	191
Net cash from investing activities	3,613	19,691
Cash flows from financing activities:
Net change in deposits	(19,187)	(55,010)
Repayment of loans from related parties	-	(2,200)
Repayment of Federal Home Loan Bank fixed rate advances	(2,500)	-
Proceeds from issuance of common stock, net	-	4,163
Adjustments for 1-for-20 reverse stock split	-	(6)
Net cash used for financing activities	(21,687)	(53,053)
Net change in cash and cash equivalents	(15,953)	(31,754)
Cash and cash equivalents at beginning of period	40,325	72,079
Cash and cash equivalents at end of period	$24,372	$40,325

See accompanying notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
Supplemental disclosures of cash flow information:
Cash paid during the period for
Interest paid	$3,320	$4,633
Income taxes paid	-	-
Supplemental schedule of noncash investing activities:
Acquisition of other real estate owned	$3,027	$4,282
Supplemental schedule of noncash financing activities:
Implied preferred stock dividend	-	31,464

See accompanying notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accounting and reporting policies of the Company reflect banking industry practice and conform to U.S. generally accepted accounting principles (“U.S. GAAP”). The Consolidated Financial Statements include the accounts of Jacksonville Bancorp, Inc. (“Bancorp”), its wholly owned, primary operating subsidiary The Jacksonville Bank, and The Jacksonville Bank’s wholly owned subsidiary, Fountain Financial, Inc. The consolidated entity is referred to as the “Company” and The Jacksonville Bank and Fountain Financial, Inc. are collectively referred to as the “Bank.” The Company’s financial condition and operating results principally reflect those of the Bank. All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

Bancorp is a financial holding company headquartered in Jacksonville, Florida, that currently provides financial services through eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as its virtual branch. The Company’s primary business segment is community banking and consists of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans, commercial real estate loans, residential mortgage loans and a variety of consumer loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.

While the Company’s chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

Use of Estimates

To prepare the Consolidated Financial Statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ from those estimates. Changes in assumptions or in market conditions could significantly affect the estimates.

Cash Flows

For the purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, noninterest-bearing deposits with other financial institutions, CDs with maturities less than and greater than 90 days and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other financial institutions, short-term Federal Home Loan Bank (FHLB) advances, federal funds purchased, Federal Reserve discount window and other borrowings.

JACKSONVILLE BANCORP, INC.

Concentration of Credit Risk

Most of the Company’s business activity is with customers located in Duval County, Florida. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in Duval County.

Advertising Costs

Advertising costs are expensed as incurred.

Investment Securities

Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities, such as FHLB stock, are carried at cost.

Interest income includes amortization of purchase premiums and accretion of purchase discounts. Premiums and discounts on securities are amortized using the level yield method without anticipating prepayments, with the exception of mortgage-backed securities where prepayments are anticipated.

Gains and losses are recorded on the trade date and determined using the specific identification method. Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses.

Other-Than-Temporary Impairment

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI for debt securities, management considers many factors, including: (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial conditions and near-term prospects of the issuer, (iii) whether the market decline was affected by macroeconomic conditions, and (iv) whether the Company has the intent to sell the security or more-likely-than-not will be required to sell the debt security before its anticipated recovery. The assessment of whether an OTTI decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

In order to determine OTTI for purchased beneficial interests that, on the purchase date, were rated below AA, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows. It is not the Bank’s policy to purchase securities rated below AA.

JACKSONVILLE BANCORP, INC.

When OTTI occurs for either debt securities or purchased beneficial interests that, on the purchase date, were rated below AA, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more-likely-than-not that it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more-likely-than-not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis, less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment security.

For the years ended December 31, 2014 and 2013, there were no credit losses recognized in earnings.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and allowance for loan losses. Interest income is accrued on the unpaid principal balance of the loans. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on a loan in any of our portfolio segments is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All unsecured loans in our consumer and other portfolio segment are charged off once they reach 90 days delinquent. This is the only portfolio segment that the Company charges off loans solely based on the number of days of delinquency. For real estate mortgage, commercial loan, secured consumer and other portfolio segments, the charge-off policy is that a loan is fully or partially charged off when, based on management’s assessment, it has been determined that it is highly probable that the Company would not collect all principal and interest payments according to the contractual terms of the loan agreement. This assessment is determined based on a detailed review of all substandard and doubtful loans each month. This review considers such criteria as the value of the underlying collateral, financial condition and reputation of the borrower and guarantors and the amount of the borrower’s equity in the loan. The Company’s charge-off policy has remained materially unchanged for all periods presented.

At times, the Company will charge off a portion of a nonperforming or impaired loan versus recording a specific reserve. The decision to charge off a portion of the loan is based on specific facts and circumstances unique to each loan. General criteria considered are: the probability that the Company will foreclose on the property, the value of the underlying collateral compared to the principal amount outstanding on the loan and the personal guarantees associated with the loan. For the years ended December 31, 2014 and 2013, partial charge-offs were $864 and $4,994, respectively, on nonperforming and impaired loans of $3,545 and $7,578, respectively.

Partial charge-offs impact the Company’s credit loss metrics and trends, in particular a reduction in the coverage ratio, by decreasing substandard loan balances, decreasing capital and increasing the historical loss factor used in the calculation of the allowance for loan losses. However, the impact of the historical loss factor on the allowance for loan losses would be slightly offset by the fact that the charge-off reduces the overall loan balance.

JACKSONVILLE BANCORP, INC.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Overdrawn customer checking accounts are reclassified as commercial loans and are evaluated on an individual basis for collectability. These balances are included in the estimate of allowance for loan losses and are charged off when collectability is considered doubtful. As of December 31, 2014 and 2013, overdrawn customer checking accounts reclassified as commercial loans were $78 and $37, respectively.

Certain Purchased Loans

As part of our merger with Atlantic BancGroup, Inc. (“ABI”) in November 2010, the Company purchased individual loans and groups of loans, some of which have shown evidence of credit deterioration since origination. These purchased loans were recorded at fair value, such that there is no carryover of the seller’s allowance for loan losses. Fair values were preliminary and subject to refinement for up to one year after the closing date of the merger as new information relative to the closing date fair value became available. After acquisition, losses are recognized by an increase in the allowance for loan losses if the reason for the loss was due to events and circumstances that did not exist as of the acquisition date. If the reason for the loss was due to events and circumstances that existed as of the acquisition date due to new information obtained during the measurement period (i.e., 12 months from date of acquisition), that, if known, would have resulted in the recognition of additional deterioration, the additional deterioration was recorded as additional carrying discount with a corresponding increase to goodwill.

The Company purchased loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. Such purchased loans are accounted for individually. The Company estimates the amount and timing of expected cash flows for each purchased loan, and the expected cash flows in excess of the amount paid are recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (non-accretable difference).

Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income as earned.

Loans Held-for-Sale

Loans intended for sale to independent investors are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. The Company had no loans classified as held-for-sale as of December 31, 2014 and 2013, respectively.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is likely. Subsequent recoveries, if any, are credited to the allowance.

JACKSONVILLE BANCORP, INC.

The allowance consists of specific and general components. The specific components relate to loans that are individually classified as impaired. The general components relate to all loans not specifically identified as impaired and are modeled on loss by portfolio and weighted by recent historic data and economic factors.

The Company’s policy for assessing loans for impairment is the same for all classes of loans and is included in our allowance for loan losses policy. The Company classifies a loan as impaired when it is probable that the Company will be unable to collect all amounts due, including both principal and interest, according to the contractual terms of the loan agreement. An impairment determination is performed utilizing the following general factors: (i) a risk rating of substandard or doubtful, (ii) a loan amount greater than $100, and/or (iii) a past due aging of 90 days or more. In addition, the Company also considers the following: the financial condition of the borrower, the Company’s best estimate of the direction and magnitude of any future changes in the borrower’s financial condition, the fair value of collateral if the loan is collateral dependent, the loan’s observable market price, expected future cash flows and, if a purchased loan, the amount of the remaining unaccreted carrying discount. For loans acquired in the acquisition of ABI, if the loss was attributed to events and circumstances that existed as of the acquisition date as a result of new information obtained during the measurement period (i.e., 12 months from date of acquisition) that, if known, would have resulted in the recognition of additional deterioration, the additional deterioration was recorded as additional carrying discount with a corresponding increase to goodwill. If not, the additional deterioration was recorded as additional provision expense with a corresponding increase in the allowance for loan losses. After the measurement period, any additional impairment above the current carrying discount is recorded as additional provision expense with a corresponding increase in the allowance for loan losses.

If a loan is deemed to be impaired, a portion of the allowance for loan losses may be allocated so that the loan is reported net, at the present value of estimated expected future cash flows, using the loan’s existing rate, or at the fair value of collateral if repayment is expected solely from the sale of the collateral. If an impaired loan is on nonaccrual, then recognition of interest income would follow our nonaccrual policy, which is to no longer accrue interest and account for any interest received on the cash-basis or cost-recovery method until qualifying again for interest accrual. If an impaired loan is not on nonaccrual, then recognition of interest income would accrue on the unpaid principal balance based on the contractual terms of the loan. All impaired loans are reviewed on at least a quarterly basis for changes in the measurement of impairment. For impaired loans measured using the present-value-of-expected-cash-flows method, any change to the previously recognized impairment loss is recognized as a change in the allowance for loan loss account and recorded in the Consolidated Statement of Operations as a component of the provision for loan losses.

Loans, for which the terms have been modified and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Troubled debt restructurings are measured at the present value of estimated expected future cash flows using the loan’s effective rate at inception. Key factors that the Company considers at the time a loan is restructured to determine whether the loan should accrue interest include if the loan is less than 90 days past due and if the loan is in compliance with the modified terms of the loan. The Company determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms by performing an analysis that documents exactly how the loan is expected to perform under the modified terms. Once loans become troubled debt restructurings, they remain troubled debt restructurings until they mature or are paid off in the normal course of business.

JACKSONVILLE BANCORP, INC.

The general component covers all other loans not identified as impaired and is based on historical losses with consideration given to current environmental factors. The historical loss component of the allowance is determined by losses recognized by each portfolio segment over the preceding five years with the most recent years carrying more weight. This is supplemented by the risks for each portfolio segment. In calculating the historical component of our allowance, we aggregate the portfolio segments by class of loans as follows: commercial loans, residential real estate mortgage loans, commercial real estate mortgage loans (which includes construction and land loans), and consumer and other loans. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. Actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: the concentration of watch and substandard loans as a percentage of total loans, levels of loan concentration within a portfolio segment or division of a portfolio segment and broad economic conditions.

There have been no material changes in the Company’s allowance for loan loss policies or methodologies during the year ended December 31, 2014.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Estimated Useful Life
Furniture, fixtures and equipment	3 to 10 years
Buildings and related components	5 to 40 years

Leasehold improvements are amortized over the estimated useful life of the improvements or the lease term, whichever is shorter. Expenditures for repairs, maintenance and minor improvements are expensed as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Gains or losses upon retirement or disposal of premises and equipment are included in noninterest expense.

Long-lived assets, other than goodwill and indefinite lived intangible assets, are reviewed for impairment when events or circumstances indicate their carrying amount may not be recoverable based on future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Assets Held-for-Sale

The Company reclassifies long-lived assets to assets held-for-sale when all required criteria for such reclassification are met. The assets held for sale are recorded at the lower of the carrying value or fair value less costs to sell. An asset held-for-sale must meet the following conditions: (1) management, having authority to approve the action, commits to a plan to sell the asset, (2) the asset is available for immediate sale in its present condition, (3) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated, (4) the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year, (5) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

JACKSONVILLE BANCORP, INC.

In the second quarter of 2014, a determination was made that certain assets met the criteria to be classified as held-for-sale. In the third quarter of 2014, the fair value for the related assets was less than their carrying value. Therefore, a loss of $140 has been recorded to noninterest expense. Please refer to Note 22 – Assets Held for Sale for additional information.

Other Real Estate Owned (OREO)

Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at estimated fair value, less costs to sell the property, with any difference between the fair value of the property and the carrying value of the loan being charged to the allowance for loan losses.

Fair values are preliminary and subject to refinement after the acquisition date as new information relative to the acquisition date fair value becomes available. Valuation adjustments and gains or losses recognized on the sale of these properties occurring within 90 days of acquisition are charged against, or credited to, the allowance for loan losses. Subsequent changes in fair value are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Those subsequent changes, as well as any gains or losses recognized on the sale of these properties, are included in noninterest expense. Operating costs after acquisition are expensed as incurred.

Federal Home Loan Bank (FHLB) Stock

The Bank, as a member of the FHLB system, is required to own a certain amount of stock based on the level of borrowings as well as other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Bank-Owned Life Insurance

The Bank has purchased life insurance policies on certain key employees. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract as of the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Other Intangible Assets

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill resulting from business combinations after January 1, 2009 is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets on the Consolidated Balance Sheets consist of a core deposit intangible asset arising from the acquisition of ABI which is amortized on an accelerated method over its estimated useful life of eight years.

JACKSONVILLE BANCORP, INC.

Goodwill and other intangible assets are reviewed for impairment at least annually as of September 30th. An interim review is performed between annual testing whenever events or changes in circumstances indicate the carrying amount of such assets may be impaired. Goodwill has been the only intangible asset with an indefinite life on the Company’s Consolidated Balance Sheets, the balance of which was deemed fully impaired as a result of the annual impairment analysis as of September 30, 2012.

Derivative Financial Instruments

At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge.  These three types are (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (ii) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (iii) an instrument with no hedging designation (“stand-alone derivative”).  The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions, at the inception of the hedging relationship.  This documentation includes linking the cash flow hedge to the specific liability on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments used are highly effective in offsetting changes in cash flows of the hedged item.

Derivative financial instruments are principally used by the Company to manage its interest rate risk position. During the year ended December 31, 2009, the Company entered into an interest rate swap transaction to mitigate interest rate risk exposure related to its subordinated debt. The interest rate swap was designated as a cash flow hedge. For a derivative financial instrument designated as a cash flow hedge, gains or losses on the derivative are reported in other comprehensive income and reclassified into earnings for the same periods during which the hedged transaction affects earnings. Any change in the fair value of the derivative that is not highly effective in hedging the change in expected cash flows of the hedged item would be recognized immediately in current earnings. Net cash settlements are recorded in interest income or interest expense based on the item being hedged. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative is settled or terminates, or treatment of the derivative as a hedge is no longer appropriate or intended. When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income.  When a cash flow hedge is discontinued but the hedged cash flows are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods for which the hedged transactions will affect earnings.

Share-based Compensation

Compensation cost is recognized for stock options and restricted stock units awards issued to employees based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of Bancorp’s common stock at the date of grant is used for restricted stock units awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

JACKSONVILLE BANCORP, INC.

Convertible Securities

On December 31, 2012, the Company completed a $50,000 private placement capital raise (the “Private Placement”) whereby Bancorp sold a total of 50,000 shares of Mandatorily Convertible, Noncumulative, Nonvoting Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”) at a purchase price of $1,000 per share. Please refer to Note 2—Capital Raise Transactions for additional information regarding the Private Placement and Note 14—Shareholders’ Equity for additional information pertaining to the Series A Preferred Stock.

Pursuant to the Series A Preferred Stock designation, the Series A Preferred Stock was mandatorily convertible into shares of the Company’s common stock, par value $0.01 per share, and a new class of nonvoting common stock, par value $0.01 per share, upon receipt of requisite approval by the Company’s shareholders. As of the date of issuance, the effective conversion price of $9.71 per share was less than the fair value of $16.00 per share of the Company’s common stock. In accordance with U.S. GAAP, the Series A Preferred Stock was deemed to include a beneficial conversion feature with an intrinsic value of $6.29 per share for a total discount of $31,464. On the date of conversion, the discount due to the beneficial conversion feature was recognized as an implied preferred stock dividend. This noncash, implied dividend decreased retained earnings and net income available to common shareholders in the earnings per share calculation.

Income Taxes

Income tax expense or benefit is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more-likely-than-not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more-likely-than-not” test, no tax benefit is recorded. There were no uncertain tax positions taken by the Company for the years ending December 31, 2014 and 2013, respectively.

The Company’s returns are subject to examination by taxing authorities for all years after 2010. The Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax returns for 2011 and 2012 in the fourth quarter of 2013.  Resolution of this examination did not result in a material impact on the financial position or results of operations of the Company. The Company recognizes interest and/or penalties related to income tax matters in income tax expense, if applicable.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes the dilutive effect of additional potential common shares issuable under stock options and shares issuable in the conversion of the Series A Preferred Stock (if outstanding). Common equivalent shares are excluded from the computation in periods in which they would have an anti-dilutive effect. Please refer to Note 20—Earnings Per Share for additional information regarding the calculation of basic and diluted earnings (loss) per common share and the dilutive impact of the stock options and the conversion of the Series A Preferred Stock.

JACKSONVILLE BANCORP, INC.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized holding gains and losses on securities available-for-sale and unrealized derivative gains and losses on cash flow hedges. These amounts are also recognized as separate components of equity within Accumulated Other Comprehensive Income on the Consolidated Balance Sheets.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently such matters that will have a material effect on the Consolidated Financial Statements.

Restrictions on Cash

Cash on hand or on deposit with the Federal Reserve Bank is required to meet regulatory reserve and clearing requirements.

Dividend Restrictions

Bank regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to Bancorp or by Bancorp to its shareholders.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15—Fair Value. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Reclassifications

Certain amounts in the prior year’s financial statements were reclassified to conform to the current year’s presentation. These reclassifications had no impact on the prior periods’ net income or shareholders’ equity.

Bancorp’s Board of Directors implemented a 1-for-20 reverse stock split of Bancorp’s outstanding shares of common stock and nonvoting common stock effective October 24, 2013. As a result of the reverse stock split, each 20 shares of issued and outstanding common stock, par value $0.01 per share, and nonvoting common stock, par value $0.01 per share, respectively, were automatically and without any action on the part of the respective holders combined and reconstituted as one share of the respective class of common equity as of the effective date. Consequently, the aggregate par value of common stock and nonvoting common stock eliminated in the reverse stock split was reclassed on the Company’s Consolidated Balance Sheets from the respective class of common equity to additional paid-in capital. Additional adjustments were made to the aforementioned accounts as a result of rounding to avoid the existence of fractional shares. All share and per share information in the Consolidated Financial Statements and the accompanying notes have been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

JACKSONVILLE BANCORP, INC.

Recently Issued Accounting and Reporting Standards

In July 2013, the FASB issued an accounting standards update that requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with specified exceptions. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available as of the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist as of the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this update were effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. No new recurring disclosures are required by this update. The Company has evaluated this standard and determined that it will not have a material effect on the Company’s Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) (ASU 2014-09).  This update to the Accounting Standards Codification is the culmination of efforts by the FASB and the International Accounting Standards Board to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards and creates a new Topic 606 – Revenue from Contracts with Customers.  ASU 2014-09 supersedes Topic 605 – Revenue Recognition and most industry-specific guidance.  The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance in ASU 2014-09 describes a five-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information.  The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and early application is not allowed.  The Company is currently evaluating the effects of ASU 2014-09 on its Consolidated Financial Statements and disclosures, if any.

In August 2014, the FASB issued a new standard, ASU No. 2014-15 Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will have to assess if there is substantial doubt about the entity’s ability to continue as a going concern within one year after the issuance date. Management must consider relevant conditions that are known (and reasonably knowable) at the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. The definition of substantial doubt incorporates a likelihood threshold of “probable” similar to the current use of the term in U.S. GAAP for loss contingencies. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier application is permitted. The Company is currently evaluating the effects of ASU 2014-15 on its Consolidated Financial Statements and disclosures, if any.

JACKSONVILLE BANCORP, INC.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2—CAPITAL RAISE TRANSACTIONS

2012 Capital Raise Activities

During the year ended December 31, 2012, the Company executed a financial advisory agreement with an investment banking firm to assist in raising capital. On August 22, 2012, Bancorp executed a stock purchase agreement (the “Original Stock Purchase Agreement”) with its largest shareholder, CapGen Capital Group IV LP (“CapGen”), for the sale to CapGen of up to 25,000 shares of Bancorp’s Series A Preferred Stock, at a purchase price of $1,000 per share, subject to the terms and conditions contained in the Original Stock Purchase Agreement. The Original Stock Purchase Agreement was executed in connection with Bancorp’s private offering to accredited investors of an aggregate of 50,000 shares of Series A Preferred Stock at a purchase price of $1,000 per share (the “Private Placement”).

On September 27, 2012, as a part of a bridge financing, Bancorp and CapGen entered into a subscription agreement under which Bancorp sold to CapGen 5,000 shares of Bancorp’s newly designated Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B, par value $0.01 per share (“Series B Preferred Stock”), at a purchase price of $1,000 per share for an aggregate of $5,000 (the “Series B Sale”). In connection with the Series B Sale and also on September 27, 2012, Bancorp and CapGen entered into an exchange agreement whereby Bancorp agreed to exchange shares of Series B Preferred Stock for shares of Series A Preferred Stock concurrently with the issuance of shares of Series A Preferred Stock in the Private Placement, unless such shares of Series B Preferred Stock were first redeemed by Bancorp.

On December 31, 2012, Bancorp entered into an amended and restated stock purchase agreement (the “Restated Stock Purchase Agreement”) with CapGen and 29 other accredited investors for the sale of 50,000 shares of Series A Preferred Stock at a price of $1,000 per share, subject to the terms and conditions contained in the Restated Stock Purchase Agreement. The Private Placement closed on the same date for an aggregate of $50,000. Included in the 50,000 shares of Series A Preferred Stock sold in the Private Placement were 5,000 shares of Series A Preferred Stock issued to CapGen in exchange for the 5,000 shares of Series B Preferred Stock purchased by CapGen in the Series B Sale, pursuant to an amended and restated exchange agreement between Bancorp and CapGen dated December 31, 2012. Also included in the shares sold in the Private Placement was an aggregate of 2,265 shares of Series A Preferred Stock sold through individual subscription agreements to certain of Bancorp’s directors, executive officers and other related parties (the “Subscribers”) for consideration of an aggregate of $465 in cash and $1,800 in the cancellation of outstanding debt under the Company’s revolving loan agreements held by certain of the Subscribers and/or their related interests. As a result of this transaction, no one entity owns more than 50% of Bancorp’s voting equity.

Pursuant to the Series A Preferred Stock designation, the Series A Preferred Stock was mandatorily convertible into shares of Bancorp’s common stock and a new class of nonvoting common stock upon receipt of requisite approvals by Bancorp’s shareholders. On February 18, 2013, the Company received shareholder approvals to amend its Amended and Restated Articles of Incorporation to (i) increase the number of authorized shares of the Company’s common stock to 20,000,000, and (ii) authorize 5,000,000 shares of a new class of nonvoting common stock, par value $0.01 per share (the “Capital Amendment”). On the same date, the Company also received shareholder approval to issue an aggregate of 5,000,000 shares of its common stock and nonvoting common stock in the conversion of the 50,000 outstanding shares of the Company’s Series A Preferred Stock.

JACKSONVILLE BANCORP, INC.

On February 19, 2013, the Company filed the Capital Amendment with the Florida Secretary of State, and on the same date, all of the outstanding shares of the Company’s Series A Preferred Stock automatically converted into an aggregate of 2,382,000 shares of common stock and 2,618,000 shares of nonvoting common stock (the “Conversion”). The Conversion was based on a conversion price of $10.00 per share and a conversion rate of 100 shares of common stock and/or nonvoting common stock for each share of Series A Preferred Stock outstanding.

Net proceeds from the issuance of preferred stock in the amount of $45,140 were used for general operating expenses, mainly for the subsidiary bank, to improve capital ratios, and to support the Company’s business strategy going forward. Please refer to Note 14—Shareholders’ Equity for additional information pertaining to the Company’s equity securities issued in conjunction with the previously described capital raise transactions.

Immediately prior to the closing of the Private Placement, the Bank sold $25,134 of other real estate owned, nonaccrual loans, loans with a history of being past due, and other loans that were part of an overall customer relationship to a real estate investment firm, who was also an investor in the Private Placement, for a purchase price of $11,705 (the “Asset Sale”). Total assets sold in the Asset Sale included loans of $24,601 and other real estate owned of $533. Total proceeds of $11,705 included proceeds from the sale of loans of $11,313 and proceeds from the sale of other real estate owned of $392. Please refer to Note 4—Loans and Allowance for Loan Losses for additional information related to loans sold in the Asset Sale.

2013 Capital Raise Activities

On August 21, 2013, the Company distributed to its eligible existing shareholders nontransferable subscription rights to purchase shares of the Company’s common stock at a subscription price of $10.00 per share. The subscription rights entitled the holders of our common stock as of August 20, 2013 (excluding participants in the Private Placement) to purchase an aggregate of approximately 500,000 shares of the Company’s common stock. The subscription period for the rights offering expired on September 20, 2013 and resulted in the sale of 104,131 shares of the Company’s common stock for an aggregate of $1,041, or $937 net of offering expenses.

Concurrently with the rights offering, the Company initiated a public offering of shares of the Company’s common stock not subscribed for in the rights offering at an equal subscription price of $10.00 per share. At the completion of the rights offering, 395,869 shares of common stock remained available for sale in the public offering.

The public offering expired on October 4, 2013 whereby the Company sold all remaining shares of common stock available for sale for an aggregate of $3,959, or $3,226 net of offering expenses. As a result of the concurrent offerings, the Company sold a total of 500,000 shares of common stock for aggregate proceeds of $5,000. Total net proceeds in the amount of $4,163 will be used for general operating expenses.

Management’s Plans

The Company’s strategic initiatives address the actions necessary to restore profitability and achieve full compliance with all outstanding regulatory agreements. In addition to the capital raise transactions described in the preceding paragraphs, management has also pursued, and will continue to pursue, various options to aid in the steady improvement of the Company’s results of operations.

JACKSONVILLE BANCORP, INC.

In the fourth quarter of 2013, Bancorp’s Board of Directors implemented a 1-for-20 reverse stock split of the Company’s issued and outstanding shares of common stock and nonvoting common stock in an effort to increase the market price of the Company’s common stock and thereby enhance the overall liquidity of issued and outstanding shares of common stock and nonvoting common stock and regain compliance with NASDAQ continued listing standards. As of the effective date of the reverse stock split, the Company’s per share market price increased from $0.51 to $10.20. On November 7, 2013, the Company received notification that it had regained compliance with the Minimum Bid Price Rule and, therefore, was no longer subject to delisting from the NASDAQ Stock Market. However, there can be no assurance that the reverse stock split, or any other measures taken by Bancorp’s Board of Directors to increase the market price of the Company’s common stock, will result in the intended benefits or have a sustainable impact going forward. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

Management believes that the Company’s recapitalization plan that was executed in 2012 and completed in 2013, combined with the strategic initiative to accelerate the disposal of substandard assets, has enabled the Company to restore capital to prescribed regulatory levels. During the year ended December 31, 2014 and going forward, the Company intends to maintain the quality of its loan portfolio through the continued reduction of problem assets in a prudent and reasonable manner and to continue to improve the overall credit process including, but not limited to, loan origination disciplines, strict underwriting criteria, and succinct funding and onboarding processes. In addition, the Company will carry on with the repositioning of its loan and deposit portfolio mix to better align with our targeted market segment of professional services, wholesalers, distributors, and other service industries. During the second quarter of 2014, the Company announced a reduction in workforce of approximately 16%. Affected employees were provided comprehensive severance packages that were paid out in the third quarter of 2014. In October 2014, the Company announced a second reduction to the Bank’s workforce of approximately 10%. Impacted employees were provided comprehensive severance packages that were accrued for in the fourth quarter of 2014 and paid out in the fourth quarter of 2014 through the first quarter of 2015. This action occurred to better align the Company’s processes and procedures with the best industry practices and standards. The total reduction in workforce resulted in the elimination of 32.5 positions at the Bank, or approximately 30% of the workforce, and total restructuring costs of $111.

NOTE 3—INVESTMENT SECURITIES

The following table summarizes the amortized cost and fair value of the Company’s investment securities portfolio as of December 31, 2014 and 2013 and the corresponding amounts of unrealized gains and losses therein:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2014
Available-for-sale:
U.S. government-sponsored entities and agencies	$7,019	$161	$(23)	$7,157
State and political subdivisions	6,535	525	-	7,060
Mortgage-backed securities - residential	30,454	928	(22)	31,360
Collateralized mortgage obligations	29,306	94	(438)	28,962
Corporate bonds	3,025	69	-	3,094
Total available-for-sale securities	$76,339	$1,777	$(483)	$77,633

December 31, 2013
Available-for-sale:
U.S. government-sponsored entities and agencies	$8,343	$123	$(70)	$8,396
State and political subdivisions	7,762	342	(67)	8,037
Mortgage-backed securities - residential	32,709	686	(170)	33,225
Collateralized mortgage obligations	32,791	143	(956)	31,978
Corporate bonds	3,037	104	(6)	3,135
Total available-for-sale securities	$84,642	$1,398	$(1,269)	$84,771

JACKSONVILLE BANCORP, INC.

During the years ended December 31, 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.

The following table summarizes the proceeds from sales of available-for-sale securities and the associated gains and losses for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Gross gains	$-	$601
Gross losses	-	(164)
Net gain	$-	$437
Proceeds	$-	$14,434

The amortized cost and fair value of the investment securities portfolio as of December 31, 2014 are presented below in order of contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities – residential and collateralized mortgage obligations, are shown separately.

(Dollars in thousands)	Amortized Cost	Fair Value
Available-for-sale:
Within one year	$500	$504
One to five years	1,900	1,969
Five to ten years	3,797	3,855
Beyond ten years	10,382	10,983
Mortgage-backed securities – residential	30,454	31,360
Collateralized mortgage obligations	29,306	28,962
Total	$76,339	$77,633

The carrying amounts of securities pledged were $6,840 and $7,242 as of December 31, 2014 and 2013, respectively. These amounts were pledged to secure the available “Borrower in Custody” line of credit with the Federal Reserve Bank and serve as collateral required by the State of Florida.

JACKSONVILLE BANCORP, INC.

The following table summarizes the investment securities with unrealized losses as of December 31, 2014 and 2013 by aggregated major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
(Dollars in thousands) December 31, 2014	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Available-for-sale:
U.S. government-sponsored entities and agencies	$-	$-	$977	$(23)	$977	$(23)
State and political subdivisions	-	-	-	-	-	-
Mortgage backed securities – residential	1,849	(1)	1,192	(21)	3,041	(22)
Collateralized mortgage obligations	6,599	(40)	11,258	(398)	17,857	(438)
Corporate bonds	-	-	-	-	-	-
Total available-for-sale securities	$8,448	$(41)	$13,427	$(442)	$21,875	$(483)

	Less Than 12 Months		12 Months or Longer		Total
(Dollars in thousands) December 31, 2013	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
Available-for-sale:
U.S. government-sponsored entities and agencies	$1,828	$(70)	$-	$-	$1,828	$(70)
State and political subdivisions	1,015	(67)	-	-	1,015	(67)
Mortgage backed securities – residential	7,025	(170)	-	-	7,025	(170)
Collateralized mortgage obligations	17,686	(674)	5,131	(282)	22,817	(956)
Corporate bonds	994	(6)	-	-	994	(6)
Total available-for-sale securities	$28,548	$(987)	$5,131	$(282)	$33,679	$(1,269)

As of December 31, 2014 and 2013, respectively, the Company’s security portfolio consisted of $77,633 and $84,771 in available-for-sale securities, of which $21,875 and $33,679 were in an unrealized loss position for the related periods. These unrealized losses were related to all securities types held by the Company, as discussed below.

U.S. Government-Sponsored Entities and Agency Securities (“U.S. Agency Securities”)

All of the U.S. Agency Securities held by the Company were issued by U.S. government-sponsored entities and agencies. As of December 31, 2014 and 2013, the number of U.S. Agency Securities with unrealized losses were one and two, respectively. As of December 31, 2014 and 2013, these securities had depreciated 2.30% and 3.67%, respectively, from the Company’s amortized cost basis. The decline in fair value was attributable to changes in interest rates, not credit quality.

State and Political Securities (“Municipal Bonds”)

All of the Municipal Bonds held by the Company were issued by a state, city or other local government and represent general obligations of the issuer that are secured by specified revenues. As of December 31, 2014 and 2013, the number of Municipal Bonds with unrealized losses were none and two, respectively. As of December 31, 2014 and 2013, these securities had depreciated 0% and 6.16%, respectively, from the Company’s amortized cost basis. The decline in fair value was primarily attributable to changes in interest rates rather than the ability or willingness of the municipality to repay.

JACKSONVILLE BANCORP, INC.

Mortgage-backed Securities – Residential (“Mortgage-backed Securities”)

All of the Mortgage-backed Securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Ginnie Mae and Fannie Mae, institutions which have the full faith and credit of the U.S. government. As of December 31, 2014 and 2013, the number of Mortgage-backed Securities with unrealized losses were three and eight, respectively. As of December 31, 2014 and 2013, these securities had depreciated 0.71% and 2.37%, respectively, from the Company’s amortized cost basis. The decline in fair value was attributable to changes in interest rates, not credit quality.

Collateralized Mortgage Obligations

All of the collateralized mortgage obligation securities held by the Company were issued by U.S. government-sponsored entities and agencies, primarily Ginnie Mae, an institution which has the full faith and credit of the U.S. government. As of December 31, 2014 and 2013, the number of Collateralized Mortgage Obligations with unrealized losses were 18 and 17, respectively. As of December 31, 2014 and 2013, these securities had depreciated 2.40% and 4.02%, respectively, from the Company’s amortized cost basis. The decline in fair value was attributable to changes in interest rates, not credit quality.

Corporate Bonds

All of the corporate bonds held by the Company were debt obligations issued by corporations, with no inherent claim to ownership. As of December 31, 2014 and 2013, the number of Corporate Bonds with unrealized losses were none and one, respectively. As of December 31, 2014 and 2013, these securities had depreciated 0% and 0.61%, respectively, from the Company’s amortized cost basis. The decline in fair value was attributable to changes in interest rates, not the credit quality of the issuer.

Other-Than-Temporary Impairment

Because the Company does not have the intent to sell these securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these to be other-than-temporarily impaired as of December 31, 2014 and 2013. For additional information regarding the Company’s policy on evaluating securities for OTTI, please refer to Note 1—Summary of Significant Accounting Policies.

For the years ended December 31, 2014 and 2013, there were no credit losses recognized in earnings.

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans as of December 31, 2014 and 2013 were as follows:

(Dollars in thousands)	2014	2013
Commercial loans	$57,876	$43,855
Real estate mortgage loans:
Residential	71,002	71,192
Commercial	222,468	223,182
Construction and land	22,319	30,355
Consumer and other loans	1,489	2,041
Loans, gross	375,154	370,625
Less:
Net deferred loan fees	(498)	(273)
Allowance for loan losses	(14,377)	(15,760)
Loans, net	$360,279	$354,592

Loans acquired as a result of the merger with ABI were recorded at fair value on the date of acquisition. The amounts reported in the table above are net of the fair value adjustments. The tables below reflect the contractual amount of purchased loans less the discount to principal balances remaining from these fair value adjustments by class of loan as of December 31, 2014 and 2013. This discount will be accreted into interest income as deemed appropriate over the remaining term of the related loans.

(Dollars in thousands)	Gross Contractual
December 31, 2014	Amount Receivable	Discount	Carrying Balance
Commercial loans	$1,758	$144	$1,614
Real estate mortgage loans:
Residential	15,748	761	14,987
Commercial	37,481	2,167	35,314
Construction and land	3,452	334	3,118
Consumer and other loans	400	3	397
Total	$58,839	$3,409	$55,430

	Gross Contractual
December 31, 2013	Amount Receivable	Discount	Carrying Balance
Commercial loans	$2,165	$175	$1,990
Real estate mortgage loans:
Residential	20,614	1,282	19,332
Commercial	44,249	3,026	41,223
Construction and land	4,763	412	4,351
Consumer and other loans	468	6	462
Total	$72,259	$4,901	$67,358

The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The three portfolio segments identified by the Company are described below.

Commercial Loans

Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from operating cash flows. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, loans are secured by a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured with short-term assets whereas long-term loans are primarily secured with long-term assets. Credit risk is mitigated by the diversity and number of borrowers as well as loan type within the commercial portfolio.

JACKSONVILLE BANCORP, INC.

Real Estate Mortgage Loans

Real estate mortgage loans are typically segmented into three classes: commercial real estate, residential real estate and construction and land development. Commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the underwriting guidelines authorized by the Bank’s Board. Such standards include, among other factors, loan-to-value limits, debt service coverage and general creditworthiness of the obligors. Residential real estate loans are underwritten in accordance with policies set forth and approved by the Bank’s Board, including repayment capacity and source, value of the underlying property, credit history, stability and purchaser guidelines. Construction loans to borrowers are to finance the construction of owner occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Bank carefully monitors these loans with on-site inspections and requires the receipt of invoices and lien waivers prior to advancing funds. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Bank considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Bank also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development of either commercial or residential use by the borrower. The Bank carefully analyzes the intended use of the property and the viability thereof.

Repayment of real estate loans is primarily dependent upon the personal income or business income generated by the secured property of the borrowers, which can be impacted by the economic conditions in their market area. Risk is mitigated by the fact that the properties securing the Company’s real estate loan portfolio are diverse in type and spread over a large number of borrowers.

Consumer and Other Loans

Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Activity in the allowance for loan losses by portfolio segment for years ended December 31, 2014 and 2013 was as follows:

(Dollars in thousands)	2014	2013
Allowance at beginning of period	$15,760	$20,198
Charge-offs:
Commercial loans	347	140
Real estate mortgage loans	2,599	5,536
Consumer and other loans	476	176
Total charge-offs	3,422	5,852
Recoveries:
Commercial loans	47	93
Real estate mortgage loans	1,681	459
Consumer and other loans	24	47
Total recoveries	1,752	599
Net charge-offs	1,670	5,253
Provision for loan losses charged to operating expenses:
Commercial loans	377	194
Real estate mortgage loans	(841)	185
Consumer and other loans	751	436
Total provision	287	815
Allowance at end of period	$14,377	$15,760

JACKSONVILLE BANCORP, INC.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of December 31, 2014 and 2013:

(Dollars in thousands)	Commercial	Real Estate	Consumer and
December 31, 2014	Loans	Mortgage Loans	Other Loans	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$21	$539	$-	$560
Collectively evaluated for impairment	1,270	11,622	925	13,817
Loans acquired with deteriorated credit quality	-	-	-	-
Total ending allowance balance	$1,291	$12,161	$925	$14,377
Loans:
Loans individually evaluated for impairment	$21	$16,033	$28	$16,082
Loans collectively evaluated for impairment	57,749	285,371	1,461	344,581
Loans acquired with deteriorated credit quality	106	14,385	-	14,491
Total ending loans balance	$57,876	$315,789	$1,489	$375,154

	Commercial	Real Estate	Consumer and
December 31, 2013	Loans	Mortgage Loans	Other Loans	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$223	$1,608	$323	$2,154
Collectively evaluated for impairment	992	11,919	303	13,214
Loans acquired with deteriorated credit quality	-	392	-	392
Total ending allowance balance	$1,215	$13,919	$626	$15,760
Loans:
Loans individually evaluated for impairment	$304	$19,783	$364	$20,451
Loans collectively evaluated for impairment	43,449	286,188	1,676	331,313
Loans acquired with deteriorated credit quality	102	18,758	1	18,861
Total ending loans balance	$43,855	$324,729	$2,041	$370,625

The following table presents loans individually evaluated for impairment, by class of loans as of December 31, 2014 and 2013:

	2014			2013
(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Commercial loans	$-	$-	$-	$43	$43	$-
Real estate mortgage loans:
Residential	2,288	2,211	-	2,341	2,286	-
Commercial	14,012	11,104	-	4,643	4,395	-
Construction and land	1,174	1,126	-	8,586	4,806	-
Consumer and other loans	31	28	-	40	40	-
With an allowance recorded:
Commercial loans	$21	$21	$21	$264	$261	$223
Real estate mortgage loans:
Residential	692	629	103	1,597	1,574	209
Commercial	489	489	214	7,910	6,062	1,001
Construction and land	493	474	222	667	660	398
Consumer and other loans	-	-	-	341	324	323
Total	$19,200	$16,082	$560	$26,432	$20,451	$2,154

JACKSONVILLE BANCORP, INC.

The following tables present the average recorded investment in impaired loans and the related interest income recognized during impairment for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	Average
December 31, 2014	Impaired Loans	Interest Income	Cash-Basis
Commercial loans	$172	$-	$-
Real estate mortgage loans:
Residential	3,141	110	110
Commercial	15,184	218	218
Construction and land	3,927	40	40
Consumer and other loans	344	-	-
Total	$22,768	$368	$368

	Average
December 31, 2013	Impaired Loans	Interest Income	Cash-Basis
Commercial loans	$210	$-	$-
Real estate mortgage loans:
Residential	2,282	1	-
Commercial	8,761	199	197
Construction and land	4,792	20	19
Consumer and other loans	252	-	-
Total	$16,297	$220	$216

The following table presents the recorded investment in nonaccrual loans by class of loans as of December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Commercial loans	$21	$304
Real estate mortgage loans:
Residential	1,151	3,716
Commercial	7,408	7,105
Construction and land	574	5,517
Consumer and other loans	28	366
Total (1)	$9,182	$17,008

(1)	Includes loans acquired in the merger with ABI. As of December 31, 2014 and 2013, these amounts totaled $3,094 and $4,537, respectively.

JACKSONVILLE BANCORP, INC.

The following tables present the aging of the recorded investment in past due loans by class of loans as of December 31, 2014 and 2013:

	Past Due Loans
(Dollars in thousands) December 31, 2014	30-59 Days	60-89 Days	90 Days and Greater	Total	Loans Not Past Due	Total
Commercial loans	$218	$-	$-	$218	$57,658	$57,876
Real estate mortgage loans:
Residential	874	579	681	2,134	68,868	71,002
Commercial	5,032	1,701	4,784	11,517	210,951	222,468
Construction and land	-	-	350	350	21,969	22,319
Consumer and other loans	269	-	-	269	1,220	1,489
Total	$6,393	$2,280	$5,815	$14,488	$360,666	$375,154

	Past Due Loans
December 31, 2013	30-59 Days	60-89 Days	90 Days and Greater	Total	Loans Not Past Due	Total
Commercial loans	$-	$138	$86	$224	$43,631	$43,855
Real estate mortgage loans:
Residential	359	134	1,648	2,141	69,051	71,192
Commercial	2,558	3,103	6,475	12,136	211,046	223,182
Construction and land	-	119	4,470	4,589	25,766	30,355
Consumer and other loans	321	10	39	370	1,671	2,041
Total	$3,238	$3,504	$12,718	$19,460	$351,165	$370,625

Included in the past due loan tables above are loans acquired in the merger with ABI. The following table presents the recorded investment of these loans by class of loans as of December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
30-59 days past due	$1,885	$87
60-89 days past due	1,772	167
90 days past due and greater	833	2,709
Total past due	$4,490	$2,963

The delinquency status of purchased credit impaired loans that resulted from our acquisition of ABI is based on the contractual terms of the loan. In effect, past due status of an acquired loan is determined in the same manner as loans originated by the Bank.

Troubled Debt Restructurings

During the normal course of business, the Company may restructure or modify the terms of a loan for various reasons. The restructuring of a loan is considered a troubled debt restructuring if both (i) the borrower is experiencing financial difficulties and (ii) a concession is granted that otherwise would not have occurred under normal circumstances.

JACKSONVILLE BANCORP, INC.

The following table presents the recorded investment and specific reserves allocated to loans modified as troubled debt restructurings (“TDRs”) as of December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Recorded investment (1)	$10,794	$12,535
Specific reserves allocated (2)	372	953

(1)	Of the total recorded investment in loans modified as TDRs, $1,285 and $1,256, respectively, were for customers whose loans were collateral dependent with collateral shortfalls.
(2)	Of the specific reserves allocated to customers whose loan terms were modified as TDRs, $372 and $622, respectively, were allocated to customers whose loans were collateral dependent with collateral shortfalls.

The following table represents loans by class modified as troubled debt restructurings that occurred during the years ended December 31, 2014 and 2013, respectively:

	2014
		Outstanding Recorded Investment
(Dollars in thousands)	Number of loans	Pre-Modification	Post-Modification
Commercial loans	1	$62	$62
Real estate mortgage loans:
Residential	2	171	151
Commercial	6	3,579	3,629
Construction and land	2	281	219
Consumer and other loans	2	447	447
Total	13	$4,540	$4,508

	2013
		Outstanding Recorded Investment
	Number of loans	Pre-Modification	Post-Modification
Commercial loans	1	$66	$66
Real estate mortgage loans:
Residential	3	2,836	3,034
Commercial	2	423	423
Construction and land	5	4,433	4,413
Consumer and other loans	1	234	234
Total	12	$7,992	$8,170

The troubled debt restructurings described in the tables above include several loans modified into a multiple loan structure to accommodate the revised terms and are presented based on the number of loans pre-modification. The terms of these loans were modified as troubled debt restructurings because the borrowers were experiencing financial difficulties. During the year ended December 31, 2014, the TDRs described above did not increase the allowance for loan losses and resulted in charge-offs of $256. For the year ended December 31, 2013, the TDRs described above increased the allowance for loan losses by $703 and resulted in charge-offs of $233. For the years ended December 31, 2014 and 2013, collateral-impaired loans modified as TDRs were eight and four, respectively.

JACKSONVILLE BANCORP, INC.

All borrowers whose loans were modified as TDRs during the years ended December 31, 2014 and 2013 were experiencing financial difficulties. The TDRs that occurred during the respective years included modifications to terms that allowed borrowers to make reduced payments. Such modifications during the year ended December 31, 2014 included one, or a combination, of the following: (i) reduced fixed interest rate through maturity and an advance to cover a deficiency from sale of a separate foreclosed property, (ii) change from principal and interest payments to interest only payments for a limited period of time, (iii) reduced principal and interest payments through maturity, (iv) change from variable rate interest only payments through maturity to fixed rate interest only payments for a limited period of time and reduced principal and interest payments through maturity, (v) change from variable rate interest only payments through maturity to fixed rate and reduced principal and interest payments through maturity, (vi) proposed forgiveness of principal contingent upon the satisfaction of the modified terms, (vii) extension of maturity date with an amortization amount beyond market terms, (viii) forgiveness of principal, or (ix) modification of terms as a result of a Chapter 11 bankruptcy court approved plan.

The TDRs that occurred during the year ended December 31, 2013 included one, or a combination, of the following: (i) a forbearance of payments for a limited period of time, (ii) a change in payment terms from principal and interest to interest-only payments for a limited period of time or through maturity, (iii) reduced principal and interest payments through maturity, (iv) a reduction in the stated interest rate for a limited period of time or through maturity, (v) the assumption of additional debt to protect the Bank’s collateral position, (vi) forgiveness of principal, and (vii) proposed forgiveness of principal contingent upon the satisfaction of the modified terms. Modifications involving a reduction of the stated interest rate of the loan or interest-only payments were for a limited period of time. Principal forgiven in the amount of $565 was offset by existing reserves from purchase accounting adjustments in the amount of $545 which resulted in a net charge-off of $20.

As of December 31, 2014 and 2013, the Company had extended additional credit of $245 and $483, respectively, to customers with outstanding loans whose terms have been modified as TDRs.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. The following table presents loans by class modified as TDRs for which there was a payment default within twelve months following the modification during the years ended December 31, 2014 and 2013:

	2014		2013
(Dollars in thousands)	Number of loans	Recorded Investment	Number of loans	Recorded Investment
Real estate mortgage loans:
Commercial	1	$-	-	$-
Construction and land	-	-	1	201
Total	1	$-	1	$201

The TDR for which there was a payment default within twelve months following the modification did not impact the allowance for loan losses or result in charge-offs during the year ended December 31, 2013. There was one TDR for which there was a payment default within twelve months following the modification during the year ended December 31, 2014. The loan was charged-off in the amount of $62; as a result, there was no recorded investment as of December 31, 2014.

The terms of certain other loans that did not meet the definition of a troubled debt restructuring were modified during the years ended December 31, 2014 and 2013. These loans had a total recorded investment of $12,110 and $7,228 as of December 31, 2014 and 2013, respectively, and involved loans to borrowers who were not experiencing financial difficulties. Modifications to terms included one, or a combination of, the following: (i) allowing the borrowers to make interest-only payments for a limited period of time, (ii) adjusting the interest rate to a market interest rate through maturity, (iii) extension of interest-only payments for a limited period of time, (iv) extension of maturity date, or (v) extension of amortization period.

JACKSONVILLE BANCORP, INC.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed at least quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company determines the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (i) they become past due; (ii) management becomes aware of a deterioration in the creditworthiness of the borrower; or (iii) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or doubtful. The Company uses the following definitions for risk ratings:

Special Mention

Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard

Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful

Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

JACKSONVILLE BANCORP, INC.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans. As of December 31, 2014 and 2013, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

(Dollars in thousands)		Special
December 31, 2014	Pass	Mention	Substandard	Doubtful	Total
Commercial loans	$56,704	$1,103	$69	$-	$57,876
Real estate mortgage loans:
Residential	61,666	4,717	4,619	-	71,002
Commercial	202,225	5,278	14,965	-	222,468
Construction and land	20,799	62	1,458	-	22,319
Consumer and other loans	1,437	24	28	-	1,489
Total	$342,831	$11,184	$21,139	$-	$375,154

		Special
December 31, 2013	Pass	Mention	Substandard	Doubtful	Total
Commercial loans	$42,945	$295	$615	$-	$43,855
Real estate mortgage loans:
Residential	59,003	5,301	6,888	-	71,192
Commercial	198,447	10,836	13,899	-	223,182
Construction and land	21,652	350	8,353	-	30,355
Consumer and other loans	1,633	32	376	-	2,041
Total	$323,680	$16,814	$30,131	$-	$370,625

Included in the risk category of loans by class of loans tables above are loans acquired in the merger with ABI. The following table presents the recorded investment of these loans by class of loans as of December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Special mention	$348	$711
Substandard	7,167	9,170
Doubtful	-	-
Total	$7,515	$9,881

Purchased loans

The Company has purchased loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The following table presents the carrying amounts of these loans as of December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Commercial loans	$150	$160
Real estate mortgage loans:
Residential	3,625	5,137
Commercial	11,937	14,359
Construction and land	240	1,398
Consumer and other loans	-	2
Unpaid principal balance	$15,952	$21,056
Carrying amount	$14,491	$18,861

JACKSONVILLE BANCORP, INC.

Accretable yield, or income expected to be collected, from these loans was as follows:

(Dollars in thousands)
Balance as of December 31, 2012	$11,827
New loans purchased, including loans classified as held-for-sale	-
Accretion of income	(1,850)
Reduction for loans sold, paid off and other	110
Loans charged off	(1,094)
Reclassifications from nonaccretable difference	-
Disposals	-
Balance as of December 31, 2013	$8,993
New loans purchased, including loans classified as held-for-sale	-
Accretion of income	(1,004)
Reduction for loans sold, paid off and other	(1,632)
Loans charged off	(28)
Reclassifications from nonaccretable difference	-
Disposals	-
Balance as of December 31, 2014	$6,329

For those purchased loans disclosed above, the Company carries an allowance for loan losses of $0 and $392 for the years ended December 31, 2014 and 2013, respectively. Additionally, no allowance for loan losses related to these loans was reversed during the aforementioned time periods.

Income is not recognized on purchased credit impaired loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amount of such loans was $885 and $2,577 as of December 31, 2014 and 2013, respectively.

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2014 and 2013 were as follows:

(Dollars in thousands)	2014	2013
Land	$1,839	$2,439
Buildings	3,954	4,457
Furniture, fixtures and equipment	2,286	2,196
Leasehold improvements	2,985	2,985
Construction in progress	-	-
Premises and equipment, gross	11,064	12,077
Less:
Accumulated depreciation	(5,917)	(5,656)
Premises and equipment, net	$5,147	$6,421

Depreciation expense, including amortization of leasehold improvements, was $649 and $701 for the years ended December 31, 2014 and 2013, respectively.

JACKSONVILLE BANCORP, INC.

Operating Leases

The Company leases certain office facilities under operating leases that generally contain annual escalation clauses and renewal options. Rent expense was $1,019 and $978 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, future minimum rent commitments under non-cancelable operating leases, before considering renewal options that generally are present, were as follows:

(Dollars in thousands)
2015	$1,045
2016	580
2017	198
2018	202
2019	210
Thereafter	595
Total	$2,830

NOTE 6—OTHER REAL ESTATE OWNED

The following table presents activity in OREO for the years ended December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Beginning balance	$3,078	$6,971
Additions	3,027	4,282
Direct write-downs to income statement, net	(238)	(1,097)
Proceeds received on sales	(1,879)	(7,313)
Net gain (loss) on sales	73	235
Ending balance	$4,061	$3,078

Expenses related to OREO are included in Noninterest Expense on the Company’s Consolidated Statements of Operations. The following table presents more detailed information related to OREO expenses incurred during the years ended December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Operating expenses, net	$238	$974
Write-downs, net	238	1,097
Net (gain) loss on sales	(73)	(235)
Other real estate owned expense	$403	$1,836

NOTE 7— OTHER INTANGIBLE ASSETS

Other intangible assets consist of a core deposit intangible asset arising from the acquisition of ABI. The following table summarizes the gross carrying amount and accumulated amortization of this intangible as of December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Other intangible assets, gross	$2,453	$2,453
Less: Accumulated amortization	(1,883)	(1,604)
Other intangible assets, net	$570	$849

JACKSONVILLE BANCORP, INC.

Aggregate amortization expense for the years ended December 31, 2014 and 2013 was $279 and $411, respectively.

Estimated amortization expense for each of the next five years is as follows:

(Dollars in thousands)
2015	$222
2016	165
2017	107
2018	76
2019	-
Thereafter	-
Total	$570

NOTE 8—DEPOSITS

Time deposits of $100 or more were $99,088 and $96,999 as of December 31, 2014 and 2013, respectively. Time deposits of $250 or more were $9,430 and $11,364 as of December 31, 2014 and 2013, respectively.

Scheduled maturities of time deposits for the next five years are as follows:

(Dollars in thousands)
2015	$83,722
2016	37,356
2017	9,834
2018	1,257
2019	1,054
Thereafter	-
Total	$133,223

A fair value adjustment of $763 was recorded as of the date of the ABI merger because the weighted average interest rate of ABI’s time deposits exceeded the cost of similar wholesale funding at the time of the merger. This amount is being amortized to reduce interest expense on a declining basis over the average life of the time deposit portfolio. Amounts amortized to interest expense during the years ended December 31, 2014 and 2013 were $24 and $45, respectively.

JACKSONVILLE BANCORP, INC.

NOTE 9—RELATED PARTY TRANSACTIONS

Loans to Related Parties

Included in Loans, net on the Consolidated Balance Sheets are loans to principal officers, directors and their affiliates. Activity related to these loans during the years ended December 31, 2014 and 2013 was as follows:

(Dollars in thousands)
Balance as of December 31, 2012	$2,296
New loans and advances	444
Repayments, charge-offs, and transfers out of related party	(194)
Balance as of December 31, 2013	$2,546
New loans and advances	321
Repayments, charge-offs, and transfers out of related party	(1,152)
Balance as of December 31, 2014	$1,715

Deposits from executive officers, directors and their affiliates as of December 31, 2014 and 2013 were $11,257 and $13,011, respectively.

Loans from Related Parties

During the year ended December 31, 2011, Bancorp entered into revolving loan agreements (collectively, the “Revolvers”) with several of its directors and other related parties. The total borrowing capacity under the Revolvers was $2,200 as of December 31, 2014 and 2013. Each Revolver pays an annual rate of interest equal to 8% on a quarterly basis of the Revolver amount outstanding. To the extent that any Revolver is not fully drawn, an unused revolver fee is calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding. The Revolvers mature on January 1, 2015. There were no outstanding borrowings under the Revolvers as of December 31, 2014 and 2013. Remaining funds available were $2,200 as of the same dates.

In connection with the Private Placement, certain of the Company’s directors, executive officers and other related parties (the “Subscribers”) purchased shares of Series A Preferred Stock through individual subscription agreements. Consideration for the shares of Series A Preferred Stock sold under the Subscription Agreements included $1,800 in the cancellation of outstanding debt under the Company’s Revolvers held by such Subscribers and/or their related interests. Funds remaining available under the Revolvers as of December 31, 2012 were a direct result of this transaction.

During the second quarter of 2013, participants in the Private Placement were granted the option to reduce their loan commitments under the Revolvers based on the amount previously utilized to purchase shares of Series A Preferred Stock. If elected by June 15, 2013, this option reduced the amount of the loan commitment, as applied to each lender, to zero as of July 1, 2013 and correspondingly reduced the calculation of the unused revolver fee in future periods. As of June 15, 2013, all such participants in the Private Placement elected to reduce the amount of their loan commitments under the Revolvers resulting in a reduction of the maximum borrowings available to the Company from $4,000 as of December 31, 2012 to $2,200 as of July 1, 2013. The reduction of loan commitments on these revolving loan agreements impacted only related parties that participated in the Private Placement and did not result in any modifications to the remaining loan agreements.

JACKSONVILLE BANCORP, INC.

See Note 23 – Subsequent Events for additional information regarding revolving loan agreements.

Transactions with Principal Owners

Transactions with principal owners include those with owners of record or known beneficial owners of more than 10% of the voting interests of the Company. The Company’s largest shareholder, CapGen Capital Group IV LP (“CapGen”) and its affiliates, were the sole beneficial owner of more than 10% of the Company during the years ended December 31, 2014 and 2013. Please refer to Note 2 – Capital Raise Transactions for additional information related to transactions with CapGen during recent years.

NOTE 10—SHORT-TERM BORROWINGS AND FEDERAL HOME LOAN BANK ADVANCES

As of December 31, 2014 and 2013, advances from the FHLB were as follows:

(Dollars in thousands)	2014	2013
Overnight advances maturing daily at a daily variable interest rate of 0.36% on December 31, 2014	$-	$-
Advances maturing July 15, 2014 at a fixed rate of 2.42%	-	2,500
Advance maturing January 9, 2015 at a fixed rate of 0.88%	4,000	4,000
Advances maturing March 2, 2015 at a fixed rate of 0.76%	2,000	2,000
Advances maturing July 15, 2016 at a fixed rate of 2.81%	2,500	2,500
Advances maturing January 9, 2017 at a fixed rate of 1.40%	4,000	4,000
Advances maturing May 30, 2017 at a fixed rate of 1.23%	5,000	5,000
Total advances from the FHLB	$17,500	$20,000

Each advance is payable at its maturity date, with a prepayment penalty for early termination. The advances were collateralized by a blanket lien arrangement on the Company’s first mortgage loans, second mortgage loans and commercial real estate loans. Based upon this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow up to a total of $51,986 as of December 31, 2014 and had borrowed $17,500, leaving $34,486 available. As of December 31, 2013, the Company was eligible to borrow up to a total of $26,716 and had borrowed $20,000, leaving $6,716 available as of the same date.

During the year ended December 31, 2008, the Company established a “Borrower in Custody” line of credit with the Federal Reserve Bank by pledging collateral. The amount of this line as of December 31, 2014 and 2013 was $24,360 and $24,875, respectively, all of which was available as of the respective dates.

In the second quarter of 2014, the Bank moved the majority of its correspondent bank activity to the Federal Reserve Bank. As of December 31, 2014, the Bank had unsecured federal funds purchased accommodations with its correspondent banks totaling $19,500, all of which was available on that date. Availability of funds under the unsecured federal funds purchased accommodations are based on the Company’s capital adequacy as of that date; therefore, total funds available under these accommodations could fluctuate period-over-period.

Also included in FHLB advances and other borrowings on the Company’s Consolidated Balance Sheets were amounts related to certain loan participation agreements that were classified as secured borrowings as they did not qualify for sale accounting treatment. As of December 31, 2014 and 2013, these loan participation agreements were $129 and $153, respectively. A corresponding amount was recorded as an asset within Loans on the Company’s Consolidated Balance Sheets.

JACKSONVILLE BANCORP, INC.

Scheduled maturities of short-term borrowings and FHLB advances for the next five years are as follows:

(Dollars in thousands)
2015	$6,000
2016	2,500
2017	9,000
2018	-
2019	-
Thereafter	-
Total	$17,500

NOTE 11—SUBORDINATED DEBENTURES

The Company and ABI have participated in four offerings related to debt securities and trust preferred securities from June 17, 2004 to June 20, 2008. For the purpose of issuing the trust preferred securities, Bancorp formed the following wholly owned statutory trust subsidiaries: Jacksonville Statutory Trust I (“Trust I”), Jacksonville Statutory Trust II (“Trust II”), and Jacksonville Bancorp, Inc. Statutory Trust III (“Trust III”). Upon the successful completion of the merger with ABI during the year ended December 31, 2010, Bancorp acquired the Atlantic BancGroup, Inc. Statutory Trust I (“ABI Trust I”), which was formed by ABI for the same purpose of issuing trust preferred securities.

On June 4, 2004, December 14, 2006 and June 20, 2008 respectively, Trust I, Trust II, and Trust III used the proceeds from the issuance of trust preferred securities to acquire junior subordinated debentures of Bancorp. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities. The following table presents information related to the issuance of trust preferred securities by Bancorp during the years ended December 31, 2004, 2006, and 2008, respectively:

Statutory Trust	Type of Offering	Proceeds from Issuance	Interest Rate	Initial Interest Rate
Trust I	pooled offering	$4,000	three-month LIBOR plus 263 basis points	4.06%
Trust II	pooled offering	3,000	three-month LIBOR plus 173 basis points	7.08
Trust III	private offering	7,550	three-month LIBOR plus 375 basis points	6.55

The initial interest rates at the time of issuance for Trust I, Trust II, and Trust III are subject to change on a quarterly basis. Rates in effect for the years ended December 31, 2014 and 2013 were as follows:

Statutory Trust	2014	2013
Trust I	2.87%	2.87%
Trust II	1.97	1.97
Trust III	3.99	3.99

On September 15, 2005, ABI participated in a pooled offering of trust preferred securities and formed ABI Trust I. Upon the successful completion of the merger with ABI during the year ended December 31, 2010, Bancorp acquired ABI Trust I.  ABI Trust I used the proceeds from the issuance of $3,000 in trust preferred securities to acquire fixed/floating rate junior subordinated deferrable interest debentures of ABI. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a fixed rate of 5.89% equal to the interest rate on the debt securities, both payable quarterly for a period of five years.  Beginning on September 15, 2010, the quarterly rates became varied based on the three-month LIBOR plus 150 basis points.  The rates in effect as of December 31, 2014 and 2013 were 1.74%.

JACKSONVILLE BANCORP, INC.

A fair value adjustment of $1,596 was recorded as of the date of the ABI merger as the interest rates on the trust preferred securities were less than the cost of similar trust preferred securities at the time of the merger. This amount is being amortized to increase interest expense on a straight-line basis over the remaining life of ABI Trust I. During the years ended December 31, 2014 and 2013, amounts amortized to interest expense were $64 and $64, respectively.

On July 7, 2009, the Company entered into an interest rate swap transaction with SunTrust Bank to mitigate interest rate risk exposure on the trust preferred securities issued by Trust III. Under the terms of the agreement, the Company has agreed to pay a fixed rate of 7.53% on the notional amount of $7,550 for a period of ten years in exchange for the original floating rate contract (three-month LIBOR plus 375 basis points). Please refer to Note 12—Derivative Financial Instruments for additional information related to the terms of this agreement.

The debt securities and the trust preferred securities under the four offerings each have 30-year lives. All securities issued are callable by Bancorp or the respective trust, at their respective option after five years, and at varying premiums and sooner upon the occurrence of specific events, subject to prior approval by the Federal Reserve Board, if then required. The Company is not the primary beneficiary of these trusts (variable interest entities); therefore, the trusts are not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. There are no required principal payments on subordinated debentures over the next five years.

Interest on all subordinated debentures related to trust preferred securities is payable quarterly. Under these arrangements, the Company has the right to defer dividend payments to the trust preferred security holders for up to five years. During the year ended December 31, 2012, the Company exercised its contractual right to defer interest payments with respect to all of the outstanding trust preferred securities. Under the terms of the related indentures, the Company may defer interest payments for up to 20 consecutive quarters without default or penalty. Subsequent to their deferral, these payments were periodically evaluated and reinstated as of March 15, 2013. Previously deferred payments were paid in full as of the same date.

As of December 31, 2014 and 2013, the Company treated these trust preferred securities as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes. Please refer to Note 16—Capital Adequacy for additional information related to the Company’s treatment of the trust preferred securities in regards to its capital requirements.

NOTE 12—DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps do not represent amounts exchanged by the parties to the agreements. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

On July 7, 2009, the Company entered into an interest rate swap transaction with SunTrust Bank to mitigate interest rate risk exposure. Under the terms of the agreement, which relates to the subordinated debt issued to Trust III in the amount of $7,550, the Company agreed to pay a fixed rate of 7.53% for a period of ten years in exchange for the original floating-rate contract (three-month LIBOR plus 375 basis points).  The fair value of this derivative instrument was $725 and $765 as of December 31, 2014 and 2013, respectively. The fair value of the hedged item as of December 31, 2014 and 2013 was $4,983 and $4,636, respectively.

JACKSONVILLE BANCORP, INC.

The interest rate swap was designated as a cash flow hedge and was determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income and the aggregate fair value of the swap is recorded in Accrued Expenses and Other Liabilities on the Consolidated Balance Sheets with changes in fair value recorded in other comprehensive income (“OCI”). The amount included in accumulated other comprehensive income would be reclassified to current earnings should the hedge no longer be considered effective. The Company expects the hedge to remain fully effective during the remaining terms of the swap.

Credit risk may result from the inability of the counterparties to meet the terms of their contracts.  The Company’s exposure is limited to the replacement value of the contracts rather than the notional amount.

Summary information related to the interest rate swap as of December 31, 2014 and 2013 was as follows:

(Dollars in thousands)	2014	2013
Notional amount	$7,550	$7,550
Fair value	725	765
Cumulative unrealized losses, net of tax	(237)	(277)

The following table presents the net gains (losses) recorded in accumulated other comprehensive income and the consolidated statements of operations relating to the interest rate swap during the years ended December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Amount of gain (loss):
Recognized in OCI (effective portion)	$40	$530
Reclassified from OCI to interest income	-	-
Recognized in other noninterest income (ineffective portion)	-	-

Interest expense recorded on this swap transaction is reported as a component of Subordinated Debentures on the Consolidated Statements of Operations and totaled $271 and $268 during the years ended December 31, 2014 and 2013, respectively.

NOTE 13—LOAN COMMITMENTS AND OTHER CONTINGENT LIABILITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of variable and fixed rate financial instruments with off-balance sheet risk as of December 31, 2014 and 2013 were as follows:

	2014		2013
(Dollars in thousands)	Fixed Rates	Variable Rates	Fixed Rates	Variable Rates
Unused lines of credit	$17,751	$35,009	$6,126	$27,408
Standby letters of credit	-	912	-	826

JACKSONVILLE BANCORP, INC.

The fixed rate loan commitments as of December 31, 2014 have interest rates ranging from 2.0% to 16.5% and maturities ranging from three months to fourteen years.

NOTE 14—SHAREHOLDERS’ EQUITY

Preferred Equity

As of December 31, 2014 and 2013, Bancorp was authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. During the year ended December 31, 2012, Bancorp designated and issued two series of preferred stock in connection with the Company’s capital raise efforts. The voting and other powers, preferences and relative participating, optional or other rights, and the qualifications, limitations and restrictions of each series of Bancorp’s preferred stock are set forth in the corresponding amendment to Bancorp’s Amended and Restated Articles of Incorporation designating such series of preferred stock. Material features of each series of preferred stock are discussed below.

If declared by the Board, dividends on any outstanding shares of Bancorp’s preferred stock would reduce earnings available to common shareholders. In addition, both new series of preferred stock qualified as Tier 1 capital for regulatory purposes.

Series B Preferred Stock

The Series B Preferred Stock, designated as “Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B,” was issued and sold by Bancorp on September 27, 2012 in connection with a bridge financing transaction. The Series B Preferred Stock has a liquidation preference of $1,000 per share and ranks senior to Bancorp’s common stock and equally with the Series A Preferred Stock (described below). Holders of the outstanding shares of Series B Preferred Stock (if any) are entitled to receive, when and if declared by the Board, dividends at a rate equal to 10% per share per annum of the Series B liquidation amount of $1,000 (equivalent to $100 per share per annum). Dividends are payable biannually on June 1st and December 1st, beginning June 1, 2013.

In connection with the Private Placement, all of the issued and outstanding shares of Series B Preferred Stock were exchanged, on a one-for-one basis, for shares of Series A Preferred Stock. As a result, no shares of Series B Preferred Stock were issued or outstanding as of December 31, 2014 and 2013.

Series A Preferred Stock

The Series A Preferred Stock, designated as “Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A,” was issued and sold by Bancorp on December 31, 2012 in the Private Placement. The Series A Preferred Stock has a liquidation preference of $1,000 per share and ranks senior to Bancorp’s common stock and equally with the Series B Preferred Stock. Holders of the outstanding shares of Series A Preferred Stock are entitled to receive, when and if declared by Bancorp’s Board of Directors, dividends at a rate equal to 5% per share per annum of the liquidation amount of $1,000 (equivalent to $50 per share per annum). Dividends are payable biannually on June 15th and December 15th, beginning February 15, 2013.

The Series A Preferred Stock was mandatorily convertible into shares of common stock and/or a new class of nonvoting common stock upon receipt of requisite shareholder approvals, including (i) approval of an increase in authorized shares of common stock, (ii) authorization of the new class of nonvoting common stock, and (iii) approval of the issuance of shares of common stock and nonvoting common stock upon conversion of the Series A Preferred Stock. The initial conversion price was $10.00 per share, with each share of Series A Preferred Stock expected to convert into an aggregate of approximately 100 shares of common stock and/or nonvoting common stock, subject to adjustment as provided in the designation for the Series A Preferred Stock. The conversion price of the Series A Preferred Stock was subject to certain adjustments, including (i) a 10% decrease if the requisite shareholder approvals were not received within 50 days following the Private Placement, or by February 19, 2013 and (ii) customary anti-dilution adjustments, including in connection with stock dividends or distributions in shares of the common stock or subdivisions, splits and combinations of the common stock.

JACKSONVILLE BANCORP, INC.

As of the date of issuance of the Series A Preferred Stock, the effective conversion price of $9.71 per share was less than the fair value of Bancorp’s common stock of $16.00 per share. In accordance with U.S. GAAP, the Series A Preferred Stock was deemed to include a beneficial conversion feature with an intrinsic value of $6.29 per share for a total discount of $31,464. This discount was recognized by allocating a portion of the proceeds from the Series A Preferred Stock to additional paid-in capital attributable to common stock on the Company’s Consolidated Balance Sheets as of December 31, 2012.

On February 18, 2013, the Company received shareholder approvals to amend its Amended and Restated Articles of Incorporation to (i) increase the number of authorized shares of the Company’s common stock to 20,000,000, (ii) authorize 5,000,000 shares of a new class of nonvoting common stock, par value $0.01 per share, and (iii) authorize a reverse stock split of the Company’s outstanding common stock and nonvoting common stock (if any) at a ratio of up to 1-for-20 to be implemented in the Board’s discretion. On the same date, the Company also received shareholder approval to issue an aggregate of 5,000,000 shares of its common stock and nonvoting common stock in the conversion of the 50,000 outstanding shares of the Company’s Series A Preferred Stock.

On February 19, 2013, the Company filed the Capital Amendment with the Florida Secretary of State, and on the same date, all of the outstanding shares of the Company’s Series A Preferred Stock automatically converted into an aggregate of 2,382,000 shares of common stock and 2,618,000 shares of nonvoting common stock (the “Conversion”). The Conversion was based on a conversion price of $10 per share and a conversion rate of 100 shares of common stock and/or nonvoting common stock for each share of Series A Preferred Stock outstanding. In addition, the full balance of the discount due to the beneficial conversion feature was transferred from common stock to preferred stock and recognized as an implied preferred stock dividend, which decreased retained earnings and net income available to common shareholders in the earnings per share calculation. As a result of the Conversion, no shares of the Series A Preferred Stock remained outstanding and an aggregate of 2,676,544 shares of common stock and 2,618,000 shares of nonvoting common stock were outstanding immediately following the Conversion.

Common Equity

As a result of the Capital Amendment (described above), the number of authorized shares of the Company’s common stock, par value $0.01 per share, increased from 2,000,000 as of December 31, 2012 to 20,000,000 as of December 31, 2013. In addition, a new class of nonvoting common stock, par value $0.01 per share, was authorized in the amount of 5,000,000 shares. Other than voting rights, the common stock and nonvoting common stock have the same rights and privileges, share ratably in all assets of the Company upon its liquidation, dissolution or winding-up, will be entitled to receive dividends in the same amount per share and at the same time when, as and if declared by Bancorp’s Board of Directors, and are identical in all other respects as to all other matters (other than voting). Holders of the nonvoting common stock are not entitled to vote except as required by the Florida Business Corporation Act. In addition, holders of the nonvoting common stock have no cumulative voting rights or preemptive rights (other than the limited contractual preemptive rights of certain shareholders) to purchase or subscribe for any additional shares of common stock or nonvoting common stock or other securities, and there are no redemption or sinking fund provisions with respect to the nonvoting common stock.

JACKSONVILLE BANCORP, INC.

As provided in the Capital Amendment, each share of nonvoting common stock will automatically convert into one share of common stock in the event of a “permitted transfer” to a transferee. A “permitted transfer” is a transfer of nonvoting common stock (i) in a widespread public distribution, (ii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (iii) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from such holder of nonvoting common stock.

As of December 31, 2014 and 2013, the carrying amount of common stock outstanding was $32 and $32, respectively. The carrying amount of nonvoting common stock outstanding was $26 and $26 as of December 31, 2014 and 2013, respectively.

Reverse Stock Split

On October 8, 2013, Bancorp’s Board of Directors approved a one-for-twenty (1-for-20) reverse stock split of the Company’s common stock and nonvoting common stock, effective at 12:01 a.m. on October 24, 2013. As a result of the reverse stock split, the stated capital attributable to common stock and nonvoting common stock was reduced by dividing the amount of the stated capital prior to the reverse stock split by 20 (including retrospective adjustment of prior periods) and an equivalent increase to additional paid-in capital. Additional adjustments were made to the aforementioned accounts as a result of rounding to avoid the existence of fractional shares. The reverse stock split reduced the number of authorized shares of common stock and nonvoting common stock; however, the par value per share of each class of common stock remained unchanged.

The reverse stock split was implemented primarily to regain compliance with NASDAQ continued listing standards. The Company’s common stock will continue to trade on a post-split basis on the NASDAQ Stock Market under the symbol “JAXB.” All share and per share amounts disclosed in the Consolidated Financial Statements and the accompanying notes have been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split, including common shares outstanding, earnings per share and share-based compensation. Please refer to Note 18 – Share-based Compensation and Note 20 – Earnings Per Share for additional information on the related subject matters and the corresponding impact of the reverse stock split.

Accumulated Other Comprehensive Income

The following table presents information related to changes in accumulated other comprehensive income by component as of December 31, 2014 and 2013:

(Dollars in thousands)	Change in Unrealized Gains (Losses) on Available-for-Sale Securities	Change in Unrealized Derivative Gains (Losses) on Cash Flow Hedge	Total
Balance as of December 31, 2012	$2,218	$(807)	$1,411
Other comprehensive (loss) income before reclassifications	(2,992)	530	(2,462)
Amounts reclassified from accumulated other comprehensive (loss) income	(437)	-	(437)
Other comprehensive (loss) income, net	(3,429)	530	(2,899)
Balance as of December 31, 2013	$(1,211)	$(277)	$(1,488)
Other comprehensive (loss) income before reclassifications	1,165	40	1,205
Amounts reclassified from accumulated other comprehensive (loss) income	-	-	-
Other comprehensive (loss) income, net	1,165	40	1,205
Balance as of December 31, 2014	$(46)	$(237)	$(283)

JACKSONVILLE BANCORP, INC.

Amounts reclassified from accumulated other comprehensive income during the year ended December 31, 2013 resulted from realized gains on the sale of available-for-sale securities presented in Other Income on the Consolidated Statements of Operations.

NOTE 15—FAIR VALUE

ASC 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities are measured using valuation techniques specific to the following three-tier hierarchy, which prioritizes the inputs used in measuring fair value.

Level I, II and III Valuation Techniques

Level I:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level II:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level III:	Unobservable inputs for the asset or liability.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013, by level within the hierarchy:

(Dollars in thousands)

December 31, 2014	Total	Level I	Level II	Level III
Assets:
Securities available-for-sale:
U.S. government-sponsored entities and agencies	$7,157	$-	$7,157	$-
State and political subdivisions	7,060	-	7,060	-
Mortgage-backed securities - residential	31,360	-	31,360	-
Collateralized mortgage obligations	28,962	-	28,962	-
Corporate bonds	3,094	-	3,094	-
Liabilities:
Derivative liability	725	-	725	-

December 31, 2013	Total	Level I	Level II	Level III
Assets:
Securities available-for-sale:
U.S. government-sponsored entities and agencies	$8,396	$-	$8,396	$-
State and political subdivisions	8,037	-	8,037	-
Mortgage-backed securities - residential	33,225	-	33,225	-
Collateralized mortgage obligations	31,978	-	31,978	-
Corporate bonds	3,135	-	3,135	-
Liabilities:
Derivative liability	765	-	765	-

JACKSONVILLE BANCORP, INC.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2014 and 2013, respectively.

The Company has elected the fair value option for assets and liabilities measured on a recurring basis and presented in the table above. The following methods and significant assumptions were used to estimate the fair value of each type of financial instrument as of the respective dates:

Securities Available-for-Sale

The fair values of securities available for sale are determined by obtaining quoted prices on nationally-recognized securities exchanges (Level I inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

Derivatives

The fair value of derivatives is based on valuation models using observable market data as of the measurement date resulting in a Level II classification.

The following table presents information about our assets measured at fair value on a non-recurring basis as of December 31, 2014 and 2013, by level within the fair value hierarchy. The amounts in the table represent only assets for which the carrying amount has been adjusted for impairment during the period; therefore, these amounts will differ from the total amounts outstanding.

(Dollars in thousands)

December 31, 2014	Total	Level I	Level II	Level III
Impaired Loans (Collateral Dependent):
Commercial	$-	$-	$-	$-
Real estate mortgage loans:
Residential	495	-	-	495
Commercial	275	-	-	275
Construction and land	252	-	-	252
Other real estate owned:
Real estate mortgage loans:
Residential	-	-	-	-
Commercial	-	-	-	-
Construction and land	3,773	-	-	3,773

Assets held for sale	786	-	786	-

December 31, 2013	Total	Level I	Level II	Level III
Impaired Loans (Collateral Dependent):
Commercial	$-	$-	$-	$-
Real estate mortgage loans:
Residential	568	-	-	568
Commercial	2,981	-	-	2,981
Construction and land	262	-	-	262
Other real estate owned:
Real estate mortgage loans:
Residential	155	-	-	155
Commercial	169	-	-	169
Construction and land	2,754	-	-	2,754

JACKSONVILLE BANCORP, INC.

The Company used the following methods and significant assumptions to estimate the fair value of each type of non-recurring financial instrument:

Impaired Loans (Collateral Dependent)

Management determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.  The Company considered the appraisal as the starting point for determining fair value and then considered other factors and events in the environment that affected the fair value.  Appraisals for impaired loans are obtained by the Chief Credit Officer and performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once reviewed, a third-party specialist reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison to independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustments, if any, should be made to the appraised value to arrive at fair value.  Adjustments may be made to reflect the age of the appraisal and the type of underlying property.  Certain current appraised values were discounted to estimated fair value based on current market data such as recent sales of similar properties, discussions with potential buyers and negotiations with existing customers. The Company’s overall strategy is to accelerate the disposition of substandard assets through such arrangements.

Other Real Estate Owned (“OREO”)

Assets acquired as a result of, or in lieu of, loan foreclosure are initially recorded at fair value (based on the lower of the current appraised value or listing price) at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Management has determined fair value measurements on OREO primarily through evaluations of appraisals performed and current and past offers for the OREO under evaluation.  Appraisals of OREO are obtained subsequent to acquisition as deemed necessary by the Chief Credit Officer.  Appraisals are reviewed for accuracy and consistency by a third-party specialist, supervised by the Chief Credit Officer, and are selected from the list of approved appraisers maintained by management. Certain current appraised values were discounted to estimated fair value based on factors such as sales prices for comparable properties in similar geographic areas and/or assessment through observation of such properties.

Assets Held-for-Sale

The Company reclassifies long-lived assets to assets held-for-sale when all criteria for such reclassification are met. The assets held-for-sale are recorded at the lower of carrying value or fair value less costs to sell. Management determined the fair value of the assets held-for-sale using an offer made to the Company for the property.

JACKSONVILLE BANCORP, INC.

Transfers of assets and liabilities between levels within the fair value hierarchy are recognized when an event or change in circumstances occurs. There were no transfers between fair value levels for December 31, 2014 and 2013, respectively.

Quantitative Information about Level III Fair Value Measurements

The following table presents quantitative information about unobservable inputs for assets measured on a non-recurring basis using Level III measurements as of December 31, 2014 and 2013. This quantitative information is the same for each class of loans.

(Dollars in thousands)

December 31, 2014	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
Impaired loans (collateral dependent)	$1,022	Market comparable properties	Marketability discount	0% – 20.0%	6.2%
Other real estate owned	3,773	Market comparable properties	Comparability adjustments	0% – 8.1%	2.8

December 31, 2013	Fair Value	Valuation Technique	Unobservable Inputs	Range of Inputs	Weighted Average
Impaired loans (collateral dependent)	$3,811	Market comparable properties	Marketability discount	0% – 23.5%	1.6%
Other real estate owned	3,078	Market comparable properties	Comparability adjustments	0% – 20.0%	1.8

The table below summarizes the outstanding balance, valuation allowance, net carrying amount and period expense related to Level III non-recurring instruments as of, and for the years ended, December 31, 2014 and 2013:

(Dollars in thousands)

December 31, 2014	Outstanding Balance	Valuation Allowance	Net Carrying Amount	Period Expense
Impaired loans (collateral dependent)	$1,577	$555	$1,022	$449
Other real estate owned	4,823	1,050	3,773	238
Assets held-for-sale	940	-	786	154

December 31, 2013	Outstanding Balance	Valuation Allowance	Net Carrying Amount	Period Expense
Impaired loans (collateral dependent)	$5,767	$1,956	$3,811	$2,441
Other real estate owned	4,036	958	3,078	1,097

Fair Value of Financial Instruments

The carrying amount and estimated fair values of financial instruments as of December 31, 2014 and 2013 were as follows:

	2014		2013
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$24,372	$24,372	$40,325	$40,325
Securities available-for-sale	77,633	77,633	84,771	84,771
Loans, net	360,279	366,686	354,592	361,874
Federal Home Loan Bank stock	1,243	N/A	1,580	N/A
Accrued interest receivable	1,464	1,464	1,723	1,723
Financial Liabilities:
Deposits	$415,756	$416,432	$434,966	$422,430
Advances and other borrowings	17,629	17,743	20,153	20,351
Subordinated debentures	16,218	8,552	16,154	7,275
Accrued interest payable	130	130	167	167
Interest rate swap	725	725	765	765

The methods and assumptions, not previously presented, used to estimate fair value as of December 31,

JACKSONVILLE BANCORP, INC.

2014 and 2013 were as follows:

Cash and cash equivalents

The carrying amounts of cash and cash equivalents approximate the fair value and are classified as either Level I or Level II in the fair value hierarchy, with Level II comprised solely of national certificates of deposit held by the Bank. As of December 31, 2014 and 2013, the breakdown of cash and cash equivalents between Level I and Level II were as follows:

	2014		2013
(Dollars in thousands)	Level I	Level II	Level I	Level II
Cash and cash equivalents	$20,186	$4,186	$34,139	$6,186

Loans, net

The fair value of variable-rate loans that reprice frequently and with no significant change in credit risk is based on the carrying value and results in a classification of Level III within the fair value hierarchy. Fair value for other loans is estimated using discounted cash flow analysis using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level III classification in the fair value hierarchy. The methods used to estimate the fair value of loans do not necessarily represent an exit price.

Nonmarketable equity securities

Nonmarketable equity securities include FHLB stock and other nonmarketable equity securities. It is not practicable to determine the fair value of nonmarketable equity securities due to restrictions placed on their transferability.

Deposits

The fair value of demand deposits (e.g., interest and noninterest-bearing, savings and certain types of money market accounts) is, by definition, equal to the amount payable in demand at the reporting date (i.e., carrying value) resulting in a Level II classification in the fair value hierarchy. The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date resulting in a Level II classification in the fair value hierarchy. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level II classification.

Federal Home Loan advances

The fair value of FHLB advances is estimated using a discounted cash flow analysis based on the current borrowing rates for similar types of borrowings resulting in a Level II classification.

JACKSONVILLE BANCORP, INC.

Accrued interest receivable/payable

The carrying amounts of accrued interest receivable approximate fair value resulting in a Level III classification. The carrying amounts of accrued interest payable approximate fair value resulting in a Level II classification.

Subordinated debt

The fair value of subordinated debt, where a market quote is not available, is based on discounted cash flows, using a rate appropriate to the instrument and the term of the issue resulting in a Level II classification.

Off-balance sheet instruments

The fair value of off-balance sheet instruments is based on the current fees that would be charged to enter into or terminate such arrangements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The majority of the Company’s off-balance sheet instruments consist of non-fee producing commitments to extend credit in the form of unused lines of credit and standby letters of credit. These instruments do not represent a significant value until such commitments are funded or closed. The fair value of commitments outstanding was not significant as of December 31, 2014 and 2013, respectively, as fees charged were immaterial. Please refer to Note 13 – Loan Commitments and Other Contingent Liabilities for additional information related to the contractual amounts of variable and fixed rate financial instruments with off-balance sheet risk as of the respective dates.

NOTE 16—CAPITAL ADEQUACY

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Bank

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, requires the federal banking agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The “prompt corrective action” rules provide that a bank will be: (i) “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a leverage capital ratio of 5% or greater and is not subject to certain written agreements, orders, capital directives or prompt corrective action directives by a federal bank regulatory agency to maintain a specific capital level for any capital measure; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally has a leverage capital ratio of 4% or greater; (iii) “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4% or generally has a leverage capital ratio of less than 4%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage capital ratio of less than 3%; or (v) “critically undercapitalized” if its tangible equity is equal to or less than 2% to total assets. The federal bank regulatory agencies have authority to require additional capital.

JACKSONVILLE BANCORP, INC.

The Bank was well capitalized as of December 31, 2014 and 2013. Depository institutions that are no longer “well capitalized” for bank regulatory purposes must receive a waiver from the Federal Deposit Insurance Corporation (“FDIC”) prior to accepting or renewing brokered deposits. FDICIA generally prohibits a depository institution from making any capital distribution (including paying dividends) or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized.

The Bank had a memorandum of understanding with the FDIC and the Florida Office of Financial Regulation (“OFR”) that was entered into in 2008 (the “2008 MoU”), which required the Bank to have a total risk-based capital of at least 10% and a Tier 1 leverage capital ratio of at least 8%. On July 13, 2012, the 2008 MoU was replaced by a new memorandum of understanding (the “2012 MoU”), which, among other things, requires the Bank to have a total risk-based capital of at least 12% and a Tier 1 leverage capital ratio of at least 8%. The Bank met the minimum capital requirements of the 2012 MoU as of December 31, 2014 and 2013, when the Bank had total risk-based capital of 14.74% and 14.11%, respectively, and Tier 1 leverage capital of 10.31% and 9.33% as of the same dates.

Bancorp

The Federal Reserve requires bank holding companies, including Bancorp, to act as a source of financial strength for their depository institution subsidiaries.  The Federal Reserve has a minimum guideline for bank holding companies (on a consolidated basis) of Tier 1 capital to adjusted average quarterly assets (“leverage ratio”) equal to at least 4.00%, and total capital to risk-weighted assets of at least 8.00%, at least half of which must be Tier 1 capital. As of December 31, 2014 and 2013, Bancorp met these requirements.

The following table presents the capital ratios and related information for Bancorp (on a consolidated basis) and the Bank as of December 31, 2014 and 2013:

(Dollars in thousands)	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Consolidated	$57,949	15.13%	$30,643	8.00%	N/A	N/A
Bank	56,400	14.74	30,619	8.00	$38,274	10.00%
Tier 1 (Core) capital to risk-weighted assets:
Consolidated	49,290	12.87	15,322	4.00	N/A	N/A
Bank	51,497	13.45	15,310	4.00	22,964	6.00
Tier 1 (Core) capital to average assets:
Consolidated	49,290	9.85	20,014	4.00	N/A	N/A
Bank	51,497	10.31	19,980	4.00	24,975	5.00

JACKSONVILLE BANCORP, INC.

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2013	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Consolidated	$55,515	14.91%	$29,779	8.00%	N/A	N/A
Bank	52,488	14.11	29,754	8.00	$37,192	10.00%
Tier 1 (Core) capital to risk-weighted assets:
Consolidated	46,378	12.46	14,889	4.00	N/A	N/A
Bank	47,702	12.83	14,887	4.00	22,315	6.00
Tier 1 (Core) capital to average assets:
Consolidated	46,378	9.05	20,491	4.00	N/A	N/A
Bank	47,702	9.33	20,443	4.00	25,553	5.00

Dividends and Distributions

Prior to October 2009, dividends received from the Bank were Bancorp’s principal source of funds to pay its expenses and interest on and principal of Bancorp’s debt. Banking regulations and enforcement actions require the maintenance of certain capital levels and restrict the payment of dividends by the Bank to Bancorp or by Bancorp to its shareholders. Commercial banks generally may only pay dividends without prior regulatory approval out of the total of current net profits plus retained net profits of the preceding two years, and banks and bank holding companies are generally expected to pay dividends from current earnings. Banks may not pay a dividend if the dividend would result in the bank being “undercapitalized” for prompt corrective action purposes, or would violate any minimum capital requirement specified by law or the Bank’s regulators. The Bank has not paid dividends since October 2009 and cannot currently pay dividends. Bancorp cannot currently pay dividends on its capital stock under applicable Federal Reserve policies and enforcement actions. Bancorp has relied upon proceeds from the recent capital raise transactions as well as the revolving loan agreements with certain of its directors and other related parties to pay its expenses during such time. As of December 31, 2014 and 2013, remaining funds available under the Revolvers were $2,200 and $2,200, respectively. Please refer to Note 9 – Related Party Transactions for additional information related to loans from related parties.

NOTE 17—BENEFIT PLANS

Defined Contribution Plan

The Company sponsors a 401(k) profit sharing plan which is available to all employees electing to participate after meeting certain minimum eligibility requirements. The plan allows employee contributions up to the maximum voluntary salary deferral limitations established by the Internal Revenue Service (IRS). Eligible employee contributions were matched by the Company equal to 100% of the first 2.5% and 2.5% of the compensation contributed for the years ended December 31, 2014 and 2013, respectively. Employee contributions are always vested at 100%, whereas profit sharing and matching contributions are subject to certain vesting schedules based on years of service. Plan-related expenses for the years ended December 31, 2014 and 2013 were $97 and $113, respectively.

NOTE 18—SHARE-BASED COMPENSATION

On April 25, 2006, Bancorp’s shareholders approved the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). Under the 2006 Plan, up to 1,000 shares of Bancorp’s common stock were made available for issuance for awards in the form of incentive stock options, restricted stock, restricted stock units, performance grants or stock appreciation rights.

JACKSONVILLE BANCORP, INC.

On April 29, 2008, the shareholders approved an amendment and restatement of the 2006 Plan (as amended the “Restated 2006 Plan”). Under the Restated 2006 Plan, an aggregate of 3,500 shares of Bancorp common stock were reserved for issuance. In addition, no more than 750 shares may be allocated to incentive awards, including the maximum shares payable under a performance grant, that are granted during any single taxable year to any individual participant who is an employee of Bancorp or any subsidiary thereof.

On April 27, 2010, the shareholders approved the first amendment to the Restated 2006 Plan. Under this amendment, the aggregate number of shares of Bancorp common stock reserved for issuance was increased to 9,000 shares. Additionally, the 750 share limitation discussed above was eliminated.

On February 18, 2013, shareholders approved the amendment to the Restated 2006 Plan to increase the number of shares of common stock available for issuance from 9,000 to 350,000, and to eliminate certain minimum vesting conditions for awards of restricted stock and restricted stock units. This amendment was approved in conjunction with the contemplated equity awards agreed upon in executive employment agreements for two of its then-current executive officers.

Historically, the Company has granted stock options and restricted stock units under the Restated 2006 Plan. Shares available for issuance pursuant to future awards under the Restated 2006 Plan were 215,804 and 37,738 as of December 31, 2014 and 2013, respectively.

Stock options are granted under the Restated 2006 Plan, as amended, with an exercise price equal to or greater than the stock fair market value at the date of grant. Stock options granted prior to 2009 had ten-year lives, while those granted during the year ended December 31, 2009 and thereafter had five-year lives. All stock options granted have generally contained vesting terms of three to five years. Historically, certain grants have been made that vest immediately. Common stock issued upon exercise of stock options are treated as newly-issued shares.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes option-pricing model) that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted during the years ended December 31, 2014 and 2013, respectively, was determined using the following weighted-average assumptions as of the grant date:

	2014	2013
Risk-free interest rate	0.99%	0.40%
Expected term	2.7 years	2.6 years
Expected stock price volatility	3.27%	3.32%
Dividend yield	0.00%	0.00%

JACKSONVILLE BANCORP, INC.

The following table presents the activity in the stock option plans for the years ended December 31, 2014 and 2013:

	Number of	Weighted Average	Weighted Average	Aggregate
	Options	Exercise Price	Remaining Contractual Term	Intrinsic Value
Outstanding as of December 31, 2012	8,613	$253.80	2.45	$-
Granted	404,999	10.96	-	-
Exercised	-	-	-	-
Forfeited/Expired	(101,211)	13.07	-	-
Outstanding as of December 31, 2013	312,401	$17.08	4.78	$-
Granted	15,000	10.35	2.70	-
Exercised	-	-		-
Forfeited/Expired	(195,277)	17.80		-
Outstanding as of December 31, 2014	132,124	$15.21	3.81	$201,313
Vested or expected to vest	114,612	$15.77	3.50	$172,296
Exercisable	34,553	$22.08	3.50	$45,997

Additional information related to the stock option plans during each of the past two years was as follows:

	2014	2013
Intrinsic value of options exercised	N/A	N/A
Cash received from option exercises	N/A	N/A
Tax benefit realized from option exercises	N/A	N/A
Weighted average fair value of options granted	$0.38	$0.30

Total share-based compensation costs that have been charged against income for the years ended December 31, 2014 and 2013 were $46 and $58, respectively. As of December 31, 2014, there was $44 of total unrecognized compensation cost related to unvested stock options granted. The cost is expected to be recognized over a remaining weighted average period of 2.22 years.

The following table presents restricted stock activity during years ended December 31, 2014 and 2013:

	Number of	Weighted Average
	Restricted	Grant Date
	Stock Units	Fair Value
Balance as of December 31, 2012	221	$101.24
Granted	1,202	10.00
Vested and distributed	(34)	200.00
Forfeited	(121)	76.95
Balance as of December 31, 2013	1,268	$14.34
Granted	1,227	10.38
Vested and distributed	(26)	127.00
Forfeited	(640)	11.30
Balance as of December 31, 2014	1,829	$10.98

The fair value of the shares vested was $10.49 and $27.00 per share as of December 31, 2014 and 2013, respectively. As of December 31, 2014, there was $15 of total unrecognized compensation cost related to unvested restricted stock units granted. This unrecognized cost is expected to be recognized over a remaining weighted average period of 2.26 years.

JACKSONVILLE BANCORP, INC.

All share and per share amounts have been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split completed in October 2013. Additional adjustments were made to stock options outstanding as of the effective date to avoid the existence of fractional options. Holders of the Company’s outstanding restricted stock units received cash in lieu of fractional shares which is reflected in the Adjustments for 1-for-20 Reverse Stock Split on the Consolidated Statements of Changes in Shareholders’ Equity as a reduction of additional paid-in capital. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

NOTE 19—INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2014 and 2013 was as follows:

(Dollars in thousands)	2014	2013
Current federal	$-	$-
Current state	-	-
Valuation allowance – federal	(448)	408
Valuation allowance – state	(57)	18
Deferred federal	448	(408)
Deferred state	57	(18)
Total income tax expense (benefit)	$-	$-

Effective tax rates for the years ended December 31, 2014 and 2013 differ from the federal statutory rate of 34% applied to income before income taxes due to the following:

(Dollars in thousands)	2014	2013
Federal statutory rate times financial statement income	$656	$(326)
Effect of:
Tax-exempt income	(339)	(225)
Reorganization costs	-	2
Valuation allowance	(448)	408
Expiration of tax attribute carryovers	98	-
Section 382 limitation	-	108
Other, net	33	33
Income tax (benefit) expense	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

(Dollars in thousands)	2014	2013
Deferred tax assets:
Allowance for loan losses	$5,410	$5,435
Write-downs on other real estate owned	248	361
Fair value adjustments related to business combination	1,325	1,892
Losses limited under Section 382	4,034	4,318
State and federal net operating loss carryforwards	19,231	19,010
AMT Credit	804	804
Unrealized loss on derivative	273	288
Other	490	482
Total	$31,815	$32,590

JACKSONVILLE BANCORP, INC.

Deferred tax liabilities
Depreciation	$74	$233
Unrealized gain on securities available-for-sale	487	48
Core deposit intangible	214	319
Fair value adjustments related to business combination	556	580
Other	82	49
Total	$1,413	$1,229

Valuation allowance	(30,402)	(31,361)
Deferred tax asset, net	$-	$-

The Company recorded a full valuation allowance against its deferred tax asset for assets that more-likely-than-not will not be realized as of December 31, 2014 and 2013, respectively. This decision was primarily based on an evaluation of available positive and negative evidence. When determining the amount of deferred tax assets that are more-likely-than-not to be realized, and, therefore, recorded as a benefit, the Company conducts a quarterly assessment of all available information. This information includes, but is not limited to, taxable income in prior periods and projected future income.

The deferred tax asset associated with net operating loss carryforwards will begin to expire in 2029. Our ability to benefit from the losses incurred is limited under Section 382 as ownership of the Company changed by more than 50% in 2010.

As of December 31, 2014, the Company had a net operating loss carryforward of approximately $54,999 for U.S. federal income tax purposes that will begin to expire in 2032 and a net operating loss carry-forward of approximately $58,973 for the State of Florida income tax purposes that will begin to expire in 2031. The Company has written off the benefit that will not be realized related to these net operating losses. The remaining utilizable amounts as of year-end were federal net operating losses of $51,200 and Florida net operating losses of $50,211.

As of December 31, 2014, the Company has no unrecognized tax benefits. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. There were no interest and penalties related to unrecognized tax benefits recorded in the Consolidated Statements of Operations or accrued for the years ended December 31, 2014 and 2013.

The Company’s income tax returns are subject to examination by taxing authorities for all years after 2010. The Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax returns for 2011 and 2012 in the fourth quarter of 2013.  Resolution of this examination did not result in a material impact on the financial position or results of operations of the Company.

JACKSONVILLE BANCORP, INC.

NOTE 20—EARNINGS PER SHARE

The following table sets forth factors used in the computation of earnings per share for the years ended December 31, 2014 and 2013:

(Dollars in thousands, except share and per share amounts)	2014	2013
Net income (loss)	$1,929	$(960)
Noncash, implied preferred stock dividend	-	(31,464)
Net loss available to common shareholders	$1,929	$(32,424)

Weighted average common shares outstanding:
Basic shares	5,795,108	4,749,340
Assumed exercise of stock options (1)	5,725	-
Diluted shares	5,800,833	4,749,340

Income (loss) per common share:
Basic	$0.33	$(6.83)
Diluted	$0.33	$(6.83)

(1)	Anti-dilutive options outstanding were 306,205 as of December 31, 2013.

Due to the fact that the Company had a year-to-date net loss available to common shareholders for the year ended December 31, 2013, all shares issuable upon exercise of outstanding options (and upon vesting of the outstanding restricted stock units) were excluded from the calculation of diluted earnings per share as they would have had an anti-dilutive effect for the period presented.

In accordance with U.S. GAAP, the Series A Preferred Stock was deemed to include a beneficial conversion feature with an intrinsic value of $6.29 per share for a total discount of $31,464. On the date of conversion, the discount due to the beneficial conversion feature was recognized as an implied preferred stock dividend. This noncash, implied dividend decreased retained earnings and net income available to common shareholders in the earnings per share calculation for the year ended December 31, 2013, presented in the table above.

All share and per share amounts have been retrospectively adjusted to reflect the common equity 1-for-20 reverse stock split. Please refer to Note 14 – Shareholders’ Equity for additional information related to the reverse stock split.

NOTE 21—PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The following tables present the condensed financial information of Bancorp as of December 31, 2014 and 2013, respectively, and for the years ended December 31, 2014 and 2013.

CONDENSED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
ASSETS
Cash and cash equivalents	$1,834	$3,502
Investment in banking subsidiaries	52,023	47,341
Other assets	362	312
Total assets	$54,219	$51,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	16,218	16,154
Accrued expenses and other liabilities	889	1,069
Total liabilities	$17,107	$17,223
Total shareholders’ equity	37,112	33,932
Total liabilities and shareholders’ equity	$54,219	$51,155

JACKSONVILLE BANCORP, INC.

CONDENSED STATEMENTS OF OPERATIONS

 FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
Other income	$98	$50
Interest expense	(866)	(1,000)
Other expense	(819)	(1,636)

Loss before income tax benefit and undistributed subsidiary income	(1,587)	(2,586)
Income tax expense (benefit)	-	-
Equity in undistributed subsidiary income	3,516	1,626

Net income (loss)	$1,929	$(960)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	2014	2013
Cash flows from operating activities:
Net income (loss)	$1,929	$(960)
Adjustments to reconcile net loss to net cash used in operating activities:

Equity in undistributed subsidiary income	(3,516)	(1,626)
Amortization	64	64
Share-based compensation	46	58
Change in other assets	(49)	(28)
Change in other liabilities	(142)	(319)
Net cash used in operating activities	(1,668)	(2,811)

Cash flows from investing activities:
Investment in subsidiaries	-	-
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from issuance of common stock, net	-	4,163
Repayment of loans from related parties	-	(2,200)
Adjustments for 1-for-20 reverse stock split	-	(6)
Net cash from financing activities	-	1,957

Net change in cash and cash equivalents	(1,668)	(854)
Cash and cash equivalents at beginning of period	3,502	4,356
Cash and cash equivalents at end of period	$1,834	$3,502

JACKSONVILLE BANCORP, INC.

NOTE 22 – ASSETS HELD-FOR-SALE

The Company periodically reviews long-lived assets against its plans to retain or ultimately dispose of these assets. If the Company decides to dispose of an asset and commits to a plan to actively market and sell the asset, it will be moved to assets held-for-sale. The Company analyzes market conditions each reporting period and records additional impairments due to declines in market values of like assets. The fair value of the asset is determined by observable inputs such as appraisals and prices of comparable assets in active markets for assets like the Company’s. Gains are not recognized until the assets are sold.

On June 30, 2014, the Company ceased activities at one of its banking properties and moved the activities and customers to another existing property. At December 31, 2014 and 2013, existing assets held-for-sale were $786 and $0, respectively, with a loss of $140 recognized in noninterest expense as fair value was less than carrying value as of December 31, 2014. Subsequent to December 31, 204, the Company entered into a contract to sell the assets held for sale for the approximate fair value as of December 31, 2014.

NOTE 23—SUBSEQUENT EVENTS

On January 8, 2015, Bancorp entered into a loan agreement with Castle Creek SSF-D Investors, LP (“Castle Creek”) under which Castle Creek agreed to make revolving loans to the Company not to exceed $1,500 outstanding at any time (the “Castle Creek Revolver”). In connection with the Castle Creek Revolver, the Company executed a revolving loan note in favor of Castle Creek. The principal amount of the Castle Creek Revolver outstanding from time to time will accrue interest at 8% per annum, payable quarterly in arrears. All amounts borrowed under the Castle Creek Revolver will be due and payable by the Company on January 7, 2017, unless payable sooner pursuant to the provisions of the related loan agreement. To the extent that the Castle Creek Revolver is not fully drawn, an unused revolver fee will be calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

JACKSONVILLE BANCORP, INC.

Dated as of September 30, 2015

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2015 (the “Agreement”), is entered into by and between Ameris Bancorp, a Georgia corporation (“ABCB”), and Jacksonville Bancorp, Inc., a Florida corporation (“JAXB”).

WITNESSETH:

WHEREAS, the boards of directors of JAXB and ABCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the business combination transaction provided for herein in which JAXB will, subject to the terms and conditions set forth herein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”);

WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of JAXB’s banking subsidiary, The Jacksonville Bank (“Jacksonville Bank”), with and into ABCB’s banking subsidiary, Ameris Bank (“Ameris Bank”), with Ameris Bank being the surviving entity (the “Bank Merger”), as provided for in an agreement to be specified by ABCB in consultation with JAXB, which agreement shall be in form and substance customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”);

WHEREAS, the board of directors of each of JAXB and ABCB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of JAXB has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that JAXB’s shareholders (the “JAXB Shareholders”) approve this Agreement;

WHEREAS, as an inducement for ABCB to enter into this Agreement, certain JAXB Shareholders have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”) in connection with the Merger; and

WHEREAS, ABCB and JAXB intend for U.S. federal income tax purposes that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations;

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I

definitions

1.1           Certain Definitions. As used herein, the following terms shall have the following meanings:

(a)           “401(k) Plan” shall mean The Jacksonville Bancorp, Inc. 401(k) Profit Sharing Plan.

(b)          “ABCB Common Stock” means the Common Stock, $1.00 par value per share, of ABCB.

(c)          “ABCB Employee Benefit Plan” shall mean any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which ABCB has or may have any liability or whereby ABCB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of ABCB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.

(d)          “ABCB’s Knowledge” shall mean the actual knowledge of an executive officer of ABCB or Ameris Bank after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(e)          “Acquisition Proposal” shall mean a tender or exchange offer, proposal for a merger, consolidation or other business combination involving JAXB or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, JAXB or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement or the Bank Merger Agreement.

(f)          “Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(g)          “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.

(h)          “Applicable Law” or “Law” shall mean and include: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in the immediately preceding clause (i) or (ii); and (iv) any amendment or revision of any Applicable Law described in the immediately preceding clause (i), (ii) or (iii).

(i)          “Balance Sheet Date” shall mean December 31, 2014.

(j)          “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Florida or Georgia or a day on which commercial banks in Florida or Georgia are authorized or required by Applicable Law to close.

(k)          “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(l)          “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(m)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(n)          “Confidentiality Agreement” shall mean the letter agreement, dated as of August 7, 2015, between ABCB and JAXB.

(o)          “Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on JAXB or ABCB, as the case may be, or any of its Subsidiaries.

(p)          “Environmental Law” shall mean all laws, rules and regulations of any Governmental Authority relating to pollution or the protection of the environment, including laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

(q)          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(r)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)          “Exchange Ratio” shall mean 0.5861; provided, however, that the Exchange Ratio shall be subject to adjustment pursuant to Section 2.11 by ABCB.

(t)          “FBCA” shall mean the Florida Business Corporation Act.

(u)          “FDIC” shall mean the Federal Deposit Insurance Corporation.

(v)         “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

(w)          “FOFR” shall mean the Florida Office of Financial Regulation.

(x)          “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(y)          “GBCC” shall mean the Georgia Business Corporation Code.

(z)          “GDBF” shall mean the Georgia Department of Banking and Finance.

(aa)         “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local.

(bb)         “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

(cc)         “Interim Balance Sheet Date” shall mean June 30, 2015.

(dd)         “IRS” shall mean the Internal Revenue Service.

(ee)         “JAXB Employee Benefit Plan” shall mean any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which JAXB has or may have any liability or whereby JAXB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of JAXB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.

(ff)         “JAXB Material Contract” shall mean any of the following Contracts:

(i)          any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii)         any lease of real property;

(iii)        any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) that provides for aggregate payments or obligations of $250,000 or more;

(iv)        any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of JAXB or its Subsidiaries;

(v)         any partnership, joint venture or other similar Contract;

(vi)        any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii)       any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by JAXB or its Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(viii)      any Contract that would be terminable other than by JAXB or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events);

(ix)         any Contract that creates future payments or obligations in excess of $250,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of ninety (90) days or less, but not including any loan agreement or similar agreement pursuant to which Jacksonville Bank is a lender;

(x)          any naming rights, license, franchise or similar Contract;

(xi)         any exclusive dealing or third-party referral agreement imposed on JAXB or its Subsidiaries or any Contract that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of JAXB or its Subsidiaries to compete in any permissible line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(xii)        any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of JAXB or its Subsidiaries; and

(xiii)       any Contract constituting a JAXB Regulatory Agreement.

(gg)         “JAXB Restricted Stock Unit Award” shall mean any restricted stock unit award granted under the JAXB Stock Incentive Plan that is outstanding as of immediately prior to the Closing.

(hh)         “JAXB’s Knowledge” shall mean the actual knowledge of an executive officer of JAXB or Jacksonville Bank after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(ii)         “JAXB Stock Incentive Plan” shall mean the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan, as amended.

(jj)         “JAXB Stock Options” shall mean all options to acquire Voting Common Stock issued and outstanding immediately prior to the Closing under the JAXB Stock Incentive Plan.

(kk)         “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(ll)         “Material Adverse Change” or “Material Adverse Effect” shall mean, with respect to JAXB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, any event, change, occurrence, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations, business, property or assets of JAXB and its Subsidiaries, taken as a whole, or ABCB and its Subsidiaries, taken as a whole, as the case may be, or (ii) impairs the ability of JAXB, on the one hand, or ABCB, on the other, as the case may be, to perform its material obligations under this Agreement or otherwise materially impedes or delays the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement or, with respect to JAXB or any of its Subsidiaries, constitutes a Specified Regulatory Action; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, occurrences, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as JAXB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to financial institutions (so long as JAXB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby), (C) changes after the date of this Agreement in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (so long as JAXB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby), (D) the impact of the public disclosure, pendency or performance of this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby or (E) with respect to JAXB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of ABCB or required by this Agreement or the Bank Merger Agreement, or with respect to ABCB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of JAXB or required by this Agreement or the Bank Merger Agreement.

(mm)        “Nasdaq” shall mean the Nasdaq Global Select Market.

(nn)         “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to ABCB, JAXB or an Affiliate thereof, as the case may be.

(oo)         “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(pp)         “Permitted Lien” shall mean (i) Liens for current Taxes and assessments not yet past due, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business, and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by JAXB or ABCB, as the case may be, of the property subject thereto.

(qq)         “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(rr)         “Previously Disclosed” means information set forth in the JAXB Disclosure Schedule or ABCB Disclosure Schedule, respectively, and information provided by JAXB or Jacksonville Bank, on the one hand, or ABCB or Ameris Bank, on the other, to the other party hereto, in each case prior to the date hereof (by hard copy, electronic data room or otherwise).

(ss)         “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(tt)         “Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of ABCB Common Stock pursuant to the Merger, and the proxy statement of JAXB relating to the JAXB Shareholders’ approval of this Agreement, the Merger and the Charter Amendment, including any amendments or supplements thereto.

(uu)         “Registration Statement” shall mean the registration statement on Form S-4 to register the ABCB Common Stock to be issued pursuant to Section 2.7, including any amendments or supplements thereto.

(vv)         “Regulatory Approval” shall mean the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that are required to consummate the transactions contemplated hereby or by the Bank Merger Agreement: (i) the filing of applications, filings and notices, as applicable, with the Nasdaq by JAXB and ABCB; (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHCA and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the GDBF and the FOFR in connection with the Merger or the Bank Merger, and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement/Prospectus by JAXB and of the Registration Statement by ABCB and the declaration of effectiveness of the Registration Statement by the SEC; (v) the filing of the Certificates of Merger with the Florida Department pursuant to the FBCA and the Georgia Secretary pursuant to the GBCC and the filing of the applicable certificates or articles of merger for the Bank Merger; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of ABCB Common Stock pursuant to this Agreement and the approval of the listing of such ABCB Common Stock on the Nasdaq.

(ww)         “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

(xx)        “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(yy)         “Securities Act” shall mean the Securities Act of 1933, as amended.

(zz)         “Specified Regulatory Action” means, with respect to JAXB and any of its Subsidiaries, except for matters Previously Disclosed, the imposition by any JAXB Regulatory Agency or other Governmental Authority of a JAXB Regulatory Agreement.

(aaa)        “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

(bbb)        “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which JAXB’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to the shareholders of JAXB than the Merger and to be reasonably likely to be consummated on the terms proposed on a timely basis, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction, and the anticipated timing of such consummation relative to the anticipated timing of the Merger, on the terms set forth therein; any changes to this Agreement that may be proposed by ABCB in response to such Acquisition Proposal; all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing); and the Person or Persons making such proposal); provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(ccc)        “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(ddd)        “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(eee)        “Total Merger Consideration” shall mean an amount equal to $95,638,653, which equals $16.50 multiplied by the total number of shares of JAXB Common Stock issued and outstanding as of the date of this Agreement.

(fff)        “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(ggg)        “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

(hhh)        “Well-Capitalized” shall mean “well-capitalized” as that term is defined in 12 C.F.R. 325.103.

1.2           Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
ABCB	First Paragraph
ABCB Capitalization Date	4.6(a)
ABCB Disclosure Schedule	Article IV
ABCB Financial Statements	4.9(a)
ABCB Ratio	7.1(g)
ABCB Regulatory Agencies	4.5
ABCB SEC Filings	4.8
Acquisition Agreement	5.9(a)
Additional Cash Payment Per Share	7.1(g)
Adverse Recommendation Change	2.15(b)
Aggregate Cash Limit	2.9(c)
Aggregate Stock Limit	2.9(c)
Agreement	First Paragraph
Ameris Bank	Recitals
Appraisal Shares	2.13
Average ABCB Stock Price	7.1(g)
Average Index Price	7.1(g)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
BHCA	3.1(a)
Book Entry Shares	2.10(b)
Cash Election Number	2.9(a)
Cash Election Shares	2.9(a)
Certificates	2.10(b)
Certificates of Merger	2.3

Charter Amendment	5.16
Claim	5.10(a)
Closing	2.2
Closing Date	2.2
Closing Date Plan Year	5.8(c)
Continuing Employee	5.8(a)
CRA	3.17
Determination Date	7.1(g)
Discontinued Employee	5.8(b)
DOL	3.23(a)
Effective Time	2.3
Election Deadline	2.9(a)
Election Statement	2.9(a)
Exchangeable Shares	2.7(a)
Exchange Agent	2.10(a)
Exchange Agent Agreement	2.10(a)
Exchange Fund	2.10(a)
Excluded Shares	2.7(c)
Florida Articles of Merger	2.3
Florida Department	2.3
Georgia Certificate of Merger	2.3
Georgia Secretary	2.3
Indemnitees	5.10(a)
Index	7.1(g)
Index Price	7.1(g)
Index Ratio	7.1(g)
Intellectual Property	3.20
Jacksonville Bank	Recitals
JAXB	First Paragraph
JAXB Common Stock	2.7(a)
JAXB Disclosure Schedule	Article III
JAXB Financial Statements	3.9(a)
JAXB Recommendation	2.15(a)
JAXB Regulatory Agencies	3.5
JAXB Regulatory Agreement	3.5
JAXB SEC Filings	3.8
JAXB Shareholder Approval	6.1(b)
JAXB Shareholders	Recitals
JAXB Shareholders’ Meeting	2.15(a)
Loans	3.16(a)
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.7(a)
No Election Shares	2.9(a)
Nonvoting Common Stock	2.7(a)
Notice of Recommendation Change	2.15(b)(iii)
Per Share Cash Consideration	2.7(a)

Per Share Equity Award Consideration	2.16
Per Share Stock Consideration	2.7(a)
Premium Cap	5.10(b)
Record Date	2.9(a)
Regulatory Agencies	4.5
Sarbanes-Oxley Act	3.9(c)
Starting Date	7.1(g)
Starting Price	7.1(g)
Stock Election Number	2.9(a)
Stock Election Shares	2.9(a)
Surviving Corporation	2.1(a)
Termination Fee	7.2(b)
Trust Preferred Securities	5.15
Voting and Support Agreement(s)	Recitals
Voting Common Stock	2.7(a)

1.3           Other Definitional Provisions.

(a)          All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.

(b)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)          The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to articles, sections, exhibits or schedules, such reference shall be to an article or section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)          The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(e)          The word “or” as used in this Agreement shall not be exclusive.

(f)          Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(g)          A reference to any statute or to any provision of any statute shall include any amendment thereto, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

THE MERGER

2.1           The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, JAXB shall merge with and into ABCB. ABCB shall be the surviving entity in the Merger (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist as a Georgia corporation under the name “Ameris Bancorp”. Upon consummation of the Merger, the separate legal existence of JAXB shall terminate.

(b)          ABCB may at any time change the method of effecting the combination (including by providing for the merger of JAXB with a wholly owned Subsidiary of ABCB) if and to the extent requested by ABCB, and JAXB agrees to enter into such amendments to this Agreement as ABCB may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration or the Total Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to JAXB’s shareholders or (iii) adversely affect or materially delay the ability of ABCB to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

2.2           Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Rogers & Hardin LLP, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3           Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file articles of merger complying with the requirements of the FBCA (the “Florida Articles of Merger”) with the Department of State of the State of Florida (the “Florida Department”) and a certificate of merger complying with the requirements of the GBCC (the “Georgia Certificate of Merger”, and together with the Florida Articles of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”). The term “Effective Time” shall mean the date and time upon which the Merger shall be effective. The Effective Time shall be the later of the date and time upon which (i) the Florida Articles of Merger are filed with the Florida Department or (ii) the Georgia Certificate of Merger is filed with the Georgia Secretary, or such later date and time as may be specified in accordance with the FBCA and the GBCC.

2.4           Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the GBCC and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of JAXB shall vest in the Surviving Corporation, and all debts, duties and liabilities of JAXB shall become the debts, liabilities and duties of the Surviving Corporation.

2.5           Charter Documents of the Surviving Corporation. The Charter Documents of ABCB, as in effect immediately prior to the Effective Time, shall become and remain the Charter Documents of the Surviving Corporation until amended in accordance with the respective terms thereof and Applicable Laws.

2.6           Directors and Officers of the Surviving Corporation. As of the Effective Time:

(a)          The directors of the Surviving Corporation shall be the directors of ABCB immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation.

(b)          The officers of the Surviving Corporation shall be the officers of ABCB immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation.

2.7           Conversion of Securities.

(a)          Merger Consideration. At the Effective Time, subject to the other provisions of this Agreement, each share of the common stock of JAXB, $0.01 par value per share (the “Voting Common Stock”), and the nonvoting common stock of JAXB, $0.01 par value per share (the “Nonvoting Common Stock” and, together with the Voting Common Stock, the “JAXB Common Stock”), issued and outstanding immediately prior to the Effective Time, but excluding any Excluded Shares and Appraisal Shares (collectively, the “Exchangeable Shares”), shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive (subject to Article VII), without interest, in accordance with the procedures set forth in Section 2.9, and at the election of the holder thereof as provided in and subject to the provisions of Section 2.9, either (i) that number of shares of ABCB Common Stock that equals the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) $16.50 in cash (the “Per Share Cash Consideration”) (together with the Per Share Stock Consideration and any cash in lieu of fractional shares as specified in Section 2.10(d), the “Merger Consideration”).

(b)          Cancellation of Shares. Shares of JAXB Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of JAXB Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.10(c), and (iii) any cash to be paid in lieu of any fractional shares of ABCB Common Stock in accordance with Section 2.10(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.10.

(c)          Treasury Stock; Excluded Shares. All shares of JAXB Common Stock held by JAXB as treasury shares, or by ABCB or by any wholly owned Subsidiary of ABCB or JAXB, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, JAXB or any wholly owned Subsidiary of ABCB or JAXB in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

(d)          No Effect on ABCB Common Stock. Each share of ABCB Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.

2.8           Bank Merger. Immediately after the Effective Time, the Bank Merger shall be consummated in accordance with the provisions of applicable federal and state Law. The Bank Merger shall have the effects as set forth under applicable federal and state Law, and the boards of directors of the parties shall approve, and shall cause the boards of directors of Jacksonville Bank and Ameris Bank, respectively, to approve the Bank Merger Agreement and cause the Bank Merger Agreement to be executed and delivered promptly following the date of execution of this Agreement.

2.9           Election and Proration Procedures.

(a)          JAXB Shareholder Elections. ABCB shall cause an election statement permitting each holder of an Exchangeable Share the ability to elect consideration pursuant to this Section 2.9(a) and subject to Section 2.9(c) (the “Election Statement”) to be mailed with the Proxy Statement/Prospectus on the date of mailing of the Proxy Statement/Prospectus to each holder of record of JAXB Common Stock as of the record date for the JAXB Shareholders’ Meeting (the “Record Date”). Each Election Statement shall permit the holder to specify (i) the number of Exchangeable Shares owned by such holder with respect to which such holder desires to receive the Per Share Stock Consideration (“Stock Election Shares”) and (ii) the number of Exchangeable Shares owned by such holder with respect to which such holder desires to receive the Per Share Cash Consideration (“Cash Election Shares”). The aggregate number of Exchangeable Shares as to which all holders of Exchangeable Shares elect to receive the Per Share Stock Consideration is referred to herein as the “Stock Election Number,” and the aggregate number of Exchangeable Shares as to which all holders of Exchangeable Shares elect to receive the Per Share Cash Consideration is referred to herein as the “Cash Election Number”. If a holder makes no election with respect to any portion of such holder’s Exchangeable Shares, or if there are any Exchangeable Shares with respect to which the Exchange Agent has not otherwise received an effective, properly completed Election Statement on or prior to the date of the JAXB Shareholders’ Meeting (or such other time and date as ABCB and JAXB may mutually agree) (the “Election Deadline”), such shares shall be deemed to be “No Election Shares”. ABCB shall have the authority to determine the type of Merger Consideration, whether Per Share Stock Consideration or Per Share Cash Consideration, to be exchanged for the No Election Shares. ABCB shall make available one or more Election Statements as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of JAXB Common Stock between the Record Date and the close of business on the Business Day immediately prior to the Election Deadline, and JAXB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(b)          Completion of Election Statement. Any election pursuant to Section 2.9(a) shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline and such election is not revoked or changed prior to the Election Deadline. Any Election Statement may be revoked or changed by the Person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of the Exchange Agent or ABCB regarding such matters shall be binding and conclusive. Neither ABCB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Statement. To the extent that the holder of Appraisal Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement and the Appraisal Shares shall be paid or converted in accordance with Section 2.13.

(c)          Allocation Procedures. The number of Exchangeable Shares to be converted into the right to receive the Per Share Stock Consideration shall be equal to seventy-five percent (75%) of the number of Exchangeable Shares issued and outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”), and the number of Exchangeable Shares to be converted into the right to receive the Per Share Cash Consideration shall be equal to twenty-five percent (25%) of the number of Exchangeable Shares issued and outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”). Within ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, ABCB shall cause the Exchange Agent to effect the allocation among the holders of Exchangeable Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in accordance with the Election Statements as follows:

(i)          if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all No Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and each holder’s Stock Election Shares, if any, shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Per Share Cash Consideration in respect of the remaining number of Stock Election Shares held by such holder;

(ii)          if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and each holder’s Cash Election Shares, if any, shall be converted into the right to receive (A) the Per Share Cash Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Per Share Stock Consideration in respect of the remaining number of Cash Election Shares held by such holder; and

(iii)         if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and (C) all No Election Shares shall be converted into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration such that the aggregate number of Exchangeable Shares entitled to receive the Per Share Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of Exchangeable Shares entitled to receive the Per Share Stock Consideration is equal to the Aggregate Stock Limit.

2.10         Exchange of JAXB Common Stock.

(a)          Exchange Agent. At or prior to the Closing, ABCB shall deposit, or shall cause to be deposited, with ABCB’s transfer agent or an unrelated bank or trust company reasonably acceptable to JAXB (the “Exchange Agent”), for the benefit of the holders of shares of JAXB Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and ABCB Common Stock to make all deliveries of cash and ABCB Common Stock as required by this Article II, including the Merger Consideration, pursuant to an exchange agent agreement between ABCB and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to the parties hereto. ABCB agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.10(c) and to make payments in lieu of fractional shares pursuant to Section 2.10(d). Any cash and ABCB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.10(c) and fractional shares in accordance with Section 2.10(d)) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of JAXB Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ABCB, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of JAXB Common Stock. Any interest and other income resulting from such investments shall be paid to ABCB. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b)          Exchange Procedures. As promptly as practicable after the Effective Time (and in no event later than five (5) Business Days thereafter), ABCB shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of JAXB Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of JAXB Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form as directed by ABCB and reasonably acceptable to JAXB), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of JAXB Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.7 and Section 2.9, the Merger Consideration any cash payable in lieu of any fractional shares of ABCB Common Stock pursuant to Section 2.10(d). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of JAXB Common Stock which is not registered in the transfer records of JAXB, the Merger Consideration payable in respect of such shares of JAXB Common Stock may be paid to a transferee if the Certificate representing such shares of JAXB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c)          Distributions with Respect to Unexchanged JAXB Common Stock. No dividends or other distributions declared or made with respect to ABCB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the ABCB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of ABCB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.10. Subject to Applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of ABCB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of ABCB Common Stock to which such holder is entitled pursuant to Section 2.10(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of ABCB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of ABCB Common Stock.

(d)          Fractional Shares. No certificates or scrip or ABCB Common Stock representing fractional shares of ABCB Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any ABCB Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of JAXB Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of ABCB Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Average ABCB Stock Price and (ii) the fraction of a share (after taking into account all shares of JAXB Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of ABCB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7.

(e)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of JAXB Common Stock after one hundred eighty (180) days following the Effective Time shall be delivered to ABCB upon demand and, from and after such delivery to ABCB, any former holders of JAXB Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article II shall thereafter look only to ABCB for the Merger Consideration payable in respect of such shares of JAXB Common Stock. Any amounts remaining unclaimed by holders of shares of JAXB Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of ABCB free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)          No Liability. Neither ABCB nor any of ABCB’s Subsidiaries shall be liable to any holder of shares of JAXB Common Stock for any shares of ABCB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(g)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to ABCB and, if required by ABCB, the posting by such Person of a bond, in such reasonable amount as ABCB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of JAXB Common Stock represented by such Certificate.

(h)          Withholding. Each of ABCB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of JAXB Common Stock such amounts as ABCB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by ABCB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of JAXB Common Stock in respect of whom such deduction and withholding was made by ABCB or the Exchange Agent, as the case may be.

(i)          Book Entry. All shares of ABCB Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.11         Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of ABCB Common Stock or JAXB Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, then the Per Share Stock Consideration and the Per Share Cash Consideration will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.12         Transfer Books; No Further Ownership Rights in JAXB Common Stock. At the Closing Date, the stock transfer books of JAXB shall be closed and thereafter there shall be no further registration of transfers of shares of JAXB Common Stock on the records of JAXB, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of JAXB Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, bona fide Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.13         Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of JAXB Common Stock that are outstanding immediately prior to the Effective Time and which are held by a JAXB Shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (collectively, the “Appraisal Shares”), shall not be converted into or represent the right to receive the Merger Consideration. Such JAXB Shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with Sections 607.1301 to 607.1333 of the FBCA, except that all Appraisal Shares held by JAXB Shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the FBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.7. JAXB shall give ABCB (i) prompt notice of any written demands for payment of fair value of any shares of JAXB Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the FBCA and received by JAXB relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the FBCA consistent with the obligations of JAXB thereunder. JAXB shall not, except with the prior written consent of ABCB, make any payment with respect to such demand, offer to settle or settle any demand for payment of fair value or waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the FBCA. Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of JAXB Common Stock for which appraisal rights have been perfected shall be returned to ABCB upon demand.

2.14         Proxy and Registration Statement. ABCB and JAXB shall prepare the Registration Statement on Form S-4 or other applicable form, which ABCB shall file with the SEC as promptly as reasonably practicable (but in no event later than sixty (60) days) following the date of this Agreement and which will include the Proxy Statement/Prospectus. Each of ABCB and JAXB shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and by the Bank Merger Agreement. Each of JAXB and ABCB will cause the Proxy Statement/Prospectus to be filed with the SEC and mailed to JAXB Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. ABCB shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of ABCB Common Stock in the Merger, and JAXB shall furnish all information concerning JAXB and the holders of JAXB Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. ABCB will advise JAXB promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ABCB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide JAXB with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to ABCB or JAXB, or any of their respective Affiliates, officers or directors, is discovered by ABCB or JAXB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to JAXB Shareholders.

2.15         JAXB Shareholders’ Meeting.

(a)          JAXB shall take all action necessary in accordance with Applicable Laws and JAXB’s current Charter Documents to duly give notice of, convene and hold a meeting of the JAXB Shareholders (the “JAXB Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the JAXB Shareholder Approval. The board of directors of JAXB has resolved to recommend to JAXB Shareholders that they approve this Agreement and JAXB shall, acting through its board of directors, (i) recommend that the JAXB Shareholders approve this Agreement, including the Charter Amendment (the “JAXB Recommendation”), (ii) include the JAXB Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the JAXB Shareholders proxies in favor of the approval of this Agreement, including by communicating to the JAXB Shareholders the recommendation of the board of directors of JAXB that they approve this Agreement, and to take all other action necessary or advisable to secure the vote or consent of the JAXB Shareholders required by Applicable Law to obtain such approvals, except to the extent JAXB’s board of directors has withdrawn the JAXB Recommendation in accordance with the terms of this Agreement.

(b)          Neither JAXB’s board of directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.15(b), withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ABCB or any of ABCB’s Subsidiaries, the JAXB Recommendation or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, the JAXB board of directors may at any time prior to the JAXB Shareholders’ Meeting (i) effect an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, if and only if:

(i)          JAXB’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.9) that is a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii)         JAXB’s board of directors determines in good faith, after consultation with such outside legal counsel, that a failure to accept such Superior Proposal would, or would be reasonably likely to, result in JAXB’s board of directors breaching its fiduciary duties to JAXB and its shareholders under Applicable Law;

(iii)        JAXB’s board of directors provides written notice (a “Notice of Recommendation Change”) to ABCB of its receipt of the Superior Proposal and its intent to withdraw the JAXB Recommendation on the fifth Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Superior Proposal (it being understood that any amendment (and each successive amendment) to any term of such Acquisition Proposal shall require a new Notice of Recommendation Change);

(iv)        after providing such Notice of Recommendation Change, JAXB shall negotiate in good faith with ABCB (if requested by ABCB) and provide ABCB reasonable opportunity during the subsequent five (5) Business Day period(s) to make such adjustments in the terms and conditions of this Agreement as would enable JAXB’s board of directors to proceed without withdrawing the JAXB Recommendation; provided, however, that ABCB shall not be required to propose any such adjustments; and

(v)         JAXB’s board of directors, following the final such five (5) Business Day period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would, or would be reasonably likely to, violate their fiduciary duties to JAXB and its shareholders under Applicable Law.

2.16         JAXB Stock Options; JAXB Restricted Stock Unit Awards. Prior to the Effective Time, JAXB shall take actions necessary to provide that, immediately prior to the Effective Time, (a) each JAXB Stock Option, whether or not then exercisable, shall fully vest and immediately be cancelled and only entitle the holder thereof, as soon as reasonably practicable after the Effective Time, to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Voting Common Stock subject to such JAXB Stock Option multiplied by (ii) the excess, if any, of (A) the product of (1) the Exchange Ratio multiplied by (2) the Average ABCB Stock Price (the “Per Share Equity Award Consideration”) over (B) the per share exercise price for the applicable JAXB Stock Option, less applicable Taxes required to be withheld with respect to such payment, and (b) each JAXB Restricted Stock Unit Award shall become fully vested and shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the total number of shares of Voting Common Stock subject to such JAXB Restricted Stock Unit Award (prorated, in the case of any JAXB Restricted Stock Unit Award subject to performance-based vesting conditions held by an individual whose employment with JAXB or its Subsidiaries has terminated prior to the Closing under circumstances not resulting in forfeiture of the applicable award, based on the number of days such employee was employed by JAXB or its Subsidiaries during the applicable performance period) multiplied by (ii) the Per Share Equity Award Consideration, in the case of each of clauses (a) and (b), less applicable Taxes required to be withheld with respect to such payment. Any JAXB Stock Option that has a per share exercise price that is greater than or equal to the Per Share Equity Award Consideration shall be cancelled for no consideration.

2.17         Closing Deliveries by JAXB. At the Closing, JAXB shall deliver or cause to be delivered to ABCB:

(a)          a certificate of the Secretary of each of JAXB and Jacksonville Bank, dated as of the Closing Date, certifying to: (i) the Charter Documents of JAXB and Jacksonville Bank; (ii) resolutions of the board of directors of each of JAXB and Jacksonville Bank approving the Merger and the Bank Merger, respectively, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable; (iii) incumbency and signatures of the officers of JAXB and Jacksonville Bank executing this Agreement and the Bank Merger Agreement, as applicable, and any other certificate or document delivered by JAXB or Jacksonville Bank in connection with this Agreement or the Bank Merger Agreement; and (iv) action by JAXB Shareholders holding the requisite voting power under JAXB’s Charter Documents and Applicable Law approving the Merger, the Charter Amendment and the execution, delivery and performance of this Agreement;

(b)          a certificate, dated as of the Closing Date and signed by a duly authorized officer of JAXB, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(c)          a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), duly executed by an authorized officer of JAXB, confirming that JAXB is not and has never been a United States real property holding corporation; and

(d)          such other documents as ABCB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement.

2.18         Closing Deliveries by ABCB. At the Closing, ABCB shall deliver or cause to be delivered to JAXB:

(a)          evidence reasonably satisfactory to JAXB of the delivery of the Merger Consideration to the Exchange Agent;

(b)          a certificate of the Secretary of each of ABCB and Ameris Bank, dated as of the Closing Date, certifying the: (i) Charter Documents of ABCB and Ameris Bank; (ii) resolutions of the board of directors of each of ABCB and Ameris Bank approving the Merger and the Bank Merger, respectively, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable; and (iii) incumbency and signatures of the officers of ABCB and Ameris Bank executing this Agreement and the Bank Merger Agreement, as applicable, and any other certificate or document delivered by ABCB or Ameris Bank in connection with this Agreement or the Bank Merger Agreement;

(c)          a certificate, dated as of the Closing Date and signed by a duly authorized officer of ABCB, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(d)          such other documents as JAXB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement.

ARTICLE III

representations and warranties of jaxb

Except (i) as disclosed in the disclosure schedule delivered by JAXB to ABCB concurrently herewith (the “JAXB Disclosure Schedule”) or (ii) as disclosed in any JAXB SEC Filings filed by JAXB since January 1, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), JAXB hereby represents and warrants to ABCB as follows:

3.1           Organization.

(a)          JAXB is a Florida corporation (i) duly organized, validly existing and in good standing under the laws of the State of Florida, (ii) which is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), (iii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on JAXB. True, complete and correct copies of the Charter Documents of JAXB, as in effect as of the date of this Agreement, have previously been made available to ABCB.

(b)          Each Subsidiary of JAXB that is set forth on Schedule 3.1(c) is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on JAXB. True, complete and correct copies of the Charter Documents of each Subsidiary of JAXB, as in effect as of the date of this Agreement, have previously been made available to ABCB.

(c)          Schedule 3.1(c) sets forth a true and complete list of each Subsidiary of JAXB. Other than as set forth on Schedule 3.1(c), there are no corporations, partnerships, limited liability companies, associations or other entities in which JAXB owns, directly or indirectly, any equity or other interest. All outstanding shares or ownership interests of JAXB’s Subsidiaries are validly issued, fully paid and nonassessable and owned by JAXB (or another Subsidiary of JAXB) free and clear of any Liens other than Permitted Liens.

3.2           Authority; Binding Nature.

(a)          Each of JAXB and its Subsidiaries, to the extent applicable, has all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The execution, delivery and performance by JAXB of this Agreement and by Jacksonville Bank of the Bank Merger Agreement, and the consummation by JAXB and each of its Subsidiaries of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the board of directors (or comparable governing body) of JAXB and each applicable Subsidiary. Subject to the receipt of the JAXB Shareholder Approval, no other corporate proceedings on the part of JAXB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by JAXB and Jacksonville Bank, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by ABCB and Ameris Bank, as applicable) the legal, valid and binding obligations of JAXB and Jacksonville Bank enforceable against JAXB and Jacksonville Bank, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          JAXB and its Subsidiaries have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Florida to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. JAXB and its Subsidiaries have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3           No Conflicts. The execution, delivery and performance of this Agreement by JAXB and of the Bank Merger Agreement by Jacksonville Bank, and the consummation of the transactions contemplated hereby and thereby by JAXB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of JAXB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to JAXB or any of its Subsidiaries, (B) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any JAXB Material Contract or (C) result in the creation or imposition of any Lien on any of the assets of JAXB or its Subsidiaries.

3.4           Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the JAXB Shareholder Approval and the execution, delivery and performance of this Agreement and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 3.4, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of JAXB or any of its Subsidiaries are required in connection with the execution, delivery and performance by JAXB of this Agreement or by Jacksonville Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.

3.5           Regulatory Matters. JAXB and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2013 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the FOFR and any predecessor agency and (iv) any other applicable bank regulatory agencies (collectively, the “JAXB Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither JAXB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2013 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any JAXB Regulatory Agency or other Governmental Authority of any kind (each, a “JAXB Regulatory Agreement”) that has not been Previously Disclosed, nor has JAXB or any of its Subsidiaries been advised since January 1, 2013 by any JAXB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such JAXB Regulatory Agreement. Except for the matters Previously Disclosed, there is no material unresolved written violation, criticism, comment or exception by any JAXB Regulatory Agency or other Governmental Authority relating to JAXB or any of its Subsidiaries, and JAXB is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

3.6           Capitalization.

(a)          The authorized capital stock of JAXB consists only of (i) 20,000,000 shares of Voting Common Stock, of which 3,480,961 are issued and outstanding as of the date of this Agreement, (ii) 5,000,000 shares of Nonvoting Common Stock, of which 2,315,321 are issued and outstanding as of the date of this Agreement, and (iii) 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. Such issued and outstanding shares of JAXB Common Stock constitute all of the issued and outstanding capital stock of JAXB as of the date of this Agreement, and have been duly authorized, validly issued and are fully paid and nonassessable. None of the shares of JAXB Common Stock have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 129,375 shares of Voting Common Stock were reserved for issuance upon the exercise of outstanding JAXB Stock Options, 2,658 shares of Voting Common Stock were reserved for issuance upon the vesting and settlement of outstanding JAXB Restricted Stock Unit Awards and 214,791 shares of Voting Common Stock were available for future grants of equity awards under the JAXB Stock Incentive Plan. JAXB has furnished to ABCB a true, complete copy of the JAXB Stock Incentive Plan, and Schedule 3.6(a) sets forth a complete and correct list of all participants in the JAXB Stock Incentive Plan as of the date hereof and identifies the number of shares of Voting Common Stock subject to JAXB Stock Options or JAXB Restricted Stock Unit Awards held by each participant therein, the exercise price or prices of such JAXB Stock Options, and the date on which each JAXB Stock Option or JAXB Restricted Stock Unit Award was granted, vests or becomes exercisable (as applicable), and expires (if applicable). Except as disclosed in Schedule 3.6(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of JAXB or any of its Subsidiaries are issued or outstanding. JAXB currently has no election in effect to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Affiliates.

(b)          All of the issued and outstanding shares of capital stock of Jacksonville Bank are, on the date of this Agreement, and on the Closing Date will be, held by JAXB.

(c)          Except as disclosed in Schedule 3.6(c), there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating JAXB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of JAXB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of JAXB or its Subsidiaries, (ii) contractual obligations of JAXB or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of JAXB or its Subsidiaries or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the shares of JAXB Common Stock or capital stock of its Subsidiaries. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by JAXB or any of its Subsidiaries and are outstanding.

(d)          No Subsidiary of JAXB owns any capital stock of JAXB except for shares held in a fiduciary capacity or in respect of a debt previously contracted.

3.7           Deposits. The deposit accounts of Jacksonville Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to JAXB’s Knowledge, threatened.

3.8           Reports and SEC Filings. JAXB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2013 (collectively, the “JAXB SEC Filings”). Each JAXB SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.9           Financial Statements.

(a)          The financial statements of JAXB and its Subsidiaries included (or incorporated by reference) in the JAXB SEC Filings, including the related notes, where applicable (the “JAXB Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of JAXB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of JAXB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of JAXB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed JAXB that it intends to resign) or been dismissed as independent public accountants of JAXB as a result of or in connection with any disagreements with JAXB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to be, individually or in the aggregate, material to JAXB and its Subsidiaries, taken as a whole, neither JAXB nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of JAXB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended the Interim Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the Interim Balance Sheet Date or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of JAXB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of JAXB or its Subsidiaries or accountants (including all means of access thereto and therefrom). JAXB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to JAXB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of JAXB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to JAXB’s outside auditors and the audit committee of JAXB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect JAXB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in JAXB’s internal controls over financial reporting. There is no reason to believe that JAXB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.10         Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date, except as disclosed in JAXB SEC Filings or on Schedule 3.10 or as otherwise specifically provided by this Agreement, JAXB and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice, and there has not been (i) any Material Adverse Change in JAXB or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on JAXB or (ii) action taken by JAXB or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required ABCB’s consent if JAXB had been subject to Section 5.1 at such time.

3.11         Reorganization. Neither JAXB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.12         Taxes.

(a)          (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by JAXB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by JAXB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by JAXB to ABCB in writing and adequately reserved for in the JAXB Financial Statements. Neither JAXB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)          No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to JAXB or any of its Subsidiaries. Neither JAXB nor its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where JAXB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against JAXB or any of its Subsidiaries. Schedule 3.12(b) lists all Tax Returns filed by JAXB and its Subsidiaries for taxable periods ended on or after December 31, 2012, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. ABCB has received correct and complete copies of all federal and state Tax Returns filed by JAXB and each of its Subsidiaries for taxable periods ended on or after December 31, 2012 and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by JAXB or any of its Subsidiaries with respect to those taxable periods.

(c)          There are no Liens on JAXB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the JAXB Financial Statements.

(d)          Neither JAXB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)          JAXB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)          Neither JAXB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among JAXB and its Subsidiaries). Neither JAXB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was JAXB) or (ii) has any liability for Taxes of any Person (other than JAXB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee, successor, by contract or otherwise.

(g)          Except as listed on Schedule 3.12(g), there are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which JAXB or any Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.

(h)          Neither JAXB nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i)          No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where JAXB or any Subsidiary does not file Tax Returns that JAXB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j)          Except as listed on Schedule 3.12(j), neither JAXB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)          Neither JAXB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)          Neither JAXB nor any Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m)          Neither JAXB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). JAXB and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n)          No gain recognition agreements have been entered into by either JAXB or any Subsidiary, and neither JAXB nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(o)          Neither JAXB nor any Subsidiary is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code, (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code or (iii) a “passive foreign investment company,” nor has JAXB or any Subsidiary at any time held directly, indirectly or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(p)          JAXB and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state Governmental Authority and the consummation of the transactions contemplated by this Agreement and by the Bank Merger Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q)          Except as listed on Schedule 3.12(q), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event) result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) (or any corresponding provision of state, local or non-U.S. Tax law)), 162 (other than 162(a)) or 404 of the Code.

(r)          Neither JAXB nor any Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the transactions contemplated hereby or by the Bank Merger Agreement, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date, (iv) as a result of an election under Section 108(i) of the Code or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s)          All transactions for taxable years for which the statute of limitations is still open (including sales of goods, loans and provision of services) between (i) JAXB or any Subsidiary and (ii) any other Person that is controlled directly or indirectly by JAXB (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

(t)          The unpaid Taxes of JAXB and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the JAXB Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of JAXB and each Subsidiary in filing its Tax Returns. Since the Interim Balance Sheet Date, neither JAXB nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(u)          JAXB operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v)         JAXB has provided or otherwise made available to ABCB all of JAXB’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to JAXB or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date.

3.13         Title to Assets; Real Property.

(a)          Except as set forth on Schedule 3.13(a), as of the date of this Agreement, JAXB or one of its Subsidiaries has, and as of the Closing, JAXB or one of its Subsidiaries will have, good and marketable title to or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected in either the latest audited balance sheet or latest interim balance sheet included in the JAXB SEC Filings (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date or Interim Balance Sheet Date in the ordinary course of business), as being owned or leased, as applicable, free and clear of any and all material Liens other than Permitted Liens. All such properties and assets are in good operating condition and repair, ordinary wear and tear excepted.

(b)          Neither JAXB nor any of its Subsidiaries owns any real property, except (i) real property acquired through foreclosure or deed in lieu of foreclosure and (ii) real property used for its headquarters or banking operations. Schedule 3.13(b) sets forth an accurate and complete list of the branch office and operations locations operated by JAXB and its Subsidiaries as of the date of this Agreement.

3.14         Litigation; Orders.

(a)          Except as set forth on Schedule 3.14(a), there is no material Proceeding pending or, to JAXB’s Knowledge, threatened either (i) against JAXB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b)          Except as set forth on Schedule 3.14(b), there is no Order either (i) outstanding against JAXB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(c)          To JAXB’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against JAXB or any of its Subsidiaries.

3.15         Compliance.

(a)          JAXB and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. JAXB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to carry on its business in all material respects as presently conducted.

(b)          Neither JAXB nor any of its Subsidiaries is in default under or in violation of any term or provision of its Charter Documents or any material Permit which it holds.

(c)          JAXB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to ABCB. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

3.16         Loans.

(a)          Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by JAXB and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with Applicable Laws, (ii) has been made, entered into or acquired by JAXB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct in all material respects, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, JAXB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect and (v) to JAXB’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (iv) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. None of the rights or remedies under the documentation relating to the Loans has in any material respect been amended, modified, waived, subordinated or otherwise altered by JAXB, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to ABCB and was entered into by JAXB in good faith and in its ordinary course of business.

(b)          JAXB has previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date, (i) are contractually past due ninety (90) days or more in the payment of principal or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss” (or words of similar import), together with the principal amount of each such Loan and the identity of the obligor thereunder. Schedule 3.16(b) sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by JAXB or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of JAXB and each of its Subsidiaries have been made available to ABCB.

(c)          (i) Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents JAXB’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program in all material respects, and (ii) JAXB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer.

(d)          None of the agreements pursuant to which JAXB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of JAXB or its Subsidiaries, as applicable.

(e)          As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to JAXB’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by JAXB or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

(f)          Schedule 3.16(f) sets forth a complete and correct list of all Loans by JAXB and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of JAXB or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of JAXB on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Schedule 3.16(f) has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, and did not involve more than the normal risk of collectability or present other unfavorable features.

3.17         CRA Compliance. Each of JAXB and Jacksonville Bank is Well-Capitalized, and Jacksonville Bank’s most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To JAXB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause JAXB or Jacksonville Bank to receive any notice of non-compliance with such provisions of the CRA or cause Jacksonville Bank’s CRA rating to decrease below the “satisfactory” level.

3.18         Investment Portfolio. All investment securities held by JAXB or its Subsidiaries, as reflected in the financial statements included in the JAXB SEC Filings, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the JAXB Regulatory Agencies. Each of JAXB and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the JAXB SEC Filings and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of JAXB or its Subsidiaries.

3.19         Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of JAXB, any of its Subsidiaries or for the account of a customer of JAXB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of JAXB or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, and are in full force and effect. JAXB and each of its Subsidiaries have duly performed all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to JAXB’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.20         Intellectual Property. JAXB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To JAXB’s Knowledge, the use of any Intellectual Property by JAXB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which JAXB or any JAXB Subsidiary acquired the right to use any Intellectual Property, and no Person has asserted in writing to JAXB that JAXB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. To JAXB’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of JAXB or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to JAXB or its Subsidiaries. Neither JAXB nor any JAXB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by JAXB or any JAXB Subsidiary, and JAXB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by JAXB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21         Environmental Matters.

(a)          Except as set forth on Schedule 3.21, (i) no notice, notification, demand, request for information, citation, summons or order has been received by JAXB or any of its Subsidiaries, no complaint has been filed against JAXB or any of its Subsidiaries, no penalty has been assessed against JAXB or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to JAXB’s Knowledge, threatened against JAXB or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law, (ii) JAXB, each of its Subsidiaries are in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither JAXB nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither JAXB nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

(b)          To JAXB’s Knowledge, there has been no release of any Hazardous Substance by JAXB or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws.

(c)          To JAXB’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by JAXB or any of its Subsidiaries, and, to JAXB’s Knowledge, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to JAXB or any of its Subsidiaries under any Environmental Law.

3.22         Material Contracts. Except for the Contracts set forth on the “Exhibit Index” included in JAXB’s Form 10-K for the year ended December 31, 2014 or the JAXB SEC Filings subsequently filed or on Schedule 3.22, as of the date of this Agreement, neither JAXB nor any of its Subsidiaries, nor any of their respective assets, properties, businesses or operations, is a party to, bound or affected by, or receives benefits under any JAXB Material Contract. All JAXB Material Contracts are valid and binding agreements of JAXB or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, rules or regulations affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither JAXB nor its Subsidiaries is in material violation or breach of or material default under any JAXB Material Contract. To JAXB’s Knowledge, no third party is in violation or breach of or default under any JAXB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.23         Employee Benefit Matters.

(a)          Schedule 3.23(a) sets forth a true and complete list of each JAXB Employee Benefit Plan and the participants therein. Only employees and directors and former employees and directors (and their eligible dependents) of JAXB and its Subsidiaries participate in the JAXB Employee Benefit Plans. Neither JAXB nor any of its Subsidiaries has been notified that any JAXB Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (the “DOL”) or any other Governmental Authority.

(b)          With respect to each JAXB Employee Benefit Plan, complete and correct copies of the following documents have been made available to ABCB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including contracts with service providers and insurers) with respect to each such JAXB Employee Benefit Plan and, in the case of any JAXB Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such JAXB Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all correspondence to and from the IRS, the DOL or any other Governmental Agency within the past three (3) years relating to any JAXB Employee Benefit Plan (other than the documentation provided under the immediately preceding clauses (iii) and (iv)).

(c)          Except as set forth in Schedule 3.23(c), with respect to each JAXB Employee Benefit Plan, (i) such JAXB Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder, (ii) no Proceedings are pending, or to JAXB’s Knowledge, threatened, (iii) all premiums, contributions or other payments required to have been made by Applicable Law or under the terms of any such JAXB Employee Benefit Plan or any Contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)          With respect to each JAXB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which JAXB is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to JAXB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(e)          No JAXB Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(f)          Except as set forth in Schedule 3.23(f), neither JAXB nor any JAXB Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. JAXB has at all times complied with COBRA in all material respects and has maintained adequate records to evidence such compliance.

(g)          No JAXB Employee Benefit Plan is, and neither JAXB nor any Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No JAXB Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither JAXB nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.

(h)          Schedule 3.23(h) sets forth a complete list of all severance and termination benefits with respect to which JAXB or any of its Subsidiaries has or will have any liability, under any JAXB Employee Benefit Plan or other employment agreement, severance agreement, program, practice or arrangement.

(i)          Except as set forth on Schedule 3.23(i), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) require the funding (whether on a formal or informal basis) of the benefits under any JAXB Employee Benefit Plan, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by JAXB or any of its Subsidiaries under any JAXB Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any JAXB Employee Benefit Plan.

(j)          No participants in any JAXB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(k)          Except as set forth in Schedule 3.23(k), the 401(k) Plan is not funded with and does not allow for payments, investments or distributions in any employer security of JAXB or any Affiliate (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(l)          Except as set forth in Schedule 3.23(l), no reportable event within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any JAXB Employee Benefit Plan, and neither JAXB nor to JAXB’s Knowledge any Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(m)          Except as set forth on Schedule 3.23(m), neither JAXB nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). Each JAXB Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in material documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

3.24         Labor Relations (Employment Matters).

(a)          There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to JAXB’s Knowledge, threatened against or affecting JAXB or any of its Subsidiaries. Neither JAXB nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to JAXB’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of JAXB or any of its Subsidiaries. JAXB and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law. Neither JAXB nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to JAXB and its Subsidiaries and, to JAXB’s Knowledge, no such investigation is in progress.

(b)          Since the Balance Sheet Date, JAXB has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of JAXB or its Subsidiaries.

(c)          Except as set forth on Schedule 3.24(c), JAXB is not a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d)          Except as set forth on Schedule 3.24(d), to JAXB’s Knowledge, there are no non-solicitation, non-competition, non-disclosure or non-interference agreements between any current employees of JAXB or any of its Subsidiaries and any third party.

(e)          JAXB and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either JAXB or the respective Subsidiary is required to maintain such accounts.

3.25         Related Party Transactions. Except as set forth on Schedule 3.25, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between JAXB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of JAXB or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding JAXB Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of JAXB), on the other, except those of a type available to employees of JAXB or its Subsidiaries generally.

3.26         Insurance. Each of JAXB and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of JAXB reasonably has determined to be prudent with respect to their businesses, properties and assets. All insurance policies with respect to the business and assets of JAXB are in full force and effect, all premiums due and payable thereon have been paid, JAXB and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. To JAXB’s Knowledge, there is no claim pending under any such policies with respect to JAXB or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27         Brokers. Except for Hovde Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of JAXB or its Subsidiaries.

3.28         JAXB Information. True and complete copies of all documents listed in the JAXB Disclosure Schedule have been made available or provided to ABCB. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed or placed in JAXB’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of JAXB and each of its Subsidiaries, all of which have been made available to ABCB, are complete and correct in all material respects.

3.29         Information Supplied. None of the information supplied or to be supplied by JAXB for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the JAXB Shareholders or at the time of the JAXB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (iii) the documents and financial statements of JAXB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by JAXB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ABCB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.30         Fairness Opinion. The board of directors of JAXB has received the opinion of Hovde Group, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of JAXB Common Stock.

3.31         No Other Representations or Warranties.

(a)          Except for the representations and warranties made by JAXB in this Article III, neither JAXB nor any other Person makes any express or implied representation or warranty with respect to JAXB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and JAXB hereby disclaims any such other representations or warranties.

(b)          JAXB acknowledges and agrees that neither ABCB nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ABCB

Except (i) as disclosed in the disclosure schedule delivered by ABCB to JAXB concurrently herewith (the “ABCB Disclosure Schedule”) or (ii) as disclosed in any ABCB SEC Filings filed by ABCB since January 1, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ABCB hereby represents and warrants to JAXB as follows:

4.1           Organization.

(a)          ABCB is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the BHCA, (iii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB. True, complete and correct copies of the Charter Documents of ABCB, as in effect as of the date of this Agreement, have previously been made available to JAXB.

(b)          Each Subsidiary of ABCB is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB.

4.2           Authority; Binding Nature. Each of ABCB and, to the extent applicable, its Subsidiaries has all requisite power and authority to enter into this Agreement and the Bank Merger Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by ABCB and of the Bank Merger Agreement by Ameris Bank, and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary action on the part of each of ABCB and, to the extent applicable, its Subsidiaries and no other corporate proceedings on the part of ABCB or such Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by ABCB and Ameris Bank, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by JAXB and Jacksonville Bank, as applicable) the legal, valid and binding obligations of ABCB and Ameris Bank enforceable against ABCB and Ameris Bank, as applicable, in accordance with its terms, subject to the effect of any Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3           No Conflicts. The execution, delivery and performance of this Agreement by ABCB and of the Bank Merger Agreement by Ameris Bank, and the consummation of the transactions contemplated hereby and thereby by ABCB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach of or default under, any terms or conditions of the Charter Documents of ABCB or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to ABCB or any of its Subsidiaries, (B) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in ABCB’s Form 10-K for the year ended December 31, 2014 or the ABCB SEC filings subsequently filed or (C) result in the creation or imposition of any Lien on any of the assets of ABCB or any of its Subsidiaries.

4.4           Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the execution, delivery and performance of this Agreement and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 4.4, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of ABCB or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by ABCB or by Ameris Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.

4.5           Regulatory Matters. ABCB and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2013 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and any predecessor agency and (iv) any other applicable bank regulatory agencies (collectively, the “ABCB Regulatory Agencies” and, together with the JAXB Regulatory Agencies, the “Regulatory Agencies”), and any other applicable Governmental Authority, and has paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. To ABCB’s Knowledge, no ABCB Regulatory Agency or other Governmental Authority has initiated or has pending any formal enforcement action regarding or relating to ABCB or any of its Subsidiaries. There is no material unresolved written violation, criticism, comment or exception by any ABCB Regulatory Agency or other Governmental Authority relating to ABCB or any of its Subsidiaries. ABCB is not aware of any reason why it or any of its Subsidiaries would not receive all required Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

4.6           Capitalization.

(a)          The authorized capital stock of ABCB consists only of (i) 100,000,000 shares of ABCB Common Stock, of which 32,196,117 shares were issued and outstanding as of the last trading day immediately prior to date of this Agreement (the “ABCB Capitalization Date”), and 1,413,777 of which were held in treasury as of the ABCB Capitalization Date, and (ii) 5,000,000 shares of preferred stock, none of which were issued and outstanding as of the ABCB Capitalization Date. Such shares constitute all of the issued and outstanding shares of ABCB Common Stock as of the ABCB Capitalization Date. All of the issued and outstanding shares of ABCB Common Stock and shares of ABCB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The ABCB Common Stock to be issued in exchange for JAXB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued shares of ABCB Common Stock to enable ABCB to issue the Merger Consideration as contemplated in this Agreement.

(b)          All of the issued and outstanding shares of capital stock of Ameris Bank are, on the date of this Agreement, and on the Closing Date will be, held by ABCB.

(c)          Except as disclosed in Schedule 4.6(c), as of the ABCB Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating ABCB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of ABCB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of ABCB or its Subsidiaries. As of the ABCB Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by ABCB and are outstanding.

4.7           Deposits. The deposit accounts of Ameris Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to ABCB’s Knowledge, threatened.

4.8           ABCB SEC Filings. ABCB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2013 (collectively, the “ABCB SEC Filings”). Each ABCB SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9           Financial Statements.

(a)          The financial statements of ABCB and its Subsidiaries included (or incorporated by reference) in the ABCB SEC Filings, including the related notes, where applicable, (i) have been prepared from, and are in accordance with, the books and records of ABCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of ABCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (the “ABCB Financial Statements”). As of the date hereof, the books and records of ABCB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed ABCB that it intends to resign) or been dismissed as independent public accountants of ABCB as a result of or in connection with any disagreements with ABCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to be, individually or in the aggregate, material to ABCB and its Subsidiaries, taken as a whole, neither ABCB nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ABCB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended the Interim Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the Interim Balance Sheet Date or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of ABCB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ABCB or its Subsidiaries or accountants (including all means of access thereto and therefrom). ABCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ABCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of ABCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to ABCB’s outside auditors and the audit committee of ABCB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ABCB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ABCB’s internal controls over financial reporting. There is no reason to believe that ABCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.10         Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date, except as reflected in the ABCB SEC Filings or on Schedule 4.10 or as contemplated by this Agreement, there has not been (i) any Material Adverse Change in ABCB or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on ABCB or (ii) any action taken by ABCB or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required JAXB’s consent if ABCB had been subject to Section 5.2 at such time.

4.11         Reorganization. Neither ABCB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12         Litigation; Orders.

(a)          Except as set forth on Schedule 4.12(a), there is no material Proceeding pending or, to ABCB’s Knowledge, threatened either (i) against ABCB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or by the Bank Merger Agreement.

(b)          Except as set forth on Schedule 4.12(b), there is no Order either (i) outstanding against ABCB or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or by the Bank Merger Agreement.

(c)          To ABCB’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against ABCB or any of its Subsidiaries.

4.13         Compliance.

(a)          ABCB and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. ABCB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to carry on its business in all material respects as presently conducted.

(b)          Neither ABCB nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents or (ii) any material Permit which it holds.

4.14         CRA Compliance. Each of ABCB and Ameris Bank is Well-Capitalized, and Ameris Bank’s most recent examination rating under the CRA was “satisfactory” or better. To ABCB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause ABCB or Ameris Bank to receive any notice of non-compliance with such provisions of the CRA or cause ABCB or Ameris Bank’s CRA rating to decrease below the “satisfactory” level.

4.15         Material Contracts. Neither ABCB nor any Subsidiary of ABCB is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to the ABCB SEC Filings as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to an ABCB SEC Filing, (i) the Contract is in full force and effect, (ii) neither ABCB nor any Subsidiary of ABCB is in material violation or breach of or material default thereunder and (iii) no other party to any such Contract is, to ABCB’s Knowledge, in violation or breach of or default thereunder.

4.16         Brokers. Except for Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or by the Bank Merger Agreement based upon arrangements made by or on behalf of ABCB or its Subsidiaries.

4.17         Information Supplied. None of the information supplied or to be supplied by ABCB or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the JAXB Shareholders or at the time of the JAXB Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of ABCB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by ABCB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of JAXB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by ABCB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.18         No Other Representations or Warranties.

(a)          Except for the representations and warranties made by ABCB in this Article IV, neither ABCB nor any other Person makes any express or implied representation or warranty with respect to ABCB or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ABCB hereby disclaims any such other representations or warranties.

(b)          ABCB acknowledges and agrees that neither JAXB nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

covenants

5.1           Conduct of Business of JAXB. During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) as set forth on Schedule 5.1, JAXB shall, and shall cause its Subsidiaries to, (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the foregoing, JAXB covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, or required by Applicable Law, it shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)          amend its Charter Documents;

(ii)         adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly owned Subsidiary of JAXB), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (except (A) dividends paid by any of the Subsidiaries of JAXB to JAXB or any of its wholly owned Subsidiaries, respectively, (B) regular distributions on JAXB’s outstanding Trust Preferred Securities or (C) the acceptance of shares of Voting Common Stock as payment for the exercise price of JAXB Stock Options or for withholding Taxes incurred in connection with the exercise of JAXB Stock Options or the vesting or settlement of JAXB Restricted Stock Unit Awards, in each case, that are outstanding on the date hereof and in accordance with past practice and the terms of the applicable award agreements);

(iii)        except pursuant to contracts or agreements in force at the date of this Agreement and disclosed to ABCB, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of JAXB;

(iv)        sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;

(v)         (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of JAXB;

(vi)        other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of JAXB or any of its wholly owned Subsidiaries to JAXB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(vii)       make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(viii)      except as required under any JAXB Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice and prorated bonuses with respect to that portion of the then-current fiscal year of JAXB ending at the Effective Time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice), (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or JAXB Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to JAXB, in the aggregate, of maintaining such JAXB Employee Benefit Plan, (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual or (D) hire or terminate the employment of any employee of JAXB or its Subsidiaries having total annual compensation in excess of $100,000, other than termination for cause;

(ix)         (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of JAXB’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock, (B) issue or commit to issue any additional shares of capital stock of JAXB, other than the issuance of shares of Voting Common Stock upon the exercise of any JAXB Stock Options or the vesting and settlement of any JAXB Restricted Stock Unit Awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement, (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of JAXB’s Subsidiaries or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(x)          make or change any Tax election, settle or compromise any Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xi)         fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii)        enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

(xiii)       file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv)      make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

(xv)       except for transactions in the ordinary course of business, terminate, amend or waive any material provision of, any JAXB Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to JAXB, or enter into any contract that would constitute a JAXB Material Contract if it were in effect on the date of this Agreement;

(xvi)      (A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (B) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xvii)     materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xviii)    change in any material respect its credit policies and collateral eligibility requirements and standards;

(xix)       adopt a plan of complete or partial liquidation or dissolution;

(xx)        take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxi)       agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;

(xxii)      take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article III to be inaccurate in any material respect at the time of the Closing or preclude JAXB from making such representations and warranties at the time of the Closing;

(xxiii)     take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or

(xxiv)    take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of JAXB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.

5.2           Conduct of Business of ABCB. During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law or (c) with the written consent of JAXB (which consent shall not be unreasonably withheld, conditioned or delayed), ABCB shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)          amend its Charter Documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of JAXB Common Stock;

(ii)         adopt a plan of complete or partial liquidation or dissolution;

(iii)        agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;

(iv)        take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article IV to be inaccurate in any material respect at the time of the Closing or preclude ABCB from making such representations and warranties at the time of the Closing;

(v)         take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement;

(vi)        take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(vii)       take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of ABCB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.

5.3           Approvals and Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of JAXB and ABCB agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and the Bank Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Bank Merger Agreement, including (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, however, that nothing contained herein shall be deemed to require ABCB, or require or permit JAXB, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would (A) reasonably be expected to result in ABCB or Ameris Bank becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority or (B) reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Authority that the Bank Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any JAXB Regulatory Agreement will not terminate and be of no further force as of and following the consummation of the Bank Merger) (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement or the Bank Merger Agreement.

(b)          Without limiting the generality of the foregoing, ABCB and JAXB shall each use, and shall cause their applicable Subsidiaries to use, reasonable best efforts to prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals within thirty (30) calendar days after the date of this Agreement. ABCB and JAXB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of (i) any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and (ii) copies of correspondence from all Regulatory Authorities.

(c)          Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other within twenty-four (24) hours of receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or by the Bank Merger Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.4           Access; Integration of Data Processing; Confidentiality.

(a)          In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement and the integration of the business and operations of JAXB and its Subsidiaries, subject to Section 5.4(c) and Applicable Laws relating to confidentiality and the exchange of information, JAXB shall permit ABCB and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, upon reasonable notice and at ABCB’s sole expense:

(i)          during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of JAXB and its Subsidiaries; provided, however, that JAXB shall not be required to take any action that would provide access to or to disclose information (x) where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement, or (y) relating to JAXB’s or its directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; provided, further, that in any such event in which the restrictions of clause (x) of this sentence apply, the parties shall attempt to make appropriate substitute disclosure arrangements; and

(ii)         during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of JAXB and its Subsidiaries for the purpose of performing conversion activities related to data processing integration.

ABCB shall use commercially reasonable efforts to minimize any interference with the regular business operations of JAXB and its Subsidiaries during any such access.

(b)          At the request of ABCB, during the period from the date of this Agreement to the Closing, JAXB shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall make all reasonable efforts to cause their respective telecommunications and data processing service providers to (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or ABCB), cooperate and assist ABCB in connection with preparation for an electronic and systematic conversion of all applicable data regarding JAXB and its Subsidiaries to ABCB and its Subsidiaries’ systems of telecommunications and electronic data processing; provided, however, that no such conversion shall occur until the Closing.

(c)          Each of ABCB and JAXB acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.4(c) shall nonetheless continue in full force and effect.

5.5           Notification. JAXB, on the one hand, and ABCB, on the other, shall promptly (and in any event within three (3) Business Days after becoming aware of any such breach) notify the other party or parties in writing (i) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (ii) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.6           Public Announcements. JAXB and ABCB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby or by the Bank Merger Agreement and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order or any listing agreement with a national stock exchange or automated quotation system.

5.7           No Control of JAXB. Nothing contained in this Agreement or in the Bank Merger Agreement shall give ABCB or its Subsidiaries, directly or indirectly, the right to control or direct the operations of JAXB or Jacksonville Bank prior to the Closing Date.

5.8           Employee Benefit Matters.

(a)          As of the Closing Date, ABCB shall, or shall cause its applicable Subsidiary to, provide to each employee of JAXB or its Subsidiaries who, as decided by ABCB in its sole discretion, shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that, are substantially comparable, in the aggregate, to the JAXB Employee Benefit Plans provided to each such Continuing Employee immediately prior to the Closing Date (but in no event greater than the base wages, salaries or employee benefits provided to ABCB’s similarly situated employees).

(b)          ABCB shall provide, or cause its applicable Subsidiary to provide, each employee of JAXB or its Subsidiaries who, as decided by ABCB in its sole discretion, does not continue employment with the Surviving Corporation or its Subsidiaries following the Closing Date (a “Discontinued Employee”) with severance benefits under the existing severance practices of ABCB or its Subsidiaries or pursuant to the terms of any employment agreement with JAXB or its Subsidiaries in existence as of the date hereof; provided, however, that for purposes of determining seniority as it relates to severance practices of ABCB or its Subsidiaries, such a Discontinued Employee shall be credited with his or her years of service with JAXB or its Subsidiary, as applicable; and provided, further, that such benefit payments shall be conditioned on execution of a release of claims in a form satisfactory to ABCB.

(c)          With respect to any ABCB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, ABCB shall use commercially reasonable efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such ABCB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any JAXB Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit ABCB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each ABCB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the JAXB Employee Benefit Plans. As of the Closing Date, ABCB shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Schedule 3.23(a) as of the Closing Date. With respect to each ABCB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, ABCB shall use commercially reasonable efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any JAXB Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar JAXB Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third-party administrator of such JAXB Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable ABCB Employee Benefit Plan.

(d)          ABCB and JAXB acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of ABCB and JAXB and nothing contained herein shall (i) be construed as an amendment to any JAXB Employee Benefit Plan or ABCB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of ABCB or JAXB or their respective Subsidiaries, or any dependent or beneficiary thereof, or (iii) otherwise obligate ABCB or any of its Affiliates to maintain any particular JAXB Employee Benefit Plan, ABCB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. ABCB and JAXB further acknowledge and agree that JAXB and its Subsidiaries shall provide to ABCB all employee books and records relating to Continuing Employees no later than the Closing Date.

(e)          If requested by ABCB, JAXB shall terminate the 401(k) Plan immediately prior to the Closing by resolution adopted by the board of directors of JAXB, on terms acceptable to ABCB, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. JAXB shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. ABCB will permit rollover of 401(k) plan assets by Continuing Employees to a defined contribution retirement plan with a 401(k) feature of ABCB or its Subsidiaries.

(f)          Each of the existing employment agreements with JAXB and its Subsidiaries listed on Schedule 5.8(f) of the JAXB Disclosure Schedule shall be terminated as of or immediately prior to the Effective Time, and each employee party thereto shall receive all payments that such employee is entitled to receive under his or her such employment agreement in accordance with the terms of such agreement, with such payments to be made by JAXB or its Subsidiaries at the Effective Time and for the amounts set forth on such Schedule 5.8(f).

5.9           No Solicitation of Transaction by JAXB.

(a)          From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, JAXB shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ABCB and its Subsidiaries) any nonpublic information or data with respect to JAXB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement which expressly permits JAXB to comply with its obligations pursuant to this Section 5.9) relating to an Acquisition Proposal (an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing. Upon execution of this Agreement, JAXB shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that this Section 5.9 shall not prohibit JAXB or any of its respective representatives from informing any Person of the restrictions contained in this Section 5.9 (including by providing a copy hereof to such Person).

(b)          Notwithstanding Section 5.9(a), JAXB may take any of the actions described in clause (ii) of Section 5.9(a) if, but only if, (i) JAXB has received an unsolicited, bona fide written Acquisition Proposal, prior to the JAXB Shareholders’ Meeting, that did not result from a breach of this Section 5.9, (ii) JAXB’s board of directors determines in good faith (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor) that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (iii) JAXB has provided ABCB with at least one (1) Business Day’s prior notice of such determination, (iv) prior to furnishing or affording access to any information or data with respect to JAXB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, JAXB receives from such Person a confidentiality agreement with terms no less favorable to JAXB than those contained in the Confidentiality Agreement and (v) the failure of JAXB’s board of directors to furnish such information or access or enter into discussions or negotiations would violate its fiduciary duties to JAXB and its shareholders. JAXB shall promptly provide to ABCB any non-public information regarding JAXB or its Subsidiaries provided to any other Person that was not previously provided to ABCB, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          JAXB shall promptly (and in any event within twenty-four (24) hours) notify ABCB in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, JAXB or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests (including the identity of the Person making or intending to make such any such proposals, offers or information requests, and a copy thereof if in writing and any related documentation or correspondence).

(d)          Nothing contained in this Agreement shall prevent JAXB or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal in a manner consistent with JAXB’s other obligations under this Section 5.9, it being agreed that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

5.10         Indemnification; Directors’ and Officers’ Insurance.

(a)          For a period of six (6) years from and after the Effective Time, ABCB shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of JAXB or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation (each a “Claim”), whenever asserted, based on or arising out the fact that the Indemnitee was an officer, director or employee of JAXB or any Subsidiary (or fiduciary of any benefit plan of JAXB or its Subsidiaries) for acts or omissions by the Indemnitee in such capacity or taken at the request of JAXB or any Subsidiary, at or any time prior to the Effective Time (including any Claim relating to the transactions contemplated by this Agreement or the Bank Merger Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of JAXB and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in JAXB’s Charter Documents and the organizational documents of JAXB’s Subsidiaries. In addition, ABCB, from and after the Effective Time, shall advance any expenses (including reasonable attorneys’ fees) of any Indemnitee under this Section 5.10 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.10.

(b)          ABCB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by JAXB (provided that ABCB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall ABCB be required to expend annually in the aggregate an amount in excess of three hundred fifty percent (350%) of the annual premium payment on JAXB’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, ABCB shall purchase as much coverage as possible for such amount. In lieu of the foregoing, ABCB may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.

(c)          Any Indemnitee wishing to claim indemnification under Section 5.10(a) shall promptly notify ABCB in writing upon learning of any Claim, provided that failure to so notify shall not affect the obligation of ABCB under Section 5.10(b) unless, and to the extent that, ABCB is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) ABCB shall have the right to assume the defense thereof and ABCB shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, (ii) the Indemnitees will cooperate in the defense of any such matter in good faith, (iii) ABCB shall not be liable for any settlement effected without its prior written consent, (iv) ABCB shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by Applicable Law and (v) without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), ABCB shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnitee for all liability arising out of such Claim.

(d)          The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under JAXB Charter Documents, by contract or otherwise. In the event ABCB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ABCB or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.10. This Section 5.10 shall survive the Effective Time.

5.11         Efforts to Consummate; Further Assurances.

(a)          ABCB and JAXB agree to use, and to cause each of their Subsidiaries to use, reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and under the Bank Merger Agreement and the conditions precedent to the Closing.

(b)          Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

5.12         Tax Matters.

(a)          For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). After the date of this Agreement (including after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)          The chief financial officer of each of ABCB and JAXB shall execute and deliver to Rogers & Hardin LLP and McGuireWoods LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(e) and Section 6.3(e). Each of ABCB and JAXB shall use its commercially reasonable best efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.12(b).

5.13         Nasdaq Listing. ABCB shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to (i) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the Nasdaq listing rules, the shares of ABCB Common Stock to be issued to the holders of JAXB Common Stock as part of the Merger Consideration in connection with the Merger or (ii) make such post-Closing filings with the Nasdaq as may be required by the applicable rules thereof.

5.14         Litigation and Claims.

(a)          ABCB shall promptly notify JAXB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against ABCB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in ABCB. ABCB shall promptly notify JAXB in writing of any Proceeding, pending or, to ABCB’s Knowledge, threatened against ABCB or its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by ABCB or Ameris Bank with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(b)          JAXB shall promptly notify ABCB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against JAXB or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in JAXB. JAXB shall promptly notify ABCB in writing of any Proceeding, pending or, to JAXB’s Knowledge, threatened against JAXB or any of its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by ABCB or its Subsidiaries with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. JAXB shall give ABCB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against JAXB or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ABCB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.15         Trust Preferred Securities. Upon the Effective Time, ABCB, or a Subsidiary of ABCB, shall assume the performance and observance of the covenants and conditions to be performed by JAXB relating to the trust preferred securities of Jacksonville Statutory Trust I, Jacksonville Statutory Trust II, Jacksonville Bancorp, Inc. Statutory Trust III and Atlantic BancGroup, Inc. Statutory Trust I (collectively, the “Trust Preferred Securities”), including the payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, ABCB, or its applicable Subsidiary, and JAXB shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

5.16         Charter Amendment. JAXB shall take all necessary action (i) to enable the JAXB Shareholders to vote at the JAXB Shareholders’ Meeting for the amendment of the Amended and Restated Articles of Incorporation of JAXB, as amended to date, to delete the right, as it relates to the Merger, of the holders of Nonvoting Common Stock set forth in the proviso to the first sentence of Section 4.02(5) thereof to elect to receive nonvoting securities of the resulting institution in connection with certain corporate transactions (the “Charter Amendment”), and (ii) subject to the receipt of the JAXB Shareholder Approval, to file with the Florida Department articles of amendment effecting the Charter Amendment in compliance with the requirements of the FBCA.

ARTICLE VI

conditions to close

6.1           Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a)          No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)          JAXB Shareholder Approval. This Agreement, including the Charter Amendment, shall have been approved by action by the JAXB Shareholders holding the requisite voting power under the Charter Documents of JAXB and Applicable Law, including action by holders of Voting Common Stock and holders of Nonvoting Common Stock each acting as a separate voting group (the “JAXB Shareholder Approval”).

(c)          Registration Statement. The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of ABCB Common Stock issuable pursuant to the Merger shall have been received.

(d)          Listing. The shares of ABCB Common Stock to be issued in the Merger as part of the Merger Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e)          Bank Merger. The parties shall stand ready to consummate the Bank Merger immediately after the Merger.

(f)          Articles of Amendment. Articles of amendment effecting the Charter Amendment and complying with the requirements of the FBCA shall have been filed with the Florida Department.

6.2           Conditions to Obligations of ABCB. The obligations of ABCB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by ABCB, at or prior to the Closing Date of the following conditions:

(a)          Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of JAXB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided, however, that representations and warranties which are confined to a specified date shall speak only as of such date. There shall not exist inaccuracies in the representations and warranties of JAXB set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to JAXB; provided, however, that for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “JAXB’s Knowledge” shall be deemed not to include such qualifications.

(b)          Compliance with Covenants and Obligations. JAXB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)          Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d)          JAXB Closing Deliverables. JAXB shall have delivered to ABCB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.17 at or prior to the Closing Date.

(e)          Tax Opinion. ABCB shall have received a written opinion of Rogers & Hardin LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Rogers & Hardin LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of JAXB and ABCB as referenced in Section 5.12(b).

(f)          Appraisal Shares. Appraisal Shares shall be less than ten percent (10%) of the issued and outstanding shares of JAXB Common Stock.

6.3           Conditions to the Obligations of JAXB. The obligation of JAXB to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by JAXB, at or prior to the Closing Date of the following conditions:

(a)          Accuracy of Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of ABCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided, however, that representations and warranties which are confined to a specified date shall speak only as of such date. There shall not exist inaccuracies in the representations and warranties of ABCB set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to ABCB; provided, however, that for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “ABCB’s Knowledge” shall be deemed not to include such qualifications.

(b)          Compliance with Covenants and Obligations. ABCB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)          Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d)          ABCB Closing Deliverables. ABCB shall have delivered to JAXB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.18 at or prior to the Closing Date.

(e)          Tax Opinion. JAXB shall have received a written opinion of McGuireWoods LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and to include such other matters as such firm and JAXB shall mutually agree upon. In rendering such opinion, McGuireWoods LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of JAXB and ABCB as referenced in Section 5.12(b).

ARTICLE VII

TERMINATION

7.1           Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          by the mutual written consent of JAXB and ABCB;

(b)          by either JAXB, on the one hand, or ABCB, on the other, if the Closing Date shall not have occurred on or before June 30, 2016; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)          by either JAXB, on the one hand, or ABCB, on the other, in the event of (i) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches, in the opinion of the non-breaching party, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or JAXB’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches, in the opinion of the non-breaching party, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or JAXB’s obligations set forth in Section 6.2 or Section 6.3, respectively;

(d)          by either JAXB, on the one hand, or ABCB, on the other, if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;

(e)          by ABCB if (i) the board of directors of JAXB (or any committee thereof) shall have failed to make the JAXB Recommendation or shall have made an Adverse Recommendation Change (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (ii) JAXB shall have materially breached any of the provisions set forth in Section 2.15 or Section 5.9;

(f)          by ABCB or JAXB, if the JAXB Shareholder Approval is not obtained at the JAXB Shareholders’ Meeting;

(g)          by JAXB, at any time during the four (4) Business Day period immediately following the Determination Date, if both of the following conditions are satisfied:

(i)          The quotient obtained by dividing the Average ABCB Stock Price by the Starting Price (such quotient being the “ABCB Ratio”) shall be less than 0.85; and

(ii)         the ABCB Ratio shall be less than eighty-five percent (85%) of the quotient of (x) the Average Index Price divided by (y) the Index Price on the Starting Date (such quotient being the “Index Ratio”);

The following examples are provided only for purposes of illustrating the foregoing conditions:

Example 1: If the ABCB Ratio = 0.80 and the Index Ratio = 0.90, then 85% of the Index Ratio would be 0.85 x 0.90, or 76.5%, and condition (g)(i) would be satisfied, but condition (g)(ii) would not be satisfied.

Example 2: If the ABCB Ratio = 0.70 and the Index Ratio = 0.84, then 85% of the Index Ratio would be 0.85 x 0.84, or 71.4%, and both conditions (g)(i) and (g)(ii) would be satisfied.

provided, however, that if JAXB refuses to consummate the Merger pursuant to this Section 7.l(g), it shall give prompt written notice thereof to ABCB (and provided that such JAXB notice of election to terminate may be withdrawn at any time within the aforementioned four (4) Business Day period). During the three (3) Business Day period commencing with its receipt of such notice, ABCB shall have the option to increase the consideration to be received by the holders of Exchangeable Shares hereunder by either:

(A) increasing the Exchange Ratio (calculated to the nearest one one-thousandth); or

(B) provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Per Share Stock Consideration, a cash payment (in addition to, and not in lieu of, issuing the Per Share Stock Consideration to such recipients in accordance with this Agreement) (such cash payment, the “Additional Cash Payment Per Share”);

in each case of the immediately preceding clauses (A) and (B), such that the value of the consideration (calculated based on the Average ABCB Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient of Per Share Stock Consideration equals the lesser of the following:

(1) the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(g)); and

(2) an amount equal to (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.l(g)) and the Average ABCB Stock Price, divided by (y) the ABCB Ratio.

If ABCB so elects within such three (3) Business Day period, then it shall give prompt written notice to JAXB of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.1(g), if applicable, and any references in this Agreement to the Per Share Stock Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this Section 7.1(g), if applicable.

For purposes of this Section 7.1(g), the following terms shall have the meanings indicated below:

“Average ABCB Stock Price” shall mean the average of the closing sale prices of ABCB Common Stock as reported on the Nasdaq during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date; provided, however, that in the event ABCB Common Stock does not trade on any one or more of the trading days during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which ABCB Common Stock actually traded during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Average Index Price” shall mean the average of the daily current market prices of the Index for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Regulatory Approval necessary to consummate the transactions contemplated hereby; and (ii) the date of the receipt of the JAXB Shareholder Approval.

“Index” shall mean the KBW Nasdaq Regional Banking Index (KRX).

“Index Price” on a given date shall mean the current market price of the Index for that day.

“Starting Date” shall mean September 28, 2015.

“Starting Price” shall mean $28.11 per share.

If ABCB declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, then the prices for ABCB Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(g).

; or

(h)          by JAXB, prior to the JAXB Shareholders’ Meeting, and provided that JAXB has complied in all material respects with Sections 2.15 and 5.9, in order to enter into an agreement relating to a Superior Proposal.

7.2           Effect of Termination

(a)          In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, however, that (i) the provisions of Section 5.4(c), this Section 7.2 and Article VIII shall survive any such termination and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)          Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(h), then JAXB shall, within three (3) Business Days of such termination, pay to ABCB the sum equal to four percent (4%) of the Total Merger Consideration (the “Termination Fee”) by wire transfer of immediately available funds.

(c)          Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to JAXB shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of JAXB, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to JAXB after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by ABCB or JAXB pursuant to Section 7.1(b) (if the JAXB Shareholder Approval has not theretofore been obtained), (B) by ABCB pursuant to Section 7.1(c) or (C) by ABCB or JAXB pursuant to Section 7.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination JAXB consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then JAXB shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to ABCB the Termination Fee by wire transfer of immediately available funds.

(d)          The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if JAXB fails to pay timely any Termination Fee payable by it pursuant to this Section 7.2, then JAXB shall pay to ABCB its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus two percent (2%) as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

(e)          Notwithstanding anything to the contrary in this Agreement, other than in connection with fraud or a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 7.2 shall fully discharge JAXB from, and be the sole and exclusive remedy of ABCB with respect to, any and all losses that may be suffered by ABCB based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement. In no event shall JAXB be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

8.1           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

if to ABCB, to:

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn:  Mr. Edwin W. Hortman, Jr.

Fax:  (229) 890-2235

with a copy (which shall not constitute notice to ABCB) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn:  Jody L. Spencer, Esq.

Fax:  (404) 230-0972

if to JAXB, to:

Jacksonville Bancorp, Inc.

100 North Laura Street

Suite 1000

Jacksonville, Florida 32202

Attn:  Mr. Kendall Spencer

Fax:  (904) 421-3050

with a copy (which shall not constitute notice to JAXB) to:

Smith Mackinnon, PA

255 South Orange Avenue

Suite 1200

Orlando, Florida 32801

Attn:  John P. Greeley, Esq.

Fax:  (407) 843-2448

8.2           Entire Agreement. This Agreement (including the Disclosure Schedules hereto), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

8.3           Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

8.4           Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5           Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by JAXB or ABCB without the express prior written consent of the other party. Except for Section 5.10, which is intended to benefit each Indemnitee and his or her heirs and representatives, or as otherwise specifically provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.6           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided, however, that the FBCA shall govern to the extent mandatorily applicable to Florida corporations.

8.7           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8           Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.

8.9           Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives.

8.10         Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.11         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12         Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
President and Chief Executive Officer

JACKSONVILLE BANCORP, INC.

By:	/s/ Kendall L. Spencer
Kendall L. Spencer
President and Chief Executive Officer

ANNEX B

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

JACKSONVILLE BANCORP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts these Articles of Amendment.

FIRST:                    The name of the Corporation is JACKSONVILLE BANCORP, INC.

SECOND:               The Amended and Restated Articles of Incorporation of this Corporation are amended by replacing paragraph 4.02(5) of Article IV so that, as amended, said paragraph shall read as follows:

“(5)          In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that other than in connection with the Ameris Transaction (as defined below), at the election of the holder of shares of Nonvoting Common Stock, any securities issued with respect to the Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Nonvoting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Nonvoting Common Stock shall retain securities with substantially the same rights and benefits, including the right to convert nonvoting common stock into common stock, as the Nonvoting Common Stock. Subject to the immediately preceding sentence, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Nonvoting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Nonvoting Common Stock were converted into shares of Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its stockholders generally, the Corporation shall offer to repurchase Nonvoting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Nonvoting Common Stock shall be issued in the form of Nonvoting Common Stock rather than Common Stock. For purposes of this paragraph, the term “Ameris Transaction” means those transactions contemplated by that certain Agreement and Plan of Merger dated as of September 30, 2015, as the same may be amended from time to time, by and between the Corporation and Ameris Bancorp, including the merger of the Corporation with and into Ameris Bancorp.”

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THIRD:                   These Articles of Amendment were duly adopted by the Board of Directors on December 1, 2015.

FOURTH:               These Articles of Amendment were approved by the Corporation’s shareholders entitled to vote thereon. The number of votes cast for the Articles of Amendment by the shareholders was sufficient for approval.

Signed on _________________, 2015.

JACKSONVILLE BANCORP, INC.

By:
Kendall L. Spencer, President & CEO

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ANNEX C

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 30, 2015, is entered into by and among Ameris Bancorp, a Georgia corporation (“ABCB”), Jacksonville Bancorp, Inc., a Florida corporation (“JAXB”), and each person or entity executing this Agreement or a counterpart to this Agreement (each, a “Shareholder”).

RECITALS

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, between ABCB and JAXB, JAXB will, subject to the terms and conditions set forth therein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”); and

WHEREAS, as an inducement for ABCB to enter into the Merger Agreement, ABCB has required that each Shareholder enter into this Agreement.

AGREEMENT

In consideration of ABCB’s and JAXB’s performance under the Merger Agreement, each Shareholder agrees as follows:

1.          Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.          Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

3.          Voting Agreement.

(a)          From the date hereof until the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of JAXB to approve the Merger Agreement or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of JAXB Common Stock beneficially owned by such Shareholder as of the date hereof, together with all shares of JAXB Common Stock over which such Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting, but excluding any shares of JAXB Common Stock held solely by any of the Shareholder’s family members, whether or not such shares are included as beneficially owned by the Shareholder in JAXB’s most recent annual proxy statement, as of the date of this Agreement (collectively, the “Owned Shares”):

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(i)          in favor of (A) approval of the Merger Agreement and the Charter Amendment and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement or the Charter Amendment; and

(ii)         against (A) any action or agreement that would impair the ability of ABCB to complete the Merger or the ability of JAXB to complete the Merger, or that would otherwise prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement and (B) other than the transactions contemplated by the Merger Agreement, any Acquisition Proposal.

(b)          Each Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of JAXB, to approve the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

(c)          Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. With respect to any Shareholder that is an officer, director or other Representative of JAXB or any of Subsidiary of JAXB, such Shareholder, in its capacity as a shareholder of JAXB, hereby acknowledges that such Shareholder is bound by the restrictions set forth in Section 5.9 of the Merger Agreement and agrees consistent therewith not to solicit any Acquisition Proposal.

(d)          Notwithstanding the foregoing, Sections 3(a)(b) and (c) of this Agreement shall not preclude the Shareholder from taking any action at such time that JAXB is expressly permitted to take such action pursuant to Section 5.9 of the Merger Agreement.

(e)          For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict any Shareholder, or any of such Shareholder’s Affiliates, who is or becomes during the term hereof a director or officer of JAXB or any of its Subsidiaries, from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a director or officer of JAXB or any of its Subsidiaries, in a manner consistent with his or her fiduciary duties in such capacity under Applicable Law.

4.          Grant of Irrevocable Proxy; Appointment of Proxy. During the Support Period, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, ABCB and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Shareholder as of the applicable record date in accordance with Section 3 of this Agreement; provided, however, that each Shareholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Shareholder has not delivered to JAXB prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Shareholder be voted in accordance with Section 3 of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.

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5.          Transfer Restrictions Prior to Merger. Each Shareholder agrees that it will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Shareholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Shareholder may Transfer Owned Shares for estate planning purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares.

6.          Cooperation. Each Shareholder hereby: (i) authorizes ABCB and JAXB to publish and disclose in any public announcement, disclosure required by the SEC or by Applicable Law or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that ABCB or JAXB reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) agrees to promptly give to ABCB and JAXB any information ABCB or JAXB may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify ABCB and JAXB of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information was false or misleading in any material respect at the time such information was provided.

7.          Representations and Warranties. Each Shareholder represents and warrants to ABCB that:

(a)          this Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by ABCB and JAXB, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;

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(b)          if such Shareholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, such Shareholder’s spouse, enforceable in accordance with its terms;

(c)          the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Shareholder’s name on Exhibit A hereto; and

(d)          except as noted on Exhibit A hereto, such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).

8.          Waiver of Certain Rights. To the extent permitted by Applicable Law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for such Shareholder’s Owned Shares in connection with the Merger, in each case, that such Shareholder may have under Applicable Law.

9.          Entire Agreement; Assignment. This Agreement is irrevocable. The exhibits hereto are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by ABCB or JAXB to any successor-in-interest.

10.         Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of ABCB and JAXB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach by any Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which ABCB or JAXB may be entitled (including monetary damages), each of ABCB and JAXB shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Shareholder further agrees that none of ABCB, JAXB or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

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11.         Governing Law and Enforceability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided, however, that the FBCA shall govern to the extent mandatorily applicable to Florida corporations. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable.

12.         Individual Obligations. The obligations of each of the Shareholders under this Agreement are several and not joint. This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement.

13.         Ownership. ABCB and JAXB acknowledge and agree that nothing in this Agreement shall be deemed to vest in ABCB or JAXB any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Shareholder, and ABCB and JAXB shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Shareholder or exercise any power or authority to direct the Shareholder in the voting of any of the Owned Shares, except as otherwise expressly provided herein.

14.         Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by ABCB, JAXB and all applicable Shareholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.         Number; Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.         Construction. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

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17.         Capacity as Shareholder. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of JAXB and shall not apply any manner to any Shareholder in any capacity as a director or officer of JAXB or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any Shareholder in the capacity of director or officer of JAXB or its Subsidiaries). Without limiting the foregoing, any vote by a Shareholder in his or her capacity as a director or officer of JAXB in connection with the actions taken by JAXB that are permissible under Section 5.9 of the Merger Agreement shall not serve as a basis for a violation of this Agreement.

18.         Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.         Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

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SIGNED as of the date first set forth above:

AMERIS BANCORP		JACKSONVILLE BANCORP, INC.

By:	/s/ Edwin W. Hortman, Jr.	By:	/s/ Kendall L. Spencer
	Edwin W. Hortman, Jr.		Kendall L. Spencer
	President and Chief Executive Officer		President and Chief Executive Officer

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SHAREHOLDERS:

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Exhibit A

		Number of Owned Shares
Director, Executive Officer or Shareholder	Name(s) in Which Shares are Held	Voting Common Stock	Nonvoting Common Stock

CapGen Capital Group IV, LP	CapGen Capital Group IV, LP	1,334,208	1,806,000
Robert B. Goldstein	Robert B. Goldstein and Candy K. Goldstein	875	50,000
John Sullivan	John Sullivan 2012 Credit Shelter Trust	–	20,000
Donald F. Glisson, Jr.	Donald F. Glisson, Jr. and Carolyn Glisson	24	–
Donald F. Glisson, Jr.	Triad Financial Services, Inc.	26,591	–
Donald F. Glisson, Jr.	Donald F. Glisson, Jr.	151	–
Price W. Schwenck	Price W. Schwenck	21,703	–
John A. Delaney	John A. Delaney IRA	5,000	–
Kendall L. Spencer	Kendall L. Spencer	4,800	–
Gary L. Winfield, M.D.	Gary L. Winfield	1,490	–
A. Hugh Greene	A. Hugh Greene	1,200	–
Valerie A. Kendall	Valerie A. Kendall	1,050	–
Joseph W. Amy	Joseph W. Amy	1,000	–
Scott M. Hall	Scott M. Hall	515	–
		1,398,607	1,876,000

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ANNEX D

OPINION OF HOVDE GROUP, LLC

September 30, 2015

Board of Directors

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, FL 32202

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Ameris Bancorp (“Ameris” or “ABCB”), a Georgia corporation and Jacksonville Bancorp, Inc., a Florida Corporation (“JAXB”), are about to enter into an Agreement and Plan of Merger to be dated on or about September 30, 2015 (the “Agreement”). Pursuant and subject to the terms of the Agreement, JAXB will merge with and into ABCB, with ABCB being the surviving entity (the “Merger”). Further, it is contemplated by the parties that the business combination contemplated by the Agreement be immediately followed by a merger of JAXB’s banking subsidiary, The Jacksonville Bank (“Jacksonville Bank”), with and into ABCB’s banking subsidiary, Ameris Bank (“Ameris Bank”), with Ameris Bank being the surviving entity (the “Bank Merger”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Pursuant to and subject to the terms and conditions of the Agreement, at the Effective Time, each share of the common stock of JAXB, $0.01 par value per share (the “Voting Common Stock”), and the nonvoting common stock of JAXB, $0.01 par value per share (the “Nonvoting Common Stock” and, together with the Voting Common Stock, the “JAXB Common Stock”), issued and outstanding immediately prior to the Effective Time, but excluding any Excluded Shares and Appraisal Shares (collectively, the “Exchangeable Shares”), shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive, without interest, either (i) that number of shares of ABCB Common Stock that equals the Exchange Ratio (the “Per Share Stock Consideration”), or (ii) $16.50 in cash (the “Per Share Cash Consideration”) (together with the Per Share Stock Consideration and any cash in lieu of fractional shares is referred to in this letter as the “Merger Consideration.”

The components of the Merger Consideration as elected by JAXB shareholders are subject to adjustment such that the Per Share Stock Consideration is equal to approximately 75% of the Merger Consideration and the Per Share Cash Consideration is equal to approximately 25% of the Merger Consideration.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of JAXB. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual separate components of the Merger Consideration.

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Board of Directors

Jacksonville Bancorp, Inc.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated September 22, 2015, as provided to Hovde by JAXB;

(ii)	reviewed unaudited financial statements for JAXB and ABCB for the six-month period ended June 30, 2015;

(iii)	reviewed certain historical annual reports of each of JAXB and ABCB, including audited annual reports for the year ended December 31, 2014;

(iv)	reviewed certain historical publicly available business and financial information concerning each of JAXB and ABCB;

(v)	reviewed certain internal financial statements and other financial and operating data concerning of JAXB and ABCB;

(vi)	reviewed financial projections prepared by certain members of senior management of JAXB;

(vii)	discussed with certain members of senior management of JAXB and ABCB the business, financial condition, results of operations and future prospects of JAXB and ABCB; the history and past and current operations of JAXB and ABCB; JAXB’s and ABCB’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	assessed general economic and market conditions;

(x)	reviewed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed historical market prices and trading volumes of ABCB’s Common Stock;

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Board of Directors

Jacksonville Bancorp, Inc.

(xiii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information included in the Agreement or otherwise provided to us by JAXB or ABCB are true and complete. Hovde has relied upon the management of JAXB as to the reasonableness and achievability of the financial forecasts and projections provided to Hovde by JAXB and ABCB, and Hovde assumed such forecasts and projections have been reasonably prepared by JAXB and ABCB on a basis reflecting the best currently available information and JAXB’s and ABCB’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We have relied on these forecasts without independent verification or analysis and do not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the JAXB and ABCB are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of JAXB or ABCB, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of JAXB or ABCB.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by JAXB or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. JAXB has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on JAXB or ABCB or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on JAXB, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or JAXB; (iii) any other strategic alternatives that might be available to JAXB; or (iv) whether ABCB has sufficient cash or other sources of funds to enable it to pay the Merger Consideration.

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Board of Directors

Jacksonville Bancorp, Inc.

Our opinion does not constitute a recommendation to JAXB as to whether or not JAXB should enter into the Agreement or to any shareholders of JAXB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of JAXB relative to the Merger Consideration. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of JAXB’s common stock or ABCB’s common stock following the announcement of the proposed Merger, the value of JAXB’s common stock or ABCB’s common stock following the consummation of the Merger, or the prices at which shares of JAXB’s common stock or ABCB’s common stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of JAXB.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of JAXB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of JAXB’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by JAXB to act as their financial advisor in connection with the Merger.

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Board of Directors

Jacksonville Bancorp, Inc.

In connection with our services, we will receive from JAXB a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. JAXB has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. We or our affiliates have been engaged by and/or received compensation from JAXB in the past, and may presently or in the future, seek or receive compensation from ABCB in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to JAXB or ABCB and their affiliates. We may also trade the securities of JAXB or ABCB and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and JAXB or ABCB.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of JAXB from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

Hovde Group, LLC

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ANNEX E

FLORIDA BUSINESS CORPORATIONS ACT, SECTIONS 607.1301 THROUGH 607.1333

TITLE XXXVI BUSINESS ORGANIZATIONS
CHAPTER 607 CORPORATIONS

§ 607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

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(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

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(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

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2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

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§ 607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b) 2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

§ 607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

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§ 607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder's name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation's estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

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2. A copy of ss. 607.1301-607.1333.

§ 607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b) 2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b) 6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

§ 607.1324. Shareholder's acceptance of corporation's offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

§ 607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b) 4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b) 2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b) 4.

§ 607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

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(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

§ 607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

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§ 607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

Article XI of the articles of incorporation, as amended, of the Registrant provides that, except as may be limited by the GBCC or any successor law, no director shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of his or her duty of care or other duty as a director.

Article VII of the amended and restated bylaws of the Registrant provides that every person (and the heirs and legal representatives of such person) who is or was a director or officer of the Registrant or any other corporation of which he or she served as such at the request of the Registrant and of which the Registrant directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which the Registrant is in any way interested, may be indemnified for any liability and expense resulting from any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative or derivative or otherwise, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the board of directors of the Registrant to act for, in the interest of, or on behalf of the Registrant, whether or not he or she continues to be a director or officer at the time such liability or expense is incurred; provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The termination of any claim, action, suit or proceeding, by judgment, order, compromise, settlement (with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, does not create a presumption that a director or officer did not meet the standards of conduct set forth in the amended and restated bylaws. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Article VII of the bylaws of the Registrant may be advanced by the Registrant prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that he or she is entitled to indemnification under the bylaws.

Notwithstanding the foregoing, Article VII of the Registrant’s bylaws provides that no officer or director who was or is a party to any action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the Registrant or such other corporation can be indemnified in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless the court in which such action or suit was brought determines that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article VII of the Registrant’s bylaws further provides that every person (and the heirs and legal representatives of such person) referred to above who has been wholly successful, on the merits or otherwise, with the respect to such claim, action, suit or proceeding is entitled to indemnification as of right without any further action or approval by the board of directors of the Registrant, and any indemnification pursuant to the bylaws of the Registrant will be made at the discretion of the Registrant only if: (1) the board of directors, acting by majority vote of a quorum consisting of directors who were not parties to such claim, action, suit or proceeding, present or voting, finds that the director or officer met the standard of conduct set forth in the bylaws; or (2) no such quorum of the board of directors exists, independent legal counsel at the request of either the Registrant or the person seeking indemnification, delivers to the Registrant such counsel’s written opinion that such director or officer met such standards; or (3) the holders of a majority of stock then entitled to vote for the election of directors determines by affirmative vote that such director or officer met such standards.

The rights of indemnification provided in Article VII of the Registrant’s bylaws are in addition to: (1) any rights to which any director or officer may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise; and (2) the power of the Registrant to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Registrant would have the power to indemnify against such liability under the amended and restated bylaws or otherwise.

The Registrant’s bylaws further provide that any repeal or modification of the bylaws by the shareholders of the Registrant cannot adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules.

2.1	Agreement and Plan of Merger, dated as of September 30, 2015, by and between Ameris Bancorp and Jacksonville Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus included in this Registration Statement).†

3.1	Articles of Incorporation of Ameris Bancorp, as amended (incorporated by reference to Exhibit 2.1 to Ameris Bancorp’s Regulation A Offering Statement on Form 1-A filed with the SEC on August 14, 1987).

3.2	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 26, 1999).

3.3	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 31, 2003).

3.4	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on December 1, 2005).

3.5	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901)filed with the SEC on November 21, 2008).

3.6	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on June 1, 2011).

3.7	Amended and Restated Bylaws of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on March 14, 2005).

4.1	See Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 for provisions of the Articles of Incorporation of Ameris Bancorp, as amended, and the Amended and Restated Bylaws of Ameris Bancorp, which define the rights of security holders.

4.2	Indenture between Ameris Bancorp and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.3	Floating Rate Junior Subordinated Deferrable Interest Debenture dated September 20, 2006 issued to Ameris Statutory Trust I (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1 to Ameris Bancorp’s Registration Statement on Form 8-A filed with the SEC on September 2, 1987).

4.5	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and U.S. Bank National Association dated as of March 26, 2003 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.6	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.7	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2033 (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.8	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Deutsche Bank Trust Company Americas dated as of June 24, 2004 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.9	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.10	Form of Floating Rate Junior Subordinated Deferrable Interest Note Due 2034 (incorporated by reference to Exhibit 4.8 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.11	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of January 31, 2006 (incorporated by reference to Exhibit 4.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.12	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (pertaining to Indenture dated as of January 31, 2006) (incorporated by reference to Exhibit 4.10 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.13	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to Exhibit 4.11 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.14	Indenture between Ameris Bank (as successor to Prosperity Bank) and Wilmington Trust Company dated as of May 11, 2006 (incorporated by reference to Exhibit 4.12 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.15	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bank, Prosperity Bank and Wilmington Trust Company (pertaining to Indenture dated as of May 11, 2006) (incorporated by reference to Exhibit 4.13 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.16	Form of Floating Rate Junior Subordinated Debenture Due 2016 (incorporated by reference to Exhibit 4.14 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.17	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of June 30, 2006 (incorporated by reference to Exhibit 4.15 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.18	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bank, The Prosperity Banking Company and Wilmington Trust Company (pertaining to Indenture dated as of June 30, 2006) (incorporated by reference to Exhibit 4.16 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.19	Form of Floating Rate Junior Subordinated Debenture Due 2016 (incorporated by reference to Exhibit 4.17 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.20	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of September 20, 2007 (incorporated by reference to Exhibit 4.18 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.21	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (incorporated by reference to Exhibit 4.19 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.22	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Denture Due 2037 (incorporated by reference to Exhibit 4.20 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.23	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and Wells Fargo Bank, National Association dated as of August 27, 2003 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.24	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp and Wells Fargo Bank, National Association (pertaining to Indenture dated as of August 27, 2003) (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.25	Form of Junior Subordinated Debt Security Due 2033 (included as Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.26	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and U.S. Bank National Association dated as of December 14, 2005 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.27	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp, Coastal Bankshares, Inc. and U.S. Bank National Association (pertaining to Indenture dated as of December 14, 2005) (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.28	Form of Junior Subordinated Debt Security Due 2035 (included as Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.29	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 17, 2005 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.30	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.31	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2035 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.32	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 30, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.33	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.34	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.35	Form of Capital Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated by reference to Exhibit 4.1 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.36	Form of Common Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated by reference to Exhibit 4.2 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.37	Form of Junior Subordinated Debt Security of Jacksonville Bancorp, Inc. (incorporated by reference to Exhibit 4.3 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.38	Indenture between Jacksonville Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, dated as of June 20, 2008 (incorporated by reference to Exhibit 10.1 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.39	Amended and Restated Declaration of Trust of Jacksonville Bancorp, Inc. Statutory Trust III by and among Jacksonville Bancorp, Inc., as sponsor, Wells Fargo Delaware Trust Company, as Delaware trustee, Wells Fargo Bank, National Association, as institutional trustee, and the administrators named therein, dated as of June 20, 2008 (incorporated by reference to Exhibit 10.2 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.40	Guarantee Agreement by and between Jacksonville Bancorp, Inc. and Wells Fargo Bank, National Association, as trustee, dated as of June 20, 2008 (incorporated by reference to Exhibit 10.3 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

5.1	Opinion of Rogers & Hardin LLP as to the legality of securities being registered.

8.1	Opinion of Rogers & Hardin LLP as to certain tax matters.

8.2	Opinion of McGuireWoods LLP as to certain tax matters.

10.1	Voting and Support Agreement, dated as of September 30, 2015, by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and certain shareholders of Jacksonville Bancorp, Inc. (attached as Annex C to the proxy statement/prospectus included in this Registration Statement).

21.1	Schedule of Subsidiaries of Ameris Bancorp (incorporated by reference to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 16, 2015).

23.1	Consent of Crowe Horwath LLP, Ameris Bancorp’s independent registered public accounting firm.

23.2	Consent of Porter Keadle Moore, LLC, Ameris Bancorp’s independent registered public accounting firm.

23.3	Consent of Crowe Horwath LLP, Jacksonville Bancorp, Inc.’s independent registered public accounting firm.

23.4	Consent of Rogers & Hardin LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.5	Consent of McGuireWoods LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on signature page).

99.1	Form of Proxy Card to be mailed to holders of common stock of Jacksonville Bancorp, Inc.*

99.2	Form of Proxy Card to be mailed to holders of nonvoting common stock of Jacksonville Bancorp, Inc.*

99.3	Form of Election Statement to be mailed to shareholders of Jacksonville Bancorp, Inc.

99.4	Opinion of Hovde Group, LLC (attached as Annex D to the proxy statement/prospectus included in this Registration Statement).

† Certain schedules and attachments to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in such agreement. Ameris Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

* To be filed by amendment to Registration Statement.

Item 22. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)        The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g)        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on December 4, 2015.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr. Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Ameris Bancorp hereby severally constitute and appoint Edwin W. Hortman, Jr. and Dennis J. Zember Jr., and each of them singly, our true and lawful attorneys with full power to either of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ameris Bancorp to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edwin W. Hortman, Jr.	President, Chief Executive Officer and	December 4, 2015
Edwin W. Hortman, Jr.	Director (Principal Executive Officer)

/s/ Dennis J. Zember Jr.	Executive Vice President and Chief	December 4, 2015
Dennis J. Zember Jr.	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ William I. Bowen, Jr.	Director	December 4, 2015
William I. Bowen, Jr.

/s/ R. Dale Ezzell	Director	December 4, 2015
R. Dale Ezzell

/s/ Leo J. Hill	Director	December 4, 2015
Leo J. Hill

/s/ Daniel B. Jeter	Director	December 4, 2015
Daniel B. Jeter

/s/ Robert P. Lynch	Director	December 4, 2015
Robert P. Lynch

/s/ William H. Stern	Director	December 4, 2015
William H. Stern

/s/ Jimmy D. Veal	Director	December 4, 2015
Jimmy D. Veal

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of September 30, 2015, by and between Ameris Bancorp and Jacksonville Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus included in this Registration Statement).†

3.1	Articles of Incorporation of Ameris Bancorp, as amended (incorporated by reference to Exhibit 2.1 to Ameris Bancorp’s Regulation A Offering Statement on Form 1-A filed August 14, 1987).

3.2	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 26, 1999).

3.3	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 31, 2003).

3.4	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on December 1, 2005).

3.5	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on November 21, 2008).

3.6	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on June 1, 2011).

3.7	Amended and Restated Bylaws of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on March 14, 2005).

4.1	See Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 for provisions of the Articles of Incorporation of Ameris Bancorp, as amended, and the Amended and Restated Bylaws of Ameris Bancorp, which define the rights of security holders.

4.2	Indenture between Ameris Bancorp and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.3	Floating Rate Junior Subordinated Deferrable Interest Debenture dated September 20, 2006 issued to Ameris Statutory Trust I (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1 to Ameris Bancorp’s Registration Statement on Form 8-A filed with the SEC on September 2, 1987).

4.5	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and U.S. Bank National Association dated as of March 26, 2003 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.6	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.7	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2033 (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.8	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Deutsche Bank Trust Company Americas dated as of June 24, 2004 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.9	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.10	Form of Floating Rate Junior Subordinated Deferrable Interest Note Due 2034 (incorporated by reference to Exhibit 4.8 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.11	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of January 31, 2006 (incorporated by reference to Exhibit 4.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.12	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (pertaining to Indenture dated as of January 31, 2006) (incorporated by reference to Exhibit 4.10 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.13	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to Exhibit 4.11 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.14	Indenture between Ameris Bank (as successor to Prosperity Bank) and Wilmington Trust Company dated as of May 11, 2006 (incorporated by reference to Exhibit 4.12 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.15	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bank, Prosperity Bank and Wilmington Trust Company (pertaining to Indenture dated as of May 11, 2006) (incorporated by reference to Exhibit 4.13 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.16	Form of Floating Rate Junior Subordinated Debenture Due 2016 (incorporated by reference to Exhibit 4.14 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.17	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of June 30, 2006 (incorporated by reference to Exhibit 4.15 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.18	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bank, The Prosperity Banking Company and Wilmington Trust Company (pertaining to Indenture dated as of June 30, 2006) (incorporated by reference to Exhibit 4.16 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.19	Form of Floating Rate Junior Subordinated Debenture Due 2016 (incorporated by reference to Exhibit 4.17 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.20	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of September 20, 2007 (incorporated by reference to Exhibit 4.18 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.21	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (incorporated by reference to Exhibit 4.19 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.22	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Denture Due 2037 (incorporated by reference to Exhibit 4.20 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.23	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and Wells Fargo Bank, National Association dated as of August 27, 2003 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.24	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp and Wells Fargo Bank, National Association (pertaining to Indenture dated as of August 27, 2003) (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.25	Form of Junior Subordinated Debt Security Due 2033 (included as Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.26	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and U.S. Bank National Association dated as of December 14, 2005 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.27	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp, Coastal Bankshares, Inc. and U.S. Bank National Association (pertaining to Indenture dated as of December 14, 2005) (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.28	Form of Junior Subordinated Debt Security Due 2035 (included as Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.29	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 17, 2005 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.30	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.31	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2035 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.32	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 30, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.33	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).

4.34	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on May 27, 2015).

4.35	Form of Capital Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated by reference to Exhibit 4.1 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.36	Form of Common Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated by reference to Exhibit 4.2 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.37	Form of Junior Subordinated Debt Security of Jacksonville Bancorp, Inc. (incorporated by reference to Exhibit 4.3 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.38	Indenture between Jacksonville Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, dated as of June 20, 2008 (incorporated by reference to Exhibit 10.1 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.39	Amended and Restated Declaration of Trust of Jacksonville Bancorp, Inc. Statutory Trust III by and among Jacksonville Bancorp, Inc., as sponsor, Wells Fargo Delaware Trust Company, as Delaware trustee, Wells Fargo Bank, National Association, as institutional trustee, and the administrators named therein, dated as of June 20, 2008 (incorporated by reference to Exhibit 10.2 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

4.40	Guarantee Agreement by and between Jacksonville Bancorp, Inc. and Wells Fargo Bank, National Association, as trustee, dated as of June 20, 2008 (incorporated by reference to Exhibit 10.3 of Jacksonville Bancorp, Inc.’s Current Report on Form 8-K (File No. 000-30248) filed with the SEC on July 31, 2008).

5.1	Opinion of Rogers & Hardin LLP as to the legality of securities being registered.

8.1	Opinion of Rogers & Hardin LLP as to certain tax matters.

8.2	Opinion of McGuireWoods LLP as to certain tax matters.

10.1	Voting and Support Agreement, dated as of September 30, 2015, by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and certain shareholders of Jacksonville Bancorp, Inc. (attached as Annex C to the proxy statement/prospectus included in this Registration Statement).

21.1	Schedule of Subsidiaries of Ameris Bancorp (incorporated by reference to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 16, 2015).

23.1	Consent of Crowe Horwath LLP, Ameris Bancorp’s independent registered public accounting firm.

23.2	Consent of Porter Keadle Moore, LLC, Ameris Bancorp’s independent registered public accounting firm.

23.3	Consent of Crowe Horwath LLP, Jacksonville Bancorp, Inc.’s independent registered public accounting firm.

23.4	Consent of Rogers & Hardin LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.5	Consent of McGuireWoods LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on signature page).

99.1	Form of Proxy Card to be mailed to holders of common stock of Jacksonville Bancorp, Inc.*

99.2	Form of Proxy Card to be mailed to holders of nonvoting common stock of Jacksonville Bancorp, Inc.*

99.3	Form of Election Statement to be mailed to shareholders of Jacksonville Bancorp, Inc.

99.4	Opinion of Hovde Group, LLC (attached as Annex D to the proxy statement/prospectus included in this Registration Statement).

† Certain schedules and attachments to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in such agreement. Ameris Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

* To be filed by amendment to Registration Statement.